UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
HIBBETT, INC.
(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
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☒	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2700 Milan Court
Birmingham, Alabama, 35211
June 13, 2024
Dear Stockholder:
You are cordially invited to attend a special meeting of stockholders of Hibbett, Inc. (“Hibbett” or the “Company”) to be held on July 19, 2024, at 9:00 a.m., Central Time (such meeting, including any adjournment or postponement thereof, the “Special Meeting”). The Special Meeting will be held in virtual format and conducted via a live webcast at www.virtualshareholdermeeting.com/HIBB2024.
At the Special Meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of April 23, 2024 (the “Merger Agreement”), by and among Hibbett, Genesis Holdings, Inc. (“Parent”), Steps Merger Sub, Inc., a direct, wholly owned subsidiary of Parent (“Merger Sub”) and, solely for purposes of certain provisions specified therein, JD Sports Fashion plc, the ultimate parent company of Parent and Merger Sub (“JD Sports”). Pursuant to the terms of the Merger Agreement and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Hibbett (the “Merger”) effective as of the effective time of the Merger (the “Effective Time”). As a result of the Merger, Merger Sub will cease to exist, and Hibbett will survive the Merger as a wholly owned subsidiary of Parent. You will also be asked to consider and vote on a non-binding, advisory proposal to approve compensation that will or may become payable by Hibbett to its named executive officers in connection with the Merger and a proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement or to seek a quorum if one is not initially obtained.
If the Merger contemplated by the Merger Agreement is completed, you will be entitled to receive $87.50 in cash, without interest, for each share of Hibbett’s common stock, par value $0.01 per share (“Hibbett Common Stock”), that you own, unless you have properly exercised your appraisal rights with respect to such shares.
On April 22, 2024, Hibbett’s board of directors, after considering various factors, including those described in the accompanying Proxy Statement (the “Proxy Statement”), and after consultation with Hibbett’s independent legal and financial advisors, unanimously (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, Hibbett and its stockholders, (ii) determined that it is in the best interest of Hibbett and its stockholders to enter into, and approved, adopted and declared advisable, the Merger Agreement, (iii) approved the execution and delivery by Hibbett of the Merger Agreement, the performance by Hibbett of its covenants and agreements contained in the Merger Agreement and the consummation of Merger and the other the transactions contemplated by the Merger Agreement upon the terms and subject to the conditions contained therein, (iv) directed that the approval of the adoption of the Merger Agreement be submitted to the holders of Hibbett Common Stock, and (v) subject to the terms of the Merger Agreement, resolved to recommend that the stockholders of Hibbett (“Hibbett stockholders”) approve the adoption of the Merger Agreement at the Special Meeting.
Hibbett’s board of directors unanimously recommends that you vote (i) “FOR” the proposal to adopt the Merger Agreement, thereby approving the Merger, the Merger Agreement and the transactions contemplated thereby, (ii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may be payable by Hibbett to its named executive officers in connection with the Merger and contemplated by the Merger Agreement, and (iii) “FOR” the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement or to seek a quorum if one is not initially obtained.
The enclosed Proxy Statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the Proxy Statement. The Proxy Statement also describes the actions and determinations of Hibbett’s board of directors in connection with its evaluation of the Merger Agreement and the Merger. You are encouraged to read the Proxy Statement and its annexes, including the Merger Agreement, carefully and in their entirety. You may also obtain more information about Hibbett from documents we file with the U.S. Securities and Exchange Commission (the “SEC”) from time to time.
We appreciate you taking the time to vote promptly, and encourage you to do so electronically. After reading the Proxy Statement, please vote at your earliest convenience by voting over the Internet using the Internet address on the proxy card or by voting by telephone using the toll-free number on the proxy card. If you do not have access to a touch-tone phone or the Internet, you may alternatively vote by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope. Only your last-dated proxy will be counted, and any proxy may be revoked at any time prior to its exercise at the Special Meeting. If your shares are held in street name through a broker, bank or other nominee, you are considered the beneficial owner of those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares. Without your voting instructions, because of the non-routine nature of the proposals, your broker, bank or other nominee may not vote your shares with respect to any of the proposals. We encourage you to instruct your broker, bank or other nominee to vote your shares “FOR” all of the proposals set forth in the Proxy Statement by following the directions on the enclosed voting instruction form to provide your instructions over the Internet, by telephone or by signing, dating and returning the voting instruction form in the postage-paid envelope provided. Again, we encourage you to vote electronically.
Your vote is very important, regardless of the number of shares that you own. We cannot consummate the Merger unless the proposal to adopt the Merger Agreement is approved by the affirmative vote of a majority of the outstanding shares of Hibbett Common Stock entitled to vote thereon. In addition, the Merger Agreement makes the approval by Hibbett stockholders of the proposal to adopt the Merger Agreement a condition to the parties’ obligations to consummate the Merger. The failure of any stockholder to grant a proxy electronically over the Internet or by telephone, to submit a signed proxy card, or to vote at the Special Meeting will have the same effect as a vote against the proposal to adopt the Merger Agreement, and will not have any effect on the proposal to approve compensation that will or may become payable by Hibbett to its named executive officers in connection with the Merger or the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate. Further, such stockholder’s shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the Special Meeting. Because the proposals presented to stockholders will be considered non-discretionary, there will not be any broker non-votes at the Special Meeting. Broker non-votes will not be considered present for the purposes of establishing a quorum and will not count as votes cast at the Special Meeting, and otherwise will have no effect on a particular proposal.
If you have any questions about the Proxy Statement, the Special Meeting, the Merger Agreement or the Merger or need assistance with voting procedures, please contact MacKenzie Partners, Inc., our proxy solicitor, by calling +1 (800) 322-2885 (toll-free).
On behalf of Hibbett’s board of directors, I thank you for your support and appreciate your consideration of this matter.
Sincerely,

/s/ Anthony F. Crudele
Anthony F. Crudele
Chairman
Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the Merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.
The Proxy Statement is dated June 13, 2024 and, together with the enclosed form of proxy card, is first being mailed to Hibbett stockholders on or about June 14, 2024.

2700 Milan Court
Birmingham, Alabama, 35211
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
YOUR VOTE IS VERY IMPORTANT.
PLEASE VOTE YOUR SHARES PROMPTLY.
A special meeting of stockholders of Hibbett, Inc., a Delaware corporation (“Hibbett” or the “Company’), will be held on July 19, 2024, at 9:00 a.m., Central Time (such meeting, including any adjournment or postponement thereof, the “Special Meeting”). The Special Meeting will be held in virtual format and conducted via a live webcast at www.virtualshareholdermeeting.com/HIBB2024.
The Special Meeting will be held for the following purposes:
1.
to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of April 23, 2024, by and among Hibbett, Genesis Holdings, Inc. (“Parent”), Steps Merger Sub, Inc., a direct, wholly owned subsidiary of Parent (“Merger Sub”) and, solely for purposes of certain provisions specified therein, JD Sports Fashion plc, the ultimate parent company of Parent and Merger Sub (“JD Sports”) (as it may be amended from time to time, the “Merger Agreement”), a copy of which is attached as Annex A to the proxy statement (the “Proxy Statement”) accompanying this notice;

2.	to consider and vote on a non-binding, advisory proposal to approve compensation that will or may become payable by Hibbett to its named executive officers in connection with the Merger; and
3.
to consider and vote on a proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement or to seek a quorum if one is not initially obtained.

The affirmative vote of a majority of the outstanding shares of Hibbett’s common stock, par value $0.01 per share (“Hibbett Common Stock”), entitled to vote thereon is required to adopt the Merger Agreement. The affirmative vote of the holders of a majority in voting power of the Hibbett Common Stock entitled to vote thereon, which are present or represented by proxy at the Special Meeting, provided a quorum is present, is required to approve (i) by means of a non-binding, advisory vote, the proposal to approve compensation that will or may become payable by Hibbett to its named executive officers in connection with the Merger, and (ii) the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate. The failure of any stockholder of record to grant a proxy electronically over the Internet or by telephone, submit a signed proxy card, or to vote by virtual ballot at the Special Meeting will have the same effect as a vote against the proposal to adopt the Merger Agreement and will not have any effect on the proposal to approve compensation that will or may become payable by Hibbett to its named executive officers in connection with the Merger or the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate. Abstentions will be counted as votes against the proposal to adopt the Merger Agreement, the proposal to approve compensation that will or may become payable by Hibbett to its named executive officers in connection with the Merger and the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate. Because the proposals presented to stockholders will be considered non-discretionary, there will not be any broker non-votes at the Special Meeting. Broker non-votes will not be considered present for the purposes of establishing a quorum and will not count as votes cast at the Special Meeting, and otherwise will have no effect on a particular proposal.
Only Hibbett stockholders of record as of the close of business on June 3, 2024 are entitled to notice of the Special Meeting and to vote at the Special Meeting. A list of stockholders entitled to vote at the Special Meeting will be available at Hibbett’s principal executive offices located at 2700 Milan Court, Birmingham, Alabama 35211, during regular business hours for a period of no less than ten days before the Special Meeting.

Hibbett stockholders who do not vote in favor of the proposal to adopt the Merger Agreement will have the right to seek appraisal of the fair value of their shares of Hibbett Common Stock if they deliver a demand for appraisal before the vote is taken on the Merger Agreement and comply with all the requirements of Delaware law, which are summarized in the Proxy Statement accompanying this notice and reproduced in their entirety in Annex C to the accompanying Proxy Statement.
Hibbett’s board of directors (the “Board”) unanimously recommends that you vote (i) “FOR” the adoption of the Merger Agreement, (ii) “FOR” the non-binding, advisory proposal regarding compensation that will or may become payable by Hibbett to its named executive officers in connection with the Merger, and (iii) “FOR” the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement or to seek a quorum if one is not initially obtained. In considering the recommendation of the Board, Hibbett stockholders should be aware that Hibbett’s executive officers and members of the Board may have agreements and arrangements in place that provide them with interests in the Merger that may be different from, or in addition to, those of Hibbett. See the section entitled “Proposal 1: Adoption of the Merger Agreement—Interests of the Directors and Executive Officers of Hibbett in the Merger” beginning on page 70 of this Proxy Statement.
Our Notice of Special Meeting and Proxy Statement are available at www.proxyvote.com.
By order of the Board of Directors,

/s/ Elaine V. Rodgers
Elaine V. Rodgers
Corporate Secretary
June 13, 2024

IMPORTANT
Your vote is extremely important. Whether or not you plan to attend the Special Meeting and regardless of the number of shares you own, we urge you to vote promptly “FOR” each of the proposals.
If you have any questions about submitting your proxy card or otherwise require assistance, please contact:
MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, NY 10018
+1 (800) 322-2885 (TOLL-FREE)
Email: proxy@mackenziepartners.com

i

ii

SUMMARY
This summary highlights selected information from this proxy statement (this “Proxy Statement”) related to the merger (the “Merger”) of Steps Merger Sub, Inc., (“Merger Sub”) with and into Hibbett, Inc. (“Hibbett” or the “Company”) and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should read carefully this entire Proxy Statement, the annexes to this Proxy Statement and the documents we refer to in this Proxy Statement. You may obtain the information incorporated by reference in this Proxy Statement without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 117 of this Proxy Statement. The Merger Agreement (as defined below) is attached as Annex A to this Proxy Statement. You are encouraged to read the Merger Agreement, which is the legal document that governs the Merger.
Except as otherwise specifically noted in this Proxy Statement, “Hibbett,” the “Company,” “we,” “our,” “us” and similar words in this Proxy Statement refer to Hibbett, Inc., including, in certain cases, our subsidiaries. Throughout this Proxy Statement we refer to Genesis Holdings, Inc., as “Parent,” Steps Merger Sub, Inc., as “Merger Sub” and JD Sports Fashion plc, the ultimate parent company of Parent and Merger Sub, as “JD Sports” or “Ultimate Parent.” In addition, throughout this Proxy Statement we refer to the Agreement and Plan of Merger, dated as of April 23, 2024, as it may be amended from time to time, by and among Hibbett, Parent, Merger Sub and, solely for purposes of certain provisions specified therein, JD Sports as the “Merger Agreement.”
The Special Meeting
Date, Time and Place
The special meeting of Hibbett stockholders (the “Special Meeting”) will be held on July 19, 2024 at 9:00 a.m., Central Time, unless the meeting is adjourned or postponed. The Special Meeting will be held in virtual format and conducted via a live webcast at www.virtualshareholdermeeting.com/HIBB2024.
Record Date; Shares Entitled to Vote
You are entitled to vote at the Special Meeting if you owned shares of common stock, par value $0.01 per share, of the Company (“Hibbett Common Stock”), at the close of business on June 3, 2024, the record date for the Special Meeting (the “Record Date”). You will have one vote at the Special Meeting for each share of Hibbett Common Stock you owned at the close of business on the Record Date.
Purpose
At the Special Meeting, we will ask Hibbett stockholders of record as of the Record Date to vote on proposals (i) to adopt the Merger Agreement, (ii) to approve, by non-binding, advisory vote, compensation that will or may become payable by Hibbett to its named executive officers in connection with the Merger, and (iii) to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement or to seek a quorum if one is not initially obtained (collectively, the “Special Meeting Proposals”).
Quorum
The holders of a majority of voting power of all issued and outstanding Hibbett Common Stock entitled to vote at the Special Meeting, present or represented by proxy, constitutes a quorum for the transaction of business at the Special Meeting. As of the close of business on the Record Date, there were 11,948,003 shares of Hibbett Common Stock issued and outstanding and entitled to vote. 5,974,002 shares must be present or represented by proxy at the Special Meeting to have a quorum.
Required Vote
The affirmative vote of a majority of outstanding shares of Hibbett Common Stock entitled to vote thereon is required to adopt the Merger Agreement. The affirmative vote of the holders of a majority in voting power of the Hibbett Common Stock entitled to vote thereon, which are present or represented by proxy, at the Special Meeting, provided a quorum is present, is required to approve (i) by means of a non-binding, advisory vote, the proposal to approve compensation that will or may become payable by Hibbett to its named executive officers in connection with the Merger and (ii) the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement or to seek a quorum if one is not initially obtained. This means that the proposal to adopt the Merger Agreement will be approved if the number of shares voted “FOR” such proposal is greater than 50% of the total number of shares of Hibbett Common Stock entitled to vote at the Special Meeting. Abstentions will have the same effect as votes against the proposal to adopt the Merger Agreement, the proposal to approve compensation that will or may become payable by Hibbett to its named executive officers in connection with the Merger, and the proposal to approve the adjournment from time to time of the Special Meeting, if necessary or appropriate. Because all three proposals presented to stockholders will be considered non-discretionary, there will not be any broker non-votes at the Special Meeting. Broker non-votes will not be considered present for the purposes of establishing a quorum and will not count as votes cast at the Special Meeting, and otherwise will have no effect on a particular proposal.
Share Ownership of Hibbett’s Directors and Executive Officers
As of June 3, 2024, the Record Date, Hibbett’s directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 384,985 shares of Hibbett Common Stock, representing approximately 3.2% of the outstanding shares of Hibbett Common Stock. Hibbett’s directors and executive officers have informed Hibbett that they currently intend to vote all of their shares of Hibbett Common Stock “FOR” the adoption of the Merger Agreement, “FOR” the non-binding, advisory proposal regarding compensation that will or may become payable by Hibbett to its named executive officers in connection with the Merger, and “FOR” the proposal to approve the adjournment from time to time of the Special Meeting, if necessary or appropriate.
How You Can Vote
You may cast your shares in any of four ways: (i) by voting over the Internet using the website indicated on the enclosed proxy card; (ii) by telephone using the toll-free number on the enclosed proxy card; (iii) by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided; and (iv) by attending the Special Meeting in a virtual format and voting by virtual ballot.
If your shares of Hibbett Common Stock are held in a street name and you do not instruct your broker, bank or other nominee how to vote your shares, then, because the Special Meeting Proposals are “non-routine matters,” your broker, bank or other nominee would not have discretionary authority to vote your shares on the Special Meeting Proposals. If your shares of Hibbett Common Stock are held in street name, your broker, bank or other nominee has enclosed a voting instruction form with this Proxy Statement. We encourage you to authorize your broker, bank or other nominee to vote your shares “FOR” each of the Special Meeting Proposals by following the instructions provided on the voting instruction form.
YOUR VOTE IS VERY IMPORTANT. We encourage all stockholders to vote electronically. Please submit your proxy via the Internet or by telephone by following the instructions on the enclosed proxy card. If you do not have access to a touch-tone phone or the Internet, you may alternatively vote by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided—even if you plan to attend the Special Meeting. If you properly and timely submit your proxy, the individuals named as your proxy holders will vote your shares as you have directed.
All shares entitled to vote and represented by properly submitted proxies (including those submitted via the Internet, by telephone and by mail) received before the polls are closed at the Special Meeting, and not revoked or superseded, will be voted at the Special Meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a proxy card, such shares will be voted by the proxy holders named on the enclosed proxy card according to the recommendation of Hibbett’s board of directors (the “Board”) “FOR” each of the Special Meeting Proposals.
Parties Involved in the Merger
Hibbett, Inc.
Hibbett, headquartered in Birmingham, Alabama, is a leading athletic-inspired fashion retailer with 1,169 Hibbett, City Gear and Sports Additions specialty stores located in 36 states nationwide as of May 4, 2024. Hibbett has a rich history of convenient locations, personalized customer service and access to coveted footwear, apparel and equipment from top brands like Nike, Jordan, New Balance and Adidas.

Hibbett Common Stock is currently listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “HIBB.”
Genesis Holdings, Inc.
Parent is an Indiana corporation and a subsidiary of JD Sports. Parent serves as a holding company through which JD Sports owns certain of its businesses that conduct operations in the United States, including Finish Line, Shoe Palace and DTLR.
Steps Merger Sub, Inc.
Merger Sub is a Delaware corporation and a wholly owned subsidiary of Parent, formed on April 15, 2024 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Merger. Merger Sub has not conducted any business operations except in furtherance of this purpose and activities incident to its formation. Upon the consummation of the Merger, Merger Sub will cease to exist.
JD Sports Fashion plc
JD Sports is a company incorporated in England and Wales. It is a leading global omni-channel retailer of sports fashion brands. JD Sports provides customers with the latest exclusive products from its strategic partnerships with the most-loved premium brands–including Nike, Adidas and The North Face. The vision of JD Sports is to inspire the emerging generation of consumers through a connection to the universal culture of sport, music and fashion. JD Sports focuses on four strategic pillars: global expansion focused on the JD Sports brand first; leveraging complementary concepts; moving beyond physical retail by creating a lifestyle ecosystem of relevant products and services; and doing the best for its people, partners and communities.
JD Sports is a constituent of the FTSE 100 index and had 3,313 stores worldwide as of March 2, 2024.
JD Sports has entered into the Merger Agreement solely for purposes of certain provisions specified therein.
Effects of the Merger
The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware (“DGCL”), at the time at which the Merger will become effective (the “Effective Time,” and the date on which the Effective Time actually occurs, the “Effective Date” or the “Closing Date”), Merger Sub will be merged with and into Hibbett, whereupon the separate existence of Merger Sub will cease, and Hibbett will continue as the surviving corporation (the “Surviving Corporation”) and will continue to be governed by the laws of Delaware. As a result of the Merger, the Surviving Corporation will become a direct, wholly owned subsidiary of Parent and Hibbett Common Stock will no longer be publicly traded. In addition, Hibbett Common Stock will be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in each case, in accordance with applicable laws, rules and regulations, and Hibbett will no longer file periodic reports with the U.S. Securities and Exchange Commission (the “SEC”) on account of Hibbett Common Stock. If the Merger is consummated, you will not own any shares of capital stock of the Surviving Corporation.
The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, or on such later date and time as Hibbett and Parent may agree and specify in the certificate of merger.
Effect on Hibbett if the Merger Is Not Consummated
If the Merger Agreement is not adopted by Hibbett stockholders or if the Merger is not consummated for any other reason, Hibbett stockholders will not receive any payment for their shares of Hibbett Common Stock. Instead, Hibbett will remain an independent public company, Hibbett Common Stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and we will continue to file periodic reports with the SEC on account of Hibbett Common Stock. Under certain specified circumstances, Hibbett may be required to pay Parent a termination fee of $35,200,000 (the “Company Termination Fee”), or, under certain other specified circumstances, Hibbett may be entitled to receive a reverse termination fee of $53,500,000 from Parent (the “Parent Termination Fee”), in each case upon the termination of the Merger Agreement, as described in the section entitled “Terms of the Merger Agreement—Termination Fees” beginning on page 103 of this Proxy Statement.

Transaction Consideration
Upon consummation of the Merger, at the Effective Time, each share of Hibbett Common Stock issued and outstanding immediately prior to the Effective Time (other than any (i) shares of Hibbett Common Stock (A) held in the treasury of Hibbett or (B) owned by any direct or indirect wholly owned subsidiary of Hibbett, JD Sports or any direct or indirect wholly owned subsidiary of JD Sports (including Parent and Merger Sub) (such shares described in the foregoing clauses (A) and (B), the “Cancelled Shares”) and (ii) held by a stockholder who has not voted in favor of the adoption of the Merger Agreement and who has complied with all of the provisions of the DGCL concerning the right of holders of shares of Hibbett Common Stock to demand appraisal of their shares (such shares, the “Dissenting Shares”)) will be automatically converted into the right to receive $87.50 in cash, without interest (the “Transaction Consideration”).
Recommendation of the Board and Reasons for the Merger
On April 22, 2024 the Board, after considering various factors, including those described in the section entitled “Proposal 1: Adoption of the Merger Agreement—Recommendation of the Board and Reasons for the Merger” beginning on page 55 of this Proxy Statement, and after consultation with Hibbett’s independent legal and financial advisors, unanimously (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, Hibbett and its stockholders, (ii) determined that it is in the best interests of Hibbett and its stockholders to enter into, and approved, adopted and declared advisable, the Merger Agreement, (iii) approved the execution and delivery by Hibbett of the Merger Agreement, the performance by Hibbett of its covenants and agreements contained in the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement upon the terms and subject to the conditions contained therein, (iv) directed that the approval of the adoption of the Merger Agreement be submitted to the holders of Hibbett Common Stock, and (v) subject to the terms of the Merger Agreement, resolved to recommend that the Hibbett stockholders approve the adoption of the Merger Agreement at the Special Meeting.
The Board unanimously recommends that you vote (i) “FOR” the proposal to approve the adoption of the Merger Agreement, and the transactions contemplated by the Merger Agreement, including the Merger; (ii) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable by Hibbett to its named executive officers in connection with the Merger, and (iii) “FOR” the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement or to seek a quorum if one is not initially obtained.
Opinion of Hibbett’s Financial Advisor
In connection with the Merger, the Board received a written opinion, dated April 22, 2024, from Hibbett’s independent financial advisor, Solomon Partners Securities, LLC (“Solomon Partners”), as to the fairness, from a financial point of view and as of the date of such opinion and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, of Transaction Consideration to be paid to the holders (other than the holders of Cancelled Shares and Dissenting Shares, together with affiliates of Parent and affiliates of JD Sports (collectively, the “Excluded Holders”)) of shares of Hibbett Common Stock, pursuant to the Merger Agreement. The full text of Solomon Partners’ written opinion, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this Proxy Statement as Annex B, and see the section entitled “Proposal 1: Adoption of the Merger Agreement–Opinion of Hibbett’s Financial Advisor” beginning on page 61 of this Proxy Statement. Solomon Partners provided its opinion for the information and assistance of the Board in connection with its consideration of the Merger. The opinion does not constitute a recommendation to any holder of shares of Hibbett Common Stock as to how any such holder should vote with respect to the Merger or act on any matter relating to the Merger or any other matter.

Interests of the Directors and Executive Officers of Hibbett in the Merger
When considering the recommendation of the Board that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that Hibbett’s directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. The Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in evaluating and negotiating the Merger Agreement, in approving the Merger Agreement and the Merger and in recommending that the Merger Agreement be adopted by Hibbett stockholders. These interests include the following:
•
the accelerated vesting of (i) all unvested Company Options (as defined in the section entitled “Summary—Treatment of Hibbett Equity Awards beginning on page 5 of this Proxy Statement”), (ii) certain Company PSU Awards (as defined in the section entitled “Summary—Treatment of Hibbett Equity Awards” beginning on page 5 of this Proxy Statement), (iii) certain Company RSU Awards (as defined in the section entitled “Summary—Treatment of Hibbett Equity Awards” beginning on page 5 of this Proxy Statement) and (iv) all Company DSU Awards (as defined in the section entitled “Summary—Treatment of Hibbett Equity Awards” beginning on page 5 of this Proxy Statement), into the right to receive Transaction Consideration;

•
the eligibility of each of Hibbett’s executive officers to receive enhanced severance payments and benefits under their Change in Control Agreements (as defined in the section entitled “Proposal 1: Adoption of the Merger Agreement—Interests of the Directors and Executive Officers of Hibbett in the Merger” beginning on page 70 of this Proxy Statement) and under the Longo Employment Agreement (as defined in the section entitled “Agreements with Hibbett Executive Officers” beginning on page 73 of this Proxy Statement) with respect to Mr. Longo, if such officer’s employment is terminated by Hibbett without cause or if such officer resigns his or her employment for good reason, in each case, during the period beginning six months prior to the consummation of the Merger and ending on the second anniversary of the consummation of the Merger;

•
two of Hibbett’s executive officers have entered into compensatory arrangements with Parent simultaneously with the signing of the Merger Agreement and the possibility that additional Hibbett executive officers will enter into compensatory arrangements with Parent or its affiliates prior to or following the closing of the Merger; and

•	continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation.
See the section entitled “Proposal 1: Adoption of the Merger Agreement—Interests of the Directors and Executive Officers of Hibbett in the Merger” beginning on page 70 of this Proxy Statement for a more detailed description of these interests. If the proposal to adopt the Merger Agreement is approved by Hibbett stockholders, the shares of Hibbett Common Stock held by Hibbett’s directors and executive officers will be treated in the same manner as outstanding shares of Hibbett Common Stock held by all other Hibbett stockholders entitled to receive the Transaction Consideration.
Treatment of Hibbett Equity Awards
The Merger Agreement provides that Hibbett’s equity awards that are outstanding immediately prior to the Effective Time will be subject to the following treatment (unless otherwise mutually agreed by Parent and the applicable holder thereof) as of the Effective Time:
Company Options
If the Merger is completed, each option to purchase shares of Hibbett Common Stock (any such option, a “Company Option”) that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will be cancelled by virtue of the Merger without any action on the part of the holder thereof and will entitle the holder to receive, on or before the later of (A) five (5) business days following the Effective Time and (B) the Surviving Corporation’s first payroll date after the Effective Time, an amount in cash, without interest and subject to applicable withholding taxes, from the Surviving Corporation with respect thereto equal to the product of (1) the number of shares of Hibbett Common Stock subject to such Company Option as of immediately prior to the Effective Time and (2) the excess, if any, of the Transaction Consideration over the exercise price per share of Hibbett Common Stock subject to such Company Option as of immediately prior to the Effective Time. Any Company Option with an exercise price per share of Hibbett Common Stock equal to or in excess of the Transaction Consideration will be cancelled and have no further force or effect by virtue of the Merger without any action on the part of the holder thereof and without any payment to the holder thereof.
Company PSU Awards
If the Merger is completed, each performance stock unit award (any such unit, a “Company PSU Award”), that was granted on or after January 1, 2023 to an employee of the Company or its subsidiaries who is not a party to a Change in Control Agreement (any such Company PSU Award, a “Specified Company PSU Award”), that is outstanding as of immediately prior to the Effective Time will be cancelled by virtue of the Merger without any action on the part of any holder or beneficiary thereof and will entitle the holder to receive an unvested amount in cash, without interest and subject to applicable withholding taxes, from the Surviving Corporation with respect thereto equal to the product of (1) the number of shares of Hibbett Common Stock that would have vested pursuant to the terms of such Specified Company PSU Award, assuming that any performance based vesting conditions applicable to such Specified Company PSU Award for any performance period that has not been completed as of the Effective Time are achieved at target performance levels, and (2) the Transaction Consideration, vesting, subject to the continued service of the former holder of such Specified Company PSU Award with Parent and its affiliates (including the Surviving Corporation), on the same time-based vesting schedule and otherwise on substantially the same terms as the corresponding Specified Company PSU Award (as provided for in the Hibbett, Inc. Amended and Restated 2015 Equity Incentive Plan (the “2015 Equity Incentive Plan”) and the underlying award agreements, in each case as in effect as of April 23, 2024, the terms of which will survive the closing of the Merger with respect to such Specified Company PSU Award), except for any performance-vesting conditions and as otherwise provided for in the Merger Agreement. Each portion of such cash amount that vests will be payable on or before the later of (A) five (5) business days following such vesting date and (B) the Surviving Corporation’s first payroll date following such vesting date(s).
If the Merger is completed, each Company PSU Award that is not a Specified Company PSU Award (any such Company PSU Award, a “Cashed-Out Company PSU Award”) that is outstanding as of immediately prior to the Effective Time, will automatically become fully vested (if not already fully vested) and will be cancelled by virtue of the Merger without any action on the part of any holder or beneficiary thereof and will entitle the holder to receive, on or before the later of (A) five (5) business days following the Effective Time and (B) the Surviving Corporation’s first payroll date after the Effective Time, an amount in cash, without interest and subject to applicable withholding taxes, from the Surviving Corporation with respect thereto equal to the product of (1) the number of shares of Hibbett Common Stock that would have vested pursuant to the terms of such Cashed-Out Company PSU Award, assuming that any performance based vesting conditions applicable to such Cashed-Out Company PSU Award for any performance period that has not been completed as of the Effective Time are achieved at target performance levels, and (2) the Transaction Consideration.
Company RSU Awards
If the Merger is completed, each restricted stock unit award (any such unit, a “Company RSU Award”), that was granted on or after January 1, 2023 to an employee of the Company or its subsidiaries who is not a party to a Change in Control Agreement (any such Company RSU Award, a “Specified Company RSU Award”) that is outstanding as of immediately prior to the Effective Time will be cancelled by virtue of the Merger without any action on the part of any holder or beneficiary thereof and will entitle the holder to receive an unvested amount in cash, without interest and subject to applicable withholding taxes, from the Surviving Corporation with respect thereto equal to the product of (1) the number of shares of Hibbett Common Stock then underlying such Specified Company RSU Award as of immediately prior to the Effective Time and (2) the Transaction Consideration, vesting, subject to the continued service of the former holder of such Specified Company RSU Award with Parent and its affiliates (including the Surviving Corporation), on the same time-based vesting schedule and otherwise on substantially the same terms as the corresponding Specified Company RSU Award (as provided for in the 2015 Equity Incentive Plan and the underlying award agreements, in each case as in effect as of April 23, 2024, the terms of which will survive the closing of the Merger with respect to such Specified Company RSU Award), except as otherwise provided for in the Merger Agreement. Each portion of such cash amount that vests will be payable on or before the later of (A) five (5) business days following such vesting date and (B) the Surviving Corporation’s first payroll date following such vesting date(s).
If the Merger is completed, each Company RSU Award that is not a Specified Company RSU Award (any such Company RSU Award, a “Cashed-Out Company RSU Award”) that is outstanding as of immediately prior to the

Effective Time will automatically become fully vested (if not already fully vested) and will be cancelled by virtue of the Merger without any action on the part of any holder or beneficiary thereof and will entitle the holder to receive, on or before the later of (A) five (5) business days following the Effective Time and (B) the Surviving Corporation’s first payroll date after the Effective Time, an amount in cash, without interest and subject to applicable withholding taxes, from the Surviving Corporation with respect thereto equal to the product of (1) the number of shares of Hibbett Common Stock then underlying such Cashed-Out Company RSU Award as of immediately prior to the Effective Time and (2) the Transaction Consideration.
Company DSU Awards
If the Merger is completed, each share of Hibbett Common Stock credited to any Deferred Stock Account (as defined in the Hibbett, Inc. 2015 Director Deferred Compensation Plan) (each such credited share, a “Company DSU Award”) that is outstanding as of immediately prior to the Effective Time will automatically become fully vested (if not already fully vested) and will be cancelled by virtue of the Merger without any action on the part of any holder or beneficiary thereof and will entitle the holder to receive, on or before the later of (A) five (5) business days following the Effective Time and (B) the Surviving Corporation’s first payroll date after the Effective Time, an amount in cash, without interest and subject to applicable withholding taxes, from the Surviving Corporation with respect thereto equal to the product of (1) the number of shares of Hibbett Common Stock then underlying such Company DSU Award as of immediately prior to the Effective Time and (2) the Transaction Consideration.
Employee Stock Purchase Plan
Prior to the Effective Time, (i) participation in the Hibbett, Inc. 2015 Employee Stock Purchase Plan (the “ESPP”) will be limited to those employees of Hibbett and its subsidiaries who were participating in the ESPP as of April 23, 2024, (ii) the offering under the ESPP in effect as of April 23, 2024 will be the final offering under the ESPP and no offering will commence on or after April 23, 2024, (iii) all further payroll deductions under the ESPP will cease effective as of the conclusion of the final offering; (iv) each purchase right under the ESPP outstanding as of April 23, 2024 will automatically be exercised no later than the earlier to occur of (A) the Offering Termination Date (as defined in the ESPP) and (B) the second business day prior to the Closing Date (such earlier date, the “Final Exercise Date”), (v) each ESPP participant’s accumulated contributions under the ESPP will be used to purchase whole shares of Hibbett Common Stock in accordance with the terms of the ESPP as of the Final Exercise Date, which shares of Hibbett Common Stock will at the Effective Time be automatically converted into the right to receive the Transaction Consideration, and (vi) the ESPP will terminate effective as of immediately prior to (and subject to the occurrence of) the Effective Time, but subsequent to the exercise of purchase rights on the Final Exercise Date (in accordance with the terms of the ESPP). At the Effective Time, any funds credited as of such date under the ESPP that are not used to purchase shares of Hibbett Common Stock on the Final Exercise Date within the associated accumulated payroll withholding account for each participant under the ESPP will be refunded to the applicable participant in accordance with the terms of the ESPP.
Financing of the Merger
The Merger is not conditioned on any financing arrangements or contingencies. Parent and Merger Sub have represented in the Merger Agreement that Parent and Merger Sub will have sufficient cash at the Effective Time to pay the aggregate Transaction Consideration. Parent and Merger Sub intend to finance the Merger through a combination of existing cash resources and the proceeds from an extension to existing bank facilities of JD Sports. If such financing has not been obtained, Parent and Merger Sub will each continue to be obligated to consummate the Merger, subject to satisfaction or waiver of the closing conditions set forth in the Merger Agreement.
U.S. Federal Income Tax Consequences of the Merger
For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined in the section entitled “Proposal 1: Adoption of the Merger Agreement—U.S. Federal Income Tax Consequences of the Merger” beginning on page 76 of this Proxy Statement) in exchange for such U.S. Holder’s shares of Hibbett Common Stock pursuant to the Merger will be a taxable transaction and generally will result in the recognition of gain or loss by such U.S. Holder in an amount equal to the difference, if any, between the amount of cash such U.S. Holder receives with respect to such shares in the Merger and such U.S. Holder’s adjusted U.S. federal income tax basis in such shares.

For a Non-U.S. Holder (as defined in the section entitled “Proposal 1: Adoption of the Merger Agreement—U.S. Federal Income Tax Consequences of the Merger” beginning on page 76 of this Proxy Statement), the Merger generally will not result in U.S. federal income tax consequences unless such Non-U.S. Holder has certain connections with the United States, but such Non-U.S. Holder may be subject to U.S. backup withholding unless such Non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from U.S. backup withholding.
For a more detailed description of the U.S. federal income tax consequences of the Merger, see the section entitled “Proposal 1: Adoption of the Merger Agreement—U.S. Federal Income Tax Consequences of the Merger” beginning on page 76 of this Proxy Statement.
Holders of Hibbett Common Stock should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.
Regulatory Approvals Required for the Merger
Under the Merger Agreement, the Merger cannot be consummated until the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated. Hibbett and the Pentland Group, the majority shareholder of JD Sports, made the filings required by the HSR Act on May 8, 2024. The applicable waiting period under the HSR Act expired at 11:59 p.m. Eastern Time on June 7, 2024.
Legal Proceedings Regarding the Merger
As of the date of this Proxy Statement, there are no pending lawsuits challenging the Merger. However, potential plaintiffs may file lawsuits challenging the Merger. The outcome of any future litigation is uncertain. Such litigation, if not resolved, could prevent or delay consummation of the Merger and result in substantial costs to Hibbett, including any costs associated with the indemnification of directors and officers. One of the conditions to the consummation of the Merger is that no order, judgment, or injunction, whether temporary, preliminary or permanent, by any court or other tribunal of competent jurisdiction will have been entered and will continue to be in effect that restrains, enjoins, prevents, prohibits or makes illegal the consummation of the Merger. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the Merger on the agreed-upon terms, then such injunction may prevent the Merger from being consummated, or from being consummated within the expected time frame.
Restrictions on Solicitations of Other Offers
For purposes of this Proxy Statement, each of “Company Takeover Proposal” and “Company Superior Proposal” is defined in the section entitled “Terms of the Merger Agreement—Restrictions on Solicitations of Other Offers” beginning on page 90 of this Proxy Statement.
In the Merger Agreement, Hibbett agreed that, subject to certain exceptions, Hibbett will not, and will cause its subsidiaries and its and their respective directors and officers not to, and will instruct and use its reasonable best efforts to cause its subsidiaries and other representatives not to, directly or indirectly (including through intermediaries): (i) solicit, initiate or propose the making, submission or announcement of, or knowingly encourage or knowingly facilitate the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal; (ii) conduct, engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with, or for the purpose of knowingly encouraging or knowingly facilitating, a Company Takeover Proposal; (iii) approve, adopt, endorse, declare advisable or recommend a proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal; (iv) execute or enter into any letter of intent, agreement in principle, acquisition agreement, merger agreement, joint venture agreement or similar contract (whether written, oral, binding or non-binding) with respect to a Company Takeover Proposal; or (v) grant any waiver, amendment or release of any third party under any standstill or confidentiality agreement. However, Hibbett may grant a waiver of any standstill or similar obligation of any third party with respect to Hibbett or any of its subsidiaries to allow such third party to make a Company Takeover Proposal.

Alternative Acquisition Agreements
Except as described in the following paragraph, under the terms of the Merger Agreement, none of Hibbett, its subsidiaries or any of their respective directors and officers may execute or enter into any letter of intent, agreement in principle, acquisition agreement, merger agreement, joint venture agreement or similar contract (whether written, oral, binding or non-binding) with respect to a Company Takeover Proposal (other than a confidentiality agreement).
Under the Merger Agreement, prior to, but not after, obtaining the affirmative vote of a majority of the outstanding shares of Hibbett Common Stock entitled to vote thereon (the “Hibbett Stockholder Approval”), under certain circumstances and subject to certain requirements described in the section entitled “Terms of the Merger Agreement—Alternative Acquisition Agreements” beginning on page 93 of this Proxy Statement, the Board is entitled to, with respect to a Company Superior Proposal, either or both: (1) make a Company Adverse Recommendation Change (as defined in the section entitled “Terms of the Merger Agreement—Adverse Recommendation Changes” beginning on page 93 of this Proxy Statement) or (2) terminate the Merger Agreement (subject to the payment by Hibbett of the Company Termination Fee) in order to enter into a definitive agreement for such Company Superior Proposal (in each case, if and only if, prior to taking such action, the Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, that such Company Takeover Proposal constitutes a Company Superior Proposal and that failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law). However, prior to taking either such action, (i) Hibbett must have given Parent at least four (4) business days’ prior written notice of its intention to take such action, including the terms and conditions of, the identity of the person making any such Company Superior Proposal, and an unredacted copy of the Company Superior Proposal or any proposed acquisition agreements, including any related schedules, appendices, exhibits and amendments and financing commitments relating thereto; (ii) if requested in writing by Parent, Hibbett must have negotiated in good faith with Parent during such four (4) business day period concerning any revisions to the terms of the Merger Agreement proposed by Parent; and (iii) following the end of such notice period, the Board must have determined, after consultation with its financial advisor and outside legal counsel, and giving due consideration in good faith to the revisions to the terms of the Merger Agreement to which Parent has committed in writing, that the relevant Company Takeover Proposal would nevertheless continue to constitute a Company Superior Proposal (assuming the revisions committed to by Parent in writing were to be given effect) and that the failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law.
Adverse Recommendation Changes
Except as described in the preceding section and the following paragraph, under the terms of the Merger Agreement, neither the Board nor any committee thereof may make a “Company Adverse Recommendation Change” (as defined in the section entitled “Terms of the Merger Agreement—Adverse Recommendation Changes” beginning on page 93 of this Proxy Statement).
Under the Merger Agreement, prior to, but not after, obtaining the Hibbett Stockholder Approval, under certain circumstances and subject to certain requirements described in the section entitled “Terms of the Merger Agreement—Adverse Recommendation Changes” beginning on page 93 of this Proxy Statement, other than in connection with a Company Takeover Proposal, the Board is entitled to make a Company Adverse Recommendation Change in response to an “Intervening Event” (as defined in the section entitled “Terms of the Merger Agreement—Adverse Recommendation Changes” beginning on page 93 of this Proxy Statement), if prior to taking such action, the Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law. However, before taking such action: (i) Hibbett must have given Parent at least four (4) business days’ prior written notice of its intention to take such action, specifying in reasonable detail the underlying facts giving rise to the Intervening Event and the reasons for which the Board is proposing to effect a Company Adverse Recommendation Change; (ii) if requested in writing by Parent, Hibbett must have negotiated in good faith with Parent during such four (4) business day period concerning any revisions to the terms of the Merger Agreement proposed by Parent; and (iii) following the end of such four (4) business days period, the Board must have considered in good faith any revisions to the terms of the Merger Agreement to which Parent has committed in writing, and must have determined, after consultation with its financial advisor and outside legal counsel, assuming the revisions committed to by Parent in writing were to be given effect, that the failure to make a Company Adverse Recommendation Change is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law, subject to certain requirements described in the section entitled “Terms of the Merger Agreement—Adverse Recommendation Changes” beginning on page 93 of this Proxy Statement.
Employee Benefits
Until the first anniversary of the Effective Time (the “Benefits Continuation Period”), the Surviving Corporation will provide, or cause to be provided, to each “Continuing Employee” (as defined in the section entitled “Terms of the Merger Agreement—Employee Benefits” beginning on page 94 of this Proxy Statement) (i) target compensation levels (consisting of base salary and target bonus and other incentive (including equity-based) compensation opportunities) that will not be materially less favorable in the aggregate than the compensation (consisting of base salary and target bonus and other incentive (including equity-based) compensation opportunities) provided by Hibbett or the applicable subsidiary to such Continuing Employee immediately prior to the Effective Time (provided that the forms of any such compensation (cash or equity) may differ from the forms provided prior to the Effective Time) and (ii) employee benefits with respect to each Continuing Employee that are substantially comparable in the aggregate to either, at Parent’s election, (A) the employee benefits provided by Parent and its subsidiaries (other than the Surviving Corporation) to similarly situated employees of U.S.-based subsidiaries of Parent and its subsidiaries or (B) the employee benefits provided by Hibbett or the applicable subsidiary to such Continuing Employee immediately prior to the Effective Time; provided, however, that no severance, defined benefit pension, non-qualified deferred compensation, post-retirement medical or welfare, retention, change in control or other special or non-recurring compensation or benefits provided prior to the Closing Date will be taken into account for purposes of clause (i) or (ii) above. In addition, Parent will or will cause the Surviving Corporation to provide Continuing Employees whose employment terminates during the Benefits Continuation Period with severance benefits no less favorable than the severance benefits that would have been provided in accordance with Hibbett’s past practices or the severance plans, policies or commitments applicable to such Continuing Employee immediately prior to the Effective Time, if any.
Efforts to Close the Merger
Hibbett, Parent and Merger Sub have agreed to use, and to cause their respective subsidiaries to use, their respective reasonable best efforts to take, or cause to be taken, as promptly as practicable, all actions necessary, proper or advisable to consummate the Merger as promptly as practicable and in any event by no later than January 23, 2025 (the “End Date”). Hibbett, Parent and Merger Sub have agreed not to voluntarily extend any waiting period under the HSR Act or associated with any consent of any governmental entity or enter into any agreement with any governmental entity not to consummate the Merger and the other transactions, except with the prior written consent of Hibbett, Parent or Merger Sub, as applicable. In accordance with the terms and subject to the conditions of the Merger Agreement, Parent has agreed to use, and to cause its affiliates to use, their respective reasonable best efforts (i) to contest or resist, including through pursuing litigation on the merits, any proceeding asserted or threatened by any governmental entity or any other person under antitrust laws (including pursuing all available avenues of administrative or judicial appeal) that seeks to prevent, restrain, impede, delay, enjoin, or otherwise prohibit the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, including the Merger, and (ii) to avoid entry of, or to have vacated or terminated, any order (whether temporary, preliminary or permanent) entered, issued or threatened that would prevent, restrain, impede, delay, enjoin or otherwise prohibit the consummation of the Merger or any of the other transactions prior to the End Date, or otherwise materially delaying the closing of the Merger or delaying the Effective Time beyond the End Date.

Conditions to the Closing of the Merger
The respective obligations of each party to effect the Merger will be subject to the fulfillment (or waiver by Hibbett and Parent, to the extent permissible under applicable law) at or prior to the closing of the following conditions:
•	Hibbett will have obtained the Hibbett Stockholder Approval;
•
No order, judgment, or injunction, whether temporary, preliminary or permanent, by any court or other tribunal of competent jurisdiction will have been entered and will continue to be in effect, and no law will have been adopted or be effective, in each case, that restrains, enjoins, prevents, prohibits or makes illegal the consummation of the Merger; and

•	Any waiting period (and any extensions thereof) applicable to the Merger under the HSR Act will have expired or been terminated.
The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable law, waiver by Parent at or prior to the closing of the following conditions:
•
Each of the representations and warranties of Hibbett contained in the Merger Agreement must be true and correct in all respects, without regard to any materiality or Company Material Adverse Effect (as defined in the section entitled “Terms of the Merger Agreement—Representations and Warranties” beginning on page 84 of this Proxy Statement) qualification contained therein, as of April 23, 2024 and as of the Closing Date, as though made as of the Closing Date (except to the extent such representations and warranties are expressly made as of a particular date or period, in which case such representations and warranties must be so true and correct as of such date or period), except for such failures to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that the representations and warranties of Hibbett:

○
regarding the absence of certain changes or events must be true and correct in all respects as of April 23, 2024 and as of the Closing Date, as though made as of the Closing Date (except to the extent such representations and warranties are expressly made as of a particular date or period, in which case such representations and warranties must be so true and correct as of such date or period);

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regarding its capital structure must be true and correct in all respects as of April 23, 2024 and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a particular date or period, in which case such representations and warranties must be so true and correct as of such date or period), except for any de minimis inaccuracies; and

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regarding (i) its and its subsidiaries’ existence, good standing and power and authority, (ii) its capital structure (to the extent not already addressed above), (iii) its power and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, (iv) the absence of certain conflicts or consents, (v) anti-takeover matters, (vi) brokers’ and finders’ fees, and (vii) the opinion of Hibbett’s financial advisor, in each case, that (A) are qualified by materiality or Company Material Adverse Effect qualifications must be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of April 23, 2024 and as of the Closing Date, as though made as of the Closing Date (except to the extent such representations and warranties are expressly made as of a particular date or period, in which case such representations and warranties must be so true and correct as of such date or period) and (B) are not qualified by any materiality or Company Material Adverse Effect qualifications, must be true and correct in all material respects as of April 23, 2024 and as of the Closing Date, as though made as of the Closing Date (except to the extent such representations and warranties are expressly made as of a particular date or period, in which case such representations and warranties must be so true and correct as of such date or period);

•
Hibbett must have performed and complied in all material respects with all covenants and agreements required by the Merger Agreement to be performed or complied with by Hibbett prior to the Effective Time;

•	Since April 23, 2024, there must not have occurred any Company Material Adverse Effect; and
•	Hibbett must have delivered to Parent a certificate, dated the Effective Time, certifying to the effect that the foregoing conditions have been satisfied.
The obligations of Hibbett to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable law, waiver by Hibbett at or prior to the closing of the following conditions:
•
Each of the representations and warranties of Parent and Merger Sub contained in the Merger Agreement must be true and correct in all respects, without regard to any materiality or Parent Material Adverse Effect (as defined in the section entitled “Terms of the Merger Agreement—Representations and Warranties” beginning on page 84 of this Proxy Statement) qualification contained therein, as of April 23, 2024 and as of the Closing Date, as though made as of the Closing Date (except to the extent such representations and warranties are expressly made as of a particular date or period, in which case such representations and warranties must be so true and correct as of such date or period), except for such failures to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; provided, however, that the representations and warranties of Parent and Merger Sub regarding (i) its respective due organization, existence, good standing and power and authority, (ii) its respective power and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, (iii) the absence of certain conflicts or consents and (iv) brokers’ and finders’ fees, in each case that (A) are qualified by materiality or Parent Material Adverse Effect qualifications must be true and correct in all respects as of April 23, 2024, and as of the Closing Date, as though made as of the Closing Date (except to the extent such representations and warranties are expressly made as of a particular date or period, in which case such representations and warranties must be so true and correct as of such date or period) and (B) are not qualified by any materiality or Parent Material Adverse Effect qualifications must be true and correct in all material respects (without disregarding such Parent Material Adverse Effect or other materiality qualifications) as of April 23, 2024 and as of the Closing Date, as though made as of the Closing Date without disregarding such Parent Material Adverse Effect or other materiality qualifications (except to the extent such representations and warranties are expressly made as of a particular date or period, in which case such representations and warranties must be so true and correct as of such date or period);

•
Each of Parent and Merger Sub must have performed or complied in all material respects with all agreements and covenants required to be performed by Parent or Merger Sub, as applicable, under the Merger Agreement at or prior to the closing; and

•	Hibbett must have received a certificate from an executive officer of Parent confirming the satisfaction of the foregoing conditions.
Termination of the Merger Agreement
The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (except as otherwise expressly noted), only as follows, and subject to any required authorizations of the Board or the board of directors of Merger Sub to the extent required by the DGCL, as applicable:
•	by mutual written consent of Hibbett and Parent;
•	by either Hibbett or Parent, if:
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the Hibbett Stockholder Approval is not obtained upon a vote taken thereon at the Stockholder Meeting (as defined in the section entitled “Terms of the Merger Agreement—Other Covenants—Stockholder Meeting” beginning on page 98 of this Proxy Statement) or at any adjournment or postponement thereof;

○
the closing of the Merger has not occurred by 11:59 p.m., New York City time, on the End Date; provided, however, that if as of 11:59 p.m. New York City time on January 23, 2025, any of the conditions concerning the absence of legal prohibitions (if any such order, judgment or injunction arises under or as a result of an antitrust law) or expiration of the waiting period under the HSR Act have not been satisfied, then either Hibbett or Parent may, in its respective sole discretion, elect to extend the End Date to 11:59 p.m. New York City time on April 23, 2025, in which case, such date will become the End Date for all purposes of the Merger Agreement; provided, however, that if as of 11:59 p.m. New York City time on April 23, 2025, any of the conditions concerning the absence of legal prohibitions (if any such order, judgment or injunction arises under or as a result of an antitrust law) or expiration of the waiting period under the HSR Act have not been satisfied, then either Hibbett or Parent may, in its respective sole discretion, elect to extend the End Date to 11:59 p.m. New York City time on July 23, 2025, in which case, such date will become the End Date for all purposes of the Merger Agreement, by delivering written notice to the other party no later than the then-scheduled End Date, regardless of whether such End Date (whether or not extended) is before or after the date of the receipt of the Hibbett Stockholder Approval; provided, further, that the right to terminate the Merger Agreement or extend the End Date may not be exercised by any party whose material failure to perform any covenant or obligation under the Merger Agreement has been the principal cause of, or resulted in, the failure of the closing to have occurred on or before the then-current End Date; or
○
an order by a governmental entity of competent jurisdiction has been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order has become final and nonappealable; provided, however, that this right to terminate the Merger Agreement will not be available to a party if such order (or such order becoming final and nonappealable) was due to the material breach of such party of any representation, warranty, covenant or agreement of such party set forth in the Merger Agreement.

•	by Hibbett, if:
○
Parent or Merger Sub has breached or failed to perform any of their representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would result in a failure of a condition to the obligations of Hibbett to effect the Merger (other than the requirement of an officer’s certificate) to be satisfied, and such breach or failure to perform is either not curable or is not cured by the earlier of (x) the End Date and (y) the date that is 30 days following written notice from Hibbett to Parent describing such breach or failure in reasonable detail (provided that Hibbett is not then in breach of or has failed to perform any representation, warranty, covenant or other agreement contained in the Merger Agreement such that any condition to the obligations of Parent or Merger Sub to effect the Merger (other than the requirement of an officer’s certificate or the non-occurrence of a Company Material Adverse Effect) would not be satisfied); or

○
prior to obtaining the Hibbett Stockholder Approval, in order to concurrently enter into a definitive agreement providing for a Company Superior Proposal (after compliance in all material respects with the applicable terms of the Merger Agreement); provided, that immediately prior to or concurrently with (and as a condition to) the termination of the Merger Agreement, Hibbett pays to Parent the Company Termination Fee in the manner provided in the relevant provisions of the Merger Agreement.

•	by Parent, if:
○
Hibbett has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would result in a failure of a condition to the obligations of Parent or Merger Sub to effect the Merger (other than the requirement of an officer’s certificate or the non-occurrence of a Company Material Adverse Effect) to be satisfied, and such breach or failure to perform is either not curable or is not cured by the earlier of (x) the End Date and (y) the date that is 30 days following written notice from Parent to Hibbett describing such breach or failure in reasonable detail (provided that Parent is not then in breach of or has failed to perform any representation, warranty, covenant or other agreement contained in the Merger Agreement such that any condition to the obligations of Parent or Merger Sub to effect the Merger (other than the requirement of an officer’s certificate) would not be satisfied); and

○
a Company Adverse Recommendation Change has occurred prior to obtaining the Hibbett Stockholder Approval or Hibbett has committed a willful and material breach of the covenant prohibiting solicitation of Company Takeover Proposals.

Termination Fees
If the Merger Agreement is terminated in specified circumstances, either Hibbett or Parent may be required to pay a termination fee.
Parent would be entitled to receive the Company Termination Fee from Hibbett, if:
•	the Merger Agreement is validly terminated by Hibbett to enter into a definitive agreement with respect to a Company Superior Proposal;
•
the Merger Agreement is validly terminated by Parent because (A) a Company Adverse Recommendation Change has occurred prior to obtaining the Hibbett Stockholder Approval or (B) Hibbett has committed a willful and material breach of the covenant prohibiting solicitation of Company Takeover Proposals; or

•
(A) a Company Takeover Proposal has been publicly proposed or announced by any person after April 23, 2024 and not withdrawn prior to a termination of the Merger Agreement as contemplated by its terms (and, in the case of a termination if the Hibbett Stockholder Approval has not been obtained upon a vote taken thereon at the Stockholder Meeting or at any adjournment or postponement thereof, at least one business day before such vote is taken) and thereafter the Merger Agreement is validly terminated (1) by Parent or Hibbett because the closing of the Merger has not occurred on or prior to the End Date (and, in the case of such termination, the Parent Termination Fee is not payable), (2) by Parent because of the breach of or failure to perform any representation, warranty, covenant or other agreement under the Merger Agreement by Hibbett, which breach or failure to perform would result in a failure of a condition to the obligations of Parent to effect the Merger (other than the requirement of an officer’s certificate or the non-occurrence of a Company Material Adverse Effect) to be satisfied or (3) by Parent or Hibbett if the Hibbett Stockholder Approval has not been obtained upon a vote taken thereon at the Stockholder Meeting or any adjournment or postponement thereof, and (B) at any time on or prior to the twelve-month anniversary of such termination, Hibbett or any of its subsidiaries consummates any transaction included within the definition of Company Takeover Proposal or enters into a definitive agreement with respect to any such transaction that is (1) subsequently consummated or (2) subsequently terminated before consummation but a subsequent such transaction is entered into in connection with the termination of such first transaction and such subsequent transaction is subsequently consummated (in each case, whether within such twelve-month period or thereafter); provided, that for the purposes of this provision, all references in the definition of Company Takeover Proposal to fifteen percent (15%) will instead be references to fifty percent (50%).

Hibbett would be entitled to receive the Parent Termination Fee from Parent (and such Parent Termination Fee is guaranteed by JD Sports), if the Merger Agreement is validly terminated by Hibbett or Parent:
•
because the closing of the Merger has not occurred on or prior to the End Date and, as of the time of such termination, (A) at least one of the conditions to the parties’ obligations to effect the Merger relating to the absence of legal prohibitions (if such order, judgment or injunction arises under or as a result of an antitrust law) and the expiration of applicable waiting periods under the HSR Act has not been satisfied or waived, (B) a material breach by Hibbett of the Merger Agreement has not been the proximate cause of such failure to the parties’ obligations to effect the Merger relating to the absence of legal prohibitions (if such order, judgment or injunction arises under or as a result of an antitrust law) and the expiration of applicable waiting periods under the HSR Act to be satisfied and (C) all other conditions to the obligations of Parent and Merger Sub to effect the Merger have been satisfied or (to the extent permitted by applicable law) waived (or, in the case of those conditions that by their nature are to be satisfied at or immediately prior to the closing, such conditions are capable of being satisfied if the closing were to occur); or

•
because an order by a government entity of competent jurisdiction has been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order has become final and nonappealable, and as of the time of such termination, (A) a material breach by Hibbett of the Merger Agreement has not been the proximate cause of such order and (B) all conditions to the obligations of Parent and Merger Sub to consummate the Merger regarding obtainment of the Hibbett Stockholder Approval and the absence of legal prohibitions (other than those conditions related to an order by a government entity of competent jurisdiction has been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger (if such order, judgment or injunction arises under or as a result of an antitrust law) or the expiration of applicable waiting periods under the HSR Act have been satisfied or (to the extent permitted by applicable law) waived (or, in the case of those conditions that by their nature are to be satisfied at or immediately prior to the closing, such conditions are capable of being satisfied if the closing were to occur).
Enforcement Expenses
If either Hibbett or Parent fails to pay the Company Termination Fee or Parent Termination Fee, respectively, and in order to obtain such payment, Parent or Hibbett, as applicable, commences a suit that results in a judgment against the other party for the payment of such fee, such paying party must reimburse the non-paying party for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection under and enforcement under the applicable provisions of the Merger Agreement plus interest.
Specific Performance
Each of the parties to the Merger Agreement is entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement (including the obligation of the parties to consummate the transactions contemplated by the Merger Agreement and the obligation of Parent and Merger Sub to pay, and Hibbett’s stockholders’ right to receive, the aggregate consideration payable to them pursuant to the transactions contemplated by the Merger Agreement, in each case, in accordance with the terms and subject to the conditions of the Merger Agreement), without proof of actual damages (in addition to any other remedy to which any party is entitled at law or in equity). Notwithstanding anything to the contrary in the Merger Agreement, if any party brings a proceeding to enforce specifically the performance of the terms and provisions of the Merger Agreement (other than an action to specifically enforce any provision that expressly survives termination of the Merger Agreement), the End Date will automatically be extended to (i) the twentieth (20th) business day following the resolution of such proceeding or (ii) such other time period established by the court presiding over such proceeding.
Ultimate Parent Guarantee
Ultimate Parent has absolutely, unconditionally and irrevocably guaranteed to Hibbett the due and timely payment, performance and discharge of all obligations of Parent, Merger Sub and their respective successors and permitted assigns under the Merger Agreement, including any monetary damages (including the Parent Termination Fee) to the extent recoverable in the event of termination of the Merger Agreement under circumstances allowing claims for monetary damages, in all cases, subject to and in accordance with the relevant provisions of the Merger Agreement (such guarantee, the “Ultimate Parent Guarantee”). Should Parent, Merger Sub or any of their respective successors or permitted assigns default in the timely discharge or performance of their respective obligations under the Merger Agreement, in whole or in part, Ultimate Parent will fully and punctually discharge and perform such obligations. The Ultimate Parent Guarantee will remain in full force and effect until all such obligations have been paid and performed in full.
Appraisal Rights
If the Merger is consummated, shares of Hibbett Common Stock held by Hibbett stockholders who do not vote in favor of the adoption of the Merger Agreement, who continuously hold their shares of Hibbett Common Stock through the Effective Time of the Merger and who properly demand appraisal of their shares (and who do not withdraw or otherwise lose their appraisal rights), and who otherwise comply with the procedures of Section 262 of the DGCL (“Section 262”) will not be converted into the right to receive Transaction Consideration, but the holders of such Dissenting Shares will be entitled to receive such consideration as shall be determined pursuant to Section 262. This means that such Hibbett stockholders will be entitled to have their shares of Hibbett Common Stock appraised by the Court of Chancery of the State of Delaware (the “Court of Chancery”) and to receive payment in cash of the “fair value” of the shares of Hibbett Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid upon the amount determined to be fair value, if any, as determined by the Court of Chancery. Hibbett stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 could be more than, the same as or less than the value of the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares.
To exercise your appraisal rights, you must, among other things, submit a written demand for appraisal in accordance with Section 262 to Hibbett before the vote is taken on the adoption of the Merger Agreement, you must not vote (in person or by proxy) in favor of the proposal to adopt the Merger Agreement and you must continue to hold the shares of Hibbett Common Stock of record through the Effective Time. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this Proxy Statement in the section entitled “Appraisal Rights” beginning on page 15 of this Proxy Statement, and Section 262 regarding appraisal rights is reproduced and attached as Annex C to this Proxy Statement. If you hold your shares of Hibbett Common Stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such broker, bank or other nominee.
Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the Merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

QUESTIONS AND ANSWERS
The following questions and answers are intended to address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that may be important to you as a Hibbett stockholder. You are encouraged to read carefully the more detailed information contained elsewhere in this Proxy Statement, the annexes to this Proxy Statement and the documents we refer to in this Proxy Statement. You may obtain the information incorporated by reference in this Proxy Statement without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 117 of this Proxy Statement.
Q:	Why am I receiving these materials?
A:
On April 23, 2024, Hibbett entered into the Merger Agreement providing for the Merger of Merger Sub with and into Hibbett, with Hibbett surviving the Merger as a wholly owned subsidiary of Parent. The Board is furnishing this Proxy Statement and form of proxy card to the holders of Hibbett Common Stock in connection with the solicitation of proxies in favor of the proposal to adopt the Merger Agreement and to approve the other proposals to be voted on at the Special Meeting or any adjournment or postponement thereof. This Proxy Statement includes information that we are required to provide to you under the SEC rules and is designed to assist you in voting on the matters presented at the Special Meeting. Hibbett stockholders of record as of the close of business on June 3, 2024 may attend the Special Meeting and are entitled and requested to vote on the Special Meeting Proposals.

Q:	When and where is the Special Meeting?
A:
The Special Meeting will be held on July 19, 2024 at 9:00 a.m., Central Time. The Special Meeting will be held in virtual format and conducted via a live webcast at www.virtualshareholdermeeting.com/HIBB2024.

Q:	What is the proposed Merger and what effects will it have on Hibbett?
A:
The proposed Merger is the acquisition of Hibbett by Parent through the merger of Merger Sub with and into Hibbett pursuant to the Merger Agreement. If the proposal to adopt the Merger Agreement is approved by the requisite number of shares of Hibbett Common Stock, and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into Hibbett, with Hibbett continuing as the Surviving Corporation. As a result of the Merger, Hibbett will become a direct, wholly owned subsidiary of Parent and you will no longer own shares of Hibbett Common Stock. Hibbett expects to delist its common stock from Nasdaq and de-register its common stock under the Exchange Act as soon as practicable after the Effective Time. Thereafter, Hibbett would no longer be a publicly traded company, and Hibbett will no longer file periodic reports with the SEC on account of Hibbett Common Stock.

Q:	What will I receive if the Merger is consummated?
A:
Upon the consummation of the Merger, you will be entitled to receive the Transaction Consideration of $87.50 in cash, without interest and less any applicable withholding taxes, for each share of Hibbett Common Stock that you own, unless you have properly exercised and perfected your demand for appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of Hibbett Common Stock, you will be entitled to receive $8,750.00 in cash, without interest and less any applicable withholding taxes, in exchange for your 100 shares of Hibbett Common Stock. In either case, your shares will be cancelled and you will not own nor be entitled to acquire shares in the Surviving Corporation or Parent.

Q:	Who is entitled to vote at the Special Meeting?
A:
Only stockholders of record as of the close of business on June 3, 2024 are entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournment or postponement thereof. If your shares of Hibbett Common Stock are held in street name and you do not instruct your broker, bank or other nominee how to vote your shares, then, because all of the Special Meeting Proposals are “non-routine matters,” your broker, bank or other nominee would not have discretionary authority to vote your shares on the Special Meeting Proposals. Instructions on how to vote shares held in street name are described under the question “How may I vote?” below.

Q:	How may I vote?
A:	For Hibbett stockholders of record: If you are eligible to vote at the Special Meeting and are a stockholder of record, you may cast your shares in any of four ways:
•	by voting over the Internet using the website indicated on the enclosed proxy card;
•	by telephone using the toll-free number on the enclosed proxy card;
•	by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided; or
•	by attending the Special Meeting in a virtual format and voting by virtual ballot.
For holders in street name: If your shares of Hibbett Common Stock are held in street name and you do not instruct your broker, bank or other nominee how to vote your shares, then, because all of the Special Meeting Proposals are “non-routine matters,” your broker, bank or other nominee would not have discretionary authority to vote your shares on the Special Meeting Proposals. If your shares of Hibbett Common Stock are held in street name, your broker, bank or other nominee has enclosed a voting instruction form with this Proxy Statement. We encourage you to authorize your broker, bank or other nominee to vote your shares “FOR” each of the Special Meeting Proposals by following the instructions provided on the voting instruction form.
If you submit your proxy by Internet, telephone or mail, and you do not subsequently revoke your proxy, your shares of Hibbett Common Stock will be voted in accordance with your instructions.
Even if you plan to attend the Special Meeting and vote by virtual ballot, you are encouraged to vote your shares of Hibbett Common Stock by proxy. If you are a stockholder of record or if you obtain a valid legal proxy to vote shares which you beneficially own and wish to change your vote, you may still vote your shares of Hibbett Common Stock by virtual ballot at the Special Meeting even if you have previously voted by proxy.
Q:	How many votes do I have?
A:
Each holder of Hibbett Common Stock is entitled to cast one vote on each matter properly brought before the Special Meeting for each share of Hibbett Common Stock that such holder owned as of the Record Date.

Q:	May I attend the Special Meeting and vote in person?
A:
Hibbett will hold the Special Meeting in a virtual meeting format only on the virtual meeting website. You will not be able to attend the Special Meeting physically in person. Once admitted to the Special Meeting, stockholders may vote their shares and view a list of stockholders by following the instructions available on the meeting website. To vote during the Special Meeting, you must do so by logging into www.virtualshareholdermeeting.com/HIBB2024 using the 16-digit control number included in your proxy materials.

In any case, we recommend that you submit your proxy via the Internet or by telephone by following the instructions on the enclosed proxy card, or by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided—whether or not you plan to attend the Special Meeting. If you properly and timely submit your proxy, the individuals named as your proxy holders will vote your shares as you have directed. If you attend the Special Meeting in a virtual format and vote by virtual ballot, your vote by virtual ballot will revoke any proxy previously submitted. If you hold your shares in street name, you have the right to direct your bank or broker how to vote your shares. Please follow the instructions provided by your bank or broker to ensure your vote can be counted.
Q:	What matters will be voted on at the Special Meeting?
A:	You are being asked to consider and vote on the following proposals:
•	to adopt the Merger Agreement;
•	to approve, by non-binding, advisory vote, compensation that will or may become payable by Hibbett to its named executive officers in connection with the Merger; and

•
to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement or to seek a quorum if one is not initially obtained.

Q:	How does the Transaction Consideration compare to the market price of Hibbett Common Stock prior to the announcement of the Merger?
A:
The Transaction Consideration of $87.50 per share represents a premium of approximately (i) 21% to $72.49 per share, the closing price of Hibbett Common Stock on Nasdaq on April 22, 2024, the last trading day prior to the public announcement of the execution of the Merger Agreement, and (ii) 29% to the 120-trading day volume weighted average price of Hibbett Common Stock as of the close of trading on April 22, 2024.

Q:	What do I need to do now?
A:
Hibbett encourages you to read the accompanying Proxy Statement, including all documents incorporated by reference into the accompanying Proxy Statement, and its annexes carefully and in their entirety. Then as promptly as possible, follow the instructions on the enclosed proxy card to submit your proxy electronically over the Internet or by telephone, so that your shares can be voted at the Special Meeting. We encourage all stockholders to vote electronically. Alternatively, if you do not have access to a touch-tone phone or the Internet, you may sign, date and return the enclosed proxy card in the postage-paid envelope provided. If your shares of Hibbett Common Stock are held in street name, your broker, bank or other nominee has enclosed a voting instruction form with this Proxy Statement. Please do not send your stock certificate(s) with your proxy card. See “How may I vote?” in this section of the Proxy Statement for more information.

Q:	How does the Board recommend that I vote?
A:
On April 22, 2024, the Board, after considering various factors, including those described in the section entitled “Proposal 1: Adoption of the Merger Agreement—Recommendation of the Board and Reasons for the Merger” beginning on page 55 of this Proxy Statement, and after consultation with Hibbett’s independent legal and financial advisors, unanimously (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, Hibbett and its stockholders, (ii) determined that it is in the best interests of Hibbett and its stockholders to enter into, and approved, adopted and declared advisable, the Merger Agreement, (iii) approved the execution and delivery by Hibbett of the Merger Agreement, the performance by Hibbett of its covenants and agreements contained therein and the consummation of the Merger and the other transactions contemplated by the Merger Agreement upon the terms and subject to the conditions contained therein, (iv) directed that the approval of the adoption of the Merger Agreement be submitted to the stockholders of Hibbett, and (v) resolved to recommend that the Hibbett stockholders vote in favor of the approval of the Merger, the Merger Agreement and the transactions contemplated thereby and the adoption of the Merger Agreement.

The Board unanimously recommends that you vote (i) “FOR” the proposal to approve the adoption of the Merger Agreement, and the transactions contemplated by the Merger Agreement, including the Merger; (ii) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable by Hibbett to its named executive officers in connection with the Merger, and (iii) “FOR” the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement or to seek a quorum if one is not initially obtained.
Q:	Should I send in my stock certificate(s) now?
A:
No. If you are a record holder, after the Merger is consummated, under the terms of the Merger Agreement, you will receive a letter of transmittal instructing you to send your stock certificate(s) to the Paying Agent (as defined in the section entitled “Terms of the Merger Agreement—Exchange and Payment Procedures” beginning on page 83 of this Proxy Statement) in order to receive the cash payment of the Transaction Consideration for each share of Hibbett Common Stock represented by such stock certificate(s). You should use the letter of transmittal to exchange your stock certificates for the Transaction Consideration to which you are entitled upon the consummation of the Merger. If you hold your shares in “street name,” please contact your broker, bank or other nominee for instructions as to how to effect the surrender of your shares of Hibbett Common Stock in exchange for the Transaction Consideration in accordance with the terms of the Merger Agreement. Please do not send in your stock certificates now.
Q:	If I do not know where my stock certificates are, how will I get the Transaction Consideration for my shares of Hibbett Common Stock?
A:
If the Merger is consummated, the transmittal materials you will receive after the closing of the Merger will include the procedures that you must follow if you cannot locate your stock certificate(s). This will include an affidavit that you will need to sign attesting to the loss of your stock certificates. You may also be required to post a bond as indemnity against any potential loss.

Q:	What happens if the Merger is not consummated?
A:
If the Merger Agreement is not adopted by Hibbett stockholders or if the Merger is not consummated for any other reason, Hibbett stockholders will not receive any payment for their shares of Hibbett Common Stock. Instead, Hibbett will remain an independent public company, Hibbett Common Stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act and we will continue to file periodic reports with the SEC on account of Hibbett Common Stock.

Under certain specified circumstances in which the Merger is not consummated, Hibbett may be required to pay Parent a termination fee, or under certain other specified circumstances, Hibbett may be entitled to receive a reverse termination fee from Parent, upon the termination of the Merger Agreement, as described in the sections entitled “Terms of the Merger Agreement—Termination Fees” beginning on page 103 of this Proxy Statement.
Q:	Do any of Hibbett’s directors or officers have interests in the Merger that may be in addition to or differ from those of Hibbett stockholders generally?
A:
Yes. In considering the recommendation of the Board with respect to the proposal to adopt the Merger Agreement, you should be aware that Hibbett’s directors and executive officers may have interests in the Merger different from, or in addition to, the interests of Hibbett stockholders generally. The Board was aware of and considered these interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, in approving the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by Hibbett stockholders. For a description of the interests of Hibbett’s directors and executive officers in the Merger, see the section entitled “Proposal 1: Adoption of the Merger Agreement—Interests of the Directors and Executive Officers of Hibbett in the Merger” beginning on page 70 of this Proxy Statement.

Q:
Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Hibbett’s named executive officers in connection with the Merger?

A:
Under SEC rules, we are required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger, commonly referred to as “golden parachute” compensation.

Q:	What vote is required to approve the proposals submitted to a vote at the Special Meeting?
A:
The affirmative vote of a majority of the outstanding shares of Hibbett Common Stock entitled to vote thereon is required to adopt the Merger Agreement. The affirmative vote of the holders of a majority in voting power of the Hibbett Common Stock entitled to vote thereon, which are present or represented by proxy, at the Special Meeting, provided a quorum is present, is required to approve: (i) by means of a non-binding, advisory vote, the proposal to approve compensation that will or may become payable by Hibbett to its named executive officers in connection with the Merger, and (ii) the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate. This means that the proposal to adopt the Merger Agreement will be approved if the number of shares voted “FOR” such proposal is greater than 50% of the total number of outstanding shares of Hibbett Common Stock entitled to vote at the Special Meeting. The failure of any stockholder of record to grant a proxy electronically over the Internet or by telephone, submit a signed proxy card, or to vote by virtual ballot at the virtual Special Meeting will have the same effect as a vote against the proposal to adopt the Merger Agreement and will not have any effect on the proposal to approve compensation that will or may become payable by Hibbett to its named executive officers in connection with the Merger or the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate. Abstentions will be counted as votes against the proposal to adopt the Merger Agreement, the proposal to approve compensation that will or may become payable by Hibbett to its named executive officers in connection with the Merger, and the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate. Because all of the proposals presented to stockholders will be considered non-discretionary, there will not be any broker non-votes at the Special Meeting. Broker non-votes will not be considered present for the purposes of establishing a quorum and will not count as votes cast at the Special Meeting, and otherwise will have no effect on a particular proposal.
As of June 3, 2024, the Record Date for determining who is entitled to vote at the Special Meeting, there were approximately 11,948,003 shares of Hibbett Common Stock issued and outstanding. Each holder of Hibbett Common Stock is entitled to one vote per share of Hibbett Common Stock owned by such holder as of the Record Date.
Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:
If your shares are registered directly in your name with our transfer agent, Computershare, Inc., you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this Proxy Statement and your proxy card have been sent directly to you by Hibbett. As the stockholder of record you have the right to vote by proxy, which involves granting your voting rights directly to Hibbett or to a third party, or to vote by virtual ballot at the Special Meeting.

If your shares are held through a broker, bank or other nominee, you are considered the beneficial owner of those shares. In that case, this Proxy Statement has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares. Without your voting instructions, because of the non-routine nature of the Special Meeting Proposals, your broker, bank or other nominee may not vote your shares with respect to the Special Meeting Proposals.
Q:	What is a proxy?
A:
A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Hibbett Common Stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Hibbett Common Stock is called a “proxy card.” The Board has designated David Benck, Hibbett’s Senior Vice President and General Counsel, and Elaine Rodgers, Hibbett’s Corporate Secretary, and each of them, with full power of substitution, as proxies for the Special Meeting.

Q:	Can I change or revoke my proxy?
A:	You may change or revoke your previously submitted proxy at any time before the Special Meeting or, if you attend the virtual Special Meeting, by voting by virtual ballot at the Special Meeting.
If you hold your shares as a record holder, you may change or revoke your proxy in any one of the following ways:
•	by re-voting at a subsequent time by Internet or by telephone following the instructions on the enclosed proxy card;
•	by signing a new proxy card with a date later than your previously delivered proxy and submitting it following the instructions on the enclosed proxy card;
•
by delivering a signed revocation letter to Hibbett’s Corporate Secretary, at Hibbett’s mailing address on the first page of this Proxy Statement before the Special Meeting, which states that you have revoked your proxy; or

•
by attending the Special Meeting in a virtual format and voting by virtual ballot. Attending the Special Meeting will not in and of itself revoke a previously submitted proxy. You must specifically vote by virtual ballot at the Special Meeting in order for your previous proxy to be revoked.

Your latest dated proxy card, Internet or telephone vote is the one that is counted.
If your shares are held in street name by a broker, bank or other nominee, you may change your voting instructions by following the instructions of your broker, bank or other nominee.
Q:	If a Hibbett stockholder gives a proxy, how will the shares be voted?
A:
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Hibbett to its named executive officers in connection with the Merger, and “FOR” the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement or to seek a quorum if one is not initially obtained, in the event such proposal is called to a vote.
Q:	I understand that a quorum is required in order to conduct business at the Special Meeting. What constitutes a quorum?
A:
The holders of a majority in voting power of all issued and outstanding Hibbett Common Stock entitled to vote at the Special Meeting, present or represented by proxy, constitutes a quorum for the transaction of business at the Special Meeting. As of the close of business on the Record Date, there were 11,948,003 shares of Hibbett Common Stock issued and outstanding and entitled to vote. If you submit a properly executed proxy by Internet, telephone or mail, you will be considered a part of the quorum. In addition, abstentions will be counted for purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum. As a result, at least 5,974,002 shares must be present or represented by proxy to have a quorum. If a quorum is not present at the Special Meeting, the stockholders entitled to vote thereat, present in person or represented by proxy, will have power to adjourn the Special Meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented.

Q:	How can I obtain a proxy card?
A:	If you lose, misplace or otherwise need to obtain a proxy card, please follow the applicable procedure below.
For Hibbett stockholders of record, please call MacKenzie Partners, Inc. at +1 (800) 322-2885 (toll-free).
For holders in “street name,” please contact your account representative at your broker, bank or other similar institution.
Q:	What happens if I sell or otherwise transfer my shares of Hibbett Common Stock after the close of business on the Record Date but before the Special Meeting?
A:
The Record Date is earlier than both the date of the Special Meeting and the date the Merger is expected to be consummated. If you sell or transfer your shares of Hibbett Common Stock after the close of business on the Record Date but before the Special Meeting, unless special arrangements (such as the provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies Hibbett in writing of such special arrangements, you will transfer the right to receive the Transaction Consideration, if the Merger is consummated, to the person to whom you sell or transfer your shares of Hibbett Common Stock, but you will retain your right to vote these shares at the Special Meeting. Even if you sell or otherwise transfer your shares of Hibbett Common Stock after the close of business on the Record Date, you are encouraged to complete, date, sign and return the enclosed proxy card or vote via the Internet or telephone.
Q:	What should I do if I receive more than one set of voting materials?
A:
You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote via the Internet or telephone (or complete, date, sign and return) with respect to each proxy card and voting instruction card that you receive.

Q:	What happens if I sell my shares of Hibbett Common Stock after the Special Meeting but before the Effective Time?
A:
If you transfer your shares of Hibbett Common Stock after the Special Meeting but before the Effective Time, you will have transferred the right to receive Transaction Consideration to the person to whom you transfer your shares of Hibbett Common Stock. In order to receive the Transaction Consideration, you must hold your shares of Hibbett Common Stock through the Effective Time.

Q:	Who will count the votes?
A:
Hibbett has retained a representative of Broadridge Financial Solutions, Inc. to serve as inspector of election in connection with the Special Meeting. The inspector of elections appointed for the Special Meeting will tabulate votes cast by proxy or by virtual ballot at the Special Meeting. The inspector of elections will also determine whether a quorum is present.

Q:	Who will solicit votes for and bear the cost and expenses of this proxy solicitation?
A:
The cost of this proxy solicitation will be borne by Hibbett. Our directors, officers and employees may solicit proxies in person, by mail, telephone, facsimile and email, or by other electronic means. We will pay these directors, officers and employees no additional compensation for these services. We will reimburse banks, brokers and other nominees for their reasonable, out-of-pocket expenses incurred in forwarding this Proxy Statement and related materials to, and obtaining instructions relating to such materials from, beneficial owners of Hibbett Common Stock. Hibbett has retained MacKenzie Partners, Inc. (“MacKenzie Partners”) as its proxy solicitor. MacKenzie Partners will solicit proxies in person, by mail, telephone, facsimile and email, or by other electronic means. Under our agreement with MacKenzie Partners, MacKenzie Partners will receive an estimated fee not to exceed $25,000 plus reimbursement of its reasonable, out-of-pocket expenses for its services. In addition, MacKenzie Partners and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

Q:	Where can I find the voting results of the Special Meeting?
A:	Hibbett intends to notify stockholders of the results of the Special Meeting by issuing a press release, which it will also file with the SEC as an exhibit to a Current Report on Form 8-K.
Q:	Will I be subject to U.S. federal income tax upon the exchange of Hibbett Common Stock for cash pursuant to the Merger?
A:
The exchange of Hibbett Common Stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. Holder (as defined in the section entitled “Proposal 1: Adoption of the Merger Agreement—U.S. Federal Income Tax Consequences of the Merger” beginning on page 76 of this Proxy Statement) who exchanges shares of Hibbett Common Stock for cash in the Merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash such U.S. Holder receives with respect to such shares of Hibbett Common Stock in the Merger and such U.S. Holder’s adjusted tax basis in such shares. A Non-U.S. Holder (as defined in the section entitled “Proposal 1: Adoption of the Merger Agreement—U.S. Federal

Income Tax Consequences of the Merger” beginning on page 76 of this Proxy Statement) who exchanges shares of Hibbett Common Stock for cash in the Merger generally will not recognize gain or loss for U.S. federal income tax purposes unless such Non-U.S. Holder has certain connections with the United States, but such Non-U.S. Holder may be subject to U.S. backup withholding unless such Non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from U.S. backup withholding.
For a more detailed description of the U.S. federal income tax consequences of the Merger, see the section entitled “Proposal 1: Adoption of the Merger Agreement—U.S. Federal Income Tax Consequences of the Merger” beginning on page 76 of this Proxy Statement.
Q:	What will the holders of outstanding Hibbett equity awards receive in the Merger?
A:	Pursuant to the Merger Agreement (unless otherwise mutually agreed by Parent and the applicable holder thereof), at the Effective Time:
•
each Company Option that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will be cancelled by virtue of the Merger without any action on the part of the holder thereof and will entitle the holder to receive, on or before the later of (A) five (5) business days following the Effective Time and (B) the Surviving Corporation’s first payroll date after the Effective Time, an amount in cash, without interest and subject to applicable withholding taxes, from the Surviving Corporation with respect thereto equal to the product of (1) the number of shares of Hibbett Common Stock subject to such Company Option as of immediately prior to the Effective Time and (2) the excess, if any, of the Transaction Consideration over the exercise price per share of Hibbett Common Stock subject to such Company Option as of immediately prior to the Effective Time. Any Company Option with an exercise price per share of Hibbett Common Stock equal to or in excess of the Transaction Consideration will be cancelled and have no further force or effect by virtue of the Merger without any action on the part of the holder thereof and without any payment to the holder thereof;

•
each Specified Company PSU Award that is outstanding as of immediately prior to the Effective Time will be cancelled by virtue of the Merger without any action on the part of any holder or beneficiary thereof and will entitle the holder to receive an unvested amount in cash, without interest and subject to applicable withholding taxes, from the Surviving Corporation with respect thereto equal to the product of (1) the number of shares of Hibbett Common Stock that would have vested pursuant to the terms of such Specified Company PSU Award, assuming that any performance based vesting conditions applicable to such Specified Company PSU Award for any performance period that has not been completed as of the Effective Time are achieved at target performance levels, and (2) the Transaction Consideration, vesting, subject to the continued service of the former holder of such Specified Company PSU Award with Parent and its affiliates (including the Surviving Corporation), on the same time-based vesting schedule and otherwise on substantially the same terms as the corresponding Specified Company PSU Award (as provided for in the 2015 Equity Incentive Plan and the underlying award agreements, in each case as in effect as of April 23, 2024, the terms of which will survive the closing of the Merger with respect to such Specified Company PSU Award), except for any performance-vesting conditions and as otherwise provided for in the Merger Agreement. Each portion of such cash amount that vests will be payable on or before the later of (A) five (5) business days following such vesting date and (B) the Surviving Corporation’s first payroll date following such vesting date(s);

•
each Cashed-Out Company PSU Award that is outstanding as of immediately prior to the Effective Time will automatically become fully vested (if not already fully vested) and will be cancelled by virtue of the Merger without any action on the part of any holder or beneficiary thereof and will entitle the holder to receive, on or before the later of (A) five (5) business days following the Effective Time and (B) the Surviving Corporation’s first payroll date after the Effective Time, an amount in cash, without interest and subject to applicable withholding taxes, from the Surviving Corporation with respect thereto equal to the product of (1) the number of shares of Hibbett Common Stock that would have vested pursuant to the terms of such Cashed-Out Company PSU Award, assuming that any performance based vesting conditions applicable to such Cashed-Out Company PSU Award for any performance period that has not been completed as of the Effective Time are achieved at target performance levels, and (2) the Transaction Consideration;
•
each Specified Company RSU Award that is outstanding as of immediately prior to the Effective Time will be cancelled by virtue of the Merger without any action on the part of any holder or beneficiary thereof and will entitle the holder to receive an unvested amount in cash, without interest and subject to applicable withholding taxes, from the Surviving Corporation with respect thereto equal to the product of (1) the number of shares of Hibbett Common Stock then underlying such Specified Company RSU Award as of immediately prior to the Effective Time and (2) the Transaction Consideration, vesting, subject to the continued service of the former holder of such Specified Company RSU Award with Parent and its affiliates (including the Surviving Corporation), on the same time-based vesting schedule and otherwise on substantially the same terms as the corresponding Specified Company RSU Award (as provided for in the 2015 Equity Incentive Plan and the underlying award agreements, in each case as in effect as of April 23, 2024, the terms of which will survive the closing of the Merger with respect to such Specified Company RSU Award), except as otherwise provided for in the Merger Agreement. Each portion of such cash amount that vests will be payable on or before the later of (A) five (5) business days following such vesting date and (B) the Surviving Corporation’s first payroll date following such vesting date(s);

•
each Cashed-Out Company RSU Award that is outstanding as of immediately prior to the Effective Time will automatically become fully vested (if not already fully vested) and will be cancelled by virtue of the Merger without any action on the part of any holder or beneficiary thereof and will entitle the holder to receive, on or before the later of (A) five (5) business days following the Effective Time and (B) the Surviving Corporation’s first payroll date after the Effective Time, an amount in cash, without interest and subject to applicable withholding taxes, from the Surviving Corporation with respect thereto equal to the product of (1) the number of shares of Hibbett Common Stock then underlying such Company RSU Award as of immediately prior to the Effective Time and (2) the Transaction Consideration; and

•
each Company DSU Award that is outstanding as of immediately prior to the Effective Time will automatically become fully vested (if not already fully vested) and will be cancelled by virtue of the Merger without any action on the part of any holder or beneficiary thereof and will entitle the holder to receive, on or before the later of (A) five (5) business days following the Closing Date and (B) the Surviving Corporation’s first payroll date after the Effective Time, an amount in cash, without interest and subject to applicable withholding taxes, from the Surviving Corporation with respect thereto equal to the product of (1) the number of shares of Hibbett Common Stock then underlying such Company DSU Award as of immediately prior to the Effective Time and (2) the Transaction Consideration.

In addition, prior to the Effective Time, (i) participation in the ESPP will be limited to those employees of Hibbett and its subsidiaries who were participating in the ESPP on April 23, 2024, (ii) the offering under the ESPP in effect as of April 23, 2024 will be the final offering under the ESPP and no offering will commence on or after April 23, 2024, (iii) all further payroll deductions under the ESPP will cease effective as of the conclusion of the final offering; (iv) each purchase right under the ESPP outstanding as of April 23, 2024 will automatically be exercised no later than the Final Exercise Date; (v) each ESPP participant’s accumulated contributions under the ESPP will be used to purchase whole shares of Hibbett Common Stock in accordance with the terms of the ESPP as of the Final Exercise Date, which shares of Hibbett Common Stock will at the Effective Time be automatically converted into the right to receive the Transaction Consideration; and (vi) the ESPP will terminate effective as of immediately prior to (and subject to the occurrence of) the Effective Time, but subsequent to the exercise of purchase rights on the Final Exercise Date (in accordance with the terms of the ESPP). At the Effective Time, any funds credited as of such date under the ESPP that are not used to purchase shares of Hibbett Common Stock on the Final Exercise Date within the associated accumulated payroll withholding account for each participant under the ESPP will be refunded to the applicable participant in accordance with the terms of the ESPP.
For additional information regarding the treatment of Hibbett’s outstanding equity awards, see the section entitled “Terms of the Merger Agreement—Transaction Consideration—Outstanding Hibbett Equity Awards” beginning on page 81 of this Proxy Statement.

Q:	When do you expect the Merger to be consummated?
A:
Hibbett and Parent are working toward consummating the Merger as quickly as possible. Assuming the timely receipt of required regulatory approvals and satisfaction or waiver (in accordance with the terms of the Merger Agreement) of other closing conditions, including approval by Hibbett’s stockholders of the proposal to adopt the Merger Agreement, we anticipate that the Merger will be completed in the third quarter of the 2024 calendar year.

Q:	Are there any other risks to me from the Merger that I should consider?
A:
Yes. There are risks associated with all business combinations, including the Merger. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 27 of this Proxy Statement.

Q:	Am I entitled to appraisal rights under the DGCL?
A:
If the Merger is consummated, stockholders who do not vote in favor of the adoption of the Merger Agreement, who continuously hold their shares of Hibbett Common Stock through the Effective Time of the Merger and who properly demand appraisal of their shares (and who do not withdraw or otherwise lose their appraisal rights), and who otherwise comply with the procedures of Section 262 will not be converted into the right to receive Transaction Consideration, but the holders of such Dissenting Shares will be entitled to receive such consideration as shall be determined pursuant to Section 262. This means that Hibbett stockholders are entitled to have their shares appraised by the Court of Chancery and to receive payment in cash of the “fair value” of the shares of Hibbett Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid upon the amount determined to be fair value, if any, as determined by the Court of Chancery. Stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The DGCL requirements for exercising appraisal rights are described in the section entitled “Appraisal Rights” beginning on page 111 of this Proxy Statement, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex C to this Proxy Statement.

Q:	How can I obtain more information about Hibbett?
A:	You can find more information about Hibbett from various sources described in the section entitled “Where You Can Find More Information” beginning on page 117 of this Proxy Statement.
Q:	Who can help answer my questions?
A:
If you have any questions concerning the Merger, the Special Meeting or this Proxy Statement, would like additional copies of this Proxy Statement or need help voting your shares of Hibbett Common Stock, please contact Hibbett’s proxy solicitor:

MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, NY 10018
 +1 (800) 322-2885 (TOLL-FREE)
Email: proxy@mackenziepartners.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement, and the documents to which Hibbett refers you in this Proxy Statement, as well as information included in oral statements or other written statements made or to be made by Hibbett or on Hibbett’s behalf, contain forward-looking statements, which include all statements that do not relate solely to historical or current facts, such as statements regarding our expectations, intentions or strategies regarding the future. In some cases, you can identify forward-looking statements by the following words: “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “intend,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “ongoing,” “outlook,” “should,” “seek,” “target,” “will,” “would,” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, Hibbett. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including: (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect Hibbett’s business and the price of Hibbett Common Stock; (ii) the failure to satisfy any of the conditions to the consummation of the proposed transaction, including the adoption of the Merger Agreement by Hibbett’s stockholders; (iii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement, including in circumstances requiring Hibbett to pay a termination fee; (iv) the effect of the announcement or pendency of the proposed transaction on Hibbett’s business relationships, operating results and business generally; (v) risks that the proposed transaction disrupts Hibbett’s current plans and operations; (vi) Hibbett’s ability to retain and hire key personnel in light of the proposed transaction; (vii) risks related to diverting management’s attention from Hibbett’s ongoing business operations; (viii) unexpected costs, charges or expenses resulting from the proposed transaction; (ix) potential litigation relating to the transaction that could be instituted against JD Sports, Hibbett or their, or their affiliates, respective directors, managers or officers, including the effects of any outcomes related thereto; (x) continued availability of capital and financing and rating agency actions; (xi) certain restrictions during the pendency of the transaction that may impact Hibbett’s ability to pursue certain business opportunities or strategic transactions; (xii) unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, war, hostilities, epidemics or pandemics, as well as management’s response to any of the aforementioned factors; (xiii) other risks described in Hibbett’s filings with the SEC, such risks and uncertainties described under the headings “Forward-Looking Statements,” “Risk Factors” and other sections of Hibbett’s Annual Report on Form 10-K filed with the SEC on March 25, 2024 (the “Base 2024 Form 10-K”), as amended by our Annual Report on Form 10-K/A, filed with the SEC on May 29, 2024 (as amended, the “2024 Form 10-K”) and subsequent filings; and (xiv) those risks and uncertainties described elsewhere in this proxy statement. While the list of risks and uncertainties presented here is, and the discussion of risks and uncertainties presented elsewhere in this proxy statement will be, considered representative, no such list or discussion should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, and legal liability to third parties and similar risks, any of which could have a material adverse effect on the completion of the transaction and/or Hibbett’s consolidated financial condition, results of operations, credit rating or liquidity. The forward-looking statements speak only as of the date they are made. Hibbett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
All of the forward-looking statements Hibbett makes in this Proxy Statement are qualified by the information contained or incorporated by reference herein, including, but not limited to, (i) the information contained under this heading and (ii) the information in Hibbett’s consolidated financial statements and notes thereto included in the 2024 Form 10-K, and subsequent periodic and interim report filings (see the section entitled “Where You Can Find More Information” beginning on page 117 of this Proxy Statement).
Discussions of additional risks and uncertainties are contained in Hibbett’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect Hibbett’s judgment only as of the date on which such statements are made. Hibbett undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.

THE SPECIAL MEETING
Date, Time and Place of the Special Meeting
This Proxy Statement is being furnished to Hibbett stockholders as a part of the solicitation of proxies by the Board for use at the Special Meeting to be held on July 19, 2024 at 9:00 a.m., Central Time, unless the meeting is adjourned or postponed. The Special Meeting will be held in virtual format and conducted via a live webcast at www.virtualshareholdermeeting.com/HIBB2024.
Purpose of the Special Meeting
At the Special Meeting, Hibbett stockholders will be asked to consider and vote on proposals to:
•	adopt the Merger Agreement;
•	approve, by non-binding, advisory vote, compensation that will or may become payable by Hibbett to its named executive officers in connection with the Merger; and
•
approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement or to seek a quorum if one is not initially obtained.

Record Date; Shares Entitled to Vote; Quorum
Only Hibbett stockholders of record as of the close of business on June 3, 2024 are entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournment or postponement thereof. A list of stockholders entitled to vote at the Special Meeting will be available for inspection in Hibbett’s headquarters located at 2700 Milan Court, Birmingham, Alabama 35211, during regular business hours for a period of at least ten (10) days before the Special Meeting.
The inspector of elections appointed for the Special Meeting will tabulate votes cast by proxy or by virtual ballot at the Special Meeting. The inspector of elections will also determine whether a quorum is present. The holders of a majority of Hibbett Common Stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at the Special Meeting for the transaction of business. Abstentions will be counted as present for the purpose of determining the presence of a quorum. Broker non-votes will not be counted for purposes of determining whether a quorum is present.
With respect to shares held in street name, your broker, bank or other nominee generally has the discretionary authority to vote uninstructed shares on “routine” matters, but cannot vote such uninstructed shares on “non-routine” matters. A “broker non-vote” will occur if your broker, bank or other nominee cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker, bank or other nominee chooses not to vote on a matter for which it does have discretionary voting authority.
Vote Required; Abstentions and Broker Non-Votes
The affirmative vote of a majority of the outstanding shares of Hibbett Common Stock entitled to vote thereon is required to adopt the Merger Agreement. The affirmative vote of the holders of a majority in voting power of Hibbett Common Stock entitled to vote thereon, which are present, or represented by proxy, at the Special Meeting, provided a quorum is present, is required to approve: (i) by means of a non-binding, advisory vote, the proposal to approve compensation that will or may become payable by Hibbett to its named executive officers in connection with the Merger, and (ii) the proposal approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate. This means that the proposal to adopt the Merger Agreement, and the transactions contemplated thereby, including the Merger, will be approved if the number of shares voted “FOR” such proposal is greater than 50% of the total number of outstanding shares of Hibbett Common Stock entitled to vote at the Special Meeting. The failure of any stockholder of record to grant a proxy electronically over the Internet or by telephone, submit a signed proxy card, or to vote by virtual ballot at the Special Meeting will have the same effect as a vote against the proposal to adopt the Merger Agreement and will not have any effect on the proposal to approve compensation that will or may become payable by Hibbett to its named executive officers in connection with the Merger or the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate. Abstentions will be counted as votes against the proposal to adopt the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, the proposal to approve compensation that will or may become payable by Hibbett to its named executive officers in connection with the Merger, and the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate. Because each of the proposals presented to stockholders will be considered non-discretionary, there will not be any broker non-votes at the Special Meeting. Broker non-votes will not be considered present for the purposes of establishing a quorum and will not count as votes cast at the Special Meeting, and otherwise will have no effect on a particular proposal.
Shares Held by Hibbett’s Directors and Executive Officers
At the close of business on the Record Date, Hibbett’s directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 384,985 shares of Hibbett Common Stock, which represented approximately 3.2% of the shares of outstanding Hibbett Common Stock on that date. The directors and executive officers have informed Hibbett that they currently intend to vote all of their shares of Hibbett Common Stock “FOR” the adoption of the Merger Agreement, “FOR” the non-binding, advisory proposal regarding compensation that will or may become payable by Hibbett to its named executive officers in connection with the Merger, and “FOR” the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement or to seek a quorum if one is not initially obtained.
Voting of Proxies
For Stockholders of Record
If your shares of Hibbett Common Stock are held in your name by Hibbett’s transfer agent, Computershare, Inc., you can vote:
•
Via the Internet — If you choose to vote via the Internet, go to the website indicated on the enclosed proxy card and follow the instructions. You will need the control number shown on your proxy card in order to vote.

•
Via Telephone — If you choose to vote via telephone, use a touch-tone telephone to call the toll-free phone number indicated on the enclosed proxy card and follow the voice prompts. You will need the control number shown on your proxy card in order to vote.

For purposes of expediency, we encourage all stockholders to vote electronically, if possible. However, if you do not have access to a touch-tone phone or the Internet, you can vote:
•
Via Mail — If you choose to vote via mail, mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. Proxy cards that are returned without a signature will not be counted as present at the Special Meeting and cannot be voted. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board.

Voting instructions are included on your enclosed proxy card. All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholders. Properly executed proxies that do not contain voting instructions will be voted “FOR” adoption of the Merger Agreement, “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Hibbett to its named executive officers in connection with the Merger, and “FOR” the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement or to seek a quorum if one is not initially obtained. No proxy that is specifically marked against adoption of the Merger Agreement will be voted in favor of the proposed compensation arrangements for Hibbett’s named executive officers in connection with the Merger, unless it is specifically marked “FOR” the approval of such proposal.
For Beneficial Owners
If your shares of Hibbett Common Stock are held in a street name and you do not instruct your broker, bank or other nominee how to vote your shares, then, because all of the Special Meeting Proposals are “non-routine matters,” your broker, bank or other nominee would not have discretionary authority to vote your shares on the

Special Meeting Proposals. If your shares of Hibbett Common Stock are held in street name, your broker, bank or other nominee has enclosed a voting instruction form with this Proxy Statement. We encourage you to authorize your broker, bank or other nominee to vote your shares “FOR” each of the Special Meeting Proposals by following the instructions provided on the voting instruction form. If you do not vote via the Internet or telephone through your broker, bank or other nominee or do not return your bank’s, broker’s or other nominee’s voting form, or do not attend the Special Meeting and vote with a proxy from your broker, bank or other nominee, it will be counted as a vote against the proposal to adopt the Merger Agreement and will not have any effect on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Hibbett to its named executive officers in connection with the Merger or the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate.
How You May Revoke or Change Your Vote
Stockholders of record retain the power to revoke their proxy or change their vote at any time before it is voted at the Special Meeting, even if they sign the proxy card or voting instruction card in the form accompanying this Proxy Statement, via telephone or via the Internet. Stockholders of record can revoke their proxy or change their vote at any time before it is exercised by giving written notice specifying such revocation, to the attention of our Corporate Secretary at Hibbett, Inc., 2700 Milan Court, Birmingham, Alabama 35211, so that it is received prior to 11:59 p.m., Central Time, on the night before the Special Meeting. Stockholders of record may also change their vote by timely delivery of a valid, later-dated proxy signed and returned by mail prior to 11:59 p.m., Central Time, on the night before the Special Meeting or by voting by virtual ballot at the Special Meeting. Virtual attendance at the Special Meeting will not in and of itself constitute revocation of your proxy.
If your shares of Hibbett Common Stock are held in the name of a broker, bank or other nominee, you should follow the instructions of such broker, bank or other nominee regarding the revocation of proxies. If you have voted via the Internet or via telephone, you may change your vote by signing on to the website and following the prompts or calling the toll-free number again and following the instructions.
Any adjournment, recess or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow Hibbett stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting which was adjourned, recessed or postponed.
Adjournments and Postponements
In addition to the proposal to approve the adoption of the Merger Agreement and the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Hibbett to its named executive officers in connection with the Merger, Hibbett stockholders are also being asked to approve a proposal that will give the Board authority to adjourn the Special Meeting from time to time, if necessary or appropriate in the view of the Board, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement or to seek a quorum if one is not initially obtained. In addition, the Board may postpone the Special Meeting before it commences in accordance with Hibbett’s bylaws.
If a quorum is not present or if there are not sufficient votes for the approval of the adoption of the Merger Agreement, Hibbett expects that the Special Meeting will be adjourned, in order to solicit additional proxies in accordance with the Merger Agreement. At any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the Special Meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.
If the Special Meeting is adjourned, we are not required to give notice of the time and place of the adjourned meeting if announced at the Special Meeting at which the adjournment is taken, unless the adjournment is for more than 30 days or the Board fixes a new record date for the Special Meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original Special Meeting.
Tabulation of Votes
All votes will be tabulated by the inspector of elections appointed for the Special Meeting. The inspector of elections will separately tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies
The cost of this proxy solicitation will be borne by Hibbett. Our directors, officers and employees may solicit proxies by mail, telephone, facsimile and email, or by other electronic means. We will pay these directors, officers and employees no additional compensation for these services. We will reimburse banks, brokers and other nominees for their reasonable, out-of-pocket expenses incurred in forwarding this Proxy Statement and related materials to, and obtaining instructions relating to such materials from, beneficial owners of Hibbett Common Stock.
Hibbett has retained MacKenzie Partners as its proxy solicitor. MacKenzie Partners will solicit proxies by mail, telephone and email, or by other electronic means. Under our agreement with MacKenzie Partners, MacKenzie Partners will receive an estimated fee not to exceed $25,000 plus reimbursement of its reasonable, out-of-pocket expenses for its services. In addition, MacKenzie Partners and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.
Anticipated Date of Consummation of the Merger
Assuming timely satisfaction of necessary closing conditions, including, among other things, the Hibbett Stockholder Approval and receipt of required regulatory approvals, we currently anticipate that the Merger will be consummated in the third quarter of the 2024 calendar year.
Attending the Special Meeting
Only stockholders of record or beneficial owners of Hibbett Common Stock as of the close of business on the Record Date or their duly appointed proxies are entitled to attend the Special Meeting. You can virtually attend, and vote in the Special Meeting by accessing a virtual live website using the Internet at www.virtualshareholdermeeting.com/HIBB2024. Please note that you will not be able to attend the Special Meeting in person. If you are a stockholder of record, instructions on how to attend and participate online are provided on the proxy card. If you are a beneficial owner and hold your shares of our common stock in “street name” through a bank, broker or other nominee, you will need to contact your broker, bank or other nominee that holds your shares of Hibbett Common Stock to obtain your control number in order to vote on the Special Meeting website. We expect check-in to be available starting around 8:45 a.m. Central Time, on the day of the Special Meeting, July 19, 2024, and you should allow ample time for online check-in proceedings. If you encounter any difficulties accessing the virtual live webcast during the check-in or meeting time, please call the support team pursuant to the instructions provided on the virtual meeting website.
Everyone who attends the Special Meeting must abide by the rules for the conduct of the Special Meeting. The rules of conduct for the Special Meeting will be available for Hibbett stockholders that access the Special Meeting via www.virtualshareholdermeeting.com/HIBB2024 by using the 16-digit control number included in your proxy materials. Even if you plan to attend the Special Meeting, please submit your proxy and vote by telephone, Internet or mail so your vote will be counted if you later decide not to (or are otherwise unable to) attend the Special Meeting. No recordings of the Special Meeting will be permitted.
Assistance
If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact MacKenzie Partners, our proxy solicitor, by calling +1 (800) 322-2885 (TOLL-FREE).
Rights of Stockholders Who Seek Appraisal
If the Merger is consummated, Hibbett stockholders who (i) do not vote in favor of the adoption of the Merger Agreement, (ii) continuously hold their shares of Hibbett Common Stock through the Effective Time of the Merger, (iii) properly demand appraisal of their shares (and who do not withdraw or otherwise lose their appraisal rights), and (iv) otherwise comply with the procedures of Section 262 will not be converted into the right to receive Transaction Consideration, but the holders of such Dissenting Shares will be entitled to receive such consideration as shall be determined pursuant to Section 262. This means that Hibbett stockholders will be entitled to have their shares of Hibbett Common Stock appraised by the Court of Chancery and to receive payment in cash of the “fair value” of the shares of Hibbett Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid upon the amount determined to be fair value, if any, as determined by the Court of Chancery. Hibbett stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process.
Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 could be more than, the same as or less than the value of the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares.
To exercise your appraisal rights, you must, among other things, submit a written demand for appraisal in accordance with Section 262 to Hibbett before the vote is taken on the adoption of the Merger Agreement, you must not vote (in person or by proxy) in favor of the proposal to adopt the Merger Agreement and you must continue to hold the shares of Hibbett Common Stock of record through the Effective Time. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this Proxy Statement in the section entitled “Appraisal Rights” beginning on page 15 of this Proxy Statement, and Section 262 regarding appraisal rights is reproduced and attached as Annex C to this Proxy Statement. If you hold your shares of Hibbett Common Stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such broker, bank or other nominee.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

THE MERGER
The discussion of the Merger in this section and elsewhere in this Proxy Statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement and is incorporated into this Proxy Statement by reference. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety as it is the legal document that governs the Merger.
Additional information about Hibbett may be found elsewhere in this Proxy Statement and in Hibbett’s other public filings. See the section entitled “Where You Can Find More Information” beginning on page 117 of this Proxy Statement.
Parties Involved in the Merger
Hibbett, Inc.
2700 Milan Court
Birmingham, AL 35211
Hibbett, headquartered in Birmingham, Alabama, is a leading athletic-inspired fashion retailer with 1,169 Hibbett, City Gear and Sports Additions specialty stores located in 36 states nationwide as of May 4, 2024. Hibbett has a rich history of convenient locations, personalized customer service and access to coveted footwear, apparel and equipment from top brands like Nike, Jordan, New Balance and Adidas. Consumers can browse styles, find new releases, shop looks and make purchases online or in their nearest store.
Hibbett’s principal executive offices are located at 2700 Milan Court, Birmingham, AL 35211, and its telephone number is +1 (205) 942-4292.
Hibbett Common Stock is currently listed on Nasdaq under the symbol “HIBB.”
Genesis Holdings, Inc.
3308 N. Mitthoeffer Road,
Indianapolis, IN 46235
Parent is an Indiana corporation and a subsidiary of JD Sports. Parent serves as a holding company through which JD Sports owns certain of its businesses that conduct operations in the United States, including Finish Line, Shoe Palace and DTLR.
Parent’s principal executive offices are located at 3308 N. Mitthoeffer Road, Indianapolis, IN 46235, and its telephone number is +1 (317) 899-1022.
Steps Merger Sub, Inc.
3308 N. Mitthoeffer Road,
Indianapolis, IN 46235
Merger Sub is a Delaware corporation and a wholly owned subsidiary of Parent, formed on April 15, 2024 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Merger. Merger Sub has not conducted any business operations except in furtherance of this purpose and activities incident to its formation. Upon the consummation of the Merger, Merger Sub will cease to exist.
Merger Sub’s principal executive offices are located at 3308 N. Mitthoeffer Road, Indianapolis, IN 46235, and its telephone number is +1 (317) 899-1022.
JD Sports Fashion plc
Edinburgh House, Hollinsbrook Way,
Pilsworth, Bury, Lancashire, United Kingdom BL9 8RR
JD Sports is a company incorporated in England and Wales. It is a leading global omni-channel retailer of sports fashion brands. JD Sports provides customers with the latest exclusive products from its strategic partnerships with the most-loved premium brands–including Nike, Adidas and The North Face. The vision of JD Sports is to inspire the emerging generation of consumers through a connection to the universal culture of sport, music and fashion. JD Sports focuses on four strategic pillars: global expansion focused on the JD Sports brand first;

leveraging complementary concepts; moving beyond physical retail by creating a lifestyle ecosystem of relevant products and services; and doing the best for its people, partners and communities.
JD Sports is a constituent of the FTSE 100 index and had 3,313 stores worldwide as of March 2, 2024.
JD Sports’ principal executive offices are located at Edinburgh House, Hollinsbrook Way, Pilsworth, Bury, Lancashire, United Kingdom BL9 8RR, and its telephone number is +44 (0)161 767 1000.
JD Sports has entered into the Merger Agreement solely for purposes of certain provisions specified therein.
Effects of the Merger
If the Merger Agreement is adopted by Hibbett stockholders and certain other conditions to the consummation of the Merger are either satisfied or waived, Merger Sub will merge with and into Hibbett, with Hibbett surviving the Merger as the Surviving Corporation. As a result of the Merger, Hibbett, Inc. will become a wholly owned subsidiary of Parent, and Hibbett Common Stock will no longer be publicly traded. In addition, Hibbett Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act, in each case, in accordance with applicable laws, rules and regulations, and Hibbett will no longer file periodic reports with the SEC on account of Hibbett Common Stock. If the Merger is consummated, you will not own any shares of capital stock of the Surviving Corporation.
The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, or on such later date and time as Hibbett and Parent may agree and specify in the certificate of merger.
Effect on Hibbett if the Merger Is Not Consummated
If the Merger Agreement is not adopted by Hibbett stockholders or if the Merger is not consummated for any other reason, Hibbett stockholders will not receive any payment for their shares of Hibbett Common Stock. Instead, Hibbett will remain an independent public company, Hibbett Common Stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act and Hibbett will continue to file periodic reports with the SEC on account of Hibbett Common Stock. In addition, if the Merger is not consummated, Hibbett expects that Hibbett’s management will operate the business in a manner similar to that in which it is being operated today.
Furthermore, if the Merger is not consummated, and depending on the circumstances that would have caused the Merger not to be consummated, it is possible that the price of Hibbett Common Stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of Hibbett Common Stock would return to the price at which it trades as of the date of this Proxy Statement.
Accordingly, if the Merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Hibbett Common Stock. If the Merger is not consummated, the Board will continue to evaluate and review Hibbett’s business operations, properties, capitalization and strategic alternatives to enhance stockholder value. If the Merger Agreement is not adopted by Hibbett’s stockholders or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Hibbett will be offered or that Hibbett’s business, prospects or results of operations, or the trading price of Hibbett Common Stock, will not be adversely impacted.
In addition, under specified circumstances, Hibbett may be required to pay Parent the Company Termination Fee, or may be entitled to receive the Parent Termination Fee from Parent, upon the termination of the Merger Agreement, as described in the section entitled “Terms of the Merger Agreement—Termination Fees” beginning on page 103 of this Proxy Statement.
Transaction Consideration
Upon the consummation of the Merger, each share of Hibbett Common Stock issued and outstanding immediately prior to the Effective Time (other than any (i) Cancelled Shares and (ii) Dissenting Shares) will be automatically converted into the right to receive Transaction Consideration.

Background of the Merger
As part of its ongoing oversight and evaluation of Hibbett’s business, the Board, together with Hibbett senior management, regularly reviews and assesses opportunities to increase stockholder value, including evaluating various strategic alternatives with the goal of maximizing stockholder value. As part of these ongoing evaluations, the Board and Hibbett senior management have, from time to time and with the assistance of Hibbett’s outside financial and legal advisors, considered various strategic alternatives, including the continued execution of Hibbett’s strategy as a standalone public company or possible strategic transactions, including acquisitions, dispositions, or the possible sale of Hibbett to, or combination of Hibbett with, an outside party.
As an active participant in the athletic apparel and footwear retail industry, JD Sports is well known to Hibbett, as are other industry participants. From time to time, at various industry and vendor-sponsored events and otherwise, members of Hibbett management have met with members of management of JD Sports and other industry participants. At various points, the Board, together with Hibbett’s management and outside advisors, has discussed the potential for strategic transactions with certain such parties. However, all of these discussions were general in nature and did not advance beyond preliminary and notional conversations.
On September 28, 2023, in its quarterly earnings call, Nike, Inc. (“Nike”), Hibbett’s largest merchandise vendor partner, noted Nike’s increased focus on engaging with fewer multi-brand retail partners but doing so in ways that would elevate consumers’ retail experiences and connect Nike’s digital membership with the retail partners’ own. As an example of this engagement, Nike cited Hibbett by name and noted that a connected partnership between Nike and Hibbett would be coming online in October 2023.
On September 29, 2023, Mike Longo, President and Chief Executive Officer of Hibbett, received an email from the chief executive officer (the “CEO of Company A”) of another athletic apparel and footwear retail company (“Company A”), congratulating Hibbett on the positive mention in Nike’s earnings call discussion and asking to set up a telephone conversation in the coming weeks to discuss business opportunities. No further details about Company A’s intentions were given at that time, but Mr. Longo and the CEO of Company A agreed on October 16, 2023 as a mutually convenient date for a discussion.
On October 9, 2023, Mr. Longo was in New York, New York for business travel and had an informal meeting with a senior executive of a merchandise vendor of Hibbett and Régis Schultz, Chief Executive Officer of JD Sports. At the meeting, the participants discussed trends in the retail industry, challenges of the current economic environment, and similar matters of general business interest. Following the meeting, Mr. Schultz asked Mr. Longo to continue the discussion privately, and the third participant in the meeting departed. Mr. Schultz then stated to Mr. Longo that JD Sports had a strong interest in exploring a potential strategic combination with Hibbett and proposed to enter into a confidentiality agreement as soon as practicable to facilitate further discussions, including a proposed in-person meeting between certain key members of both companies’ management teams in early November 2023. No specific terms of a potential transaction were proposed or discussed at that time. Mr. Longo replied that he would confer with the Board and respond to the proposal in due course.
Later on October 9, 2023, Mr. Longo spoke with Anthony Crudele, the independent Chairman of the Board of Hibbett, and informed Mr. Crudele of the conversation with Mr. Schultz and the expression of interest from JD Sports. Mr. Crudele directed Mr. Longo to maintain the dialogue with JD Sports pending a full discussion among the Board at a meeting scheduled for later in October 2023, and to explore further the parameters of the in-person meeting proposed by Mr. Schultz. Mr. Crudele began informing the other Board members on an individual basis of the JD Sports interest promptly after the discussion with Mr. Longo.
Also on October 9, 2023, Mr. Longo contacted representatives of Solomon Partners Securities, LLC (“Solomon Partners”), Hibbett’s longtime financial advisor, to provide background with respect to JD Sports’ expression of interest and Mr. Longo’s upcoming conversation with the CEO of Company A, among other matters.
On October 16, 2023, Mr. Longo had a telephone call with the CEO of Company A, as previously scheduled. During the conversation, they discussed general business and industry issues. There was some discussion of possible strategic opportunities for Hibbett and Company A together in the future, including a possible combination transaction, but no specific proposals were made at that time. Following the conversation, Mr. Longo reported the call with Company A to Mr. Crudele, and, although no specific proposals were made by Company A, Mr. Crudele directed Mr. Longo to remain open to any further dialogue that may be initiated by Company A and report back if any occurred.

On October 17, 2023, the CEO of Company A contacted Mr. Longo via text message to thank him for the earlier discussion and asked for a follow-up call. The follow-up call was scheduled for October 18, 2023.
Also on October 17, 2023, a senior executive of another athletic apparel and footwear retail industry participant (“Company B”) contacted a representative of Solomon Partners and noted that Company B was aware of rumors that Hibbett may be interested in exploring a sale transaction, and, if so, Company B would like to participate in any sale process. The representative of Company B did not make a further specific proposal at that time, but the Solomon Partners representative committed to convey Company B’s interest to the Board and to respond in due course. The Solomon Partners representative reported the contact to Messrs. Crudele and Longo later that day.
On October 18, 2023, Mr. Longo and the CEO of Company A had a follow-up discussion by telephone. The CEO of Company A stated that Company A was interested in exploring a potential acquisition of Hibbett by Company A and desired to enter into a confidentiality agreement as soon as practicable to facilitate further discussions, including an in-person meeting among the management teams and financial advisors of both companies at a date to be determined in early November 2023. No specific transaction terms were proposed. The CEO of Company A also identified Company A’s financial advisor in strategic transactions of this type (“Financial Advisor A”). Mr. Longo responded that he would convey Company A’s interest to the Board and respond in due course. After the call, Mr. Longo contacted Mr. Crudele to recount the further conversation, and Mr. Crudele again directed Mr. Longo to maintain the dialogue with Company A and noted that he would inform the other Board members of this conversation, which he subsequently did.
Also on October 18, 2023, Mr. Longo sent a text message to Mr. Schultz asking for a follow-up call to their discussion on October 9, 2023 to explore further the parameters of the proposed in-person meeting sought by JD Sports. Mr. Schultz responded in agreement via text message on October 19, 2023.
On October 19, 2023, the senior executive of Company B had a call with representatives of Solomon Partners and again noted that Company B would be disappointed not to participate in any transaction discussions involving Hibbett. The Solomon Partners representatives again committed to relay this interest to the Board and did so to Messrs. Crudele and Longo later that day.
On October 20, 2023, Messrs. Longo and Schultz had a call to further discuss JD Sports’ interest in a transaction, and Mr. Schultz reiterated that JD Sports was highly interested in pursuing an acquisition of Hibbett. Mr. Schultz proposed that a limited group of senior management of JD Sports and its subsidiaries meet with Mr. Longo and Jared Briskin, Hibbett’s Executive Vice President, Merchandising, during early November 2023 in either New York or Indianapolis, Indiana, where the headquarters of JD Sports’ Finish Line business is located. Mr. Longo stated that he would relay these details to the Board and recounted them to Mr. Crudele in a discussion later that same day.
On October 23, 2023, Hibbett issued a press release announcing the launch of the Hibbett Rewards X Nike Membership program, which directly links the customer loyalty programs of Hibbett and Nike and provides exclusive shopping experiences, personalized content and early access to the latest product launches to members.
Also on October 23, 2023, Solomon Partners provided the Board with certain information regarding Solomon Partners’ material investment banking relationships during the prior two-year period with Hibbett, JD Sports, Company A, Company B and a fourth athletic apparel and footwear retail company (“Company C”), which Solomon Partners had identified as a potentially interested party and which subsequently contacted Hibbett on October 26, 2023 about its interest in a potential transaction.
On October 25, 2023, the Board held a meeting via videoconference with Mr. Briskin and David Benck, Hibbett’s Senior Vice President and General Counsel, and representatives of Solomon Partners and Hibbett’s outside counsel, Bass, Berry & Sims PLC (“Bass Berry”), participating, to review the expressions of interest in an acquisition of Hibbett by JD Sports, Company A, and Company B. At the meeting, Mr. Longo and the Solomon Partners representatives recounted details of their various conversations with the representatives of the interested parties. The Solomon Partners representatives also reviewed the macroeconomic and industry environment and challenges, peer companies’ growth trends and publicly disclosed projections, and the strategic rationales and likely motivation levels of the interested parties as well as any other potentially interested parties, noting the unlikelihood of competitive interest levels among private equity sponsors given the general decline in such sponsors’ acquisition activity in the retail industry in recent years combined with the limited number of such sponsors with the resources to acquire Hibbett, as well as the impact of higher interest rates on sponsors’ ability to generate their desired returns. Mr. Longo provided details about the requests for in-person meetings from JD Sports and Company A and proposed scheduling to coordinate meetings with all three interested parties in New York on November 9 and 10, 2023. The representatives of Bass Berry reviewed with the Board their fiduciary duties under applicable law in connection with responding to the unsolicited expressions of interest in a potential sale transaction. Representatives of Solomon Partners then reviewed potential process considerations for the Board in determining whether to pursue the interested parties’ expressions of interest and, if the Board should direct it, outreach to other potentially interested parties to gauge interest from others in a possible acquisition of Hibbett. The representatives of Solomon Partners and Bass Berry discussed with the Board the risks and benefits of various market check strategies, from a full public auction-style solicitation of interest, to a targeted outreach to a list of selected potential buyers likely to have both potential interest and the ability to complete a transaction, to a strategy of continuing discussions with the interested parties that had contacted Hibbett and no additional outreach to other parties. The Solomon Partners representatives provided their view that the three strategic parties that had contacted Hibbett to date, plus Company C, represented the potential counterparties likely to have the strongest strategic rationales, resources sufficient to execute a transaction, and likely motivation to deliver the greatest value to Hibbett stockholders. Following discussion, based on the information provided by Solomon Partners and with the assistance of Solomon Partners’ input (including Solomon Partners’ discussion of the unlikelihood of competitive interest levels among private equity sponsors), the Board determined at that time not to actively seek additional parties’ participation in the process, particularly in view of the strong strategic rationales and likely motivation of the interested parties that had contacted Hibbett to date and the leak risk that would ensue from actively seeking to expand the group of interested parties. In light of the simultaneous contacts from three separate interested parties, the Board also established a Strategic Review Committee comprised of Mr. Crudele (as Chair of the Strategic Review Committee), Dorlisa Flur and Linda Hubbard, all three of whom are independent and disinterested directors, to facilitate more rapid responses to the three parties as developing events might warrant. The Board also directed the Strategic Review Committee to consider whether the formal engagement of an independent financial advisor was in the best interests of Hibbett and its stockholders in connection with the Board’s evaluation of these expressions of interest, including the potential engagement of Solomon Partners in such capacity. The Board further authorized Mr. Benck and Bass Berry to prepare and negotiate suitable confidentiality agreements, with customary “standstill” provisions, with the interested parties and authorized Hibbett management and Solomon Partners to provide (subject to the execution of such confidentiality agreements) customary business information to the parties and to participate in the in-person meetings proposed to be held in New York on November 9 and 10, 2023. The Board also directed management to begin preparing a five-year long-range forecast for review and approval by the Board in connection with its evaluation of these expressions of interest.
Later on October 25, 2023, the CEO of Company A emailed Mr. Longo to request a follow-up call. On October 26, 2023, Mr. Longo and the CEO of Company A had a telephone call to discuss further the subject matter to be covered at an in-person meeting agreed to be held on November 9, 2023. Mr. Longo and the CEO of Company A further discussed general business matters and Hibbett’s capabilities and leadership team. Mr. Longo also asked for the contact information of Financial Advisor A, which the CEO of Company A provided later that same day.
On October 26, 2023, the chief executive officer (the “CEO of Company C”) of Company C contacted Mr. Longo via text message and asked for a call. Mr. Longo spoke with the CEO of Company C by telephone later that day, and the CEO of Company C stated that Company C had strong interest in exploring a potential acquisition of Hibbett, and that Company C desired to enter into a confidentiality agreement to facilitate discussions of such matters and to set up an in-person meeting between senior management of Hibbett and Company C at a date to be determined. No specific transaction terms were proposed. Mr. Longo noted that he would confer with the Board and respond in due course. Promptly after the conclusion of the call, Mr. Longo had a call with Mr. Crudele and recounted the discussion with the CEO of Company C. Mr. Crudele directed Mr. Longo to maintain the dialogue with Company C and noted that he planned to convene a meeting of the Strategic Review Committee in the coming days to receive an update on communications with the interested parties.
On October 26, 2023, at the direction of the Board, representatives of Solomon Partners contacted representatives of Company B and notified them of the opportunity—subject to execution of a suitable confidentiality agreement—to review limited business information and participate in in-person meetings with senior management of Hibbett in New York on November 9 or 10, 2023.

On October 27, 2023, Messrs. Longo and Schultz had a telephone call during which they discussed industry trends and the potential for synergy opportunities resulting from a possible strategic combination between Hibbett and JD Sports. During the call, Messrs. Longo and Schultz also confirmed the in-person meeting in New York on November 10, 2023. Separately, at the direction of the Board, representatives of Solomon Partners conducted a call with a representative of JD Sports and representatives of Robert W. Baird & Co. Incorporated, JD Sports’ financial advisor (“Baird”), to discuss the subject matter to be covered in the November meeting and other process considerations.
On October 27, 2023, at the direction of the Board, representatives of Solomon Partners had a telephone call with representatives of Financial Advisor A to discuss the opportunity for a transaction between Hibbett and Company A, the subject matter to be covered in the November meeting and other process considerations.
On October 27, 2023, at the direction of the Board, representatives of Solomon Partners had a telephone call with representatives of Company C to discuss the opportunity for a transaction between Hibbett and Company C. That same day, the CEO of Company C contacted Mr. Longo via text message to reiterate Company C’s interest in an in-person meeting with senior management of Hibbett in New York on November 9 or 10, 2023.
On October 30, 2023, the Strategic Review Committee held a meeting via videoconference, with Messrs. Longo and Benck and representatives of Bass Berry participating, to receive an update and discuss potential terms of the engagement of Solomon Partners to serve as the Company’s financial advisor in connection with the evaluation of the interested parties’ expressions of interest in an acquisition of Hibbett and any other strategic alternatives the Board might consider. Messrs. Longo and Crudele provided the other Strategic Review Committee members with an update on communications with the interested parties subsequent to the Board meeting on October 25, 2023, and Mr. Longo reviewed business information to be provided and subject matter areas to be covered in the in-person meetings on November 9 and 10, 2023. Mr. Crudele disclosed that his son was currently an employee of Solomon Partners (though walled off from Solomon Partners’ deal team on the matter), which employment he had held for less than two years, and, as a result, Mr. Crudele recused himself from consideration of Solomon Partners’ engagement, and Mr. Crudele and Mr. Longo, in view of management’s pre-existing working relationship with Solomon Partners of more than 10 years, departed the meeting. Mr. Benck and the Bass Berry representatives reviewed with the remaining Strategic Review Committee members the disclosures made by Solomon Partners of relationships with the interested parties. Following discussion, the Strategic Review Committee members present (those other than Mr. Crudele) approved the engagement of Solomon Partners, subject to finalizing the engagement letter. The Strategic Review Committee selected Solomon Partners as its financial advisor because Solomon Partners is a recognized financial advisory firm that has substantial experience in transactions similar to the Merger and has extensive familiarity both with Hibbett and its business and with the athletic apparel and footwear industry more broadly. On October 31, 2023, Ms. Flur, as the delegate of the Strategic Review Committee pursuant to its approval at the October 30, 2023 meeting, approved and executed a final form of engagement letter with Solomon Partners that was consistent with the Strategic Review Committee’s direction.
On October 30, 2023, representatives of Company B contacted representatives of Solomon Partners and confirmed Company B’s desire to review additional business information and participate in an in-person meeting in New York on November 9, 2023 and asked Solomon Partners to convey a confidentiality agreement for review when available.
On October 30, 2023, representatives of Company C contacted representatives of Solomon Partners to ask certain questions about trends in Hibbett’s business and discuss the upcoming meeting.
On October 30, 2023, Mr. Benck and Bass Berry provided a draft confidentiality agreement, which included customary “standstill” provisions, to Solomon Partners, which distributed it to each of Company A, Company B, Company C and JD Sports that same day. At the direction of the Board, Solomon Partners confirmed the availability of each of the interested parties and definitively set in-person meetings with Messrs. Longo and Briskin from Hibbett, representatives of Solomon Partners and representatives of the interested parties (and, if applicable, their respective financial advisors) to be held at Solomon Partners’ offices in New York on November 9, 2023, in the case of each of Company A and Company B, and on November 10, 2023, in the case of each of Company C and JD Sports.

On October 31, 2023, representatives of Company B contacted Solomon Partners to introduce Company B’s legal counsel that would review and respond to the draft confidentiality agreement and provided a written summary of subject matter areas that Company B desired to have covered at the in-person meeting on November 9, 2023.
On November 1, 2023, Baird conveyed to Solomon Partners a revised draft of the confidentiality agreement between Hibbett and JD Sports. Over the following days, JD Sports, its outside counsel, Freshfields Bruckhaus Deringer LLP (“Freshfields”), Bass Berry and Mr. Benck negotiated the terms of the confidentiality agreement, which was executed by JD Sports and Hibbett on November 5, 2023 and included customary standstill provisions. The confidentiality agreement also included a “don’t ask, don’t waive” provision prohibiting JD Sports from requesting that Hibbett release it from its standstill restrictions.
On November 1, 2023, Company A provided to Solomon Partners a revised draft of the confidentiality agreement. Over the following days, Company A, Company A’s legal counsel, Bass Berry, and Mr. Benck negotiated the terms of the confidentiality agreement between Company A and Hibbett, which was executed on November 7, 2023 and included customary standstill provisions. The confidentiality agreement also included a “don’t ask, don’t waive” provision prohibiting Company A from requesting that Hibbett release it from its standstill restrictions.
On November 2, 2023, Company B provided a revised draft of the confidentiality agreement, and Hibbett and Company B executed the agreement later that day. The confidentiality agreement included customary standstill provisions as well as a “don’t ask, don’t waive” provision prohibiting Company B from requesting that Hibbett release it from its standstill restrictions.
On November 2, 2023, Company C provided a revised draft of the confidentiality agreement to Solomon Partners. Over the following days, Company C, its legal counsel, Bass Berry and Mr. Benck negotiated the terms of the confidentiality agreement between Company C and Hibbett, which was executed on November 8, 2023 and included customary standstill provisions. The confidentiality agreement also included a “don’t ask, don’t waive” provision prohibiting Company C from requesting that Hibbett release it from its standstill restrictions.
Although each of the interested parties’ confidentiality agreements contain standstill provisions customary for a public company sale process, all four allow the interested party to make acquisition proposals to the Board privately at any time, and all four also contain “fallaway” provisions that allow acquisition proposals to be made publicly by the interested party following the entry by Hibbett into a definitive agreement to sell the Company, including the Merger Agreement. As such, none of Company A, Company B or Company C is prohibited by any such standstill provisions from making an acquisition proposal.
On November 9, 2023, at Solomon Partners’ offices in New York, Messrs. Longo and Briskin, together with representatives of Solomon Partners, met with representatives of Company A and Financial Advisor A and, separately, with representatives of Company B. On November 10, 2023, again at Solomon Partners’ offices in New York, Messrs. Longo and Briskin, together with representatives of Solomon Partners, met with representatives of Company C and Company C’s financial advisor and, separately, with representatives of JD Sports and Baird. In each of these meetings, the Hibbett and Solomon Partners attendees discussed and responded to questions about Hibbett’s business, organization, strategy, technology and logistical capabilities and projected performance for the remainder of Hibbett’s 2024 fiscal year.
On November 14, 2023, Company C provided follow-up questions from the meeting to Solomon Partners, which Solomon Partners answered the next day.
On November 14, 2023, the Strategic Review Committee held a meeting via videoconference with Messrs. Longo, Briskin and Benck and representatives of Solomon Partners and Bass Berry present. Messrs. Longo and Briskin and the Solomon Partners representatives provided a detailed report on each of the four meetings with the interested parties. The Solomon Partners representatives then reviewed proposed future steps in the process, including requesting indications of interest from the interested parties in early to mid-December. Following discussion, the Strategic Review Committee directed Hibbett management to continue work on Hibbett’s long-range forecast, to be provided to the Board for review and, if deemed appropriate by the Board, considered for approval at the upcoming regular Board meeting later in November 2023, ahead of seeking any indications of interest from the interested parties, which the Strategic Review Committee directed take place by such date in December as Solomon Partners and Hibbett management deemed reasonable.

On November 19, 2023, Company B contacted Solomon Partners to inquire about overall timing expectations of the process and discuss Company B’s ongoing efforts to model a transaction.
On November 19, 2023, Financial Advisor A contacted Solomon Partners to seek an update on the timing of Hibbett’s long-range forecast, request targeted due diligence calls with Hibbett management to discuss information technology and financial diligence and outline other likely areas of due diligence on Hibbett’s financial performance, capital expenditures and unit profitability.
On November 20, 2023, in an executive session conducted via videoconference as part of Hibbett’s regularly scheduled quarterly Board meeting, the Board was joined by Messrs. Briskin and Benck and Bob Volke, the Company’s Senior Vice President and Chief Financial Officer, as well as representatives of Solomon Partners and Bass Berry. In the executive session, the Solomon Partners representatives provided an update on discussions with each of the interested parties since the last meeting of the full Board on October 25, 2023, including in particular the in-person meetings held in New York on November 9 and 10, 2023. Following discussion of these matters, Hibbett’s senior management reviewed a draft of management’s current long-range forecast, which included forecasted financial information for Hibbett’s business through the end of fiscal 2029, and the underlying assumptions, including in particular with respect to store unit growth and certain expenses and other line items included in the forecast. Mr. Volke reviewed areas in which work to further refine the long-range forecast was ongoing. The representatives of Solomon Partners then provided Solomon Partners’ perspective on how strategic bidders like the interested parties typically evaluate such forecasts, and the Bass Berry representatives discussed with the Board their fiduciary duties in connection with the evaluation of the expressions of interest in an acquisition of Hibbett by the interested parties and potential disclosure obligations in the event of a transaction. The Solomon Partners representatives discussed potential next steps for delivery of the long-range forecast, if approved by the Board, to the interested parties as well as the solicitation of indications of interest from the interested parties, including such parties’ respective views on valuation, remaining due diligence needs and timing, with submissions to be requested by mid-December. Following discussion, the Board directed management to continue to prepare the long-range forecast and present an updated version for review and, if deemed appropriate by the Board, approval at a future meeting. The Board directed Solomon Partners to convey to the interested parties the expectation that responsive feedback on the topics discussed by Solomon Partners would be expected by mid-December.
On November 20 and 21, 2023, at the direction of the Board, Solomon Partners separately contacted each of the interested parties and reported the expectation that Hibbett’s long-range forecast would become available after the Thanksgiving holiday and that Hibbett would seek responsive feedback from the interested parties on their interest in a potential transaction with the Company, including on valuation, by mid-December.
On November 21, 2023, Hibbett released its third quarter fiscal 2024 earnings and conducted its quarterly earnings call. Hibbett reported positive results for the quarter and updated its guidance for the remainder of fiscal 2024, increasing its full-year fiscal 2024 diluted earnings per share guidance based on an expectation of EBIT margin improvements and lower interest and tax expense for the remainder of the year. The market responded favorably to the announcement, and Hibbett’s shares traded up approximately 10%, closing at a price of $58.85 per share on such date.
On November 25, 2023, Financial Advisor A contacted Solomon Partners to request targeted due diligence calls with Hibbett management to discuss information technology and financial diligence.
On November 27, 2023, the Board held a meeting via videoconference, with Messrs. Briskin, Volke and Benck, Chris Flynn, Hibbett’s Vice President, Finance, and representatives of Solomon Partners and Bass Berry present. Mr. Volke reviewed the Initial Hibbett Projections (as defined below) and the underlying assumptions, noting in detail changes made from the long-range forecast presented at the Board’s November 20, 2023 meeting, including in particular with respect to increased store growth relative to Hibbett’s historical store growth model, capital expenditures and increases in store-level wages. The Solomon Partners representatives and management also reviewed certain contextual information that was proposed to be delivered to the interested parties along with the Initial Hibbett Projections. Following discussion, the Board adopted the Initial Hibbett Projections, which are discussed in the section entitled “Proposal 1: Adoption of the Merger Agreement—Projections Prepared by Hibbett’s Management” beginning on page 67 of this Proxy Statement, and directed Solomon

Partners to convey the Initial Hibbett Projections and related contextual information to the interested parties. The Solomon Partners representatives then reviewed plans for upcoming due diligence meetings with the interested parties and other upcoming steps in the process before responsive feedback on a transaction would be sought.
Later on November 27, 2023, at the direction of the Board, Solomon Partners separately conveyed the Initial Hibbett Projections and contextual information to each of Company A, Company B, Company C and JD Sports and requested their availability for a meeting with Hibbett senior management to review the information. (As further described below, each of Company A, Company C and JD Sports eventually participated in a further management meeting to review the Initial Hibbett Projections and contextual information with Hibbett management; Company B ultimately declined to do so.)
On November 29, 2023, at the direction of the Board, Solomon Partners conveyed to each of the interested parties (or, if applicable, their respective financial advisors) instructions for submitting a proposal with respect to a transaction, if interested, which proposals should include, among other things, feedback on valuation, remaining due diligence needs, plans to finance the transaction, and overall timing, by December 15, 2023.
Also on November 29, 2023, Mr. Longo received a message from the CEO of Company C congratulating Hibbett on its third quarter earnings results and reiterating Company C’s interest in a transaction.
On November 30, 2023, representatives of Hibbett management, Solomon Partners, Company A and Financial Advisor A held a videoconference to review the Initial Hibbett Projections and related contextual information.
On December 1, 2023, representatives of Company B contacted Solomon Partners to note that they planned to have a further discussion with Company B’s board of directors in the coming week and would be in touch about next steps.
On December 1, 2023, representatives of Baird contacted representatives of Solomon Partners to request a meeting with Hibbett management, JD Sports and both sides’ respective financial advisors to review the Initial Hibbett Projections and related contextual information, which meeting was subsequently scheduled for December 8, 2023.
On December 3, 2023, representatives of Financial Advisor A contacted representatives of Solomon Partners to request that Hibbett grant a waiver under the confidentiality agreement with Company A to allow Company A to contact financial sponsors that might provide equity financing for an acquisition of Hibbett as co-investors with Company A. The representatives of Financial Advisor A noted to the representatives of Solomon Partners that allowing Company A this permission was likely, in Financial Advisor A’s view, to increase the possibility that Company A would submit a value-maximizing proposal. The Solomon Partners representatives replied that the request would be relayed to the Board, and Solomon Partners would reply in due course. After the call, Solomon Partners reported the request to Mr. Crudele, Mr. Longo and Bass Berry, and, after discussion, Mr. Crudele determined to convene the Strategic Review Committee to consider the request.
On December 4, 2023, the Strategic Review Committee met via videoconference, with Messrs. Longo, Benck, Volke and Flynn and representatives of Bass Berry present. Mr. Longo reported the request from Financial Advisor A to permit Company A to approach financial sponsors to provide equity financing as co-investors to increase the possibility that Company A would submit a value-maximizing proposal and reviewed with the Strategic Review Committee certain considerations with respect to the request that had previously been discussed with Solomon Partners and Bass Berry—namely, the likelihood that granting such permission would enable Company A to make a proposal (whether an all-cash proposal or a proposal reflecting consideration comprised of a mix of cash together with Company A stock) reflecting higher value and the related possibility that Company A might not proceed with delivering a proposal at all if permission was denied, as well as, on the other hand, the increased risk of a public leak that could ensue from allowing unlimited contacts to potential financing sources. Mr. Longo relayed a potential counterproposal that had previously been discussed with Solomon Partners and Bass Berry under which permission might be granted under strict limitations as to the number and type of potential financing sources that could be contacted by Company A. The Strategic Review Committee members engaged in a discussion of these considerations with the members of management and the Bass Berry representatives, and, after discussion, the Strategic Review Committee directed management to relay to Solomon Partners the Strategic Review Committee’s instruction to convey the Board’s openness to considering any bona fide offer that would maximize value to Hibbett stockholders, regardless of the form of consideration, and, to facilitate such an offer from Company A, and the permission for Company A to conduct limited contacts with no more than three financial sponsors, to be identified to Solomon Partners in advance of such contacts, and subject to each such financial sponsor’s execution of an appropriate joinder to Company A’s confidentiality agreement. Later that day, Solomon Partners contacted Financial Advisor A to convey the Strategic Review Committee’s position and ask for Company A’s proposal on which financial sponsor(s) Company A would seek to contact. Financial Advisor A subsequently provided a list of three financial sponsors that Company A was considering contacting as potential co-investors.
On December 6, 2023, at the direction of the Board, representatives of Hibbett management, Solomon Partners and Company C held a videoconference to review the Initial Hibbett Projections and related contextual information.
On December 7, 2023, at the direction of the Board, Solomon Partners conveyed certain additional historical income statement information, as previously disclosed in Hibbett’s publicly filed documents, to each of the interested parties.
On December 7, 2023, representatives of Solomon Partners and representatives of Financial Advisor A had a call to discuss the potential equity co-investment request and the three potential equity financing sources Company A proposed to contact. Following this discussion, at the direction of the Board, Solomon Partners conveyed to Financial Advisor A a form of joinder to the confidentiality agreement between Hibbett and Company A to allow such potential equity financing sources to be contacted.
On December 7, 2023, representatives of Hibbett management, Solomon Partners, JD Sports management and Baird conducted a due diligence call with respect to Hibbett’s information technology.
On December 8, 2023, representatives of Hibbett management, Solomon Partners, JD Sports management and Baird held a videoconference to review the Initial Hibbett Projections and related contextual information.
On December 11, 2023, at the direction of the Board, Solomon Partners contacted Financial Advisor A to request an update on discussions with any of the three potential equity financing sources previously discussed. Financial Advisor A noted that no such approaches had yet been made, as Company A had decided to defer those contacts until after a meeting of Company A’s board of directors scheduled for December 12, 2023.
On December 11, 2023, at the direction of the Board, Solomon Partners conveyed a breakdown of logistics, store occupancy and SG&A expenses to each of the interested parties.
On December 12, 2023, the CEO of Company A called Mr. Longo to report that Company A’s board of directors had met that day and Company A would not be moving forward at that time, citing strong concerns of Company A’s board of directors about the leverage profile of the combined company following an all-cash acquisition at a premium to current share price levels following continued appreciation in the trading price of Hibbett Common Stock (which had closed at $65.44 on December 11, 2023, an increase of approximately 38% over the closing price on October 13, 2023, the last trading day before the initial conversation between the CEO of Company A and Mr. Longo) and a desire to focus on execution against Company A’s own strategic plan.
On December 13, 2023, at the direction of the Board, Solomon Partners conveyed the latest projected balance sheet of Hibbett as of the end of fiscal 2024 to Baird, Company B and Company C.
On December 13, 2023, representatives of Company B contacted Solomon Partners and reported that, after consideration, Company B’s board of directors did not believe that Company B was the best acquirer for Hibbett at present. The Company B representatives indicated that although they had tried to model the transaction in a number of ways, they could not find a solution that resonated with Company B’s board of directors in light of the expected cost of the transaction, and they did not see a way for Company B to add sufficient operational or strategic value to justify the transaction under those circumstances.
On December 14, 2023, representatives of Hibbett management, Solomon Partners and Company C conducted a due diligence call with respect to Hibbett’s information technology.
On December 14, 2023, notwithstanding the earlier statement of withdrawal from the CEO of Company A, representatives of Financial Advisor A and Solomon Partners had a telephone call in which Financial Advisor A conveyed that Company A would remain supportive of a transaction involving a mix of cash and Company A stock if Hibbett’s Board were open to such a structure. Financial Advisor A noted the strategic logic of the potential combination but stated that the debt levels required to complete an all-cash transaction would not be sustainable. Financial Advisor A confirmed that no outreach had been made to potential equity financing sources. The Solomon Partners representatives reiterated the Board’s openness to considering any bona fide offer that would maximize value to Hibbett stockholders, regardless of the form of consideration.
On December 15, 2023, a representative of Company C contacted a representative of Solomon Partners to report that Company C would not be submitting a proposal at that time due to integration concerns as Company C was focused on improving its own information technology infrastructure. Subsequently, one of Company C’s advisors informed Solomon Partners that it believed Company C would not be able to provide an attractive premium to then-current share prices of Hibbett Common Stock following continued appreciation in Hibbett Common Stock’s trading price (which had closed at $69.75 on December 14, 2023, an increase of approximately 47% over the closing price on October 25, 2023, the last trading day before the initial conversation between the CEO of Company C and Mr. Longo).
On December 15, 2023, Baird conveyed to Solomon Partners a letter containing JD Sports’ non-binding proposal (the “December 15 Proposal”) to acquire all of the outstanding shares of Hibbett Common Stock for an indicative price range of $85.00-90.00 in cash per share, subject to completion of JD Sports’ due diligence review. The proposed transaction would not require external financing and would not be subject to a financing condition. The December 15 Proposal also noted JD Sports’ view that regulatory obstacles to closing for antitrust reasons were not expected, the proposed transaction had the full support of JD Sports’ board of directors and majority shareholder, the Pentland Group, from which JD Sports intended to obtain an irrevocable undertaking at execution of a definitive merger agreement to vote all of its shares in JD Sports in favor of the transaction if a vote of JD Sports shareholders were required under applicable law and the rules of the Financial Conduct Authority, the primary governmental securities regulator in the United Kingdom (“FCA”).
On December 18, 2023, the Board held a meeting (the “December 18 Board Meeting”) via videoconference, with Messrs. Briskin, Benck and Volke and representatives of Solomon Partners and Bass Berry present, to review the December 15 Proposal and determine responsive steps. The Solomon Partners representatives reviewed the industry and market environment, and recent trading performance of Hibbett Common Stock, noting that even after the favorable market reception of Hibbett’s third quarter earnings release on November 21, 2023 that had resulted in an approximate 10% increase on the day of the announcement, Hibbett Common Stock had continued to trade upward a further 18% since that date, resulting in a total increase in the prevailing trading price of Hibbett Common Stock of approximately 45% since October 25, 2023, the date of the first Board meeting to consider the inbound expressions of interest from the interested parties. In view of the nearly contemporaneous unsolicited approaches from four strategic potential acquirers (which the Board believed was not coincidental, as the senior executive of Company B that initially contacted Solomon Partners had expressly acknowledged that Company B’s initial approach was prompted by rumors that Hibbett may be considering a sale transaction) and the continued appreciation in the trading price of Hibbett Common Stock, the Solomon Partners representatives noted that Solomon Partners and Hibbett management had continued to monitor closely the possibility that discussions with the interested parties had leaked to the marketplace, but that neither Solomon Partners nor management was aware of any explicit leaks. The Solomon Partners representatives then updated the Board on the status of discussions with each of the interested parties leading up to the December 15 bid deadline date and noted that the three interested parties other than JD Sports had all withdrawn from the process in the days prior to the bid deadline, though there continued to be ongoing discussions with Financial Advisor A with regard to a potential proposal from Company A based on consideration consisting of a mix of cash and Company A stock. The Solomon Partners representatives noted that, in conveying Company C’s withdrawal from the process, one of Company C’s advisors had cited an inability to arrive at a valuation for Hibbett that it believed would be suitable given Hibbett’s recently materially increased trading prices, and that Company A’s shift in focus to a transaction that would depend on Company A stock for a material proportion of the consideration under such a proposal implied that generating an all-cash bid that would deliver suitable value and be competitive with any others’ interest may have been beyond Company A’s reach, given Company A’s then-current capital structure and in light of comments made by the CEO of Company A and Financial Advisor A.
At the December 18 Board Meeting, the Solomon Partners and Bass Berry representatives next discussed with the Board whether Solomon Partners should conduct active outreach to other potentially interested parties to gauge their interest in a possible acquisition of Hibbett. The representatives of Solomon Partners and Bass Berry discussed with the Board the risks and benefits of various market check strategies, from a full public auction-style solicitation of interest, to a targeted outreach to a list of selected potential buyers likely to have both potential interest and the ability to complete a transaction, to a strategy of continuing discussions with JD Sports and Company A and no additional outreach to other parties. The Solomon Partners representatives provided their view, based on the market factors that Solomon Partners had previously discussed with the Board (including Solomon Partners’ discussion of the unlikelihood of competitive interest levels among private equity sponsors), that the four interested parties that had contacted Hibbett to date represented the potential counterparties likely to have the strongest strategic rationales and available resources sufficient to execute a transaction, and likely motivation to deliver the greatest value. Following this discussion, reasoning that continuing to develop JD Sports’ and Company A’s interest would likely represent the best path to deliver the greatest value to Hibbett stockholders while minimizing the considerably increased risk of an explicit public leak that could ensue from actively seeking other parties’ interest, the Board determined, and directed Solomon Partners, not to actively seek out any additional parties’ participation in the process.
At the December 18 Meeting, the Solomon Partners representatives next reviewed the terms of the December 15 Proposal in detail, noting that the valuation range in the December 15 Proposal implied a valuation multiple of 5.7x-6.0x Hibbett last 12 months EBITDA and a multiple of 5.9x-6.2x projected EBITDA for fiscal 2024 as set forth in the Initial Hibbett Projections. The Solomon Partners representatives also noted that the all-cash proposal would not require external financing and that JD Sports had, in Solomon Partners’ view, ample resources to complete such a transaction. The Solomon Partners representatives and Bass Berry representatives then responded to questions from the Board about the proposed terms of the December 15 Proposal. Following this discussion, the Solomon Partners representatives reviewed certain potential responses to the December 15 Proposal with the Board. The Solomon Partners representatives outlined process considerations in the event the Board determined to continue discussions with JD Sports. The Bass Berry representatives reviewed with the Board the directors’ fiduciary duties under applicable law in connection with the consideration of the December 15 Proposal and the various potential responses outlined by Solomon Partners. Mr. Longo provided management’s view of the contacts with JD Sports since their initial approach in October, and the consistent expressions of strong strategic fit by JD Sports and JD Sports’ considerable enthusiasm for and confidence in a transaction. Following a discussion of these matters, the Board directed Solomon Partners to convey to JD Sports that the Board had strong support for the management team and Hibbett’s current strategy and believed that JD Sports should increase its indicative price range to reflect a higher valuation. Solomon Partners was further directed to request a response from JD Sports by December 22, 2023.
On December 19, 2023, representatives of Solomon Partners and Baird had a call to discuss the Board’s feedback on the December 15 Proposal. As directed by the Board, the Solomon Partners representatives conveyed the Board’s request for a higher valuation range implied by the December 15 Proposal. The Solomon Partners representatives asked for a response to the Board’s position by December 22, 2023. The Baird representatives committed to refer the Board’s feedback to JD Sports.
On December 20, 2023, representatives of Solomon Partners and Financial Advisor A had a call to discuss Company A’s continued evaluation of a possible acquisition proposal involving mixed consideration of both cash and Company A stock. As done previously, the Solomon Partners representatives reiterated that the Board would be willing to consider any bona fide proposal regardless of the nature of the consideration. The representatives of Financial Advisor A replied that they would confer with Company A and provide feedback to Solomon Partners in the coming days.
On December 21, 2023, Financial Advisor A contacted Solomon Partners to confirm Company A’s intention to work on potential deal structures involving Company A stock as some or all of the consideration to acquire Hibbett. Financial Advisor A indicated they expected that any such proposal from Company A would likely be provided after the holiday season, in January 2024.
On December 22, 2023, representatives of Solomon Partners and Baird had a call to discuss JD Sports’ response to the Board’s feedback on the December 15 Proposal. The Baird representatives conveyed that JD Sports was not inclined to modify its proposal to raise the valuation range beyond what was set forth in the December 15 Proposal, but noted that JD Sports remained confident that it could support a deal valuation at the upper end of the range in the December 15 Proposal if Hibbett met the projections for the remainder of fiscal 2024 that had previously been provided to JD Sports. The Solomon Partners representatives responded that they would report this response to the Board. Following the call, Solomon Partners relayed this response to Mr. Crudele and to Mr. Longo, and Mr. Crudele determined to call a further meeting of the Board to consider the response and next steps.

On December 23, 2023, Solomon Partners conveyed to Financial Advisor A the updated projected balance sheet of Hibbett as of the end of fiscal 2024, which had previously been shared with representatives of JD Sports after Company A’s initial withdrawal from the process.
On December 27, 2023, the Board held a meeting via videoconference, with Messrs. Briskin, Volke and Benck and representatives of Solomon Partners and Bass Berry present. The Solomon Partners representatives provided an update on discussions with Financial Advisor A regarding a potential proposal based on a consideration mix of cash and stock, and noted that Financial Advisor A had indicated that such a proposal would be unlikely to be delivered until after the holiday season, in January 2024. The Solomon Partners representatives then reported on the response of JD Sports to the Board’s initial feedback to the December 15 Proposal, noting that JD Sports had declined to raise its price range but remained confident that it could support a valuation at or near the top of that range if Hibbett met the projections for the remainder of fiscal 2024. The Solomon Partners representatives responded to questions from the Board about the discussions with Baird and JD Sports’ position. Mr. Longo provided the Board with a business update on sales and profitability through the holiday season and noted that both were below original expectations, with the shortfall on profitability being less than that on sales. The Solomon Partners representatives provided a market update and reported that recent industry news and market conditions across the athletic apparel and footwear retail segment had generated negative pressure on trading prices of certain other industry participants, but that trading prices of Hibbett’s Common Stock had remained at the elevated levels to which they had steadily risen since the initial approaches by the interested parties in October 2023. The Solomon Partners representatives then reviewed potential further responses to JD Sports’ most recent position. Following discussion, the Board directed Solomon Partners to convey the Board’s view that an increased valuation at or above that set forth in the December 15 Proposal was appropriate in light of current trends and the considerable strategic benefits that JD Sports would likely derive from the proposed acquisition and to request an improved proposal.
Later on December 27, 2023, at the direction of the Board, a representative of Solomon Partners had a call with a representative of Baird to relay the Board’s position and again request an updated proposal from JD Sports. In response, the representative of Baird requested an update on Hibbett’s fiscal 2024 fourth quarter performance. The representative of Solomon Partners indicated that an update on fiscal 2024 fourth quarter performance to-date and an updated projection on performance through the end of fiscal 2024 were in the process of being prepared by Hibbett management and would be shared when available.
On January 4, 2024, at the direction of the Board, Solomon Partners had a call with Financial Advisor A to check on the status of Company A’s deliberations. Financial Advisor A reported that Company A was continuing to consider different deal structures and asked for an update on fiscal 2024 fourth quarter performance to-date and an updated projection on performance through the end of fiscal 2024. Solomon Partners noted those updates were in the process of being prepared by Hibbett management and would be shared when available. Later on January 4, 2024, Hibbett management completed the update on fiscal 2024 fourth quarter performance to-date and an updated projection on performance through the end of fiscal 2024, and, at the direction of the Board, Solomon Partners conveyed the same to Baird.
On January 8, 2024, a representative of an outside advisor to Company C contacted Solomon Partners via telephone and relayed that the advisor had been assisting Company C in analyzing an acquisition of Hibbett, and that a proposal might still be possible. The Company C advisor noted the matter was still under consideration by Company C and the advisor would keep Solomon Partners informed of developments if it seemed like a deal between Company C and Hibbett might still be possible.
On January 9, 2024, at the direction of the Board, Solomon Partners delivered the update on fiscal 2024 fourth quarter performance to-date and an updated projection on performance through the end of fiscal 2024 to Company A. In view of Company C’s previous withdrawal from the process and the speculative nature of the contacts from Company C’s outside advisor, these updates were not conveyed to Company C.
Also on January 9, 2024, representatives of Baird and Solomon Partners had a call in which Baird conveyed JD Sports’ response to the Board’s request for an updated proposal, noting that JD Sports continued to be unwilling to increase its price range at this time, but that JD Sports remained highly enthusiastic about a transaction and eager to conduct further due diligence to validate its proposal. To that end, Baird conveyed to

Solomon Partners a comprehensive due diligence request outlining the information JD Sports desired to review. Solomon Partners conveyed this response to Messrs. Crudele and Longo, and Mr. Crudele determined to call a meeting of the Strategic Review Committee to consider next steps.
On January 10, 2024, the Strategic Review Committee held a meeting via videoconference, with Messrs. Longo, Briskin, Volke and Benck and representatives of Solomon Partners and Bass Berry in attendance. At the meeting, the representatives of Solomon Partners reported that they had provided Baird with an update on fiscal 2024 fourth quarter performance to-date and an updated projection on performance through the end of fiscal 2024. The Solomon Partners representatives also reported JD Sports’ refusal to increase the price range from the December 15 Proposal at this time but noted that a comprehensive due diligence request had been provided outlining the information that would be needed by JD Sports to validate its proposal fully. The Solomon Partners representatives further reported on JD Sports’ recent announcement of lower-than-expected sales results for the 22 weeks ended December 30, 2023 and lowered guidance, and the resulting decline of greater than 25% in JD Sports’ prevailing trading price, and provided a general market update. Mr. Crudele noted for discussion the possibility that allowing JD Sports to conduct further due diligence would allow the Board to further explore and negotiate JD Sports’ proposal with the potential to increase value, set against the potential cost and distraction to Hibbett as well as continued risk of a public leak of the discussions of an acquisition. Messrs. Longo and Briskin then provided a business update, noting the expectation of an unfavorable macroeconomic and industry environment for the remainder of fiscal 2024 and through much or all of fiscal 2025. Mr. Longo also noted that management expected significant challenges in the consumer environment in fiscal 2025 in connection with the impending U.S. presidential election along with any accompanying civic unrest that might affect Hibbett’s various retail locations. The Strategic Review Committee members engaged in a discussion with management and the Solomon Partners and Bass Berry representatives of the implications of these challenging conditions for fiscal 2025 results, including likely downward pressure on Hibbett’s stock price. Following this discussion, the representatives of Solomon Partners and Bass Berry reviewed potential next steps in engaging with JD Sports, including the potential provision of a draft merger agreement following the review and approval thereof by the Strategic Review Committee. Following discussion, the Strategic Review Committee members directed management, Solomon Partners and Bass Berry to convey to JD Sports that the Board viewed JD Sports’ proposal as uninspiring, but to proceed with responding to JD Sports’ due diligence request in such manner as they deemed appropriate in an effort to support a revised proposal reflecting improved value while taking into account competitive sensitivities. The Strategic Review Committee also directed Bass Berry and Mr. Benck to begin work on drafting a merger agreement that could be provided to JD Sports if subsequently approved by the Strategic Review Committee.
Between January 10 and January 22, 2024, Hibbett management, Solomon Partners and Bass Berry worked to populate a virtual data room with information responsive to JD Sports’ due diligence request. On January 22, 2024, access to the virtual data room was granted to JD Sports and its advisors, with certain competitively sensitive information being restricted to customary “clean room” handling procedures that would prevent general dissemination of such information within JD Sports.
On January 11, 2024, Solomon Partners had a call with Baird to relay the Strategic Review Committee’s determination to proceed with responses to JD Sports’ due diligence request. Also on that date, Mr. Schultz sent a text message to Mr. Longo informing Mr. Longo that he would be making a trip to the United States later that month and inquiring about the possibility of conducting Hibbett store visits during that trip. Mr. Schultz and Mr. Longo continued to exchange text messages between January 11, 2024 and the date of the store visits on January 26, 2024 to coordinate logistics with respect to the visits.
On or about January 18, 2024, Baird relayed to Solomon Partners a request from JD Sports for Messrs. Longo and Briskin to host in-person store visits at certain of Hibbett’s Atlanta, Georgia locations. The visits were subsequently held on January 26, 2024 and were attended by (i) representatives of JD Sports, including Mr. Schultz, (ii) a representative of the Pentland Group, JD Sports’ majority shareholder and (iii) George Mersho, a minority shareholder in a JD Sports subsidiary. The attendees toured several Hibbett and City Gear store locations in the Atlanta area and discussed Hibbett’s business model, logistical and inventory systems, and customer base, among other similar issues. Terms of a potential transaction were not discussed at this meeting.
From the opening of the virtual data room on January 22, 2024 until the execution of the Merger Agreement on April 23, 2024, representatives of Hibbett, Solomon Partners, Bass Berry and Ernst & Young LLP (“Ernst & Young”), Hibbett’s independent auditor, conducted a number of virtual due diligence meetings with representatives of JD Sports, Baird, Freshfields, and JD Sports’ other consultants and advisors. These due diligence sessions covered a variety of matters, including quality of earnings, financial and store performance, human resources, information technology, legal and regulatory, and tax matters. In addition, Hibbett, Solomon Partners and Bass Berry worked to fill documentary due diligence requests submitted by JD Sports and its advisors throughout this due diligence period on a similarly broad array of topics.
On January 25, 2024, Solomon Partners received a call from the outside advisor to Company C that had contacted Solomon Partners previously on January 8, 2024 about possible continuing interest of Company C in exploring a transaction. The Company C advisor reported that Company C was definitively declining to pursue discussions further, citing in particular the persistent increases in trading prices of Hibbett’s Common Stock, to which Company C did not believe it could provide a suitable premium based on its valuation of Hibbett’s business.
On February 7, 2024, the Strategic Review Committee held a virtual meeting, in which Messrs. Longo, Briskin, Benck and Volke and representatives of Solomon Partners and Bass Berry participated. The representatives of Solomon Partners and Hibbett senior management provided an update on the due diligence activities of JD Sports and its advisors and responded to questions from the Strategic Review Committee. Mr. Longo reported on requests from JD Sports to conduct in-person meetings later in February to tour a few select Hibbett and City Gear store locations as well as Hibbett’s distribution center in Alabaster, Alabama and to gather the senior management teams of both Hibbett and JD Sports for a “top-to-top” meeting and review of all major business functional areas, to be held in Birmingham, Alabama. The Solomon Partners representatives also reported that there had been no active engagement from Company A or its financial advisor for several weeks and Company B and Company C had both definitively withdrawn from the process and confirmed their compliance with requests to destroy confidential information in their possession. Following this update, Mr. Benck and the Bass Berry representatives presented the key terms and conditions of a proposed bid draft Merger Agreement for the Strategic Review Committee’s consideration and, if approved, delivery to JD Sports and its advisors. The Bass Berry representatives also responded to questions from the Strategic Review Committee with respect to the directors’ fiduciary duties in connection with a review of the draft Merger Agreement and consideration of its terms. The Strategic Review Committee provided direction on certain key terms of the draft Merger Agreement and directed Mr. Benck and Bass Berry to finalize the draft Merger Agreement consistent with the Strategic Review Committee’s direction and directed Solomon Partners to make such finalized draft Merger Agreement available to JD Sports and its advisors through the virtual data room.
On February 15, 2024, representatives of Hibbett, JD Sports, Solomon Partners, Baird and JD Sports’ logistics consultant engaged in a facility tour and conducted a due diligence meeting focused on Hibbett’s supply chain operations at Hibbett’s distribution center in Alabaster, Alabama.
On February 17, 2024, the draft Merger Agreement was made available to JD Sports and its advisors in the virtual data room. The draft Merger Agreement proposed (i) a “fiduciary out” termination fee payable by Hibbett under certain circumstances at 2.0% of the equity value of the transaction, (ii) a “hell or high water” efforts covenant requiring the buyer to take any and all actions, including engaging in dispositions of assets or agreeing to limitations on the post-closing business, necessary in order to secure regulatory clearance of the transaction, (iii) the ability of Hibbett to continue paying quarterly dividends during the period between signing and closing of the transaction and (iv) the cash out of all unvested Hibbett equity awards based on the Transaction Consideration at the closing of the transaction, among others terms.
On February 20, 2024, at the direction of the Board, Solomon Partners distributed to Baird a letter (the “February 20 Process Letter”) setting forth Hibbett’s instructions for the submission of a revised proposal to acquire Hibbett. The instruction letter noted that the revised proposal should, among other things, set forth a specific figure, and not a range, for the proposed purchase price per share of Hibbett Common Stock, be accompanied by a markup of the draft Merger Agreement made available through the virtual data room, and be received no later than March 7, 2024.
On February 21, 2024, the CEO of Company A called Mr. Longo and stated that Company A was declining to pursue discussions of an acquisition further at this time, citing Company A’s desire to focus primarily on execution of its existing strategic plan.

On February 22, 2024, representatives of Bass Berry and Freshfields had a call to discuss the ongoing due diligence process, the agenda of the upcoming “top-to-top” meeting between the senior management teams and regulatory matters.
On February 23, 2024, at the direction of the Board, Solomon Partners conveyed to Baird Hibbett’s final fourth quarter and full year financial results for fiscal 2024, which had ended on February 3, 2024.
On February 27, 2024, Mr. Longo and Mr. Schultz exchanged text messages discussing the agenda for the upcoming “top-to-top” meeting between the senior management teams.
On February 27, 2024, the Strategic Review Committee held a virtual meeting, in which Messrs. Longo, Briskin, Benck and Volke and representatives of Solomon Partners and Bass Berry participated. The members of management and Solomon Partners representatives provided an update on due diligence activities, including the distribution center tour and the upcoming “top-to-top” meeting scheduled to take place on February 29 and March 1, 2024. Mr. Longo reviewed for the Strategic Review Committee the proposed agenda for and participants in that meeting and responded to questions about management’s preparations for the discussion. Messrs. Longo and Volke then reviewed management’s proposed fiscal 2025 operating plan and the Revised Hibbett Projections (as defined below), which reflected certain proposed revisions to the Initial Hibbett Projections previously approved by the Board in November 2023 and provided to JD Sports and the other interested parties at that time. The revisions included in the Revised Hibbett Projections were driven in part by management’s assessment of Hibbett’s final fiscal 2024 results, which had been lower than expectations, including EBITDA of $186.0 million that was $10.0 million (or 5.1%) below the EBITDA projection reflected in the Initial Hibbett Projections provided in November 2023, and $1.3 million (or 0.7%) below the EBITDA projection reflected in the fiscal 2024 projection flash update provided in January 2024. The Revised Hibbett Projections included reductions in projected EBITDA in fiscal 2025 to $195.1 million, a 2.6% reduction from the amount included in the Initial Hibbett Projections. Mr. Volke reviewed in detail the underlying assumptions and responded to questions from the directors and noted that the proposed 2025 operating plan and Revised Hibbett Projections were being submitted to the Board for review and, if deemed appropriate, approval at a special Board meeting to be held the next day. Mr. Crudele then turned the meeting to a discussion of projected next steps in the process with JD Sports and their interaction with Hibbett’s upcoming annual reporting season and customary annual compensation-setting process. Representatives of Solomon Partners outlined potential alternative prospective timelines that could follow the receipt of a revised proposal on or around the deadline of March 7, 2024 that had been established in the February 20 Process Letter. The directors, members of management and advisors discussed the advantages and disadvantages of delaying earnings reporting until a conclusion of discussions with JD Sports could be reached. Following discussion, the Strategic Review Committee directed management and the advisors to continue to work with JD Sports to facilitate a revised proposal as soon as possible for the Board to consider, and to plan for the Company’s annual reporting to take place as late as March 28, 2024 (or earlier if discussions with JD Sports were discontinued or delayed at any point).
On February 28, 2024, the Board held a virtual meeting, in which Messrs. Briskin, Benck and Volke and representatives of Solomon Partners and Bass Berry participated. The Solomon Partners representatives provided an update on discussions with JD Sports and the status of its due diligence investigation, the provision to JD Sports of a draft merger agreement and instructions to submit a revised proposal no later than March 7, 2024, and plans for the upcoming “top-to-top” meeting between the senior management teams. Messrs. Longo and Volke then reviewed the proposed 2025 operating plan and Revised Hibbett Projections and the underlying assumptions for each. Messrs. Longo and Volke responded to questions on these matters, and, after discussion, the Board unanimously approved the 2025 operating plan as presented and the Revised Hibbett Projections, and directed that Solomon Partners convey the latter to JD Sports prior to the start of the “top-to-top” meeting the next day. Solomon Partners made the Revised Hibbett Projections available to Baird that evening through the virtual data room.
On February 29 and March 1, 2024, the senior management teams of both Hibbett and JD Sports, along with representatives of Solomon Partners and Baird, met at a hotel conference center in Birmingham, Alabama for a series of meetings to further familiarize each management team with the other company’s business and leadership and engaged in Hibbett facility and store tours. On March 1, 2024, near the end of the two days of meetings,

Mr. Schultz noted that, although JD Sports remained highly enthusiastic about pursuing a transaction, it would not be possible to meet the March 7, 2024 deadline for a revised proposal, because, owing to schedule conflicts, JD Sports’ board of directors would not be able to gather to approve such a proposal prior to a board meeting scheduled for March 21, 2024.
On March 5 and 6, 2024, the Board held its regular post-year end cycle of meetings at Hibbett’s headquarters in Birmingham, Alabama. On March 5, 2024, in an executive session that included only the Board members and Messrs. Longo, Briskin, Benck and Volke, joined virtually by representatives of Solomon Partners and Bass Berry, the representatives of Solomon Partners reviewed the discussions with all interested parties to date and reported Mr. Schultz’s statement that a revised proposal would not be forthcoming at or before the deadline of March 7, 2024 that had been established in the February 20 Process Letter, and indeed likely not until two weeks later, at the earliest. The Solomon Partners and Bass Berry representatives engaged in a discussion of process considerations and potential next steps, and the Bass Berry representatives reviewed with the Board again the directors’ fiduciary duties under applicable law in these circumstances. The Board and advisors then engaged in a discussion of whether to delay Hibbett’s earnings release until toward the end of March in hopes that discussions with JD Sports would have concluded prior to the release date. The Solomon Partners representatives also previewed upcoming key earnings announcements to be made by certain of Hibbett’s industry peers in the next three weeks. Following discussion, the Board determined to defer a decision on the timing of the earnings announcement until after further discussions to be held on the next day. The Solomon Partners and Bass Berry representatives departed the meeting. On March 6, 2024, on the second day of the Board meetings, in view of the uncertainty with respect to a revised proposal from JD Sports and concerns about market speculation that might be fueled by unexplained delay in Hibbett’s release of earnings, the Board determined to move forward with an earnings announcement on March 15, 2024. The Board directed management to announce the date of the release and related earnings call on March 11, 2024, if nothing changed in the interim in relation to the discussions with JD Sports.
On March 8, 2024, representatives of Bass Berry and Freshfields had a call to discuss certain high-level issues that Freshfields and JD Sports had identified in their review of the bid draft Merger Agreement.
On March 8, 2024, Gavin Bell, Hibbett’s Vice President of Investor Relations, received a call from one of Hibbett’s covering analysts, who asked whether the Company was in talks to be acquired by JD Sports. Mr. Bell responded that the Company’s longstanding policy was not to comment on market rumors, and the call concluded.
On March 10, 2024, the Board, along with Messrs. Briskin, Benck and Volke and representatives of Bass Berry and Solomon Partners, held a virtual meeting to discuss the analyst inquiry, the possibility of an explicit leak to the public of information about the discussions with JD Sports, and whether any of these factors would necessitate delaying the planned release of earnings on March 15, 2024. After discussion, the Board directed management to proceed as planned. The following day, Hibbett announced the details of the earnings release and conference call to take place on March 15, 2024.
On March 12, 2024, the initial draft of Hibbett’s disclosure letter to be delivered in connection with the Merger Agreement (the “Company Disclosure Letter”) was made available to JD Sports and its advisors through the virtual data room.
On March 15, 2024, Hibbett released its earnings for the fourth quarter and full fiscal year ended February 3, 2024 and provided guidance for fiscal 2025, of which the midpoint of guidance for revenue, operating profit and earnings per share were each below the median of analyst consensus estimates. In the earnings release and on the earnings conference call, management noted the expectation that business and economic challenges would persist throughout fiscal 2025 based on a number of factors, including continued consumer concerns about inflation and high interest rates, the highly promotional retail environment and its effects on margins, geopolitical conflicts and uncertainty in connection with the upcoming U.S. presidential election. On the earnings conference call to discuss these results and guidance, the same covering analyst that had contacted Hibbett previously asked in the question-and-answer portion of the call whether the Company was currently involved in any M&A activity, but did not name JD Sports. Management responded to the question by repeating that Hibbett’s policy was not to comment on such questions. Market reception of the announced results was mixed, with initial trading prices dropping 6% to $68.51 per share on the date of the earnings announcement, but then trading back up over the succeeding five trading days.

On March 22, 2024, Mr. Longo received a text message from Mr. Schultz indicating that a revised proposal from JD Sports would be provided shortly. Soon thereafter on the same date, Baird conveyed to Solomon Partners a letter (the “March 22 Proposal”) from JD Sports setting forth a revised non-binding proposal to acquire all of the outstanding Hibbett Common Stock for $85.00 per share in cash. The March 22 Proposal noted that the proposed price of $85.00 remained within the range originally proposed in the December 15 Proposal despite Hibbett reporting a decline of approximately 5.0% in fiscal 2024 EBITDA from the original projection provided to JD Sports in November 2023, as well as a downward revision in projected 2025 EBITDA under the Revised Hibbett Projections. Representatives of Baird also communicated to Solomon Partners that challenging sector conditions further factored into JD Sports’ consideration of the March 22 Proposal. The March 22 Proposal stated that external financing would not be required for JD Sports to close the acquisition as proposed, and the transaction would not be subject to a financing condition. The March 22 Proposal further noted that JD Sports considered Mr. Longo and the Hibbett senior management team key to the future development and success not just of Hibbett’s business but also of JD Sports’ North American operations, and that JD Sports intended to put in place arrangements to motivate Hibbett senior management through compensation and incentive programs, which JD Sports would look forward to discussing with Hibbett senior management at an appropriate time and with the consent of the Board. The March 22 Proposal detailed remaining due diligence items to be completed and stated that the proposal had the full support of the JD Sports Board and of the Pentland Group as JD Sports’ majority shareholder, and that JD Sports expected to obtain from the Pentland Group an irrevocable undertaking to vote in favor of the transaction in the event that a shareholder vote of JD Sports was required to approve the transaction.
Also on March 22, 2024, Freshfields conveyed to Bass Berry an initial markup of the draft Merger Agreement, which provided, among other things, for (i) a “fiduciary out” termination fee of 4.0% of the equity value implied by the transaction, (ii) an “anti-hell or high water” antitrust efforts covenant that would not require JD Sports to engage in any dispositions of assets or agree to limitations on the post-closing business in order to secure regulatory clearance of the transaction, (iii) a restriction on the ability of Hibbett to pay dividends during the period between signing and closing of the transaction and (iv) the potential, subject to due diligence, for certain unvested Hibbett equity awards to be subject to rollover arrangements at the closing of the transaction. The markup also included certain buyer-favorable changes to the provisions governing the right to terminate the Merger Agreement and the nature of the parent guarantee from JD Sports on the obligations of Parent and Merger Sub, among other provisions, which were thereafter negotiated by the parties through the execution of the Merger Agreement. On March 23, 2024, Mr. Longo sent Mr. Schultz a text message confirming his receipt of the updated proposal and stating that the Board was reviewing such proposal and would provide a response after it completed its review.
On March 27, 2024, the Board held a virtual meeting (the “March 27 Board Meeting”), attended by Messrs. Briskin, Benck and Volke and representatives of Solomon Partners and Bass Berry, to review the March 22 Proposal and markup of the Merger Agreement and consider next steps. Representatives of Solomon Partners recounted the history of discussions with JD Sports, including in particular the challenges that the difficult retail environment during the fourth quarter of Hibbett’s fiscal 2024 and early fiscal 2025 had presented for forecasting performance, resulting in missed projections on fiscal 2024 EBITDA relative to both the Initial Hibbett Projections provided to JD Sports in November 2023 and against the updated fiscal 2024 year-end projection provided following the holiday sales season in early January 2024. The Solomon Partners representatives reviewed trading performance of other companies in the sector, including JD Sports, which had declined greater than 25% following a lowering of guidance in early January 2024, and Nike, which had declined 7% the day after its third quarter earnings announcement earlier in March 2024 and had declined 22% over the previous year, as compared to the Company, which had traded up approximately 52% from October 9, 2023 (the date of the original meeting between Mr. Longo and Mr. Schultz) to March 22, 2024 (the date of the revised proposal from JD Sports) and had only temporarily suffered a slight decline following the announcement of earnings below expectations and more conservative guidance on March 15, 2024. The Solomon Partners representatives discussed with the Board the likelihood that Hibbett’s stock price was affected by rumors of the potential transaction, in light of the contemporaneous approach of all four interested parties in October 2023, the private and public questions from one of Hibbett’s covering analysts prior to and during the March 15, 2024 earnings conference call, and the general resilience of Hibbett’s price appreciation during late 2023 and early 2024, a period during which certain of Hibbett’s peer companies in the industry had experienced recalibrating declines in trading prices following announcement of challenged results.

At the March 27 Board Meeting, the Solomon Partners representatives then reviewed the primary terms of the March 22 Proposal, including principally the $85.00 per share proposed price, which reflected an implied valuation of Hibbett at 5.8x last 12 months EBITDA, or 6.0x last 12 months EBITDA adjusted to eliminate the effect of the 53rd week in Hibbett’s 2024 fiscal year, and the effect of a non-recurring EBITDA benefit due to a change in Hibbett’s estimate of gift card breakage. The Solomon Partners representatives compared the value inherent in the March 22 Proposal to updated preliminary valuation analyses, including a preliminary discounted cash flow analysis, as well as comparative stock price analysis, and other measures. The Bass Berry representatives reviewed certain material issues presented by the markup of the Merger Agreement submitted by JD Sports and reviewed certain fiduciary duty considerations associated with the Board’s evaluation of the March 22 Proposal and the markup of the Merger Agreement. The Solomon Partners representatives then discussed potential responses to the proposal. The Board conducted an extensive discussion of these considerations, including in an executive session involving only the members of the Board, Mr. Benck and representatives of Bass Berry. Following discussion, the Board determined to direct Solomon Partners to convey to Baird and JD Sports that the value reflected by the March 22 Proposal was insufficient, but the Board was unwilling to make a counteroffer on price and other fundamental terms such as the “fiduciary out” termination fee when so many contingencies remained on JD Sports’ proposal, in the form of open due diligence items and significant open issues presented by the Merger Agreement markup, including with respect to the level of antitrust efforts to which JD Sports would commit. Accordingly, the Board’s view was that the parties and their advisors should continue to work to eliminate these contingencies and then see whether an agreement on price and other fundamental transaction terms could be reached. While the Board was not willing to make a specific counteroffer on price under these circumstances, the Board directed Solomon Partners to convey that the Board believed a valuation multiple in line with what Hibbett had paid in its acquisition of City Gear in 2018, approximately, 6.3x EBITDA, was an important point of reference for negotiation purposes.
Solomon Partners conveyed the Board’s response to the March 22 Proposal to Baird on March 28, 2024, and Baird indicated that it would confer with JD Sports and respond in due course.
On March 30, 2024, Baird and Solomon Partners had a further call during which Baird conveyed JD Sports’ intention, and direction to its advisors, to continue to work to complete due diligence and negotiate the open issues in the Merger Agreement in advance of a further discussion on fundamental transaction terms, including price.
On April 2, 2024, Freshfields conveyed to Bass Berry a markup of the Company Disclosure Letter.
On April 3, 2024, Mr. Schultz sent a text message to Mr. Longo to inquire about the Merger Agreement and deal progress generally. Mr. Longo replied that a revised draft of the Merger Agreement would be provided that day. Later on April 3, 2024, representatives of Bass Berry and Freshfields had a call to discuss certain open issues in the Merger Agreement, and thereafter Bass Berry conveyed a revised draft of the Merger Agreement to Freshfields. The revised draft provided, among other things, for (i) a “hell or high water” regulatory efforts covenant, (ii) the ability of Hibbett to continue paying quarterly dividends during the period between signing and closing of the transaction without the consent of JD Sports and (iii) the cash-out of all unvested Hibbett equity awards at the closing of the transaction based on the Transaction Consideration. The revised draft did not contain a proposal as to the size of the “fiduciary out” termination fee pending further discussion between the parties on fundamental transaction terms, including price.
On April 5, 2024, representatives of Freshfields and Bass Berry had a call to discuss open items relating to the employee benefits matters and the treatment of Hibbett equity awards in the Merger Agreement.
On April 7, 2024, representatives of Freshfields and Bass Berry had a further call to discuss open items in the Merger Agreement, and thereafter Freshfields conveyed a revised draft of the Merger Agreement to Bass Berry. Among other changes, the revised draft provided for (i) a “fiduciary out” termination fee set at a size of 3.25% of the equity value implied by the transaction, (ii) an “anti-hell or high water” regulatory efforts standard, paired with a reverse termination fee set at a size of 3.25% of the equity value implied by the transaction payable by JD Sports in the event that the Merger failed to close for reasons relating to antitrust laws, (iii) a restriction on the ability of Hibbett to pay dividends during the period between signing and closing of the transaction and (iv) certain unvested equity awards to be subject to rollover arrangements at the closing of the transaction.
On April 8, 2024, the Board held a virtual meeting, in which Messrs. Briskin, Benck and Volke and representatives of Solomon Partners and Bass Berry participated, for the primary purpose of reviewing in detail the material open issues in the draft Merger Agreement. The representatives of Bass Berry reviewed the open issues presented by the most recent draft of the Merger Agreement, including the size of the termination fees and the interaction between the proposed reverse termination fee and the covenants of JD Sports governing its efforts to secure antitrust clearance, the proposed treatment of outstanding equity awards of Hibbett employees, the provisions giving either side the right to terminate the Merger Agreement in certain circumstances, and the nature of the guarantee by JD Sports of the obligations of Parent and Merger Sub, among others. The Board provided direction to Bass Berry, Mr. Benck and Solomon Partners on seeking resolution of these items and directed them to continue to advance negotiations with JD Sports and its advisors consistent with those directions and report back to the Board.
On April 10, 2024, representatives of Bass Berry and Freshfields had a call to discuss open items in the Merger Agreement. In that discussion, the Freshfields representatives conveyed that JD Sports would require an opportunity to discuss post-closing employment arrangements with Mr. Longo, Mr. Briskin and potentially other members of Hibbett senior management at an appropriate point and with the consent of the Board in order for JD Sports to be willing to proceed to execution of the Merger Agreement.
On April 11, 2024, representatives of Bass Berry and Freshfields held a series of calls to negotiate open items in the Merger Agreement. The Bass Berry representatives conveyed the Board’s position that the size of the termination fees comprised a fundamental transaction term that should be deferred to the discussion of such items along with price. The Bass Berry and Freshfields representatives also conducted a further discussion of JD Sports’ desire to discuss post-closing employment arrangements with certain of Hibbett senior management, in which the Freshfields representatives confirmed JD Sports’ position that in order to be willing to proceed with a transaction, JD Sports would need to have definitive employment agreements with Messrs. Longo and Briskin in place concurrently with execution of the Merger Agreement, and would like to have discussions with other members of senior management as well. The representatives of Freshfields further confirmed that all such discussions would take place only after the parties had reached tentative agreement in principle on fundamental transaction terms, including price, and only with the prior consent of the Board. The Freshfields representatives also conveyed that, after further analysis by JD Sports and its financial and legal advisors, the proposed transaction would comprise a “Class 2 Transaction” under the rules of the FCA and, as such, would not require a vote of JD Sports’ shareholders. Following these negotiation calls, on April 11, 2024, Bass Berry sent to Freshfields a revised draft of the Merger Agreement, which, consistent with the Board’s position relayed on the negotiation calls previously, accepted the proposal for an “anti-hell or high water” regulatory efforts covenants paired with a reverse termination fee payable by JD Sports contingent upon the parties’ reaching agreement on the size of the termination fees as part of the discussion of fundamental transaction terms. The revised draft of the Merger Agreement further provided, among other things, for (i) the ability of Hibbett to continue paying quarterly dividends during the period between signing and closing of the transaction without the consent of JD Sports and (ii) the cash-out of all unvested Hibbett equity awards at the closing of the transaction based on the Transaction Consideration.
On April 12, 2024, Bass Berry conveyed a revised draft of the Company Disclosure Letter to Freshfields.
On April 12, 2024, Freshfields sent a further revised draft of the Merger Agreement to Bass Berry providing, among other things, for (i) a restriction on the ability of Hibbett to pay dividends during the period between signing and closing of the transaction and (ii) the rollover at the closing of the transaction of certain unvested equity awards held by employees other than certain members of management with change-in-control agreements in place. The revised draft of the Merger Agreement did not include proposals for the size of the termination fees. That evening, the Board held a virtual meeting, in which Messrs. Briskin, Benck and Volke and representatives of Solomon Partners and Bass Berry participated, to discuss open issues in the Merger Agreement and determine an approach to next steps in the overall negotiation. The Bass Berry representatives provided an update on open issues presented by the most recent draft of the Merger Agreement, including whether payment of Hibbett’s regular quarterly dividend should be prohibited between signing and closing, the size of the termination fees, and the proposed treatment of outstanding equity awards held by employees. Following discussion, the Board unanimously approved a direction to Solomon Partners and Bass Berry to convey a counterproposal to JD Sports and its advisors consisting of (i) a price of $91.80 per share, which value collectively factored in, among other things, (A) the Board’s previous view of the 6.3x EBITDA multiple as a point of reference for negotiation purposes, (B) the suspension of the quarterly dividend for nine months following the execution of the Merger Agreement, after which, if the Merger were still not closed, the Board could determine to pay a quarterly dividend not to exceed $0.25 per share, and (C) the rollover at the closing of the Merger of Hibbett equity awards granted in March 2024 and held by employees other than certain members of management with change-in-control agreements in place, with all other Hibbett equity awards being cashed out at the closing of the Merger based on the Transaction Consideration; (ii) a “fiduciary out” termination fee set at a size of 3.25% of the equity value implied by the transaction; (iii) a reverse termination fee for antitrust failure set at a size of 6.5% of the equity value implied by the transaction; and (iv) the aforementioned rollover at the closing of the Merger of Hibbett equity awards granted in March 2024.
On April 13, 2024, representatives of Solomon Partners and Baird had a call, during which the Solomon Partners representatives conveyed the Board’s counteroffer to Baird. Baird committed to convey the counteroffer to JD Sports and respond in due course.
On April 14, 2024, Bass Berry conveyed to Freshfields a revised draft of the Merger Agreement consistent with the Board’s counteroffer that had been relayed on April 13, 2024.
On April 15, 2024, representatives of Baird and Solomon Partners had a call, during which the Baird representatives conveyed JD Sports’ response to the Board’s counteroffer, consisting of (i) a price of $86.25 per share, again citing erosion of Hibbett’s performance and reduction in guidance since the Initial Hibbett Projections in November 2023, (ii) acceptance of the 3.25% “fiduciary out” termination fee, (iii) a $53.5 million reverse termination fee for antitrust failure, (iv) a restriction on the ability of Hibbett to pay dividends during the period between signing and closing of the transaction, and (v) a proposal that all employees’ equity awards granted prior to January 1, 2023 accelerate (to the extent not already vested when the closing occurs) and be paid out at closing, but all other awards (including those subject to change-in-control agreements, which would need to be waived) be converted to cash awards subject to the original vesting requirements. In addition, the Baird representatives noted that JD Sports’ willingness to proceed with execution of the Merger Agreement remained subject to JD Sports reaching concurrent agreement with Messrs. Longo and Briskin on post-closing employment agreements, to be negotiated only after agreement between the Board and JD Sports on principal transaction terms and only with the consent of the Board.
On April 15, 2024, Freshfields conveyed to Bass Berry a revised draft of the Merger Agreement reflecting JD Sports’ most recent offer, among other changes. Freshfields also conveyed a revised draft of the Company Disclosure Letter to Bass Berry that same day.
Also on April 15, 2024, Solomon Partners provided the Board with certain updated information regarding Solomon Partners’ material investment banking relationships with Hibbett, JD Sports, Company A, Company B and Company C during the prior two-year period.
Later on April 15, 2024, the Board held a virtual meeting, in which Messrs. Briskin, Benck and Volke and representatives of Solomon Partners and Bass Berry participated, to evaluate JD Sports’ latest offer. The representatives of Solomon Partners and Bass Berry reviewed the terms of the offer, and the Bass Berry representatives provided commentary on other open issues in the most recent draft of the Merger Agreement. Messrs. Longo and Volke also provided an update on results from the recently completed second period of fiscal 2025. Following discussion, the Board unanimously approved a direction to Solomon Partners and Bass Berry to convey a counterproposal consisting of (i) a price of $88.00 per share, (ii) confirmation of the Board’s agreement as to both termination fee amounts, (iii) acceptance of the restriction on dividends during the period between signing and closing, and (iv) acceptance of JD Sports’ most recent position on treatment of Hibbett equity awards, other than for those subject to contractual change-in-control agreements which the Board proposed would continue to accelerate and be paid out at the closing of the transaction.
On April 16, 2024, representatives of Solomon Partners and Baird had a call, during which the Solomon Partners representatives conveyed the Board’s position. The Baird representatives committed to convey the Board’s position to JD Sports and respond in due course.
On April 17, 2024, representatives of Baird and Solomon Partners had a call, during which the Baird representatives conveyed JD Sports’ position, consisting of (i) a price of $87.50 per share, (ii) acceptance of the Board’s most recent position on treatment of Hibbett equity awards and (iii) JD Sports’ continued desire to conduct negotiations with Messrs. Longo and Briskin once the parties reached agreement on principal transaction terms and the Board granted consent. The representatives of Baird noted that the proposed price of $87.50 was offered in the spirit of attempting to close out negotiations but that this value was as far as JD Sports was willing to move. That same day, representatives of Freshfields and Bass Berry had a call about open issues in the Merger Agreement. Following the call, Freshfields conveyed a revised draft of the Merger Agreement to Bass Berry reflecting these changes.
Later on April 17, 2024, the Board held a virtual meeting, in which Messrs. Briskin, Benck and Volke and representatives of Solomon Partners and Bass Berry participated, to discuss JD Sports’ most recent proposal. The representatives of Solomon Partners reviewed the proposal and relayed the additional commentary that had been provided by Baird with respect to JD Sports’ unwillingness to move further on price. The Bass Berry representatives provided an update on remaining open items in the Merger Agreement, and discussed with the Board members the fiduciary duty implications of reaching agreement in principle on key transaction terms and then consenting to allow JD Sports to conduct discussions with Messrs. Longo and Briskin regarding their post-closing employment arrangements, which, since first raising the issue, JD Sports had remained consistently firm was a condition to JD Sports’ willingness to proceed with execution of the Merger Agreement. Following discussion, the Board unanimously determined to move forward with a transaction at $87.50 per share, subject to review of a definitive Merger Agreement and, if requested by the Board, delivery of a fairness opinion from Solomon Partners, and to consent to discussions between JD Sports and Messrs. Longo and Briskin regarding their post-closing roles. The Board directed Solomon Partners to convey the Board’s position to JD Sports.
On April 18, 2024, representatives of Solomon Partners and Baird had a call, during which the Solomon Partners representatives conveyed the Board’s agreement in principle to move forward with a transaction at a price of $87.50 per share, subject to final resolution of remaining open issues in the Merger Agreement, and that the Board had consented to discussions between JD Sports and Messrs. Longo and Briskin regarding their post-closing roles. Prior to the commencement of these discussions with the prior consent of the Board on April 18, 2024, no Hibbett executive officer (including Mr. Longo and Mr. Briskin) or non-employee director had discussed or entered into any agreement with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity plans or arrangements of, JD Sports, Parent, the Surviving Corporation or any of their affiliates.
Between April 18 and April 22, 2024, Mr. Schultz, Mr. Longo, Mr. Briskin, other representatives of JD Sports management, Freshfields, and personal legal counsel to Messrs. Longo and Briskin held a number of discussions to negotiate terms of the retention agreements of Messrs. Longo and Briskin, to be entered into contemporaneously with the Merger Agreement and to be effective and conditioned upon the Closing.
Bass Berry conveyed a revised draft of the Company Disclosure Letter to Freshfields on April 19, 2024, and Bass Berry conveyed a revised draft of the Merger Agreement to Freshfields on April 20, 2024. Over the ensuing days through April 22, 2024, Bass Berry, Freshfields, Hibbett and JD Sports held a series of calls and exchanged multiple drafts of each of these documents as the parties worked to resolve any remaining issues and finalize the transaction documentation, culminating in a proposed final execution version of the Merger Agreement, along with all exhibits and schedules thereto (including the Company Disclosure Letter), being sent by Freshfields to Bass Berry early in the evening on April 22, 2024.
Later in the evening on April 22, 2024, the Board held a virtual meeting, in which Messrs. Briskin, Benck and Volke and representatives of Solomon Partners and Bass Berry participated, to review and consider the Merger Agreement and other transaction documentation in final form. Representatives of Bass Berry provided an update on discussions between the parties subsequent to the Board’s April 17, 2024, meeting. Messrs. Longo and Briskin confirmed that their retention agreements with JD Sports were finalized. The representatives of Bass Berry reviewed with the directors their fiduciary duties and a summary of the key terms of final version of the Merger Agreement that had been negotiated with JD Sports and provided to the Board, along with all exhibits and schedules thereto (including the final Company Disclosure Letter), prior to the meeting. Representatives of Solomon Partners presented materials reviewing JD Sports’ proposed acquisition of Hibbett, certain trading metrics of Hibbett Common Stock that suggested that the trading price may have been inflated by market rumors of the transaction, as previously described, and Solomon Partners’ financial analysis of the Merger. At the Board’s request, Solomon Partners delivered its oral opinion to the Board, and subsequently delivered its written opinion to the Board, that, as of April 22, 2024 and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the $87.50 in cash per share of Hibbett Common Stock to be paid to the holders (other than the Excluded Holders) of shares of Hibbett Common Stock, pursuant to the Merger Agreement, was fair from a financial point of view to such holders. For a detailed discussion of Solomon Partners’ opinion, please see below under the caption “Proposal 1: Adoption of the Merger Agreement—Opinion

of Hibbett’s Financial Advisor. After further discussion of the proposed transaction (see below under the captions “Proposal 1: Adoption of the Merger Agreement—Recommendation of the Board of Directors and Reasons for the Merger”), the Board unanimously (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, Hibbett and its stockholders, (ii) determined that it is in the best interests of Hibbett and its stockholders to enter into, and approved, adopted and declared advisable, the Merger Agreement, (iii) approved the execution and delivery by Hibbett of the Merger Agreement, the performance by Hibbett of its covenants and agreements contained in the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement upon the terms and subject to the conditions contained therein, (iv) directed that the approval of the adoption of the Merger Agreement be submitted to the holders of Hibbett Common Stock, and (v) subject to the terms of the Merger Agreement, resolved to recommend that the stockholders of Hibbett approve the adoption of the Merger Agreement at the Special Meeting.
Early in the morning of April 23, 2024, the parties executed the Merger Agreement. Prior to the opening of trading of JD Sports stock on the London Stock Exchange and of Hibbett common stock on Nasdaq, JD Sports and Hibbett each issued press releases announcing the execution of the Merger Agreement.
Recommendation of the Board and Reasons for the Merger
Recommendation of the Board to Adopt the Merger Agreement, Thereby Approving the Merger, the Merger Agreement and the Transactions Contemplated by the Merger Agreement
On April 22, 2024, the Board, after considering various factors, including those described under the heading “Reasons for the Merger” below, and after consultation with Hibbett’s independent legal and financial advisors, unanimously (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, Hibbett and its stockholders, (ii) determined that it is in the best interests of Hibbett and its stockholders to enter into, and approved, adopted and declared advisable, the Merger Agreement, (iii) approved the execution and delivery by Hibbett of the Merger Agreement, the performance by Hibbett of its covenants and agreements contained in the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement upon the terms and subject to the conditions contained therein, (iv) directed that the approval of the adoption of the Merger Agreement be submitted to the holders of Hibbett Common Stock, and (v) subject to the terms of the Merger Agreement, resolved to recommend that the Hibbett stockholders approve the adoption of the Merger Agreement at the Special Meeting.
The Board unanimously recommends that you vote (i) “FOR” the proposal to adopt the Merger Agreement, thereby approving the Merger, the Merger Agreement and the transactions contemplated thereby, (ii) “FOR” the non-binding, advisory proposal to approve compensation that will or may be payable by Hibbett to its named executive officers in connection with the Merger and contemplated by the Merger Agreement, and (iii) “FOR” the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement or to seek a quorum if one is not initially obtained.
Reasons for the Merger
In recommending that Hibbett’s stockholders vote in favor of the proposal to approve the adoption of the Merger Agreement, the Board, including its independent directors, considered a number of potentially positive factors, including, but not limited to, the following (which factors are not necessarily presented in order of relative importance):
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Attractive Value. The Board believed that the Transaction Consideration represents attractive value for the shares of Hibbett Common Stock, based on, among other things, the Board’s familiarity with Hibbett’s current and historical financial condition, results of operations, business, competitive position and prospects, as well as Hibbett’s strategic plan and potential long-term value; and, after a thorough review of the process conducted, the Board determined that $87.50 per share in cash pursuant to the terms of the Merger Agreement afforded the best value reasonably available for holders of Hibbett Common Stock.

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Form of Consideration. The Board considered that the Transaction Consideration is all cash, which provides stockholders certainty of value and liquidity for their shares of Hibbett Common Stock, as compared to stock consideration whose value fluctuates, while eliminating exposure to long-term business and execution risks, as well as risks related to the financial markets generally.

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Risks Inherent in Hibbett’s Strategic Plan; Strategic Alternatives. The Board considered the Board’s belief that the Merger and the receipt of the Transaction Consideration were more favorable to Hibbett’s stockholders than the alternative of continuing to execute on Hibbett’s existing strategic plan as a standalone public company, which belief was based on and informed by consideration of a number of factors, risks and uncertainties, including:

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Hibbett’s historical results of operations, including Hibbett’s recent strategy requiring significant ongoing investments in improving Hibbett’s omni-channel platform to enhance its features and functionality and maximize consumers’ flexibility in interacting with Hibbett’s products, leveraging new technologies to upgrade Hibbett’s logistical and inventory management capabilities, and maintaining steady store growth and continuing to expand Hibbett’s footprint into new communities throughout the United States, which investments in long-term growth have generated challenges to Hibbett’s profitability with uncertain returns;

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the fact that several of Hibbett’s key strategic initiatives, including the majority of the foregoing strategic investments in improving Hibbett’s business capabilities, were still in their nascency and were uncertain to deliver long-term results if Hibbett were to remain a standalone company;

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Hibbett’s uncertain ability to realize its short-term and long-term strategic goals and meet the Revised Hibbett Projections (which are described in the section entitled “Proposal 1: Adoption of the Merger Agreement—Projections Prepared by Hibbett’s Management” beginning on page 67 of this Proxy Statement) in light of the highly competitive athletic apparel and footwear retail industry, including as evidenced by Hibbett’s financial results for fiscal 2024 failing to meet the Initial Hibbett Projections approved by the Board in November 2023 as well as a reduction to management’s outlook for fiscal 2025 relative to the Initial Hibbett Projections;

○	Hibbett’s uncertain ability to retain management talent in an intensely competitive market environment;
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the macroeconomic factors that in recent years have created significant ongoing challenges for the athletic apparel and footwear retail industry—many of which factors disproportionately affect the underserved communities and customers that are a focus of Hibbett’s business strategy—including significant and unpredictable inflationary pressures as well as high interest rates and levels of consumer debt that have contributed to declines in consumers’ discretionary spending and driven a persistent promotional environment to maintain customer traffic and sales that has challenged profitability, particularly after the withdrawal of stimulus and unemployment benefits and tax relief that were implemented in response to the initial outbreak of the COVID-19 pandemic;

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Hibbett’s dependence on developing and maintaining strong relationships with its merchandise vendor partners to supply Hibbett with a strong, fresh mix of branded products that will drive consumer interest and demand, and the risk that a diminution in Hibbett’s relationship with one or more such merchandise vendor partners, a change in such merchandise vendor partners’ own business strategies, or a decline in such merchandise vendor partners’ ability to generate product innovation could have a material and adverse effect on Hibbett’s business, despite potentially being, in whole or in part, outside of Hibbett’s control;

○	the fact that numerous other participants in the athletic apparel and footwear retail industry are larger and possess greater resources than Hibbett;
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continued uncertainty about electoral and geopolitical events both in the United States, where Hibbett operates, and internationally, where many of Hibbett’s key merchandise vendors have their primary manufacturing operations on which Hibbett’s supply chain depends; and

○
the risks and uncertainties described in the “risk factors” and “forward looking statements” sections of Hibbett’s disclosures filed with the SEC, including that Hibbett’s actual financial results in future periods could differ materially and adversely from the projected results.

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Premium to Market Prices. The Board considered that the Transaction Consideration of $87.50 per share in cash, to be received by the holders of shares of Hibbett Common Stock in the Merger, represents a premium of 20.7% over the closing price of Hibbett Common Stock on April 22, 2024 (the last trading day prior to the public announcement of Hibbett’s entry into the Merger Agreement). The Board further considered the likelihood that the prevailing trading price of Hibbett Common Stock immediately prior to execution of the Merger Agreement may have been inflated by market rumors of the potential transaction, as suggested by (i) the nearly contemporaneous unsolicited approaches by four strategic potential acquirers (which the Board believed was not coincidental, as one interested party had expressly acknowledged that its initial approach was prompted by rumors that Hibbett may be considering a sale transaction), (ii) persistent stock price appreciation beginning in late 2023 after the four unsolicited expressions of interest in an acquisition, despite unfavorable market conditions during portions of that period that led to negative corrections in the prevailing trading prices of many other industry participants, including JD Sports, and (iii) direct questions about Hibbett’s exploration of a sale to JD Sports from at least one covering analyst during March 2024, over a month prior to the announcement of Hibbett’s entry into the Merger Agreement. The Board’s considerations included that the Transaction Consideration of $87.50 per share represents a premium of:

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approximately 83.3% over the closing stock price of $47.74 on October 9, 2023, the date of the initial meeting between Hibbett’s CEO, Mike Longo, and JD Sports’ CEO, Régis Schultz, at which JD Sports’ interest in an acquisition of Hibbett was first proposed;

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approximately 85.1% over the closing stock price on October 24, 2023, the last trading day prior to the Board’s initial meeting at which the Board considered whether to allow the interested parties to move forward in initial due diligence to develop their expressed interest in an acquisition of Hibbett and see if more definitive proposals would result;

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approximately 25.4% over the closing stock price on December 14, 2023, the last trading day prior to the bid deadline for initial proposals from the interested parties and JD Sports’ submission of its initial written proposal to acquire Hibbett; and

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approximately 22.6% over the volume weighted average stock price of shares of Hibbett Common Stock during the 90-day period ended April 19, 2024, the last trading day prior to the date of the Board meeting on which the Merger Agreement was approved.

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Valuation Multiple. The Board considered that the Transaction Consideration of $87.50 per share in cash, to be received by the holders of shares of Hibbett Common Stock in the Merger, represents a valuation of Hibbett at a multiple of approximately:

○	5.9x Hibbett’s fiscal 2024 EBITDA;
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6.2x Hibbett’s last 12 months (“LTM”) EBITDA as adjusted to eliminate the effect of the 53rd week in Hibbett’s fiscal 2024 fiscal year and the effect of a non-recurring EBITDA benefit due to a change in Hibbett’s estimate of gift card breakage; and

○	5.7x Hibbett’s fiscal 2025 estimated EBITDA (as forecasted in the Revised Hibbett Projections);
all of which are considerably greater than Hibbett’s historical median trading multiples over the past one-, three- and five-year periods, as of April 19, 2024, of 3.4x, 3.6x and 3.8x LTM EBITDA, respectively.
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Opinion of Solomon Partners. The financial analysis reviewed and discussed with the Board by representatives of Solomon Partners, and the oral opinion of Solomon Partners, subsequently confirmed in writing, dated April 22, 2024, to the Board to the effect that, as of that date and based upon and subject to the limitations, qualifications and assumptions described in Solomon Partners’ written opinion, the Transaction Consideration of $87.50 per share to be paid to the holders (other than the

Excluded Holders) of shares of Hibbett Common Stock, pursuant to the Merger Agreement, was fair, from a financial point of view, to such holders, as more fully described below in the section entitled “Proposal 1: Adoption of the Merger Agreement—Opinion of Hibbett’s Financial Advisor” beginning on page 61 of this Proxy Statement.
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Full Exploration of Inbound Interest. The Board considered that, following the nearly contemporaneous receipt by Hibbett during October 2023 of unsolicited expressions of interest in an acquisition of Hibbett from four highly capable parties (including JD Sports), all of which are within Hibbett’s industry, Hibbett, acting at the Board’s direction and with the assistance of Solomon Partners as its independent financial advisor, provided significant nonpublic financial and business information, availability of senior management, and opportunity to conduct due diligence in support of submitting an acquisition proposal to all four interested parties. Of these four parties, despite their equal access to this information, their extensive knowledge of and experience in Hibbett’s industry, and the presence of potential business synergies, all of the parties other than JD Sports declined to submit any formal proposal, with certain parties indicating in part their belief that they could not put forward a compelling proposal relative to the then-prevailing trading price of Hibbett based on their internal valuations. Further, the Board determined, with the assistance of Solomon Partners’ advice and knowledge of Hibbett’s industry, that these four parties represented the most logical potential buyers of Hibbett, based on their resources and ability to complete a transaction of this type and size, their potential strategic rationales, and the potential business synergies they could generate, and it was therefore unlikely that any other parties, whether strategic or financial, would be able to put forward a proposal that would generate greater value for Hibbett stockholders.

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Loss of Opportunity. The Board considered the possibility that, if the Board declined to approve the Merger Agreement, there may not be another opportunity for Hibbett’s stockholders to receive a comparably priced offer with a comparable level of closing certainty.

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Timing of Closing. The Board considered that the Merger is anticipated to be completed during the third quarter of the 2024 calendar year, a relatively expedient timeframe for closing that would mitigate the potential risks to the business during the interim operating period, including due to uncertainties experienced by Hibbett’s customers, merchandise vendor partners, employees and other stakeholders.

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Arms-Length Negotiations. The Board considered that the Board and Hibbett’s senior management, in coordination with Hibbett’s independent legal and financial advisors, vigorously negotiated on an arms-length basis with JD Sports with respect to price and other terms and conditions of the Merger Agreement, including obtaining a per share price increase of $2.50 from the price of $85.00 per share proposed by JD Sports’ final indication of interest as reflected in its March 22 Proposal to a price of $87.50 per share pursuant to the Merger Agreement, and the Board’s belief that it had negotiated the best value and terms reasonably attainable from JD Sports.

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Terms of the Merger Agreement. The Board considered that the terms of the Merger Agreement, including the respective representations, warranties, covenants and termination rights of the parties and the termination fees payable by Hibbett and Parent under certain circumstances, are reasonable and customary. The Board also believed that the terms of the Merger Agreement included the most favorable terms reasonably attainable from JD Sports.

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Conditions to the Consummation of the Merger; Likelihood of Closing. The Board considered the likelihood of satisfaction of conditions to closing and the consummation of the transactions contemplated by the Merger Agreement in light of the conditions in the Merger Agreement to the obligations of Parent and Merger Sub.

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Regulatory Approvals; Parent Termination Fee. The Board viewed the Merger Agreement as providing reasonable assurances as to the likelihood that the Merger will receive all necessary regulatory approvals. To that end, the Board further considered the potential length of the regulatory approval process and that the Merger Agreement provides that, subject to certain exceptions, it may not be terminated until January 23, 2025, which may be automatically extended by three (3) months on each of two occasions under specified circumstances, resulting in a potential final end date of July 23, 2025, together with the fact that Hibbett would be entitled to receive the Parent Termination Fee from Parent in certain circumstances in which regulatory approvals are not received and the Merger Agreement is terminated.
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Financing; No Financing Condition; Full Specific Performance Remedy; Parent Guarantee. The Board considered the fact that Parent has committed to provide all of the financing necessary for the consummation of the Merger and that the Merger Agreement is not subject to a financing condition. Further, the Board considered Hibbett’s general entitlement to specifically enforce Parent’s obligation to pay the Transaction Consideration and cause the completion of the Merger, and the fact that JD Sports is guaranteeing the obligations of Parent and Merger Sub under the Merger Agreement.

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Parent Termination Fee. The Board considered the ability of Hibbett to receive, under certain circumstances, the Parent Termination Fee, as described in the section entitled “Terms of the Merger Agreement—Termination Fees” beginning on page 103 of this Proxy Statement.

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Ability to Respond to Certain Unsolicited Takeover Proposals. The Board considered that, while the Merger Agreement restricts Hibbett’s ability to solicit competing bids to acquire Hibbett, the Board has rights, under certain circumstances, to engage in discussions with, and provide information to, third parties submitting unsolicited takeover proposals and to terminate the Merger Agreement in order to enter into an alternative acquisition agreement that the Board determines to reflect a Company Superior Proposal (as defined in the section entitled “Terms of the Merger Agreement—Restrictions on Solicitations of Other Offers” beginning on page 90 of this Proxy Statement), subject to payment of the Company Termination Fee. The Board further considered that the timing of the Merger would provide ample opportunity for any third parties to submit proposals and that the terms of the Merger Agreement, including the size of the termination fee (which is consistent with or below fees in comparable transactions), would be unlikely to deter such third parties from submitting such proposals.

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Change of Recommendation. The Board considered that it has the right to make a Company Adverse Recommendation Change (as defined in the section entitled “Terms of the Merger Agreement—Adverse Recommendation Changes” beginning on page 93 of this Proxy Statement) to Hibbett’s stockholders in the event of a Company Superior Proposal or an Intervening Event (as defined in the section entitled “Terms of the Merger Agreement—Adverse Recommendation Changes” beginning on page 93 of this Proxy Statement) if the Board reasonably determines in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to do so would be reasonably expected to be inconsistent with the directors’ fiduciary duties under applicable law, subject to payment of the Company Termination Fee if Parent and Merger Sub terminate the Merger Agreement in response to such Company Adverse Recommendation Change.

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Stockholder Approval. The Board considered that the consummation of the Merger is subject to the approval of Hibbett’s stockholders, who will have the opportunity to adopt or reject the Merger Agreement.

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Appraisal Rights. The Board considered the availability of appraisal rights with respect to the Merger for Hibbett stockholders who properly exercise their rights under the DGCL, which would give these stockholders the ability to seek and be paid a judicially determined appraisal of the “fair value” of their shares at the completion of the Merger, as described in the section entitled “Appraisal Rights” beginning on page 111 of this Proxy Statement.

The Board also considered and balanced against the potentially positive factors a number of uncertainties, risks and other potentially negative factors in its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, including, but not limited to, the following (which factors are not necessarily presented in order of relative importance):
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No Stockholder Participation in Future Growth or Earnings. The Board considered that Hibbett’s stockholders will lose the opportunity to realize the potential long-term value that could occur if Hibbett continued as an independent public company and was able to successfully execute on its current strategy.

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Impact of Announcement on Hibbett. The Board considered that the announcement and pendency of the Merger, or the failure to consummate the Merger, may disrupt Hibbett’s business operations or divert employees’ attention away from Hibbett’s day-to-day operations, result in significant costs to Hibbett or harm Hibbett’s relationships with its employees and/or its merchandise vendor partners.

•	Tax Treatment. The Board considered that the all-cash transaction would be taxable to holders of Hibbett Common Stock for U.S. federal income tax purposes.
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Closing Certainty and Potential Delays. The Board considered the risk that the Merger may not be completed despite the parties’ efforts or that completion of the Merger may be unduly delayed, even if the requisite approval is obtained from Hibbett stockholders, including the possibility that conditions to the parties’ obligations to complete the Merger may not be satisfied (including the possibility that applicable regulatory approvals may not be obtained), and the potential resulting disruptions to Hibbett’s business.

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Pre-Closing Covenants. The Board considered the restrictions in the Merger Agreement on Hibbett’s conduct of business prior to completion of the Merger, which could delay or prevent Hibbett from undertaking business opportunities that may arise or taking other actions with respect to its operations during the pendency of the Merger without Parent’s consent and the prohibition on Hibbett paying dividends following the signing of the Merger Agreement and prior to completion of the Merger.

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No Solicitation. The Board considered the restrictions in the Merger Agreement on Hibbett’s ability to solicit competing bids to acquire Hibbett during the pendency of the Merger and that, subject to certain conditions set forth in the Merger Agreement, in the event of Hibbett’s receipt of a Company Superior Proposal, Hibbett is required to negotiate in good faith with Parent (if requested by Parent) regarding revisions to the Merger Agreement, which the Board must take into account in determining whether to enter into an alternative acquisition agreement with respect to such Company Superior Proposal.

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Adverse Recommendation Change. The Board considered the restrictions in the Merger Agreement on the Board’s ability to make a Company Adverse Recommendation Change, and that, subject to certain conditions set forth in the Merger Agreement, in the event of a potential Company Adverse Recommendation Change by the Board, Hibbett is required to negotiate in good faith with Parent (if requested by Parent) regarding revisions to the Merger Agreement, which the Board must take into account in determining whether to make a Company Adverse Recommendation Change.

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Termination Fee. The Board considered the Company Termination Fee that could become payable to Parent under specified circumstances, including upon the termination of the Merger Agreement in order to enter into an alternative acquisition agreement with respect to a Company Superior Proposal, which may discourage third parties that might otherwise have an interest in a business combination with, or acquisition of, Hibbett from making unsolicited proposals (although the Board concluded that the termination fee is reasonable in amount, consistent with or below fees in comparable transactions and will not unduly deter any other party that might be interested in acquiring Hibbett).

•	Loss of Key Personnel. The Board considered the risk that, despite retention efforts prior to consummation of the Merger, Hibbett may lose key personnel.
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Litigation. The Board considered the risk of potential litigation relating to the Merger that could be instituted against Hibbett or its directors and officers, and the potential effects of any outcomes related thereto.

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Expenses. The Board considered the risk that, if the Merger is not consummated, Hibbett will, with certain exceptions, be required to pay its own expenses associated with the Merger Agreement and the Merger.

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Director and Officer Interests. The Board considered that Hibbett’s directors and officers may have interests in the Merger that are different from, or in addition to, those of Hibbett stockholders generally, as described in the sections entitled “Security Ownership of Certain Beneficial Owners and Management” and “The Merger—Interests of the Directors and Executive Officers of Hibbett in the Merger” beginning on pages 109 and 70 of this Proxy Statement, respectively.

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Forward-Looking Statements. The Board considered risks of the type and nature described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements”, beginning on page 27 of this Proxy Statement.

After taking into account all of the factors set forth above, as well as others, the Board concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the Merger were outweighed by the potential benefits of, and potentially positive factors associated with, the Merger to Hibbett’s stockholders.
The foregoing discussion of factors considered by the Board is not intended to be exhaustive, but summarizes the material factors considered by the Board. In light of the variety of factors considered in connection with their evaluation of the Merger Agreement and the Merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determinations and recommendations. Moreover, each member of the Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determinations. The Board based its recommendations on the totality of the information presented, including thorough discussions with, and questioning of, Hibbett’s senior management and the Board’s independent legal and financial advisors. This explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 27 of this Proxy Statement.
Opinion of Hibbett’s Financial Advisor
Solomon Partners provided its oral opinion to the Board, and subsequently delivered its written opinion to the Board that, as of April 22, 2024, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Transaction Consideration to be paid to the holders (other than the Excluded Holders) of shares of Hibbett Common Stock, pursuant to the Merger Agreement, was fair from a financial point of view to such holders.
The full text of the written opinion of Solomon Partners, dated April 22, 2024, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this Proxy Statement as Annex B. Solomon Partners provided its opinion for the information and assistance of the Board in connection with its consideration of the Merger. The Solomon Partners opinion does not constitute a recommendation to any holder of shares of Hibbett Common Stock as to how any such holder should vote with respect to the Merger or act on any matter relating to the Merger or any other matter.
For purposes of its opinion, Solomon Partners:
•	reviewed certain publicly available financial statements and other information of Hibbett;
•
reviewed certain historical, internal financial statements and other financial and operating data for Hibbett prepared and provided to Solomon Partners by Hibbett’s management and approved for Solomon Partners’ use by Hibbett;

•
reviewed the Projections provided to Solomon Partners by Hibbett’s management and approved for Solomon Partners’ use by the Board, as more fully described in the section entitled “Proposal 1: Adoption of the Merger Agreement—Projections Prepared by Hibbett’s Management” beginning on page 67 of this Proxy Statement;

•	discussed the past and current operations, financial condition and prospects of Hibbett with Hibbett’s management;
•	reviewed the reported prices and trading activity of the shares of Hibbett Common Stock;
•
compared the financial performance and condition of Hibbett and the reported prices and trading activity of the shares of Hibbett Common Stock with that of certain other publicly traded companies that Solomon Partners deemed relevant;

•	reviewed publicly available information regarding the financial terms of certain transactions that Solomon Partners deemed relevant, in whole or in part, to the Merger;

•	participated in certain discussions among management and other representatives of each of Parent and Hibbett;
•	reviewed the Merger Agreement; and
•	performed such other analyses and reviewed such other material and information as Solomon Partners deemed appropriate.
Solomon Partners assumed and relied upon the accuracy and completeness of the information reviewed by it for the purposes of this opinion, and Solomon Partners did not assume any responsibility for independent verification of such information and relied on such information being complete and correct. Solomon Partners relied on assurances of Hibbett’s management that they are not aware of any facts or circumstances that would make such information inaccurate or misleading in any respect material to Solomon Partners’ analysis or opinion. With respect to the Projections, Solomon Partners assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of Hibbett’s management. Solomon Partners did not conduct a physical inspection of the facilities or property of Hibbett. Solomon Partners did not assume any responsibility for or perform any independent valuation or appraisal of the assets or liabilities of Hibbett, nor was Solomon Partners furnished with any such valuation or appraisal. Furthermore, Solomon Partners did not consider any tax, accounting, legal or regulatory effects of the Merger or the transaction structure on any person or entity.
Solomon Partners assumed that the Merger would be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, waivers and releases for the Merger, no delay, limitation, restriction or condition would be imposed or occur that would have an adverse effect on Hibbett or the contemplated benefits of the Merger or that otherwise would be in any respect material to Solomon Partners’ analysis or opinion. Solomon Partners further assumed that all representations and warranties set forth in the Merger Agreement were and would be true and correct as of all the dates made or deemed made and that all parties to the Merger Agreement will comply with all covenants of such parties thereunder.
Solomon Partners’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and other information made available to Solomon Partners as of April 22, 2024. Although subsequent developments may affect its opinion, Solomon Partners has no obligation to update, revise or reaffirm its opinion. In particular, Solomon Partners did not express any opinion as to the prices at which the Hibbett Common Stock may trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on Hibbett, Parent or the Merger, or as to impact of the Merger on the solvency or viability of Hibbett, Parent or Merger Sub or the ability of Hibbett, Parent or Merger Sub to pay their respective obligations when they come due. Furthermore, Solomon Partners’ opinion did not address Hibbett’s underlying business decision to undertake the Merger, and Solomon Partners’ opinion did not address the relative merits of the Merger as compared to any alternative transactions or business strategies that might be available to Hibbett. Prior to the delivery of its opinion, Solomon Partners was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, Hibbett or any other alternative transaction. Solomon Partners’ opinion was limited to the fairness, from a financial point of view, to the holders (other than the Excluded Holders) of shares of Hibbett Common Stock, as of the date of the opinion, of the Transaction Consideration to be paid to such holders pursuant to the Merger Agreement, and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger. Solomon Partners expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Transaction Consideration to be paid to the holders (other than the Excluded Holders) of shares of Hibbett Common Stock pursuant to the Merger Agreement. The issuance of the opinion by Solomon Partners was authorized by Solomon Partners’ fairness opinion committee.
The following summarizes the significant financial analyses performed by Solomon Partners and provided to, and reviewed with, the Board in connection with the delivery of Solomon Partners’ opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Solomon Partners’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Solomon Partners’ financial analyses. The following summary, however, does not purport to be a complete description of the financial analyses performed by Solomon Partners, nor does the order of analyses described represent relative importance or weight given to those analyses by Solomon Partners. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 19, 2024, and is not necessarily indicative of current market conditions.
Selected Publicly Traded Companies Analysis
Solomon Partners reviewed and compared certain financial information for Hibbett to corresponding financial information for the following publicly traded corporations in the footwear retail industry (each of which have retail operations in which the majority of the products sold are non-store branded goods) (collectively, the “Selected Companies”):
•	Shoe Carnival, Inc.;
•	Caleres, Inc.;
•	Designer Brands Inc.;
•	Foot Locker, Inc.;
•	Genesco Inc.; and
•	JD Sports Fashion Plc.
Although none of the Selected Companies was directly comparable to Hibbett, the Selected Companies included were chosen by Solomon Partners because they were publicly traded companies which engage in a similar business as Hibbett and with operations that, for purposes of this analysis, may be considered similar to certain operations of Hibbett.
Solomon Partners calculated and compared various financial multiples for the Selected Companies and Hibbett based on historical financial data from publicly available sources and forecasts from Wall Street research available as of April 19, 2024, for the Selected Companies and Hibbett.
With respect to the Selected Companies, Solomon Partners calculated:
•
the enterprise value (which represents the equity value plus book values of total debt, including capitalized leases, preferred stock and minority interests, less cash and cash equivalents) (“EV”) as a multiple of earnings before interest, tax, depreciation, amortization, and adjusted to exclude non-recurring and extraordinary items (“Adjusted EBITDA”) for the last twelve months as of the end of the last quarter for which financial statements were publicly available (“LTM”); and

•	EV as a multiple of equity research analysts’ median consensus estimated EBITDA for the twelve-month period ended closest to January 31, 2025 (“CY24E EBITDA”).
The table below summarizes the results of these calculations:
Selected Companies
Median
EV as a Multiple of:
LTM Adjusted EBITDA	Range:	4.2x - 6.4x	5.2x
CY24E EBITDA	Range:	4.0x - 6.3x	4.8x
Using the results of the above analysis:
•
Solomon Partners applied the 4.2x to 6.4x range of EV / LTM Adjusted EBITDA multiples to the LTM Adjusted EBITDA of Hibbett, as of April 19, 2024 (as derived from the Base 2024 Form 10-K), to derive a range of implied enterprise values for Hibbett. Solomon Partners then subtracted the net debt outstanding as of February 3, 2024 (as reflected in the Base 2024 Form 10-K) to derive a range of implied equity values for Hibbett. Solomon Partners then divided this range of implied equity values by the number of shares outstanding as of March 21, 2024 (as reflected in the Base 2024 Form 10-K, and including the dilutive effect (using the treasury stock method) of any exercisable Company Options outstanding as of February 3, 2024) to derive a range of implied values per share of Hibbett Common Stock of $63.20 to $98.42.
•
Solomon Partners applied the 4.0x to 6.3x range of EV / CY24E EBITDA multiples to the 2024 estimated EBITDA of Hibbett, using the Revised Hibbett Projections, to derive a range of implied enterprise values for Hibbett. Solomon Partners then subtracted the net debt outstanding as of February 3, 2024 (as reflected in the Base 2024 Form 10-K) to derive a range of implied equity values for Hibbett. Solomon Partners then divided this range of implied equity values by the number of shares outstanding as of March 21, 2024 (as reflected in the Base 2024 Form 10-K, and including the dilutive effect (using the treasury stock method) of any exercisable Company Options outstanding as of February 3, 2024) to derive a range of implied values per share of Hibbett Common Stock of $64.55 to $101.25.

Selected Precedent Transactions Analysis
Solomon Partners analyzed certain publicly available information relating to the following selected transactions in the retail industry for North America-based targets with the majority of sales conducted in physical retail stores and excluding retailers that primarily sell hardline goods since August 2015 (collectively, the “Selected Transactions”):
Target	Acquiror	Announcement Date
Chico’s FAS, Inc.	Sycamore Partners Management, L.P.	September 2023
The Michael’s Companies, Inc.	Apollo Global Management, LLC	March 2021
The Finish Line, Inc.	JD Sports Fashion Plc	March 2018
Belk, Inc.	Sycamore Partners Management, L.P.	August 2015
Although none of the Selected Transactions is directly comparable to the Merger, the target companies in the Selected Transactions were North America-based companies in the retail industry that were acquired since August 2015 and therefore had operations that, for the purposes of analysis, may be considered similar to certain of Hibbett’s operations and profile, and as such, for purposes of analysis, the Selected Transactions may be considered similar to the Merger.
For each of the Selected Transactions, Solomon Partners calculated and compared the EV of the target company implied by the transaction as a multiple of the LTM Adjusted EBITDA (“LTM Adjusted EBITDA Multiple”) of the target company, based on amounts disclosed in public filings, company press releases and other public sources. The following table presents the results of this analysis:
Selected Transactions Range:
Transaction Enterprise Value as a Multiple of:
LTM Adjusted EBITDA	4.9x - 6.6x
Based on Solomon Partners’ professional judgment and after taking into consideration, among other things, the observed data described above, Solomon Partners applied the range of EV / LTM Adjusted EBITDA Multiples of 4.9x to 6.6x to the LTM Adjusted EBITDA of Hibbett, as of April 19, 2024 (as derived from the Base 2024 Form 10-K), to derive a range of implied enterprise values for Hibbett. Solomon Partners then subtracted the net debt outstanding as of February 3, 2024 (as reflected in the Base 2024 Form 10-K) to derive a range of implied equity values for Hibbett. Solomon Partners then divided the range of implied equity values by the number of fully diluted shares, including the dilutive effect (using the treasury stock method) of any exercisable Company Options, all Company RSU Awards, Company PSU Awards and Company DSU Awards outstanding as of April 19, 2024, and additional shares related to the ESPP that may be outstanding as of June 30, 2024, in each case, as provided by Hibbett’s management, to derive a range of implied equity values per share of Hibbett Common Stock of $71.57 to $97.06.

Illustrative Discounted Cash Flow Analysis
Solomon Partners performed an illustrative discounted cash flow analysis on Hibbett using the Revised Hibbett Projections.
Using discount rates ranging from 14.5% to 17.5%, reflecting estimates of Hibbett’s weighted average cost of capital (derived by the application of the Capital Asset Pricing Model, which takes into account certain inputs, including the median of selected public companies’ capital structure, historical beta, cost of long-term debt, after-tax yield on permanent excess cash, if any, and Hibbett’s forecast tax rate, as well as certain financial metrics for the United States financial markets generally), Solomon Partners discounted to present value as of May 4, 2024, (i) the Unlevered Free Cash Flows (as defined in the section entitled “Proposal 1: Adoption of the Merger Agreement–Projections Prepared by Hibbett’s Management”), and (ii) a range of illustrative terminal values for Hibbett, which were calculated by applying an illustrative range of exit terminal year EBITDA multiples of 3.5x to 6.5x (which range was selected by Solomon Partners using its judgment after taking into account the historical LTM EBITDA trading multiples for Hibbett and the Selected Companies and the current LTM EBITDA multiples included in the Selected Publicly Traded Companies analysis) to projected terminal year EBITDA for Hibbett as reflected in the Revised Hibbett Projections. Solomon Partners then added the ranges of present values it derived above to derive a range of implied EVs for Hibbett. Solomon Partners then added Hibbett’s estimated net cash as of May 4, 2024, as reflected in the Revised Hibbett Projections, to the range of implied EVs to derive a range of implied equity values for Hibbett. Solomon Partners then divided the range of implied equity values by the number of fully diluted shares, including the dilutive effect (using the treasury stock method) of any exercisable Company Options, all Company RSU Awards, Company PSU Awards and Company DSU Awards as of April 19, 2024, and additional shares related to the ESPP that may be outstanding as of June 30, 2024, in each case, as provided by Hibbett’s management, to derive a range of implied equity values per share of Hibbett Common Stock of $76.66 to $126.33.
Other Factors
Solomon Partners noted for the Board certain additional factors solely for informational purposes, including among other things, the following:
•
Illustrative Present Value of Future Stock Price Analysis. Solomon Partners performed an illustrative analysis of the implied present value of the future price per share of Hibbett Common Stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s share price as a function of such company’s estimated future EBITDA, net cash and its assumed EV / LTM EBITDA multiple in the future. For this analysis, Solomon Partners first calculated a range of implied enterprise values as of the last day of each of the fiscal years 2025 through 2029 by applying LTM EBITDA multiples of 3.6x (representing Hibbett’s 3-year median LTM EBITDA multiple) to 5.2x (representing the current median LTM EBITDA multiple for the Selected Companies) (which range was selected by Solomon Partners using its judgment after taking into account the historical LTM EBITDA trading multiples for Hibbett and the Selected Companies and current LTM EBITDA multiples included in the Selected Publicly Traded Companies analysis) to the estimated LTM EBITDA for Hibbett for each of the fiscal years 2025 through 2029, as reflected in the Revised Hibbett Projections. Solomon Partners then calculated future equity value by adding the projected net cash as of each respective projected fiscal year assuming annual share repurchases are completed on the first day of each respective fiscal year. Solomon Partners then divided the range of implied future equity values by the number of estimated future fully diluted shares from the Revised Hibbett Projections to derive a range of implied future equity values per share of Hibbett Common Stock. Solomon Partners then discounted those implied future equity values per share back to May 4, 2024, using an illustrative discount rate of 17.5%, reflecting an estimate of Hibbett’s cost of equity derived from certain inputs as described in Illustrative Discounted Cash Flow Analysis above. Solomon Partners then added to those discounted values the future projected quarterly dividends of $0.25 per common share outstanding, also discounted back to May 4, 2024, using the same illustrative discount rate of 17.5%. This analysis resulted in a range of implied present values of $58.45 to $99.10 per share of Hibbett Common Stock.

•
Historical Share Trading Analysis. Solomon Partners reviewed the historical trading prices for Hibbett Common Stock for the 52-week period ending April 19, 2024, which indicated a range of trading prices per share of $35.28 to $82.00.

•
Analyst Price Target Analysis. Solomon Partners reviewed stock price targets for Hibbett Common Stock in recently published, publicly available Wall Street research analyst reports available as of April 19, 2024, which indicated low and high twelve-to-eighteen month (as described by each such research analyst) forward stock price targets for Hibbett ranging from $50.00 to $88.00 per share of Hibbett Common Stock.

Solomon Partners’ illustrative present value of future stock price, historical company share trading analysis and analyst price target analysis were not fundamental valuation methodologies and were not used by Solomon Partners as a basis for rendering its fairness opinion.
Miscellaneous
In arriving at its opinion, Solomon Partners performed a variety of financial analyses, the material portions of which are summarized above. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Solomon Partners’ opinion. In arriving at its fairness determination, Solomon Partners considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Solomon Partners made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Hibbett or the Merger.
Solomon Partners prepared these analyses to provide its opinion to the Board as to the fairness from a financial point of view to the holders (other than the Excluded Holders) of shares of Hibbett Common Stock of the Transaction Consideration to be paid to such holders pursuant to the Merger Agreement. These analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Hibbett, Parent, Solomon Partners or any other person assumes responsibility if future results are materially different from those forecasts.
The Transaction Consideration was determined through arm’s-length negotiations between the Board, JD Sports, and Parent and was approved by the Board. Solomon Partners provided advice to the Board during these negotiations. Solomon Partners did not, however, recommend any specific amount of consideration to Hibbett or the Board or that any specific amount of consideration constituted the only appropriate consideration for the Merger.
As described above, Solomon Partners’ opinion to the Board was one of many factors taken into consideration by the Board in making its determination to approve the Merger Agreement. For a discussion of the factors that the Board considered in determining to recommend the approval of the Merger Agreement, please see the section of this Proxy Statement entitled “Proposal 1: Adoption of the Merger Agreement—Recommendation of the Board and Reasons for the Merger” beginning on page 55 of this Proxy Statement. The foregoing summary does not purport to be a complete description of the analyses performed by Solomon Partners in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Solomon Partners attached as Annex B.
Natixis, S.A. (“Natixis”), the holder of a majority of Solomon Partners’ outstanding voting equity, is, together with its affiliates, engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management, insurance, and other financial and non-financial activities and services for various persons and entities. Natixis, its affiliates, employees, and funds, and other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Hibbett, Parent, JD Sports or any of their respective affiliates and third parties, or any currency or commodity that may be involved in the Merger.
The Board selected Solomon Partners as its financial advisor because it is a recognized financial advisory firm that has substantial experience in transactions similar to the Merger. Pursuant to an engagement letter, dated October 31, 2023, the Board engaged Solomon Partners to act as its financial advisor in connection with the

Merger. The engagement letter provides for a transaction fee that is estimated, based on the information available as of the date of announcement of the Merger Agreement, to consist of (a) $2.5 million, which was payable upon the delivery by Solomon Partners of its opinion, dated as of April 22, 2024, to the Board; and (b) approximately $15.9 million, which is contingent upon the closing of the Merger. In addition, Hibbett has agreed to reimburse Solomon Partners’ expenses and indemnify Solomon Partners against certain liabilities arising out of Solomon Partners’ engagement. Solomon Partners has not, during the two years prior to the date of its opinion, provided any financial advisory services to Hibbett, Parent or JD Sports, for which Solomon Partners received payment. In the future, Solomon Partners, Natixis and their respective affiliates may provide financial advisory services to Hibbett, Parent, JD Sports and/or their respective affiliates, and may receive compensation for rendering such services.
Projections Prepared by Hibbett’s Management
In connection with the Board’s review of strategic alternatives in response to unsolicited expressions of interest in an acquisition of Hibbett from multiple parties, in November 2023, Hibbett’s management prepared unaudited forecasted financial information of Hibbett for the remainder of fiscal year 2024 through fiscal year 2029 (the “Initial Hibbett Projections”), which was used by the Board in connection with its evaluation of the December 15 Proposal made by JD Sports and the Board’s review of strategic alternatives in connection with that evaluation. The Initial Hibbett Projections were used by Solomon Partners for purposes of preparing its preliminary financial analyses provided to the Board on December 18, 2023, in connection with the Board’s consideration of the December 15 Proposal. In addition, the Initial Hibbett Projections (other than assumptions with respect to the projected change in net working capital, which was provided only to Solomon Partners for use in its analyses) were made available to potential counterparties to a strategic transaction, including JD Sports, in connection with their due diligence review of a potential strategic transaction. The Initial Hibbett Projections were prepared in a manner treating Hibbett on a stand-alone basis without giving effect to the Merger, including the impact of negotiating or executing the Merger Agreement, the expenses that may be incurred in connection with consummating the Merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed or the effect of any business or strategic decisions or actions which would likely have been taken if the Merger Agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger.
In February 2024, Hibbett’s management updated, and the Board approved, the Initial Hibbett Projections to reflect a downward revision to management’s forecast for each of the fiscal years 2025 through 2029 after considering, in management’s best judgment, (i) the probable impact of the challenging market environment on Hibbett’s business throughout the forecast period and (ii) Hibbett’s financial performance for the fiscal year ended February 3, 2024 (the “Revised Hibbett Projections,” together with the Initial Hibbett Projections, the “Projections”). The Revised Hibbett Projections were provided by Hibbett to Solomon Partners and were approved by the Board for Solomon Partners’ use and reliance in connection with its financial analyses and opinion provided to the Board on April 22, 2024, in connection with the Board’s consideration of the transactions contemplated by the Merger Agreement, as described in the section entitled “Proposal 1: Adoption of the Merger Agreement—Opinion of Hibbett’s Financial Advisor” beginning on page 61 of this Proxy Statement. In addition, the Revised Hibbett Projections (other than assumptions with respect to the projected change in net working capital, which was provided only to Solomon Partners for use in its analyses) were made available to JD Sports, in connection with its due diligence review of a potential transaction. This Proxy Statement includes a summary of the Initial Hibbett Projections and the Revised Hibbett Projections in order to provide Hibbett’s stockholders with access to additional information that was previously made available to Solomon Partners.
The Projections were not prepared with a view toward public disclosure and the summary thereof is included in this Proxy Statement only because such information was made available to certain parties as described in the preceding two paragraphs. The summary of the Projections is not being included in this Proxy Statement to influence your decision whether to vote for the proposal to adopt the Merger Agreement. The Projections were not prepared with a view toward compliance with the published guidelines established by the SEC or the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information, or GAAP (and the Projections do not include footnote disclosures as may be required by GAAP). Neither Ernst & Young, nor any other audit firm has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the Projections and, accordingly, Ernst & Young has not expressed an opinion or any other form of assurance with respect thereto. The Ernst & Young report included in the 2024

Form 10-K, which is incorporated by reference into this Proxy Statement, relates to Hibbett’s historical financial information and does not extend to the Projections and should not be read to do so.
The Projections are subject to estimates and assumptions in many respects and, as a result, are necessarily subject to interpretation. While presented with numerical specificity, the Projections are based upon a variety of estimates and assumptions that are inherently uncertain, though considered reasonable by Hibbett management as of the date of preparation of each set of such Projections. These estimates and assumptions may prove to be inaccurate for any number of reasons, including general economic conditions, competition and the risks discussed in this Proxy Statement under the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 27 of this Proxy Statement. The Projections also reflect assumptions as to certain business decisions that are subject to change. There can be no assurance that the forecasts contained in the Projections will be realized, and actual results may differ materially from those shown therein. Generally, the further out the period to which Projections relate, the more unreliable the information becomes.
The information in the Projections is not factual and should not be relied upon as being necessarily indicative of future results, and Hibbett’s stockholders are cautioned not to place undue reliance on the Projections. The Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Hibbett contained in Hibbett’s public filings with the SEC.
This Proxy Statement contains certain non-GAAP financial measures, such as Operating Profit / EBIT (which means earnings before interest and taxes) and EBITDA (which means earnings before interest, taxes, depreciation and amortization). Hibbett believes that its presentation of these non-GAAP measures provides useful supplemental information to investors and management regarding Hibbett’s financial condition and results of operations. Other firms may calculate non-GAAP measures differently than Hibbett, which limits comparability between companies. Non-GAAP measures are not prepared in accordance with, and should not be considered in isolation from or as a substitute for, measures prepared in accordance with GAAP. The SEC rules which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures included in disclosures relating to a proposed business combination such as the Merger if the disclosure is included in a document such as this Proxy Statement. In addition, reconciliations of non-GAAP financial measures were not relied upon by Solomon Partners for purposes of its opinion or by the Board in connection with the evaluation of the Merger. Accordingly, Hibbett has not provided a reconciliation of the financial measures included in the Projections to the relevant GAAP financial measures. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP.
None of Hibbett, Solomon Partners or their respective affiliates, advisors, officers, directors or other representatives can provide any assurance that actual results will not differ from the Projections, and none of them undertakes any obligation to update, or otherwise revise or reconcile, the Projections to reflect circumstances existing after the date the Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Projections, as applicable, are shown to be in error. Since the date of the Projections, Hibbett has made publicly available its actual results of operations for the fiscal year ended February 3, 2024. You should review the 2024 Form 10-K for this information. Hibbett does not intend to make publicly available any update or other revision to the Projections, even in the event that any or all assumptions are shown to be in error. None of Hibbett, Solomon Partners or their respective affiliates, advisors, officers, directors or other representatives has made or makes any representation to any Hibbett stockholder or any other person regarding the Projections, Hibbett’s ultimate performance compared to the information contained in the Projections or that forecasted results will be achieved.

The following table presents a summary of the Initial Hibbett Projections:
	Initial Hibbett Projections
	2024E(1)	2025E	2026E	2027E	2028E	2029E
	(dollars in millions)
Net Sales	$1,760	$1,816	$1,952	$2,124	$2,303	$2,504
Operating Profit / EBIT(2)	$147	$146	$168	$194	$217	$249
EBITDA(3)	$196	$200	$228	$264	$295	$332
Capital Expenditures	$68	$75	$81	$89	$100	$105
Change in Net Working Capital(4)	($32)	($5)	($20)	($25)	($26)	($30)
(1)
Fiscal 2024 was a 53-week year. Adjusted to eliminate the effect of the 53rd week, Hibbett’s projected net sales were $1,740, projected Operating Profit / EBIT was $144, and projected EBITDA was $193 (dollars in millions). Other fiscal years presented are 52-week years.

(2)	Operating Profit / EBIT defined as earnings before interest and taxes.
(3)	EBITDA defined as earnings before interest, taxes, depreciation and amortization.
(4)
Assumes inventory and accounts payable grow at the rate of cost of goods sold for fiscal 2025 – fiscal 2029. All other net working capital accounts grow at the rate of net sales for fiscal 2025 – fiscal 2029.

The following table presents a summary of the Revised Hibbett Projections:
	Revised Hibbett Projections
	2024A(1)	2025E	2026E	2027E	2028E	2029E
	(dollars in millions)
Net Sales	$1,729	$1,814	$1,957	$2,135	$2,311	$2,510
Operating Profit / EBIT(2)	$137	$139	$160	$189	$212	$246
EBITDA(3)	$186	$195	$223	$261	$293	$331
Capital Expenditures	$58	$72	$81	$89	$100	$105
Change in Net Working Capital(4)	($42)	$35	($15)	($18)	($18)	($20)
(1)
Fiscal 2024 was a 53-week fiscal year. Adjusted to eliminate the effect of the 53rd week and non-recurring benefit due to a change of Hibbett’s estimate of gift card breakage that occurred in Q4 fiscal 2024, Hibbett’s net sales were $1,702, Operating Profit / EBIT was $130, and EBITDA was $179 (dollars in millions). Other fiscal years presented are 52-week years.

(2)	Operating Profit / EBIT defined as earnings before interest and taxes.
(3)	EBITDA defined as earnings before interest, taxes, depreciation and amortization.
(4)
Assumes (i) inventory and accounts payable grow at the rate of cost of goods sold for fiscal 2026 – fiscal 2029; (ii) accounts receivable grow at 2.5% annually for fiscal 2026 – 2029; (iii) prepaid expenses and other current assets grow at 1.0% annually for fiscal 2026 – fiscal 2029; and (iv) all other net working capital accounts grow at the rate of net sales for fiscal 2026 – fiscal 2029.

In addition, at the direction of Hibbett’s management, Solomon Partners calculated, using certain inputs provided by Hibbett’s management and which inputs were approved by the Board for Solomon Partners’ use and reliance in connection with its financial analyses and opinion provided to the Board on April 22, 2024, in connection with the Board’s consideration of the transactions contemplated by the Merger Agreement, as described in the section entitled “Proposal 1: Adoption of the Merger Agreement—Opinion of Hibbett’s Financial Advisor” beginning on page 61 of this Proxy Statement, the unlevered free cash flows for the remainder of fiscal year 2024 through fiscal year 2029 (the “Unlevered Free Cash Flows”) as set forth below.
	Stub- 2025E(1)	2026E	2027E	2028E	2029E
	(dollars in millions)
Tax-effected EBIT(2)	$70	$123	$145	$163	$189
Depreciation and Amortization	$42	$63	$72	$81	$84
Stock Option Expense	$4	$7	$7	$7	$7
Capital Expenditures	($59)	($81)	($89)	($100)	($105)
Changes in Net Working Capital	$22	($15)	($18)	($18)	($20)
Unlevered Free Cash Flow	$80	$97	$117	$132	$155
(1)	Stub-2025E financials reflects the period from May 2024 to February 2025.
(2)	Calculated as earnings before interest and taxes using a 23.3% effective tax rate.

Important Additional Information About the Projections
Although presented with numerical specificity, the Projections are based on numerous variables, assumptions and estimates as to future events made by Hibbett’s management that Hibbett’s management believed were reasonable at the time the Projections were prepared. These variables, assumptions and estimates are inherently uncertain and many are beyond the control of Hibbett. Important factors that may affect actual results and cause these internal financial Projections to not be achieved include, but are not limited to, risks and uncertainties relating to Hibbett’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the health of Hibbett’s consumer base, the regulatory and competitive environment, changes in technology, general business and economic conditions and other risk factors referenced in the section of this Proxy Statement entitled “Cautionary Statement Regarding Forward-Looking Statements.” As such, the Projections, and the assumptions upon which they are based, (i) are not guarantees of future results; (ii) are inherently speculative; and (iii) are subject to a number of risks and uncertainties. As a result, actual results may differ materially from those contained in the Projections. Accordingly, there can be no assurance that the Projections will be realized.
Interests of the Directors and Executive Officers of Hibbett in the Merger
In considering the recommendation of the Board that holders of Hibbett Common Stock vote to approve the adoption of the Merger Agreement, our stockholders should be aware that certain of Hibbett’s executive officers and non-employee directors have interests in the Merger that may be different from, or in addition to, those of Hibbett’s stockholders generally. The Board was aware of and considered these interests, among other matters, in approving the Merger Agreement and the Merger, and in recommending that Hibbett stockholders approve the adoption of the Merger Agreement. For purposes of the discussion below, Hibbett’s executive officers are Michael E. Longo (President and Chief Executive Officer), Robert J. Volke (Senior Vice President and Chief Financial Officer), Jared S. Briskin (Executive Vice President, Merchandising), William G. Quinn (Senior Vice President, Marketing and Digital), Benjamin A. Knighten (Senior Vice President, Store Operations), David M. Benck (Senior Vice President, General Counsel), Ronald P. Blahnik (Senior Vice President, Chief Information Officer), Mark A. Gunn (Senior Vice President, Chief Human Resources Officer), Michael C. McAbee (Senior Vice President, Supply Chain and Store Development), and J. Stephani Smith (Senior Vice President, Merchandising). These interests are described below.
Certain Assumptions
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•	The Effective Time is June 3, 2024, which is the assumed Closing Date solely for purposes of the disclosure in this section (the “Change in Control Date”);
•
The employment of each executive officer of Hibbett is assumed to be terminated by Hibbett without “Cause” or due to the executive officer’s resignation for “Good Reason” (as such terms are defined in the relevant plans and agreements), in either case immediately following the Change in Control Date;

•
The potential payments and benefits described in this section are not at a level subject to a “cutback” to avoid the “golden parachute” excise tax that may be imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”); and

•	A price per share of Hibbett Common Stock of $87.50, which is equal to the Transaction Consideration payable in the Merger.
As the amounts provided below are estimates based on multiple assumptions that may or may not actually occur or be accurate as of the date referenced, the actual amounts, if any, that may be paid or become payable may materially differ from the amounts set forth below.
Treatment and Quantification of Hibbett Equity Awards
Treatment of Company Options
At the Effective Time, each Company Option that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will be cancelled by virtue of the Merger without any action on the part of the holder thereof and will entitle the holder to receive, on or before the later of (A) five (5) business days following the Effective Time and (B) the Surviving Corporation’s first payroll date after the Effective Time, an amount in cash, without interest and subject to applicable withholding taxes, from the Surviving Corporation with respect thereto equal to the product of (1) the number of shares of Hibbett Common Stock subject to such Company Option as of immediately prior to the Effective Time and (2) the excess, if any, of the Transaction Consideration over the exercise price per share of Hibbett Common Stock subject to such Company Option as of immediately prior to the Effective Time. Any Company Option with an exercise price per share of Hibbett Common Stock equal to or in excess of the Transaction Consideration will be cancelled and have no further force or effect by virtue of the Merger without any action on the part of the holder thereof and without any payment to the holder thereof.
Treatment of Company PSU Awards
At the Effective Time, each Specified Company PSU Award that is outstanding as of immediately prior to the Effective Time will be cancelled by virtue of the Merger without any action on the part of any holder or beneficiary thereof and will entitle the holder to receive an unvested amount in cash, without interest and subject to applicable withholding taxes, from the Surviving Corporation with respect thereto equal to the product of (1) the number of shares of Hibbett Common Stock that would have vested pursuant to the terms of such Specified Company PSU Award, assuming that any performance based vesting conditions applicable to such Specified Company PSU Award for any performance period that has not been completed as of the Effective Time are achieved at target performance levels, and (2) the Transaction Consideration, vesting, subject to the continued service of the former holder of such Specified Company PSU Award with Parent and its affiliates (including the Surviving Corporation), on the same time-based vesting schedule and otherwise on substantially the same terms as the corresponding Specified Company PSU Award (as provided for in the 2015 Equity Incentive Plan) and the underlying award agreements, in each case as in effect as of April 23, 2024, the terms of which will survive the closing with respect to such Specified Company PSU Award), except for any performance-vesting conditions and as otherwise provided for in the Merger Agreement. Each portion of such cash amount that vests will be payable on or before the later of (A) five (5) business days following such vesting date and (B) the Surviving Corporation’s first payroll date following such vesting date(s).
At the Effective Time, each Cashed-Out Company PSU Award that is outstanding as of immediately prior to the Effective Time will automatically become fully vested (if not already fully vested) and will be cancelled by virtue of the Merger without any action on the part of any holder or beneficiary thereof and will entitle the holder to receive, on or before the later of (A) five (5) business days following the Effective Time and (B) the Surviving Corporation’s first payroll date after the Effective Time, an amount in cash, without interest and subject to applicable withholding taxes, from the Surviving Corporation with respect thereto equal to the product of (1) the number of shares of Hibbett Common Stock that would have vested pursuant to the terms of such Cashed-Out Company PSU Award, assuming that any performance based vesting conditions applicable to such Cashed-Out Company PSU Award for any performance period that has not been completed as of the Effective Time are achieved at target performance levels, and (2) the Transaction Consideration.
Notwithstanding the above, to the extent that any Company PSU Award constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment will be paid in accordance with the applicable award’s terms (including any deferral elections) and at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code, including payment in accordance with any applicable exception or permitted payment event under Section 409A of the Code and Section 1.409A-3(j) of the Treasury Regulations (as defined in the section entitled “Proposal 1: Adoption of the Merger Agreement—U.S. Federal Income Tax Consequences of the Merger” beginning on page 76 of this Proxy Statement).
Treatment of Company RSU Awards
At the Effective Time, each Specified Company RSU Award that is outstanding as of immediately prior to the Effective Time will be cancelled by virtue of the Merger without any action on the part of any holder or beneficiary thereof and will entitle the holder to receive an unvested amount in cash, without interest and subject to applicable withholding taxes, from the Surviving Corporation with respect thereto equal to the product of (1) the number of shares of Hibbett Common Stock then underlying such Specified Company RSU Award as of immediately prior to the Effective Time and (2) the Transaction Consideration, vesting, subject to the continued service of the former holder of such Specified Company RSU Award with Parent and its affiliates (including the

Surviving Corporation), on the same time-based vesting schedule and otherwise on substantially the same terms as the corresponding Specified Company RSU Award (as provided for in the 2015 Equity Incentive Plan and the underlying award agreements, in each case as in effect as of April 23, 2024, the terms of which will survive the closing with respect to such Specified Company RSU Award), except as otherwise provided for in the Merger Agreement. Each portion of such cash amount that vests will be payable on or before the later of (A) five (5) business days following such vesting date and (B) the Surviving Corporation’s first payroll date following such vesting date(s).
At the Effective Time, each Cashed-Out Company RSU Award that is outstanding as of immediately prior to the Effective Time will automatically become fully vested (if not already fully vested) and will be cancelled by virtue of the Merger without any action on the part of any holder or beneficiary thereof and will entitle the holder to receive, on or before the later of (A) five (5) business days following the Effective Time and (B) the Surviving Corporation’s first payroll date after the Effective Time, an amount in cash, without interest and subject to applicable withholding taxes, from the Surviving Corporation with respect thereto equal to the product of (1) the number of shares of Hibbett Common Stock then underlying such Cashed-Out Company RSU Award as of immediately prior to the Effective Time and (2) the Transaction Consideration.
Notwithstanding the above, to the extent that any Company RSU Award constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment will be paid in accordance with the applicable award’s terms (including any deferral elections) and at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code, including payment in accordance with any applicable exception or permitted payment event under Section 409A of the Code and Section 1.409A-3(j) of the Treasury Regulations.
Treatment of Company DSU Awards
At the Effective Time, each Company DSU Award that is outstanding as of immediately prior to the Effective Time will automatically become fully vested (if not already fully vested) and will be cancelled by virtue of the Merger without any action on the part of any holder or beneficiary thereof and will entitle the holder to receive, on or before the later of (A) five (5) business days following the Effective Time and (B) the Surviving Corporation’s first payroll date after the Effective Time, an amount in cash, without interest and subject to applicable withholding taxes, from the Surviving Corporation with respect thereto equal to the product of (1) the number of shares of Hibbett Common Stock then underlying such Company DSU Award as of immediately prior to the Effective Time and (2) the Transaction Consideration.
Notwithstanding the above, to the extent that any Company DSU Award constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment will be paid in accordance with the applicable award’s terms (including any deferral elections) and at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code, including payment in accordance with any applicable exception or permitted payment event under Section 409A of the Code and Section 1.409A-3(j) of the Treasury Regulations.
Quantification of Hibbett Equity Awards
The following table sets forth the estimated amounts that would become payable (on a pre-tax basis) to Hibbett’s executive officers in respect of their unvested Hibbett equity awards based on the assumptions described above under “Proposal 1: Adoption of the Merger Agreement—Interests of the Directors and Executive Officers of Hibbett in the Merger—Certain Assumptions” beginning on page 70 this Proxy Statement.
Name	Number of Shares Subject to Company PSU Awards (#)	Number of Shares Subject to Company RSU Awards (#)	Total ($)
David M. Benck	9,349	6,234	1,363,513
Ronald P. Blahnik	9,349	6,234	1,363,513
Jared S. Briskin	14,025	9,351	2,045,400
Mark A. Gunn	2,372	4,972	642,600

Name	Number of Shares Subject to Company PSU Awards (#)	Number of Shares Subject to Company RSU Awards (#)	Total ($)
Benjamin A. Knighten	10,909	7,274	1,591,013
Michael E. Longo	37,400	24,933	5,454,138
Michael C. McAbee	9,349	6,234	1,363,513
William G. Quinn	10,909	7,274	1,591,013
J. Stephani Smith	9,745	6,498	1,421,263
Robert J. Volke	9,349	6,234	1,363,513
Based on the assumptions described above under “Proposal 1: Adoption of the Merger Agreement—Interests of the Directors and Executive Officers of Hibbett in the Merger—Certain Assumptions” beginning on page 70 of this Proxy Statement, the estimated aggregate amounts that would become payable (on a pre-tax basis) to Hibbett’s non-employee directors in respect of their unvested Hibbett equity awards is $7,354,474.
Agreements with Hibbett Executive Officers
Mr. Longo is currently employed pursuant to written employment agreement with Hibbett Sporting Goods, Inc. (a subsidiary of Hibbett), dated as of December 16, 2019 (the “Longo Employment Agreement”). The Longo Employment Agreement provides that if Mr. Longo’s employment is terminated by Hibbett without “Cause” or if he resigns for “Good Reason” (each as defined in the Longo Employment Agreement) then he will be entitled to severance payments equal to (i) his then-current base salary plus (ii) his estimated earned annual bonus, prorated as of the date of his termination.
Mr. Longo is also party to separate restrictive covenant and nondisclosure agreements with Hibbett, which subject him to restrictions relating to the use of confidential information, competing against Hibbett and soliciting any customers or employees of Hibbett during the term of employment and for a period of up to twelve (12) months thereafter.
Each Hibbett executive officer is party to a Change in Control Severance Agreement with Hibbett, effective as of the following dates (collectively, the “Change in Control Agreements”):
•	Mr. Longo – December 16, 2019
•	Mr. Benck – April 7, 2020
•	Mr. Blahnik – April 7, 2020
•	Mr. Briskin – April 7, 2020
•	Mr. Quinn – April 7, 2020
•	Mr. Knighten – April 7, 2020
•	Mr. Volke – April 24, 2020
•	Mr. Gunn – August 14, 2023
•	Mr. McAbee – August 14, 2023
•	Ms. Smith – August 14, 2023
The Change in Control Agreements each provide that if the employment of the executive officer is terminated by Hibbett without “Cause” or if the executive officer resigns for “Good Reason” (each, as defined in the Change in Control Agreements) during the period beginning six months prior to the consummation of a change in control (which would include the Merger) and ending on the second anniversary of the consummation of a change in control, then the executive officer would be entitled to one and one-half (1.5) times the sum of the executive officer’s (i) highest annual rate of base salary paid to the executive officer by Hibbett prior to the termination of the executive officer’s employment or resignation from Hibbett, as applicable, and (ii) the average of the actual cash bonuses paid to the executive officer for the five (5) years prior to the year of the executive officer’s employment termination from Hibbett (but in no event greater than the target bonus for the year in which the termination or resignation of employment occurs). Mr. Longo’s severance benefits under his Change in Control Agreement are paid to him net of any severance benefits payable under the Longo Employment Agreement.
Under the Change in Control Agreements, each executive officer is subject to restrictions relating to the use of confidential information, and soliciting or hiring any suppliers, officers, directors, independent contractors, customers or employees of Hibbett during the term of employment and for a period up to twelve (12) months thereafter.
Compensation Arrangements with JD Sports
Following discussions between Mr. Longo, Mr. Briskin and JD Sports that commenced on April 18, 2024, after the parties had reached an agreement-in-principle on the material business terms of the Merger, including the amount of the Transaction Consideration, and with the prior consent of the Board, on April 23, 2024, Mr. Longo and Mr. Briskin each entered into a retention agreement with JD Sports (respectively, the “Longo Retention Agreement” and the “Briskin Retention Agreement”) where they acknowledged that they will not have the right to resign their employment for “Good Reason” (as defined in the relevant plans and agreements) as a result of any changes to their duties, responsibilities, or reporting structures that occur strictly as a direct result of the Merger.
Pursuant to the Longo Retention Agreement, Mr. Longo will remain in the position of Chief Executive Officer of Hibbett following the closing of the Merger under the terms of the Longo Employment Agreement (except as modified in the Longo Retention Agreement). Pursuant to the Longo Retention Agreement, for fiscal year 2025, Mr. Longo’s annual base salary will remain at $945,000 and Mr. Longo’s annual cash target bonus will remain at 120% of Mr. Longo’s annual base salary (with a maximum payout of 200% of the target bonus). Mr. Longo will also be eligible to receive annual grants of long-term incentive awards from JD Sports and its affiliates valued up to 200% of Mr. Longo’s base salary, which will vest over three years. Of such long-term incentive awards, 25% will be time-based and 75% will be subject to performance conditions to be determined at the time of grant. The Longo Employment Agreement and Mr. Longo’s Change in Control Agreement will each remain in effect, except as modified by the Longo Retention Agreement.
Pursuant to the Briskin Retention Agreement, Mr. Briskin will be employed in the position of Chief Operating Officer of Hibbett following the closing. Pursuant to the Briskin Retention Agreement, for fiscal year 2025, Mr. Briskin’s annual base salary will be increased from $600,000 to $700,000 and Mr. Briskin’s annual cash target bonus will be increased from 85% of Mr. Briskin’s annual base salary to 100% of Mr. Briskin’s annual base salary (with a maximum payout of 200% of the target bonus). Mr. Briskin will also be eligible to receive annual grants of long-term incentive awards from JD Sports and its affiliates valued up to 100% of Mr. Briskin’s base salary, which will vest over three years. Of such long-term incentive awards, 25% will be time-based and 75% will be subject to performance conditions to be determined at the time of grant. Mr. Briskin’s Change in Control Agreement will remain in effect, except as modified by the Briskin Retention Agreement.
As of the date of this Proxy Statement, no other Hibbett executive officers or non-employee directors have discussed or entered into any agreement with JD Sports, Parent or any of their affiliates regarding employment with, or the right to purchase or participate in the equity plans or arrangements of, JD Sports, Parent, the Surviving Corporation or any of their affiliates. Prior to or following the closing of the Merger, however, some or all of Hibbett’s executive officers and non-employee directors may discuss or enter into agreements with Parent regarding employment with, or the right to purchase or participate in the equity of, JD Sports, Parent or one or more of their affiliates (including the Surviving Corporation).
Quantification of Payments and Benefits
In accordance with Item 402(t) of Regulation S-K under the Securities Act, the table below sets forth the compensation that is based on, or otherwise relates to, the Merger that will or may become payable to each named executive officer of Hibbett in connection with the Merger. For additional details regarding the terms of the payments and benefits described below, see the discussion under “Proposal 1: Adoption of the Merger Agreement—Interests of the Directors and Executive Officers of Hibbett in the Merger” beginning on page 70 of this Proxy Statement, which is incorporated herein.

The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur prior to completion of the Merger, including any equity award grants that may be made after the assumed Effective Time of June 3, 2024. For purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•	The Effective Time is June 3, 2024, which is the assumed Closing Date solely for purposes of the disclosure in this section (the “Change in Control Date”);
•
The employment of each executive officer of Hibbett is assumed to be terminated by Hibbett without “Cause” or due to the executive officer’s resignation for “Good Reason” (as such terms are defined in the relevant plans and agreements), in either case immediately following the Change in Control Date;

•	The potential payments and benefits described in this section are not at a level subject to a “cutback” to avoid the “golden parachute” excise tax that may be imposed under the Code; and
•	A price per share of Hibbett Common Stock of $87.50, which is equal to the Transaction Consideration payable in the Merger.
For purposes of this disclosure, Hibbett’s named executive officers are: (i) Michael E. Longo (President and Chief Executive Officer), (ii) Robert J. Volke (Senior Vice President and Chief Financial Officer), (iii) Jared S. Briskin (Executive Vice President, Merchandising), (iv) William G. Quinn (Senior Vice President, Marketing and Digital), and (v) Benjamin A. Knighten (Senior Vice President, Store Operations) (each, an “NEO”). The amounts in the table below assume each NEO has executed and not revoked a full release of claims in favor of Hibbett.
Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Total(3)
Michael E. Longo	$2,175,218	$5,454,138	$7,629,355
Robert J. Volke	$1,018,613	$1,363,513	$2,382,125
Jared S. Briskin	$1,453,610	$2,045,400	$3,499,010
William G. Quinn	$1,088,663	$1,591,013	$2,679,675
Benjamin A. Knighten	$809,991	$1,591,013	$2,401,004
(1)
Cash. Represents severance payable to each NEO upon a termination of employment by Hibbett without Cause or by the NEO for Good Reason, in each case, pursuant to the NEO’s Change in Control Agreement, and consisting of one and one-half (1.5) times the sum of the NEO’s (i) highest annual rate of base salary paid to the NEO by Hibbett prior to the termination of the NEO’s employment or resignation from Hibbett, as applicable, and (ii) the average of the actual cash bonuses paid to the NEO for the five (5) years prior to the year of the NEO’s employment termination from Hibbett. The estimated amount of each such payment is shown in the following table:

Named Executive Officer	Highest Rate of Base Salary ($)	Average Cash Bonus ($)	Multiplier	Total Cash ($)
Michael E. Longo	$945,000	$505,145	1.5x	$2,175,218
Robert J. Volke	$427,450	$251,625	1.5x	$1,018,613
Jared S. Briskin	$600,000	$357,073	1.5x	$1,453,610
William G. Quinn	$427,450	$298,325	1.5x	$1,088,663
Benjamin A. Knighten	$427,450	$112,544	1.5x	$809,991
(2)
Equity. Represents the value of unvested Company PSU Awards and Company RSU Awards held by each NEO. For further information on the treatment of these equity awards, see “Proposal 1: Adoption of the Merger Agreement—Interests of the Directors and Executive Officers of Hibbett in the Merger—Treatment and Quantification of Hibbett Equity Awards” beginning on page 70 of this Proxy Statement. The estimated amount of each such payment is shown in the following table:

	Company PSUs		Company RSUs
Named Executive Officer	Shares (#)	Value ($)	Shares (#)	Value ($)	Total Equity ($)
Michael E. Longo	37,400	3,272,500	24,933	2,181,638	5,454,138
Robert J. Volke	9,349	818,038	6,234	545,475	1,363,513
Jared S. Briskin	14,025	1,227,188	9,351	818,213	2,045,400
William G. Quinn	10,909	954,538	7,274	636,475	1,591,013

	Company PSUs		Company RSUs
Named Executive Officer	Shares (#)	Value ($)	Shares (#)	Value ($)	Total Equity ($)
Benjamin A. Knighten	10,909	954,538	7,274	636,475	1,591,013
(3)
The potential payments and benefits described in this table are subject to a “cutback” to avoid the “golden parachute” excise tax that may be imposed under Section 4999 of the Code. While it is possible that this “cutback” provision may apply to a portion of the payments that certain NEOs may otherwise be entitled to receive, this table assumes that no such “cutback” will apply in order to present the maximum amount of payments that any NEOs could receive if the provisions of Section 280G of the Code were not to apply to all of such NEOs’ payments described herein.

Financing of the Merger
The Merger is not conditioned on any financing arrangements or contingencies. Parent and Merger Sub have represented in the Merger Agreement that Parent and Merger Sub will have sufficient cash at the Effective Time to pay the aggregate Transaction Consideration. Parent and Merger Sub intend to finance the Merger through a combination of existing cash resources and the proceeds from an extension to existing bank facilities of JD Sports. If such financing has not been obtained, Parent and Merger Sub will each continue to be obligated to consummate the Merger, subject to satisfaction or waiver of the closing conditions set forth in the Merger Agreement.
Closing and Effective Time
The closing of the Merger will take place no later than the fourth business day following the satisfaction or waiver in accordance with the Merger Agreement of all of the conditions to the closing of the Merger (as described in the section entitled “Terms of the Merger Agreement—Conditions to the Closing of the Merger” beginning on page 100 of this Proxy Statement), other than conditions that by their terms are to be satisfied at the closing of the Merger, but subject to the satisfaction or, to the extent not prohibited by law, waiver of such conditions at the closing of the Merger.
Accounting Treatment
The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.
U.S. Federal Income Tax Consequences of the Merger
The following is a summary of the U.S. federal income tax consequences of the Merger to holders of Hibbett Common Stock whose shares of Hibbett Common Stock are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Code, U.S. Department of Treasury Regulations promulgated under the Code (the “Treasury Regulations”), court decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this Proxy Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of Hibbett Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes).
This discussion is for general information purposes only and does not address all of the tax consequences that may be relevant to holders of shares of Hibbett Common Stock in light of their particular circumstances, nor does it address any consequences to any such holders subject to special treatment under the U.S. federal income tax laws, such as tax-exempt entities, S corporations, partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) and partners therein, financial institutions, insurance companies, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, regulated investment companies, real estate investment trusts, persons who are subject to the alternative minimum tax, certain former citizens or long-term residents of the United States, persons who actually or constructively own 5% of more of Hibbett Common Stock, persons who acquire their shares of Hibbett Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, persons who hold their shares of Hibbett Common Stock as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment or other risk-reduction transaction for U.S. federal income tax purposes, and persons whose functional currency is not the U.S. dollar. This discussion does not address any U.S. federal estate, gift or other non-income tax consequences or any state, local or non-U.S. tax consequences, or the consequences of the Medicare tax on net investment income. If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Hibbett Common Stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding shares of Hibbett Common Stock and partners therein should consult their own tax advisors regarding the consequences of the Merger to their particular circumstances.
No ruling has been or will be sought from the IRS regarding the U.S. federal income tax consequences of the Merger described herein. This summary is not binding on the IRS or a court, and there can be no assurance that the tax consequences described in this summary will not be challenged by the IRS or that they would be sustained by a court if so challenged.
THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS.
U.S. Holders
For purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of Hibbett Common Stock who is, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
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a trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person as defined in section 7701(a)(30) of the Code.

The receipt of cash by a U.S. Holder in exchange for shares of Hibbett Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, and the U.S. Holder generally will recognize gain or loss as a result of such exchange. In general, a U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash such U.S. Holder receives with respect to such shares of Hibbett Common Stock in the Merger and such U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that the U.S. Holder paid for the shares of Hibbett Common Stock. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in the shares of Hibbett Common Stock is more than one year at the time of the Merger. Long-term capital gains of a non-corporate U.S. Holder are subject to preferential income tax rates. The deductibility of capital losses is subject to limitations.
Non-U.S. Holders
For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of Hibbett Common Stock who is neither a U.S. Holder nor an entity treated as a partnership for U.S. federal income tax purposes.
Special rules not discussed below may apply to certain Non-U.S. Holders that are subject to special tax treatment, such as “controlled foreign corporations” or “passive foreign investment companies.” Non-U.S. Holders should consult their tax advisors to determine the U.S. federal, state, local and non-U.S. tax consequences that may be relevant to them in light of their particular circumstances.
Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:
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the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to a U.S. Holder, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to an additional branch profits tax at a rate of 30% (or a lower rate under an applicable tax treaty); or
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such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the Merger, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable tax treaty).

Information Reporting and Backup Withholding
Information reporting and backup withholding may apply to proceeds otherwise payable to a holder of Hibbett Common Stock pursuant to the Merger. Backup withholding generally will not apply to (i) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such U.S. Holder is not subject to backup withholding on IRS Form W-9 (or a suitable substitute or successor form), or (ii) a Non-U.S. Holder that provides a certification of such Non-U.S. Holder’s foreign status on the appropriate series of IRS Form W-8 (or suitable substitute or successor form) or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
Holders of Hibbett Common Stock should consult their own tax advisors regarding the tax consequences of the Merger to their particular circumstances, including the applicability and effect of any state, local, foreign or other tax laws.
Regulatory Approvals Required for the Merger
Under the Merger Agreement, the Merger cannot be consummated until the applicable waiting period under the HSR Act has expired or been terminated.
HSR Act and U.S. Antitrust Matters
Under the HSR Act and the rules promulgated thereunder by the U.S. Federal Trade Commission (the “FTC”), the Merger cannot be consummated until Hibbett and Parent each file a premerger notification and report form with the FTC and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) under the HSR Act and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be consummated until the expiration of a thirty (30) calendar day waiting period following the parties’ filing of their respective HSR Act notification forms, unless extended by a request for additional information or the waiting period is terminated earlier. Hibbett and the Pentland Group, the majority shareholder of JD Sports, made the filings required under the HSR Act on May 8, 2024. The applicable waiting period under the HSR Act expired at 11:59 p.m. Eastern Time on June 7, 2024.
At any time before or after consummation of the Merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, and notwithstanding the expiration or termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.
Legal Proceedings Regarding the Merger
As of the date of this Proxy Statement, there are no pending lawsuits challenging the Merger. However, potential plaintiffs may file lawsuits challenging the Merger. The outcome of any future litigation is uncertain. Such litigation, if not resolved, could prevent or delay consummation of the Merger and result in substantial costs to Hibbett, including any costs associated with the indemnification of directors and officers. One of the conditions to the consummation of the Merger is that no order, judgment, or injunction, whether temporary, preliminary or permanent, by any court or other tribunal of competent jurisdiction will have been entered and will continue to be in effect that restrains, enjoins, prevents, prohibits or makes illegal the consummation of the Merger. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the Merger on the agreed-upon terms, then such injunction may prevent the Merger from being consummated, or from being consummated within the expected time frame.

TERMS OF THE MERGER AGREEMENT
The discussion of the terms of the Merger Agreement in this section and elsewhere in this Proxy Statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement and is incorporated into this Proxy Statement by reference. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety as it is the legal document that governs the Merger.
Explanatory Note Regarding the Merger Agreement
The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement and is incorporated into this Proxy Statement by reference. The Merger Agreement and the following description have been included in this Proxy Statement to provide investors with information regarding the terms of the Merger Agreement. Such information is not intended to provide any other factual information about Hibbett, Parent, Merger Sub or Ultimate Parent or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after April 23, 2024, which subsequent information may or may not be reflected in Hibbett’s public disclosures. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in Hibbett’s filings with the SEC regarding Hibbett and its business. Please see the section entitled “Where You Can Find More Information” beginning on page 117 of this Proxy Statement.
Effects of the Merger
The Merger Agreement provides that, upon the terms and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into Hibbett, whereupon the separate existence of Merger Sub will cease, and Hibbett will continue as the Surviving Corporation, and will continue to be governed by the laws of Delaware.
Closing and Effective Time
The closing of the Merger will take place on the fourth business day after the satisfaction or waiver (to the extent permitted by applicable law) in accordance with the Merger Agreement of all of the conditions to the closing of the Merger (as described in the section entitled “Terms of the Merger Agreement—Conditions to the Closing of the Merger” beginning on page 100 of this Proxy Statement), other than those conditions that by their nature are to be satisfied at or immediately prior to the closing of the Merger, but subject to the satisfaction or waiver of such conditions, or at such other date and time as Hibbett and Parent may agree in writing. Concurrently with the closing, the parties will file a certificate of merger with the Secretary of State of the State of Delaware as provided under the DGCL and make any other filings, recordings or publications required to be made by Hibbett or Merger Sub under the DGCL in connection with the Merger. The Merger will become effective at such time as the certificate of merger is filed with the Secretary of State of the State of Delaware, or on such later date and time as Hibbett and Parent may agree and specify in the certificate of merger.
Directors and Officers; Certificate of Incorporation; Bylaws
The Merger Agreement provides that the parties will take all necessary action such that the directors and officers of Merger Sub immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation as of the Effective Time and will hold such offices until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

At the Effective Time, the certificate of incorporation and bylaws of Hibbett, as in effect immediately prior to the Effective Time, will be amended and restated in their entirety as set forth in Exhibit A and Exhibit B of the Merger Agreement, respectively, until thereafter changed or amended as provided therein or by applicable law.
Transaction Consideration
Hibbett Common Stock
At the Effective Time, subject to any applicable withholding tax, each share of Hibbett Common Stock issued and outstanding immediately prior to the Effective Time (other than any (i) Cancelled Shares and (ii) Dissenting Shares) will be automatically converted into the right to receive the Transaction Consideration.
Outstanding Hibbett Equity Awards
The Merger Agreement provides that Hibbett’s equity awards that are outstanding immediately prior to the Effective Time will be subject to the following treatment as of the Effective Time (unless otherwise mutually agreed by Parent and the applicable holder thereof):
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Company Options. Each Company Option that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will be cancelled by virtue of the Merger without any action on the part of the holder thereof and will entitle the holder to receive, on or before the later of (i) five (5) business days following the Effective Time and (ii) the Surviving Corporation’s first payroll date after the Effective Time, an amount in cash, without interest and subject to applicable withholding taxes, from the Surviving Corporation with respect thereto equal to the product of (1) the number of shares of Hibbett Common Stock subject to such Company Option as of immediately prior to the Effective Time and (2) the excess, if any, of the Transaction Consideration over the exercise price per share of Hibbett Common Stock subject to such Company Option as of immediately prior to the Effective Time. Any Company Option with an exercise price per share of Hibbett Common Stock equal to or in excess of the Transaction Consideration will be cancelled and have no further force or effect by virtue of the Merger without any action on the part of the holder thereof and without any payment to the holder thereof.

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Specified Company PSU Awards. Each Specified Company PSU Award that is outstanding as of immediately prior to the Effective Time will be cancelled by virtue of the Merger without any action on the part of any holder or beneficiary thereof and will entitle the holder to receive an unvested amount in cash, without interest and subject to applicable withholding taxes, from the Surviving Corporation with respect thereto equal to the product of (1) the number of shares of Hibbett Common Stock that would have vested pursuant to the terms of such Specified Company PSU Award, assuming that any performance based vesting conditions applicable to such Specified Company PSU Award for any performance period that has not been completed as of the Effective Time are achieved at target performance levels, and (2) the Transaction Consideration, vesting, subject to the continued service of the former holder of such Specified Company PSU Award with Parent and its affiliates (including the Surviving Corporation), on the same time-based vesting schedule and otherwise on substantially the same terms as the corresponding Specified Company PSU Award (as provided for in the 2015 Equity Incentive Plan and the underlying award agreements, in each case as in effect as of April 23, 2024, the terms of which will survive the closing with respect to such Specified Company PSU Award), except for any performance-vesting conditions and as otherwise provided for in the Merger Agreement. Each portion of such cash amount that vests will be payable on or before the later of (i) five (5) business days following such vesting date and (ii) the Surviving Corporation’s first payroll date following such vesting date(s). Notwithstanding the previous sentence, to the extent that any such Specified Company PSU Award constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment will be paid in accordance with the applicable award’s terms (including any deferral elections) and at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code, including payment in accordance with any applicable exception or permitted payment event under Section 409A of the Code and Section 1.409A-3(j) of the Treasury Regulations.

•	Cashed-Out Company PSU Awards. Each Cashed-Out Company PSU Award that is outstanding as of immediately prior to the Effective Time will automatically become fully vested (if not already fully vested) and will be cancelled by virtue of the Merger without any action on the part of any holder or beneficiary thereof and will entitle the holder to receive, on or before the later of (i) five (5) business days following the Effective Time and (ii) the Surviving Corporation’s first payroll date after the Effective Time, an amount in cash, without interest and subject to applicable withholding taxes, from the Surviving Corporation with respect thereto equal to the product of (A) the number of shares of Hibbett Common Stock that would have vested pursuant to the terms of such Cashed-Out Company PSU Award, assuming that any performance based vesting conditions applicable to such Cashed-Out Company PSU Award for any performance period that has not been completed as of the Effective Time are achieved at target performance levels, and (B) the Transaction Consideration. Notwithstanding the previous sentence, to the extent that any such Cashed-Out Company PSU Award constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment will be paid in accordance with the applicable award’s terms (including any deferral elections) and at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code, including payment in accordance with any applicable exception or permitted payment event under Section 409A of the Code and Section 1.409A-3(j) of the Treasury Regulations.
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Specified Company RSU Awards. Each Specified Company RSU Award that is outstanding as of immediately prior to the Effective Time will be cancelled by virtue of the Merger without any action on the part of any holder or beneficiary thereof and will entitle the holder to receive an unvested amount in cash, without interest and subject to applicable withholding taxes, from the Surviving Corporation with respect thereto equal to the product of (1) the number of shares of Hibbett Common Stock then underlying such Specified Company RSU Award as of immediately prior to the Effective Time, and (2) the Transaction Consideration, vesting, subject to the continued service of the former holder of such Specified Company RSU Award with Parent and its affiliates (including the Surviving Corporation), on the same time-based vesting schedule and otherwise on substantially the same terms as the corresponding Specified Company RSU Award (as provided for in the 2015 Equity Incentive Plan and the underlying award agreements, in each case as in effect as of April 23, 2024, the terms of which will survive the closing with respect to such Specified Company RSU Award), except as otherwise provided for in the Merger Agreement. Each portion of such cash amount that vests will be payable on or before the later of (i) five (5) business days following such vesting date and (ii) the Surviving Corporation’s first payroll date following such vesting date(s). Notwithstanding the previous sentence, to the extent that any such Specified Company RSU Award constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment will be paid in accordance with the applicable award’s terms (including any deferral elections) and at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code, including payment in accordance with any applicable exception or permitted payment event under Section 409A of the Code and Section 1.409A-3(j) of the Treasury Regulations.

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Cashed-Out Company RSU Awards. Each Cashed-Out Company RSU Award that is outstanding as of immediately prior to the Effective Time will automatically become fully vested (if not already fully vested) and will be cancelled by virtue of the Merger without any action on the part of any holder or beneficiary thereof and will entitle the holder to receive, on or before the later of (A) five (5) business days following the Effective Time and (B) the Surviving Corporation’s first payroll date after the Effective Time, an amount in cash, without interest and subject to applicable withholding taxes, from the Surviving Corporation with respect thereto equal to the product of (1) the number of shares of Hibbett Common Stock then underlying such Cashed-Out Company RSU Award as of immediately prior to the Effective Time and (2) the Transaction Consideration. Notwithstanding the previous sentence, to the extent that any such Cashed-Out Company RSU Award constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment will be paid in accordance with the applicable award’s terms (including any deferral elections) and at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code, including payment in accordance with any applicable exception or permitted payment event under Section 409A of the Code and Section 1.409A-3(j) of the Treasury Regulations.

•	Company DSU Awards. Each Company DSU Award that is outstanding as of immediately prior to the Effective Time will automatically become fully vested (if not already fully vested) and will be cancelled by virtue of the Merger without any action on the part of any holder or beneficiary thereof and will entitle the holder to receive, on or before the later of (A) five (5) business days following the Effective Time and (B) the Surviving Corporation’s first payroll date after the Effective Time, an amount in cash, without interest and subject to applicable withholding taxes, from the Surviving Corporation with respect thereto equal to the product of (1) the number of shares of Hibbett Common Stock then underlying such Company DSU Award as of immediately prior to the Effective Time and (2) the Transaction Consideration. Notwithstanding the previous sentence, to the extent that any such Company DSU Award constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment will be paid in accordance with the applicable award’s terms (including any deferral elections) and at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code, including payment in accordance with any applicable exception or permitted payment event under Section 409A of the Code and Section 1.409A-3(j) of the Treasury Regulations.
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Employee Stock Purchase Plan. Prior to the Effective Time, the Board will adopt such resolutions or take such other actions as may be required so that (i) participation in the ESPP will be limited to those employees of the Company and its subsidiaries who were participating in the ESPP as of April 23, 2024, (ii) the offering under the ESPP in effect as of April 23, 2024 will be the final offering under the ESPP and no offering will commence on or after April 23, 2024, (iii) all further payroll deductions under the ESPP will cease effective as of the conclusion of the final offering; (iv) each purchase right under the ESPP outstanding as of April 23, 2024, will automatically be exercised no later than the Final Exercise Date, (v) each ESPP participant’s accumulated contributions under the ESPP will be used to purchase whole shares of Hibbett Common Stock in accordance with the terms of the ESPP as of the Final Exercise Date, which shares of Hibbett Common Stock will at the Effective Time be automatically converted into the right to receive the Transaction Consideration, and (vi) the ESPP will terminate effective as of immediately prior to (and subject to the occurrence of) the Effective Time, but subsequent to the exercise of purchase rights on the Final Exercise Date (in accordance with the terms of the ESPP). At the Effective Time, any funds credited as of such date under the ESPP that are not used to purchase shares of Hibbett Common Stock on the Final Exercise Date within the associated accumulated payroll withholding account for each participant under the ESPP will be refunded to the applicable participant in accordance with the terms of the ESPP.

Exchange and Payment Procedures
Prior to the Effective Time, Parent will appoint a bank or trust company reasonably acceptable to Hibbett to act as paying agent (the “Paying Agent”) for the payment of the Transaction Consideration in the Merger and will enter into an agreement relating to the Paying Agent’s responsibilities under the Merger Agreement in form and substance reasonably satisfactory to Hibbett. Prior to or concurrently with the Effective Time, Parent will deposit, or cause to be deposited, with the Paying Agent cash sufficient to pay the aggregate Transaction Consideration payable in the Merger to holders of Hibbett Common Stock (other than Cancelled Shares and Dissenting Shares).
Upon surrender of certificates (or affidavits of loss in lieu thereof), together with the letter of transmittal, or book-entry shares to the Paying Agent and such other documents as may reasonably be required by the Paying Agent, the holder of such certificates or book-entry shares will be entitled to receive in exchange therefor the Transaction Consideration. In the event of a transfer of ownership of shares of Hibbett Common Stock that is not registered in the transfer or stock records of Hibbett, any cash to be paid upon due surrender of the certificate (or affidavit of loss in lieu thereof) or book-entry share formerly representing such shares of Hibbett Common Stock may be paid or issued, as the case may be, to such a transferee if such certificate (or affidavit of loss in lieu thereof) or book-entry share is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar taxes have been paid or are not applicable. No interest will be paid or will accrue on the Transaction Consideration payable upon surrender of any certificate (or affidavit of loss in lieu thereof) or book-entry share. Until surrendered as contemplated by the Merger Agreement, each certificate and book-entry share will be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Transaction Consideration. No holder of book-entry shares will be required to deliver a certificate or an executed letter of transmittal to the Paying Agent to receive the Transaction Consideration that such holder is entitled to receive pursuant to the Merger Agreement.

Any portion of the payment fund, including any interest or other amounts received with respect thereto, that remains unclaimed by, or otherwise undistributed to, the holders of certificates and book-entry shares for twelve (12) months after the Effective Time will be delivered to Parent, upon Parent’s demand, and any holder of certificates or book-entry shares who has not prior to such date complied with these procedures must thereafter look only to Parent or the Surviving Corporation for satisfaction of its claim for Transaction Consideration which such holder has the right to receive pursuant to the Merger Agreement.
The letter of transmittal will include instructions if a stockholder has lost a share certificate or if such certificate has been stolen or destroyed. If any certificate has been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, in form and substance reasonably acceptable to Parent, and, if required by Parent or the Paying Agent, the posting by such person of a bond in customary amount as Parent or the Paying Agent may reasonably require as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such certificate, the Paying Agent, or, if subsequent to the termination of the payment fund, Parent, will deliver, in exchange for such lost, stolen or destroyed certificate, the Transaction Consideration to which the holder thereof is entitled pursuant to the exchange procedures in the Merger Agreement had such lost, stolen or destroyed certificate been surrendered.
These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.
Representations and Warranties
The Merger Agreement contains representations and warranties of Hibbett, Ultimate Parent, Parent and Merger Sub.
Certain of the representations and warranties in the Merger Agreement made by Hibbett are qualified by knowledge and/or “materiality” qualifications or a “Company Material Adverse Effect” clause. For purposes of the Merger Agreement, “Company Material Adverse Effect” means, with respect to Hibbett, any event, change, development, circumstance or effect that, individually or in the aggregate with any other event, change, development, circumstance or effect, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, results of operations or financial condition of Hibbett and its subsidiaries, taken as a whole. No event, change, development, circumstance or effect will be deemed to constitute, nor will any of the foregoing be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect, to the extent that such event, change, development, circumstance or effect results from, arises out of, or relates to:
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any changes in general United States or global economic conditions, except to the extent that such events, changes, developments, circumstances or effects have a disproportionate adverse effect on Hibbett and its subsidiaries, taken as a whole, relative to the adverse effect such events, changes, developments, circumstances or effects have on others operating in the industries in which Hibbett or any of its subsidiaries operates;

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any changes in conditions generally affecting any industry in which Hibbett or any of its subsidiaries operates, except to the extent that such events, changes, developments, circumstances or effects have a disproportionate adverse effect on Hibbett and its subsidiaries, taken as a whole, relative to the adverse effect such events, changes, developments, circumstances or effects have on others operating in the industries in which Hibbett or any of its subsidiaries operates;

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any decline in the market price or trading volume of Hibbett Common Stock, however, Parent is not precluded from asserting that the facts or occurrences underlying, giving rise to or contributing to such decline that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect;

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any changes in regulatory, legislative or political conditions or securities, credit, financial, debt or other capital markets conditions, including interest or currency exchange rates, except to the extent that such events, changes, developments, circumstances or effects have a disproportionate adverse effect on Hibbett and its subsidiaries, taken as a whole, relative to the adverse effect such events, changes, developments, circumstances or effects have on others operating in the industries in which Hibbett or any of its subsidiaries operates;

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any failure, in and of itself, by Hibbett to meet any internal or published projections, forecasts, estimates or predictions, or analysts’ estimates, in respect of revenues, earnings or other financial or operating metrics for any period, however, Parent is not precluded from asserting that the facts or occurrences underlying, giving rise to or contributing to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect;

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the execution and delivery of the Merger Agreement or the public announcement or pendency of the Merger Agreement, the Merger or the taking of any action expressly required by the Merger Agreement or the identity of, or any facts or circumstances relating to, Ultimate Parent, Parent, Merger Sub or their respective subsidiaries or affiliates, including the impact of any of the foregoing on the relationships, contractual or otherwise, of Hibbett or any of its subsidiaries with customers, suppliers, officers or employees (it being understood that the foregoing will not apply to (1) any representation or warranty to the extent the purpose of such representation or warranty is to directly address the consequences resulting from the execution and delivery of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, including the Merger, or (2) compliance with specified covenants in the Merger Agreement relating to the conduct of Hibbett’s business pending the Merger);

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any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable law following April 23, 2024, except to the extent that such events, changes, developments, circumstances or effects have a disproportionate adverse effect on Hibbett and its subsidiaries, taken as a whole, relative to the adverse effect such events, changes, developments, circumstances or effects have on others operating in the industries in which Hibbett or any of its subsidiaries operates;

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any change in accounting requirements or principles required by GAAP (or authoritative interpretations thereof) following April 23, 2024, except to the extent that such events, changes, developments, circumstances or effects have a disproportionate adverse effect on Hibbett and its subsidiaries, taken as a whole, relative to the adverse effect such events, changes, developments, circumstances or effects have on others operating in the industries in which Hibbett or any of its subsidiaries operates;

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any geopolitical conditions, protests or public demonstrations (including civil unrest, vandalism or looting), outbreak or escalation of hostilities, any acts of insurrection, war, sabotage, terrorism or military actions, or any escalation or worsening of any such geopolitical conditions, protests, public demonstrations, hostilities, acts of insurrection, war, sabotage, terrorism or military action threatened or underway as of April 23, 2024, except to the extent that such events, changes, developments, circumstances or effects have a disproportionate adverse effect on Hibbett and its subsidiaries, taken as a whole, relative to the adverse effect such events, changes, developments, circumstances or effects have on others operating in the industries in which Hibbett or any of its subsidiaries operates;

•
any taking of any action at the written request of Parent or Merger Sub or with the written consent of Parent or Merger Sub (it being understood that the foregoing will not apply to any consent provided pursuant to specified covenants in the Merger Agreement relating to the conduct of Hibbett’s business pending the Merger);

•	the termination of employment by any of Hibbett’s executive officers or other employees after the public announcement of the Merger Agreement;
•
any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster, epidemics, disease outbreaks, pandemics or other public health emergencies, acts of God or any change resulting from weather events, conditions or circumstances, except to the extent that such events, changes, developments, circumstances or effects have a disproportionate adverse effect on Hibbett and its subsidiaries, taken as a whole, relative to the adverse effect such events, changes, developments, circumstances or effects have on others operating in the industries in which Hibbett or any of its subsidiaries operates; or

•
any litigation arising from allegations of a breach of fiduciary duty or violation of applicable law relating to the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement.

In addition, for purposes of the Merger Agreement, “Parent Material Adverse Effect” means any event, change, development, circumstance or effect that, individually or in the aggregate with any other event, change, development, circumstance or effect, materially impairs, or would reasonably be expected to materially impair, the ability of Parent or Merger Sub to perform its obligations under the Merger Agreement or otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by the Merger Agreement, including the Merger.
In the Merger Agreement, Hibbett has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in Hibbett’s disclosure letter to the Merger Agreement delivered in connection therewith (the “Company Disclosure Letter”). These representations and warranties relate to, among other things:
•	the valid existence, good standing and authority and qualification to conduct business with respect to Hibbett and its subsidiaries;
•
the capital structure of Hibbett, Hibbett’s and its subsidiaries’ ownership of its subsidiaries, the lack of any existing and outstanding voting agreements or agreements restricting transfer of the capital stock of Hibbett or its subsidiaries to which Hibbett or its subsidiaries are party, and Hibbett’s and its subsidiaries’ ownership of equity or debt interests other than of subsidiaries of Hibbett;

•
Hibbett’s corporate authority, assuming the affirmative vote of the holders of a majority of the issued and outstanding shares of Hibbett Common Stock in favor of the Merger, to enter into, perform its covenants and obligations under, and consummate the transactions contemplated by, the Merger Agreement and the enforceability of the Merger Agreement;

•	the approval of, and recommendation by, the Board in favor of the proposal to adopt the Merger Agreement;
•	the absence of conflicts with laws, Hibbett’s and its subsidiaries’ organizational documents and Hibbett’s and its subsidiaries’ material contracts;
•	required consents and regulatory filings and approvals (including pursuant to U.S. antitrust laws) in connection with the Merger Agreement;
•
the accuracy of Hibbett’s SEC filings and financial statements, Hibbett’s disclosure controls and procedures and internal control over financial reporting, the absence of outstanding or unresolved comments in comment letters received by Hibbett or any of its subsidiaries and any ongoing SEC review, outstanding SEC comment or outstanding SEC investigation with respect to Hibbett’s SEC filings and financial statements and compliance with the listing and governance rules of the Nasdaq;

•	the absence of specified undisclosed liabilities of Hibbett and its subsidiaries;
•	the conduct of business of Hibbett and its subsidiaries in the ordinary course;
•
the absence of any action by Hibbett or its subsidiaries that, if taken by Hibbett or any of its subsidiaries during the period from the date of the Merger Agreement through the Effective Time without Parent’s consent, would constitute a breach of specified covenants in the Merger Agreement relating to the conduct of Hibbett’s business pending the Merger;

•	the absence of any event, change, development, circumstance or effect that would have a Company Material Adverse Effect, in each case, since February 3, 2024;
•	Hibbett’s possession of necessary permits and Hibbett’s compliance with laws;
•	the absence of actions or other legal proceedings relating to Hibbett and its subsidiaries;
•
the accuracy of the information supplied by or on behalf of Hibbett or any of its subsidiaries for inclusion in this Proxy Statement and the initial press release of Ultimate Parent announcing the execution and delivery of the Merger Agreement;

•	the filing of tax returns, the payment of taxes and certain other tax matters related to Hibbett and its subsidiaries;
•	Hibbett’s employee benefit plans;

•	the existence and enforceability of, and compliance with, specified categories of Hibbett’s material contracts;
•	intellectual property rights (including privacy, data protection and other cybersecurity matters);
•	certain real property matters;
•	certain environmental matters;
•	certain insurance matters;
•	certain labor and employment matters;
•	the inapplicability of anti-takeover statutes to the Merger;
•	payment of fees to brokers in connection with the Merger Agreement;
•	Hibbett’s receipt of a fairness opinion from its financial advisor;
•	Hibbett’s top ten merchandise and non-merchandise suppliers;
•	the absence of certain related party transactions; and
•
the acknowledgment by Hibbett of the absence of any other representations and warranties of Parent, Merger Sub, Ultimate Parent or any person on behalf of Parent, Merger Sub or Ultimate Parent other than as set forth in the Merger Agreement and the officer’s certificate to be delivered by Parent to Hibbett pursuant to the Merger Agreement.

In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to Hibbett that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	the due organization, valid existence, good standing and authority and qualification to conduct business with respect to Ultimate Parent, Parent and Merger Sub;
•
Ultimate Parent’s, Parent’s and Merger Sub’s authority to enter into, perform their covenants and obligations under, and consummate the transactions contemplated by, the Merger Agreement and the enforceability of the Merger Agreement with respect to Ultimate Parent, Parent and Merger Sub;

•	the absence of conflicts with laws, Ultimate Parent’s, Parent’s or Merger Sub’s organizational documents and Ultimate Parent’s, Parent’s, Merger Sub’s or their subsidiaries’ contracts;
•	required consents, regulatory filings and approvals (including pursuant to U.S. antitrust laws) in connection with the Merger Agreement;
•	the absence of actions or other legal proceedings related to Ultimate Parent, Parent, Merger Sub or any of their subsidiaries;
•	Merger Sub’s purpose and the absence of any business activities by Merger other than in connection with the Merger Agreement;
•
the absence of any required vote of Ultimate Parent’s members or the holders of any other securities of Ultimate Parent to consummate the transactions contemplated by the Merger Agreement, including the Merger;

•	the accuracy of the information supplied by or on behalf of Parent for inclusion in this Proxy Statement;
•	payment of fees to brokers in connection with the Merger Agreement;
•
Parent’s and Merger Sub’s ability to have sufficient cash at the Effective Time to enable Parent and Merger Sub to consummate the transactions contemplated by the Merger Agreement, including the Merger;

•	the solvency of Parent and the Surviving Corporation at and following the consummation of the Merger and the transactions contemplated by the Merger Agreement;

•
the absence of agreements or obligations or understandings between Ultimate Parent, Parent, Merger Sub or any of their respective affiliates with Hibbett’s management or the Board relating in any way to Hibbett, Hibbett’s subsidiaries or the transactions contemplated by the Merger Agreement, and the absence of any agreements pursuant to which any Hibbett stockholder would receive consideration other than the Transaction Consideration or agrees to vote to adopt the Merger Agreement or the Merger or agrees to vote against any Company Superior Proposal (as defined in the section entitled “Terms of the Merger Agreement—Restrictions on Solicitations of Other Offers” beginning on page 90 of this Proxy Statement);

•	the absence of other agreements relating to the Merger;
•	ownership of Hibbett Common Stock;
•	Parent’s investment intention with respect to Hibbett; and
•
the acknowledgment by Parent and Merger Sub (for itself and on behalf of Ultimate Parent) of the absence of any other representations and warranties of Hibbett or any person on behalf of Hibbett, other than as set forth in the Merger Agreement and the officer’s certificate to be delivered by Hibbett to Parent pursuant to the Merger Agreement.

None of the representations and warranties contained in the Merger Agreement survive the consummation of the Merger, other than as set forth in the Merger Agreement.
Conduct of Business Pending the Merger
The Merger Agreement provides that, prior to the earlier of the Effective Time and the termination of the Merger Agreement, except (i) as may be prohibited or required by applicable law, (ii) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as may be required or expressly permitted by the Merger Agreement, or (iv) as set forth in the Company Disclosure Letter, Hibbett will and will cause each of its subsidiaries to, (A) use reasonable best efforts to (1) conduct the businesses of Hibbett and its subsidiaries in the ordinary course of business, (2) maintain its corporate existence in good standing pursuant to applicable law, (3) keep available, in all material respects, the services of its current officers and employees, taken as a whole, and (4) preserve, in all material respects, the goodwill and current relationships with its customers, suppliers, distributors, partners, lessors, creditors, contractors and others with whom Hibbett or any of its subsidiaries has business relations, taken as a whole, and (B) not:
•	amend Hibbett’s or any of its subsidiaries’ organizational documents, or otherwise take any action to exempt any person from such organizational documents;
•	declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property, or any combination thereof) in respect of any of its capital stock;
•
adjust, split, combine, subdivide or reclassify any of its capital stock or issue or propose or authorize the issuance of its capital stock of Hibbett or any of its subsidiaries or any other securities (including any Hibbett stock awards (subject to certain limited exceptions), warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock;

•
repurchase, redeem or otherwise acquire any shares of the capital stock of Hibbett or any of its subsidiaries, or any other equity interests or any rights, warrants or options to acquire any such shares or interests (subject to certain limited exceptions);

•
issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including any Hibbett stock awards, warrants or any similar security exercisable for, or convertible into, such capital stock or similar security);

•
merge or consolidate with any other person, acquire any material assets from or make a material investment in (whether through the acquisition of stock, assets or otherwise) any other person, or enter into any joint venture, partnership, limited liability corporation, strategic alliance, joint development or similar arrangement with any person;

•
sell, lease, license, subject to a lien, or otherwise dispose of any material assets, product lines or businesses of Hibbett or any of its subsidiaries (including capital stock or other equity interests of any subsidiary of Hibbett);

•
make, authorize or commit to make capital expenditures except (A) for Hibbett’s 2025 fiscal year, in accordance with the capital expenditures budget of Hibbett that was made available to Parent and (B) for Hibbett’s 2026 fiscal year, in accordance with the capital expenditures projections of Hibbett that were made available to Parent;

•
waive, cancel, forgive, release, settle or assign any material indebtedness (other than certain intercompany indebtedness) owed to Hibbett or any of its subsidiaries or any material claims held by Hibbett or any of its subsidiaries against any other person, other than in the ordinary course of business or settlements otherwise permitted by the Merger Agreement;

•	make any loans, advances or capital contributions to any other person in excess of $500,000 in any 12 month period;
•	create, incur, guarantee or assume any indebtedness for borrowed money in excess of $1,000,000 in the aggregate;
•	waive, cancel, forgive, release, settle or assign any material debts of any person to Hibbett or any of its subsidiaries or any material claims or rights of value;
•
increase the compensation or other benefits payable or provided to Hibbett’s or its subsidiaries’ directors, officers, employees or individual consultants, in each case, except for compensation increases to employees in the ordinary course of business, subject to an aggregate five percent (5%) cap;

•	enter into any employment, change of control, severance or retention agreement with any employee of Hibbett (subject to certain limited exceptions);
•
establish, adopt, enter into, amend or terminate any Hibbett benefit plan, except for Hibbett benefit plans that provide health and welfare benefits and that would not result in a material increase in cost to Hibbett;

•	establish, adopt, enter into, amend or terminate any collective bargaining agreement or other labor union contract;
•	hire, promote or terminate (other than for cause) any director, officer, employee or individual consultant with a title of Senior Vice President or higher;
•
take any action to accelerate the vesting of, or payment of, any compensation or benefit under any Hibbett benefit plan or take any action to fund or in any other way secure the payment of compensation or benefits under any Hibbett benefit plan;

•
settle or compromise any proceeding brought (or threatened to be brought) against Hibbett or its subsidiaries for any monetary settlements or compromises involving more than $500,000 individually or $1,500,000 in the aggregate;

•
enter into any consent decree, injunction or similar restraint or form of equitable relief with respect to any proceeding in settlement of any proceeding or audit that would impose any material restriction on the operations of the business of Hibbett and its subsidiaries;

•	materially amend, terminate or otherwise materially modify any material contract of Hibbett, or waive, release or assign to any third party any material right under any material contract of Hibbett;
•
enter into any lease for office space, distribution centers, warehousing, manufacturing or logistics space, or any lease for any retail store location the annual base rent for which is in excess of $165,000;

•	enter into any contract that would have been a material contract of Hibbett had such contract been in effect on the date of the Merger Agreement;
•	alter or amend in any material respect any existing accounting methods, principles or practices;

•	change in any material respect the policies or practices regarding accounts receivable or accounts payable or fail to manage working capital in accordance with past practice;
•
voluntarily terminate, cancel, amend or modify any material insurance coverage policy maintained by Hibbett or any of its subsidiaries that is not concurrently replaced by a comparable amount of insurance coverage, other than renewals in the ordinary course of business;

•	enter into any contract or exercise any right to purchase, acquire (including any option to acquire), sell or transfer real property;
•
make, change or revoke any material tax election or material tax method of accounting; amend any material tax return; surrender any claim for a refund of material taxes; enter into any closing agreement with respect to any material tax; waive or extend any statute of limitation with respect to a material amount of taxes; or settle or compromise any material income tax claim or assessment, in each case, except in the ordinary course of business or to the extent not in excess of reserves established on the consolidated balance sheet of Hibbett;

•
sell, assign, transfer or license any of Hibbett’s or any of its subsidiaries’ intellectual property or grant to any person any covenant not to sue, immunity, authorization, release or other right with respect to such intellectual property, or otherwise permit any such intellectual property to become subject to any lien;

•
fail to pay any filing, prosecution, maintenance or other fee or file any document, response to office action or other filing in connection with any of Hibbett’s or any of its subsidiaries’ material intellectual property when due, except for intentional cancellations and abandonments in the ordinary course of business;

•
incorporate, embed, combine, link to, or distribute any open source software into or with any of Hibbett’s or any of its subsidiaries’ software or otherwise use any open source software in a manner that would require any source code for any of Hibbett’s or any of its subsidiaries’ software to be disclosed, licensed (in object or source code form), publicly distributed, or provided for a nominal fee or dedicated to the public;

•
engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of Hibbett or other person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 in Hibbett’s SEC filings;

•	amend in a manner that adversely impacts in any material respect the ability to conduct its business, terminate or allow to lapse any material permits of Hibbett;
•
voluntarily commence, voluntarily participate or agree to commence or participate in any bankruptcy, complete or partial liquidation, dissolution, restructuring, recapitalization, winding up or other reorganization of Hibbett or any of its subsidiaries; or

•	enter into any contract, or otherwise agree or commit, to take any of the foregoing actions.
Restrictions on Solicitations of Other Offers
In the Merger Agreement, Hibbett agreed that it will, and will cause its subsidiaries and each of its and their respective directors and officers to, and will instruct and use its reasonable best efforts to cause its and its subsidiaries’ other representatives to, after April 23, 2024:
•
to immediately cease and cause to be terminated any solicitation, discussions or negotiations with any persons, other than Ultimate Parent, Parent, Merger Sub and their respective representatives, conducted with respect to a Company Takeover Proposal (as defined below) or any inquiry, discussion, proposal or request that would reasonably be expected to lead to a Company Takeover Proposal;

•
to promptly (and in any event within two (2) business days following April 23, 2024) terminate all access granted to any person (other than Ultimate Parent, Parent, Merger Sub and their respective representatives) to any physical or electronic dataroom, in each case, with respect to a Company Takeover Proposal;

•
to promptly (and in any event within two (2) business days following April 23, 2024) request in writing the prompt return or destruction of all confidential information previously furnished to any third party or its representatives;

•
not to, directly or indirectly (including through intermediaries), solicit, initiate, propose the making, submission or announcement of, or knowingly encourage or knowingly facilitate (including by way of furnishing non-public information relating to Hibbett or any of its subsidiaries or affording access to the business, properties, assets, books, records or personnel of Hibbett or any of its subsidiaries) the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal;

•
not to, directly or indirectly (including through intermediaries), conduct, engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with, or for the purpose of knowingly encouraging or knowingly facilitating, a Company Takeover Proposal, other than, solely in response to an unsolicited inquiry, to refer the inquiring person to the relevant provision of the Merger Agreement;

•
not to, directly or indirectly (including through intermediaries), approve, adopt, endorse, declare advisable or recommend (or publicly propose to do any of the foregoing with respect to) a proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal;

•
not to, directly or indirectly (including through intermediaries), execute or enter into any letter of intent, agreement in principle, acquisition agreement, merger agreement, joint venture agreement or similar contract, whether written, oral, binding or non-binding, with respect to a Company Takeover Proposal (other than an “Acceptable Confidentiality Agreement” as defined in the Merger Agreement);

•
not to, directly or indirectly (including through intermediaries), grant any waiver, amendment or release (to the extent not automatically waived, amended or released upon announcement of, or entering into, the Merger Agreement) of any third party under any standstill or confidentiality agreement; provided that Hibbett will be permitted to grant a waiver of any standstill or similar obligation of any third party with respect to Hibbett or any of its subsidiaries to allow such third party to make a Company Takeover Proposal.

None of the foregoing will prohibit Hibbett or its representatives from contacting any person or group of persons that has made a Company Takeover Proposal after April 23, 2024 solely to ascertain the facts or request clarification of the terms and conditions thereof so as to determine whether the Company Takeover Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal or to request that any Company Takeover Proposal made orally be in writing.
Notwithstanding anything to the contrary contained in the Merger Agreement, if, at any time prior to obtaining the Hibbett Stockholder Approval, Hibbett or any of its representatives receives a bona fide written Company Takeover Proposal from any person, which did not result from a breach of the relevant terms of the Merger Agreement, and if the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Company Takeover Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal and that the failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law, then Hibbett, its subsidiaries and their respective representatives may, (i) furnish information with respect to Hibbett and its subsidiaries to the person who has made such Company Takeover Proposal, including non-public information, if Hibbett receives from such person an executed confidentiality agreement containing terms that are not less restrictive in the aggregate to the other party than those contained in the confidentiality agreement with Parent; provided, that Hibbett will promptly, and in any event within 24 hours following the delivery to such person, make available to Parent any non-public information concerning Hibbett or any of its subsidiaries that is provided or made available to such person or its representatives unless such non-public information has been previously provided to Parent and (ii) engage in or otherwise participate in discussions or negotiations with the person making such Company Takeover Proposal, its representatives and any prospective debt and equity financing sources regarding such Company Takeover Proposal. In addition to Hibbett’s obligations under other provisions of the Merger Agreement, Hibbett will promptly, and in any event within 24 hours, notify Parent and Merger Sub if Hibbett commences furnishing non-public information or commences discussions or negotiations as provided for in the Merger Agreement.

In addition, Hibbett agreed:
•
to promptly, and in no event later than 24 hours after receipt, notify Parent in writing in the event that Hibbett or any of its representatives receives a Company Takeover Proposal or any inquiry, discussion, proposal or request that would reasonably be expected to lead to any Company Takeover Proposal, including the identity of the person making the Company Takeover Proposal or such inquiry, discussion, proposal or request and the material terms and conditions thereof;

•
to keep Parent reasonably informed, on a prompt basis (and in any event within 24 hours of any material developments), of the status and terms of any such Company Takeover Proposal or inquiry, discussion, proposal or request and the status of any discussions or negotiations related thereto (including any material amendments or proposed amendments as to the price, form of consideration, and other material terms of any such Company Takeover Proposal or inquiry, discussion, proposal or request; and

•
along with its subsidiaries, not to enter into any agreement with any person subsequent to April 23, 2024 that prohibits Hibbett from providing any information to Parent in accordance with, or otherwise complying with the applicable terms of the Merger Agreement.

For purposes of the Merger Agreement:
•
a “Company Takeover Proposal” is any proposal, offer, inquiry or indication of interest from any person or group of persons (other than Parent, Merger Sub or any of their affiliates) to Hibbett or any of its representatives relating to (A) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving Hibbett or any of its subsidiaries that would result in such other person or group directly or indirectly acquiring (x) beneficial ownership of 15% or more of the outstanding Hibbett Common Stock or securities of Hibbett representing more than 15% of the voting power of Hibbett or (y) assets or businesses that constitute 15% or more of the consolidated assets, net revenues or net income of Hibbett and its subsidiaries (based on the fair market value thereof, as determined in good faith by the Board), (B) any acquisition, in one transaction or a series of related transactions, of the beneficial ownership or the right to acquire beneficial ownership, directly or indirectly, of 15% or more of the outstanding Hibbett Common Stock or securities of Hibbett representing more than 15% of the voting power of Hibbett, (C) any direct or indirect acquisition, license or purchase (including the acquisition of stock in any subsidiary of Hibbett), in one transaction or a series of related transactions, of assets or businesses of Hibbett or its subsidiaries, including pursuant to a joint venture, representing 15% or more of the consolidated assets, net revenues or net income of Hibbett and its subsidiaries (based on the fair market value thereof, as determined in good faith by the Board), (D) any tender offer or exchange offer or any other similar transaction or series of transactions that if consummated would result in any person or group directly or indirectly acquiring beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding Hibbett Common Stock or securities of Hibbett representing more than 15% of the voting power of Hibbett or (E) any combination of the foregoing.

•
a “Company Superior Proposal” is a bona fide written Company Takeover Proposal (but substituting “50%” for all references to “15%” in the definition of such term) made by a third party after April 23, 2024 that the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, taking into account (A) the timing, likelihood of consummation, legal, financial, regulatory and other aspects of such Company Takeover Proposal, including the financing terms thereof (including any financing condition or the reliability of any debt or equity funding commitments), (B) the identity of the third party making such Company Takeover Proposal and (C) such other factors as the Board considers to be appropriate, and taking into account any revisions to the terms of the Merger Agreement to which Parent has committed in writing in response to such Company Takeover Proposal in accordance with the relevant provision of the Merger Agreement, is more favorable to the stockholders of Hibbett than the transactions contemplated by the Merger Agreement from a financial point of view.

Alternative Acquisition Agreements
Notwithstanding anything in the Merger Agreement, prior to, but not after, obtaining the Hibbett Stockholder Approval, following receipt of a bona fide written Company Takeover Proposal from any person, which did not result from a breach of the relevant provisions of the Merger Agreement and has not been withdrawn, the Board is entitled to, with respect to a Company Superior Proposal, either or both: (1) make a Company Adverse Recommendation Change (as defined below) or (2) terminate the Merger Agreement (subject to the payment of the Company Termination Fee by Hibbett) in order to enter into a definitive agreement for such Company Superior Proposal (in each case, if and only if, prior to taking such action, the Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, that such Company Takeover Proposal constitutes a Company Superior Proposal and that failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law); provided, however, that, prior to taking either such action:
•
Hibbett has given Parent at least four (4) business days’ prior written notice of its intention to take such action, including the terms and conditions of, and the identity of the person making, any such Company Superior Proposal and has contemporaneously provided to Parent an unredacted copy of the Company Superior Proposal or any proposed acquisition agreements, including any related schedules, appendices, exhibits and amendments and financing commitments relating thereto;

•	if requested in writing by Parent, negotiated in good faith with Parent during such four (4) business day period concerning any revisions to the terms of the Merger Agreement proposed by Parent; and
•
following the end of such notice period, the Board has determined, after consultation with its financial advisor and outside legal counsel, and giving due consideration in good faith to the revisions to the terms of the Merger Agreement to which Parent has committed in writing, that the relevant Company Takeover Proposal would nevertheless continue to constitute a Company Superior Proposal, assuming the revisions committed to by Parent in writing were to be given effect, and that the failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law.

Any amendment or change to the financial terms or any other material terms of such Company Superior Proposal following the delivery of such prior written notice requires a new notice thereof and the Company will be required to comply again with the requirements described in the paragraph immediately above (except that the four (4) business day period above will be the longer of (A) the remainder of such four (4) business day notice period and (B) two (2) business days).
Notwithstanding anything to the contrary contained in the Merger Agreement, neither the Company nor any of its subsidiaries will enter into any acquisition agreement relating to a Company Superior Proposal unless the Merger Agreement has been, or is concurrently, terminated in accordance with its terms and the Company Termination Fee (as defined below) has been paid in accordance with the terms of the Merger Agreement.
Adverse Recommendation Changes
As described above, and subject to the provisions described below, the Board has made the recommendation that the Company stockholders vote “FOR” the proposal to adopt the Merger Agreement (the “Company Board Recommendation”). The Merger Agreement provides that the Board will not effect a Company Adverse Recommendation Change (as defined below) except as described below.
Under the terms of the Merger Agreement, the Board may not:
•
(i) fail to include the Company Board Recommendation in this Proxy Statement when it is disseminated to the Company’s stockholders or in any other material press release or written communication to the Company’s stockholders in connection with the Company Stockholder Meeting, (ii) withhold, withdraw, qualify or modify, or authorize or publicly propose to withhold, withdraw, qualify or modify, in any such case, in a manner adverse to Parent, the Company Board Recommendation, (iii) publicly make any recommendation in support of a tender offer or exchange offer that constitutes a Company Takeover Proposal or fail to recommend against any such tender offer or exchange offer within 10 business days after the commencement of such offer or fail to maintain at any time such a recommendation against such offer at any time before the expiration or withdrawal of such offer, (iv) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, to stockholders of the Company a Company Takeover Proposal, (v) fail to publicly recommend against any Company Takeover Proposal or fail to publicly reaffirm the Company Board Recommendation, in each case, within ten (10) business days after Parent so requests in writing following a publicly announced Company Takeover Proposal (it being understood that the Company will have no obligation to make such reaffirmation more than once with respect to any particular Company Takeover Proposal or any material publicly announced or disclosed amendment or modification thereto), (vi) make any public statement that is expressly inconsistent with the Company Board Recommendation, or (vii) agree, or publicly propose to agree, to take any of the foregoing actions (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”); or
•
authorize, cause or permit the Company or any of its subsidiaries to enter into any letter of intent, agreement in principle, memorandum of understanding or agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement) with respect to any Company Takeover Proposal (other than an acceptable confidentiality agreement).

Notwithstanding anything in the Merger Agreement to the contrary, other than in connection with a Company Takeover Proposal (as discussed above), the Board may, at any time prior to, but not after, obtaining the Hibbett Stockholder Approval, make a Company Adverse Recommendation Change in response to an event, change, development, circumstance or effect that was not known to, or reasonably foreseeable by, the Board (or if known, or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable to the Board) as of or prior to April 23, 2024, which event, development or change in circumstances becomes known to, or reasonably foreseeable by, the Board prior to the Stockholder Meeting (an “Intervening Event”), if, prior to taking such action, the Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law; provided, however, that, prior to taking such action:
•
the Company has given Parent at least four (4) business days’ prior written notice of its intention to take such action, and specifying in reasonable detail the underlying facts giving rise to the Intervening Event and the reasons for which the Board is proposing to effect a Company Adverse Recommendation Change;

•
to the extent requested in writing by Parent, the Company has negotiated, and has caused its representatives to negotiate, in good faith with Parent during such four (4) business day period concerning any revisions to the terms of the Merger Agreement proposed by Parent; and

•
following the end of such four (4) business day period, the Board has considered in good faith any revisions to the terms of the Merger Agreement to which Parent has committed in writing, and will have determined, after consultation with its financial advisor and outside legal counsel, assuming the revisions committed to by Parent in writing were to be given effect, that the failure to make a Company Adverse Recommendation Change is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law.

The Merger Agreement does not restrict the Company or the Board from complying with its disclosure obligations under federal or state law with regard to a Company Takeover Proposal, including (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation MA promulgated under the Exchange Act or (ii) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act if, in either case, the Board determines in good faith, after consultation with outside legal counsel, that the failure to do so is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law or obligations of the Company or the Board under applicable federal securities law.
Employee Benefits
During the Benefits Continuation Period, the Surviving Corporation will provide, or cause to be provided, to each employee of the Company and its subsidiaries who continues as an employee of the Surviving Corporation or any of its subsidiaries during all or a portion of the Benefits Continuation Period (the “Continuing Employees”), (i) target compensation levels (consisting of base salary and target bonus and other incentive (including equity-based) compensation opportunities) that will not be materially less favorable in the aggregate than the compensation (consisting of base salary and target bonus and other incentive (including equity-based)

compensation opportunities) provided by the Company or the applicable subsidiary to such Continuing Employee immediately prior to the Effective Time (provided that the forms of any such compensation (cash or equity) may differ from the forms provided prior to the Effective Time) and (ii) employee benefits with respect to each Continuing Employee that are substantially comparable in the aggregate to either, at Parent’s election, (A) the employee benefits provided by Parent and its subsidiaries (other than the Surviving Corporation) to similarly situated employees of U.S.-based subsidiaries of Parent and its subsidiaries or (B) the employee benefits provided by the Company or the applicable subsidiary to such Continuing Employee immediately prior to the Effective Time; provided, however, that no severance, defined benefit pension, non-qualified deferred compensation, post-retirement medical or welfare, retention, change in control or other special or non-recurring compensation or benefits provided prior to the Closing Date will be taken into account for purposes of the foregoing clauses (i) and (ii).
The Surviving Corporation will (i) use commercially reasonable efforts to waive, or cause to be waived, any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the Surviving Corporation or any of its affiliates in which a Continuing Employee is eligible to participate following the Effective Time to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such Continuing Employee immediately prior to the Effective Time under the analogous benefit plan of the Company in which such Continuing Employee participated, (ii) use commercially reasonable efforts to provide, or cause to be provided, each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time (to the same extent such credit was given under such analogous benefit plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements, and (iii) recognize, or cause to be recognized, service prior to the Effective Time with the Company or any of its subsidiaries for purposes of eligibility to participate, vesting, determination of level of benefits and benefits accrual to the same extent such service was recognized by the Company or any of its Subsidiaries under such analogous benefit plan in which such Continuing Employee participated immediately prior to the Effective Time; provided, however, that no such credit will be provided (A) to the extent that such credit would result in any duplication of benefits for the same period of service, (B) for purposes of benefit accrual under any defined benefit plan, (C) for purposes of any benefit plan that is a frozen plan or that provides benefits to a grandfathered employee population or (D) for purposes of participation in Parent’s equity-based compensation programs.
From and after the Effective Time, Parent will honor, and cause its subsidiaries to honor, in accordance with its terms, (i) each employment, change in control, severance and termination protection plan, policy or agreement of or between the Company or any of its subsidiaries and any current or former officer, director or employee, including those identified in the Company Disclosure Letter, (ii) all obligations in effect as of the Effective Time under any equity-based or bonus plans, programs or agreements of the Company or any of its Subsidiaries, and (iii) all obligations in effect as of the Effective Time pursuant to outstanding retention plans, programs or agreements, and all vested and accrued benefits under any employee benefit, employment compensation or similar plans, programs, agreements or arrangements of the Company or any of its subsidiaries. Parent and Merger Sub acknowledge that the consummation of Merger and the other transactions will constitute a change in control of the Company under the terms of the Company’s employee plans, programs, arrangements and contracts containing provisions triggering payment, vesting or other rights upon a change in control or similar transaction.
Under the Merger Agreement, Parent will cause the Surviving Corporation and each of its subsidiaries, for a period commencing at the Effective Time and ending 90 days thereafter, not to effectuate a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”) affecting in whole or in part any site of employment, facility, or operating unit of the Surviving Corporation or any of its subsidiaries, and must cause the Surviving Corporation and each of its subsidiaries not to take any such action after such 90 day period without complying with all provisions of the WARN Act.
Notwithstanding any other provision of the Merger Agreement to the contrary, Parent will or will cause the Surviving Corporation to provide Continuing Employees whose employment terminates during the Benefits Continuation Period with severance benefits no less favorable than the severance benefits that would have been provided in accordance with the Company’s past practices or any severance plans, policies or commitments applicable to such Continuing Employee immediately prior to the Effective Time, if any.

Nothing contained in the Merger Agreement, whether express or implied, (i) will be treated as an establishment, amendment or other modification of any benefit plan of the Company, Parent, any of their respective subsidiaries or affiliates or otherwise, (ii) will create any third-party beneficiary rights in any person in respect of continued employment by the Company, Parent, any of their respective affiliates or otherwise, or (iii) subject to the requirements of the Merger Agreement, will limit the right of Parent or the Surviving Corporation or any of its subsidiaries to amend, terminate or otherwise modify any benefit plan of the Company, Parent, any of their respective subsidiaries or affiliates or otherwise following the Closing Date.
Efforts to Close the Merger
The Company, Parent and Merger Sub have agreed to use, and to cause their respective subsidiaries to use, their respective reasonable best efforts to take, or cause to be taken, as promptly as practicable, all actions necessary, proper or advisable to consummate the Merger as promptly as practicable and in any event by no later than the End Date, including to use their respective reasonable best efforts to, as promptly as practicable, (i) cause all of the conditions to the closing of the Merger set out in the Merger Agreement to be satisfied, (ii) prepare and file all filings and submissions under the HSR Act, (iii) obtain all consents, approvals, orders, actions or nonactions (including the expiration or termination of any waiting periods), waivers and clearances required under the HSR Act, and (iv) subject to obtaining the prior approval of Parent (such approval not to be unreasonably withheld, conditioned or delayed) as to the form and content of all communications and notifications, obtain all necessary material consents or waivers from non-governmental entity third parties (provided, that in no event will the Company or its subsidiaries be obligated to pay or to commit to pay to any person whose consent or waiver is being sought any cash or other consideration, or make any accommodation or commitment or incur any liability or other obligation to such person in connection with such consent or waiver).
The foregoing obligations to use “reasonable best efforts” mean that Parent will, and will cause its affiliates to, use its reasonable best efforts (i) to contest or resist, including through pursuing litigation on the merits, any proceeding asserted or threatened by any governmental entity or any other person under antitrust laws (including pursuing all available avenues of administrative or judicial appeal) that seeks to prevent, restrain, impede, delay, enjoin, or otherwise prohibit the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, and (ii) to avoid entry of, or to have vacated or terminated, any order (whether temporary, preliminary or permanent) entered, issued or threatened that would prevent, restrain, impede, delay, enjoin or otherwise prohibit the consummation of the Merger or any of such other transactions prior to the End Date or otherwise materially delaying the closing or delaying the Effective Time beyond the End Date.
Notwithstanding the foregoing or anything to the contrary in the Merger Agreement:
•
none of Parent, Merger Sub or any of their respective affiliates (including, for the avoidance of doubt, Ultimate Parent) will be required to (and, without the prior written consent of Parent, none of the Company or its subsidiaries may) propose, negotiate, commit to or effect, whether by consent decree, hold separate order, trust, or otherwise (i) the sale, divestiture, license or other disposition of any of its subsidiaries, operations, divisions, businesses, product lines, customers or assets; (ii) any limitation or modification of any of its businesses, services, products or operations of Parent or any of its affiliates; (iii) the termination, relinquishment, modification, or waiver of any of its existing relationships, ventures, contractual rights, obligations or other arrangements; or (iv) the creation of any relationships, ventures, contractual rights, obligations or other arrangements of Parent or any of its affiliates (including the Company or any of its subsidiaries after the Effective Time); and

•
none of Parent, Merger Sub or any of their respective affiliates (including, for the avoidance of doubt, Ultimate Parent) will be required to commit to provide prior notice or seek prior approval from any governmental entity of any future transaction in order to obtain any consent, approval, order, action or nonaction (including the expiration or termination of any waiting period), waiver or clearance in connection with the transactions contemplated by the Merger Agreement.

Access to Information
The Company will, and will cause its subsidiaries, and will direct its and their respective representatives to, upon reasonable advance notice, afford Parent and its representatives (at Parent’s and its representatives’ sole cost and expense) reasonable access during normal business hours, throughout the period prior to the Effective Time, in a manner that does not unreasonably interfere with the business or create unreasonable risk of damage to the assets or property, of the Company or any of its subsidiaries, to personnel, properties, contracts, books and records (other than any of the foregoing that relate to the negotiation and execution of the Merger Agreement, the process that led to the negotiation and execution of the Merger Agreement or, subject to the disclosure requirements of the relevant provisions of the Merger Agreement, any Company Takeover Proposal), and, during such period, the Company will, and will cause its subsidiaries to, and will direct its and their respective representatives to, without limitation to the preceding obligations, make available to Parent subject to the same terms and conditions all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the Company will be permitted to redact any information or documentation provided to the extent that such information or documentation includes competitively or commercially sensitive information in the reasonable and good faith judgment of the Company; and, provided, further, that the Company may implement “clean team” procedures or otherwise restrict the foregoing access to those persons who have entered into or are bound by a confidentiality agreement with it.
Notwithstanding the foregoing, the Company will not be required to provide access to or make available to any person any document or information that, in the reasonable and good faith judgment of the Company, (i) would violate, in any material respect, any of its obligations with respect to any applicable law or order, (ii) would violate any of its material obligations with respect to confidentiality or the terms of any contract or (iii) would jeopardize any attorney-client or work-product privilege; provided, that with respect to the foregoing clauses (i) through (iii), the Company will use its reasonable best efforts to (A) obtain the required consent of any such third party to provide such disclosure, (B) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to the Company and (C) in the cases of clauses (i) and (iii), implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean team procedures, redaction (solely to the extent necessary) or entry into a customary joint defense agreement with respect to any information to be so provided, if the parties determine that doing so would reasonably permit the disclosure of such information without violating any applicable law or order or jeopardizing such privilege.
Indemnification and Insurance
Under the Merger Agreement, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and related rights to advancement of expenses now existing in favor of any present or former director or officer of the Company as of the Effective Time and any of its subsidiaries and any other person entitled to indemnification under the Company’s or its subsidiaries’ respective organizational documents (collectively, the “Company Indemnified Parties”) or any indemnification agreements in existence as of the date of the Merger Agreement between such Company Indemnified Party and the Company or any of its subsidiaries, will survive the transactions contemplated by the Merger Agreement and will continue in full force and effect in accordance with their terms, and will not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of such Company Indemnified Parties.
From and after the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted by applicable law, each Company Indemnified Party against any costs or expenses or other liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to the fact that such person is or was a Company Indemnified Party and pertaining to matters existing or occurring or actions or omissions taken at or prior to the Effective Time, including (i) the transactions contemplated by the Merger Agreement, and (ii) actions to enforce indemnification rights provided for by the Merger Agreement and any other indemnification or advancement right of any Company Indemnified Party, and the Surviving Corporation will, and Parent will cause the Surviving Corporation to, also advance expenses to the Company Indemnified Parties as incurred to the fullest extent permitted by applicable law; provided, that, to the extent required by applicable law, the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final and nonappealable judicial determination that such Company Indemnified Party is not entitled to indemnification.
Prior to the Effective Time, the Company may and, if the Company does not, Parent must cause the Surviving Corporation to, promptly following the Effective Time, obtain and fully pay the premium for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (“D&O Insurance”) with terms, conditions, retentions and limits of liability that are no less favorable to the Company Indemnified Parties than the Company’s existing policies. If neither the Company nor the Surviving Corporation obtains such a “tail” insurance policy as of the Effective Time, then, for a period of six (6) years after the Effective Time, the Surviving Corporation must cause to be maintained in effect the D&O Insurance in place as of the date of the Merger Agreement with terms, conditions, retentions and limits of liability that are no less favorable to the Company Indemnified Parties than those provided in the Company’s existing policies as of the date of the Merger Agreement (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of similar national reputation that have at least the same coverage and amounts as the D&O Insurance in place on the date of the Merger Agreement and containing terms, conditions, retentions and limits of liability which are no less favorable in the aggregate to the Company Indemnified Parties than those of the D&O Insurance in place on the date of the Merger Agreement) with respect to claims arising from facts or events, or actions or omissions, which occurred or are alleged to have occurred at or before the Effective Time; provided, however, that the Surviving Corporation will not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the premiums paid in 2023 by the Company for such insurance, and if such premiums for such insurance would at any time exceed such amount, then the Surviving Corporation must cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to such amount.
Other Covenants
Stockholder Meeting
As promptly as reasonably practicable after the SEC advises that it has no further comments on this Proxy Statement or that the Company may commence mailing this Proxy Statement, the Company, acting through the Board or any committee thereof, and in accordance with applicable law and the rules and regulations of Nasdaq, will, subject to the applicable provisions of the Merger Agreement, establish a record date for, duly call, give notice of, convene and, within 25 business days following the mailing of this Proxy Statement (unless otherwise agreed to in writing by Parent and the Company), hold a meeting of the stockholders of the Company for the purpose of seeking the Hibbett Stockholder Approval (the “Stockholder Meeting”).
Financing Cooperation
If Parent chooses to seek debt financing in connection with the Merger (the “Debt Financing”), the Company has agreed to use, and has agreed to cause its subsidiaries to use, commercially reasonable efforts to provide Parent and Merger Sub, or any of their respective affiliates, with such cooperation as is reasonably requested by Parent or Merger Sub, including with respect to the following:
•
upon reasonable advance notice, participating (and causing senior management and, as reasonably requested by Parent, other representatives of the Company to participate) in a reasonable and limited number of meetings, presentations, and due diligence sessions with its debt financing sources in respect of the Debt Financing (the “Debt Financing Sources”);

•
solely with respect to financial information and data derived from the Company’s historical books and records, assisting Parent with providing information reasonably required in connection with the preparation of pro forma financial information and pro forma financial statements to the extent customarily provided by companies of similar size and industries in connection with transactions similar to the Debt Financing and as may reasonably be required by the Debt Financing Sources, it being agreed that the Company will not be required to provide any information or assistance relating to (i) the proposed aggregate amount of debt and equity financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt or equity financing; (ii) any post-closing or pro forma cost savings or synergies;

•
assisting Parent in connection with the preparation and registration of (but not executing) any pledge and security documents, currency or interest hedging arrangements and other definitive financing documents as may be reasonably requested by Parent or the Debt Financing Sources, and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that such documents will not be recorded or take effect until the Effective Time;

•
furnishing Parent, Merger Sub and the Debt Financing Sources, as promptly as practicable, with such financial and other pertinent information regarding the Company and its subsidiaries (including information regarding the business, operations and financial projections thereof) to the extent customarily provided by companies of similar size and industries in connection with transactions similar to the Debt Financing and as may reasonably be requested by Parent to assist in the preparation of a customary confidential information memorandum or other customary information documents used in financings of the type contemplated by the Debt Financing;

•	cooperating with Parent to obtain reasonable and customary corporate and facilities credit ratings;
•
providing reasonable access, assistance and cooperation and any related reasonable access and information necessary for (i) completion of field exams and audits and (ii) inventory appraisals and asset valuations of the Company and its subsidiaries, on an entity-basis and divided by each asset class as reasonably required in connection with debt financings similar to the Debt Financing, including details on fixed asset registers, inventories, accounts receivable and accounts payable of Company and its subsidiaries, each, on an entity-by-entity basis and divided by each asset class;

•	taking all corporate and other actions, subject to the occurrence of the closing, reasonably requested by Parent to permit the consummation of the Debt Financing;
•
furnishing Parent and the Debt Financing Sources with documentation and other information about the Company and its Subsidiaries as is reasonably requested by Parent, at least three business days prior to closing, or such earlier date that is reasonably requested by the Debt Financing Sources, in accordance with the reasonable and customary requirements of the Debt Financing Sources relating to applicable “know your customer” and anti-money laundering rules and regulations;

•	furnishing stock certificates and any other collateral to be pledged to the extent held by the Company or its subsidiaries in connection with the Debt Financing; and
•
with respect to any existing indebtedness of the Company and its subsidiaries, either, at Parent’s option, (i) obtaining any required consents, waivers or approvals pursuant to such existing indebtedness or (ii) obtaining draft payoff letters, lien terminations and instruments of discharge no later than three business days prior to closing and furnishing such customary payoff letters, lien terminations and instruments of discharge at closing (A) indicating the amount required for the payoff, discharge and termination in full on the Closing Date of such indebtedness and liens thereunder which are required to be terminated and released substantially concurrently with the closing or releasing the obligations of the Company and its subsidiaries thereunder, (B) if such indebtedness is secured by any liens, agreeing to release such liens upon receipt of the payoff amount, and (C) agreeing to release stock certificates and any other relevant collateral pledged by the Company or its subsidiaries.

Notwithstanding the foregoing, neither the Company nor any of its subsidiaries will be required to (i) waive or amend any terms of the Merger Agreement or any other contract, provide any additional security or guaranties or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement by or on behalf of Parent; (ii) enter into any definitive agreement or distribute any cash (in the case of the definitive agreements, to the extent any such agreement is effective prior to the Effective Time, or that would be effective if the closing does not occur and other than customary authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors); or (iii) take any action that, in the good faith determination of the Company, would interfere with the conduct of the business of the Company and its subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its subsidiaries. In addition, (A) no action, liability or obligation of the Company, any of its subsidiaries or any of their respective representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time, (B) neither the Company nor any of its subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the closing or that must be effective prior to the Effective Time, and (C) any bank information memoranda required in relation to the Debt Financing will contain disclosure and financial statements reflecting the Surviving Corporation or its subsidiaries as the obligors.

In connection with the Debt Financing, nothing in the Merger Agreement requires (i) any representative of the Company or any of its subsidiaries to deliver any certificate or opinion or take any other action in connection with the Debt Financing that could reasonably be expected to result in personal liability to such representative, (ii) the Board to approve any financing or contracts related thereto that are effective prior to the Effective Time, (iii) the Company or any of its subsidiaries to take any action that would conflict with or violate its organizational documents or any applicable laws or result in a violation of breach of, or default under, any agreement to which the Company or any of it is subsidiaries is a party, or (iv) the Company and its subsidiaries to provide any information (A) the disclosure of which is prohibited or restricted under applicable law or any agreement binding on the Company or any of its subsidiaries or (B) where access to such information (1) would jeopardize any attorney-client privilege, work product doctrine or other privilege applicable to such information or (2) would violate or cause a default pursuant to, or give a third person the right to terminate or accelerate the rights pursuant to, any contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is otherwise bound.
Parent will, promptly upon request by the Company, reimburse the Company and its affiliates for any documented and reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by them prior to closing in connection with their cooperation in arranging the Debt Financing.
Parent agreed to indemnify and hold harmless the Company and its subsidiaries, and each of their respective representatives, from and against all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Debt Financing or the provision of information utilized in connection therewith.
Conditions to the Closing of the Merger
The respective obligations of each party to effect the Merger will be subject to the fulfillment (or waiver by Hibbett and Parent, to the extent permissible under applicable law) at or prior to the closing of the following conditions:
•	Hibbett will have obtained the Hibbett Stockholder Approval;
•
No order, judgment, or injunction, whether temporary, preliminary or permanent, by any court or other tribunal of competent jurisdiction will have been entered and will continue to be in effect, and no law will have been adopted or be effective, in each case that restrains, enjoins, prevents, prohibits or makes illegal the consummation of the Merger; and

•	Any waiting period (and any extensions thereof) applicable to the Merger under the HSR Act will have expired or been terminated.
The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable law, waiver by Parent at or prior to the closing of the following conditions:
•
Each of the representations and warranties of Hibbett contained in the Merger Agreement must be true and correct in all respects, without regard to any materiality or Company Material Adverse Effect (as defined in the section entitled “Terms of the Merger Agreement—Representations and Warranties” beginning on page 84 of this Proxy Statement) qualification contained therein, as of April 23, 2024 and as of the Closing Date, as though made as of the Closing Date (except to the extent such representations and warranties are expressly made as of a particular date or period, in which case such representations and warranties must be so true and correct as of such date or period), except for such failures to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that the representations and warranties of Hibbett:

○
regarding the absence of certain changes or events must be true and correct in all respects as of April 23, 2024 and as of the Closing Date, as though made as of the Closing Date (except to the extent such representations and warranties are expressly made as of a particular date or period, in which case such representations and warranties must be so true and correct as of such date or period);

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regarding its capital structure must be true and correct in all respects as of April 23, 2024 and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a particular date or period, in which case such representations and warranties must be so true and correct as of such date or period), except for any de minimis inaccuracies; and

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regarding (i) its and its subsidiaries’ existence, good standing and power and authority, (ii) its capital structure (to the extent not already addressed above), (iii) its power and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, (iv) the absence of certain conflicts or consents, (v) anti-takeover matters, (vi) brokers’ and finders’ fees, and (vii) the opinion of Hibbett’s financial advisor, in each case, that (A) are qualified by materiality or Company Material Adverse Effect qualifications shall be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of April 23, 2024 and as of the Closing Date, as though made as of the Closing Date (except to the extent such representations and warranties are expressly made as of a particular date or period, in which case such representations and warranties must be so true and correct as of such date or period) and (B) are not qualified by any materiality or Company Material Adverse Effect qualifications, must be true and correct in all material respects as of April 23, 2024 and as of the Closing Date, as though made as of the Closing Date (except to the extent such representations and warranties are expressly made as of a particular date or period, in which case such representations and warranties must be so true and correct as of such date or period);

•
Hibbett must have performed and complied in all material respects with all covenants and agreements required by the Merger Agreement to be performed or complied with by Hibbett prior to the Effective Time;

•	Since April 23, 2024, there must not have occurred any Company Material Adverse Effect; and
•	Hibbett must have delivered to Parent a certificate, dated the Effective Time, certifying to the effect that the foregoing conditions have been satisfied.
The obligations of Hibbett to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable law, waiver by Hibbett at or prior to the closing of the following conditions:
•
Each of the representations and warranties of Parent and Merger Sub contained in the Merger Agreement must be true and correct in all respects, without regard to any materiality or Parent Material Adverse Effect (as defined in the section entitled “Terms of the Merger Agreement—Representations and Warranties” beginning on page 84 of this Proxy Statement) qualification contained therein, as of April 23, 2024 and as of the Closing Date, as though made as of the Closing Date (except to the extent such representations and warranties are expressly made as of a particular date or period, in which case such representations and warranties must be so true and correct as of such date or period), except for such failures to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; provided, however, that the representations and warranties of Parent and Merger Sub regarding (i) its respective due organization, existence, good standing and power and authority, (ii) its respective power and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, (iii) the absence of certain conflicts or consents and (iv) brokers’ and finders’ fees, in each case that (A) are qualified by materiality or Parent Material Adverse Effect qualifications must be true and correct in all respects as of April 23, 2024, and as of the Closing Date, as though made as of the Closing Date (except to the extent such representations and warranties are expressly made as of a particular date or period, in which case such representations and warranties must be so true and correct as of such date or period) and (B) are not qualified by any materiality or Parent Material Adverse Effect qualifications must be true and correct in all material respects (without disregarding such Parent Material Adverse Effect or other materiality qualifications) as of April 23, 2024 and as of the Closing Date, as though made as of the Closing Date without disregarding such Parent Material Adverse Effect or other materiality qualifications (except to the extent such representations and warranties are expressly made as of a particular date or period, in which case such representations and warranties must be so true and correct as of such date or period);

•
Each of Parent and Merger Sub must have performed or complied in all material respects with all agreements and covenants required to be performed by Parent or Merger Sub, as applicable, under the Merger Agreement at or prior to the closing; and

•	Hibbett must have received a certificate from an executive officer of Parent confirming the satisfaction of the foregoing conditions.
Termination of the Merger Agreement
The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (except as otherwise expressly noted), only as follows, and subject to any required authorizations of the Board or the board of directors of Merger Sub to the extent required by the DGCL, as applicable:
•	by mutual written consent of Hibbett and Parent;
•	by either Hibbett or Parent, if:
○	the Hibbett Stockholder Approval is not obtained upon a vote taken thereon at the Stockholder Meeting or at any adjournment or postponement thereof;
○
the closing of the Merger has not occurred by the End Date); provided, however, that if as of 11:59 p.m. New York City time on January 23, 2025, any of the conditions concerning the absence of legal prohibitions (if any such order, judgment or injunction arises under or as a result of an antitrust law) or expiration of the waiting period under the HSR Act have not been satisfied, then either Hibbett or Parent may, in its respective sole discretion, elect to extend the End Date to 11:59 p.m. New York City time on April 23, 2025, in which case, such date will become the End Date for all purposes of the Merger Agreement; provided, however, that if as of 11:59 p.m. New York City time on April 23, 2025, any of the conditions concerning the absence of legal prohibitions (if any such order, judgment or injunction arises under or as a result of an antitrust law) or expiration of the waiting period under the HSR Act have not been satisfied, then either Hibbett or Parent may, in its respective sole discretion, elect to extend the End Date to 11:59 p.m. New York City time on July 23, 2025, in which case, such date will become the End Date for all purposes of the Merger Agreement, by delivering written notice to the other party no later than the then-scheduled End Date, regardless of whether such End Date (whether or not extended) is before or after the date of the receipt of the Hibbett Stockholder Approval; provided, further, that the right to terminate the Merger Agreement or extend the End Date may not be exercised by any party whose material failure to perform any covenant or obligation under the Merger Agreement has been the principal cause of, or resulted in, the failure of the closing to have occurred on or before the then-current End Date; or

○
an order by a governmental entity of competent jurisdiction has been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order has become final and nonappealable; provided, however, that this right to terminate the Merger Agreement will not be available to a party if such order (or such order becoming final and nonappealable) was due to the material breach of such party of any representation, warranty, covenant or agreement of such party set forth in the Merger Agreement.

•	by Hibbett, if:
○
Parent or Merger Sub has breached or failed to perform any of their representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would result in a failure of a condition to the obligations of Hibbett to effect the Merger (other than the requirement of an officer’s certificate) to be satisfied, and such breach or failure to perform is either not curable or is not cured by the earlier of (x) the End Date and (y) the date that is 30 days following written notice from Hibbett to Parent describing such breach or failure in reasonable detail (provided that Hibbett is not then in breach of or has failed to perform any representation, warranty, covenant or other agreement contained in the Merger Agreement such that any condition to the obligations of Parent or Merger Sub to effect the Merger (other than the requirement of an officer’s certificate or the non-occurrence of a Company Material Adverse Effect) would not be satisfied); or

○
prior to obtaining the Hibbett Stockholder Approval, in order to concurrently enter into a definitive agreement providing for a Company Superior Proposal (after compliance in all material respects with the applicable terms of the Merger Agreement); provided, that immediately prior to or concurrently with (and as a condition to) the termination of the Merger Agreement, Hibbett pays to Parent the Company Termination Fee in the manner provided in the relevant provisions of the Merger Agreement.

•	by Parent, if:
○
Hibbett has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would result in a failure of a condition to the obligations of Parent or Merger Sub to effect the Merger (other than the requirement of an officer’s certificate or the non-occurrence of a Company Material Adverse Effect) to be satisfied, and such breach or failure to perform is either not curable or is not cured by the earlier of (x) the End Date and (y) the date that is 30 days following written notice from Parent to Hibbett describing such breach or failure in reasonable detail (provided that Parent is not then in breach of or has failed to perform any representation, warranty, covenant or other agreement contained in the Merger Agreement such that any condition to the obligations of Parent or Merger Sub to effect the Merger (other than the requirement of an officer’s certificate) would not be satisfied); and

○
a Company Adverse Recommendation Change has occurred prior to obtaining the Hibbett Stockholder Approval or Hibbett has committed a willful and material breach of the covenant prohibiting solicitation of Company Takeover Proposals.

In the event of any termination of the Merger Agreement pursuant to the relevant provisions thereof, the Merger Agreement will terminate and become void and of no effect (except that the confidentiality agreement between the parties and provisions of the Merger Agreement relating to the absence of any other representations or warranties by each of Hibbett, Parent, Merger Sub and Ultimate Parent, the confidentiality agreement between the parties, reimbursement and indemnification in connection with financing cooperation, effect of termination, the Company Termination Fee, the Parent Termination Fee and certain other procedural provisions will survive any termination), and there will be no other liability on the part of Hibbett, on the one hand, or Parent or Merger Sub, on the other hand, to the other except as provided in provisions of the Merger Agreement relating to the Company Termination Fee and the Parent Termination Fee; provided, however, that, termination of the Merger Agreement (other than upon receipt of the Company Termination Fee by Parent or the Parent Termination Fee by Hibbett, as applicable, in the case of (i) a termination under any provision of the Merger Agreement under which payment of the Company Termination Fee or the Parent Termination Fee is required or (ii) a termination at a time at which the Merger Agreement is then terminable under any provision thereunder that would trigger Hibbett’s obligation to pay the Company Termination Fee or Parent’s obligation to pay the Parent Termination Fee) will not relieve any party from any liability for any willful and material breach of any provision of the Merger Agreement or fraud occurring prior to such termination.
Termination Fees
If the Merger Agreement is terminated in specified circumstances, either Hibbett or Parent may be required to pay a termination fee.
Parent would be entitled to receive the Company Termination Fee from Hibbett, if:
•	the Merger Agreement is validly terminated by Hibbett to enter into a definitive agreement with respect to a Company Superior Proposal;
•
the Merger Agreement is validly terminated by Parent because (A) a Company Adverse Recommendation Change has occurred prior to obtaining the Hibbett Stockholder Approval or (B) Hibbett has committed a willful and material breach of the covenant prohibiting solicitation of Company Takeover Proposals; or

•
(A) a Company Takeover Proposal has been publicly proposed or announced by any person after April 23, 2024 and not withdrawn prior to a termination of the Merger Agreement as contemplated by its terms (and, in the case of a termination if the Hibbett Stockholder Approval has not been obtained upon a vote taken thereon at the Stockholder Meeting or at any adjournment or postponement thereof, at least one business day before such vote is taken) and thereafter the Merger Agreement is validly terminated (1) by Parent or Hibbett because the closing of the Merger has not occurred on or prior to the End Date (and, in the case of such termination, the Parent Termination Fee is not payable), (2) by Parent because of the breach of or failure to perform any representation, warranty, covenant or other agreement under the Merger Agreement by Hibbett, which breach or failure to perform would result in a failure of a condition to the obligations of Parent to effect the Merger (other than the requirement of an officer’s certificate or the non-occurrence of a Company Material Adverse Effect) to be satisfied or (3) by Parent or Hibbett if the Hibbett Stockholder Approval has not been obtained upon a vote taken thereon at the Stockholder Meeting or any adjournment or postponement thereof, and (B) at any time on or prior to the twelve-month anniversary of such termination, Hibbett or any of its subsidiaries consummates any transaction included within the definition of Company Takeover Proposal or enters into a definitive agreement with respect to any such transaction that is (1) subsequently consummated or (2) subsequently terminated before consummation but a subsequent such transaction is entered into in connection with the termination of such first transaction and such subsequent transaction is subsequently consummated (in each case, whether within such twelve-month period or thereafter); provided, that for the purposes of this provision, all references in the definition of Company Takeover Proposal to fifteen percent (15%) will instead be references to fifty percent (50%).
Hibbett would be entitled to receive the Parent Termination Fee from Parent, and such fee is guaranteed by JD Sports, if the Merger Agreement is validly terminated by Hibbett or Parent:
•
because the closing of the Merger has not occurred on or prior to the End Date and, as of the time of such termination, (A) at least one of the conditions to the parties’ obligations to effect the Merger relating to the absence of legal prohibitions (if such order, judgment or injunction arises under or as a result of an antitrust law) and the expiration of applicable waiting periods under the HSR Act has not been satisfied or waived, (B) a material breach by Hibbett of the Merger Agreement has not been the proximate cause of such failure to the parties’ obligations to effect the Merger relating to the absence of legal prohibitions (if such order, judgment or injunction arises under or as a result of an antitrust law) and the expiration of applicable waiting periods under the HSR Act to be satisfied and (C) all other conditions to the obligations of Parent and Merger Sub to effect the Merger have been satisfied or (to the extent permitted by applicable law) waived (or, in the case of those conditions that by their nature are to be satisfied at or immediately prior to the closing, such conditions are capable of being satisfied if the closing were to occur); or

•
because an order by a government entity of competent jurisdiction has been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order has become final and nonappealable, and as of the time of such termination, (A) a material breach by Hibbett of the Merger Agreement has not been the proximate cause of such order and (B) all conditions to the obligations of Parent and Merger Sub to consummate the Merger regarding obtainment of the Hibbett Stockholder Approval and the absence of legal prohibitions (other than those conditions related to an order by a government entity of competent jurisdiction has been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger (if such order, judgment or injunction arises under or as a result of an antitrust law) or the expiration of applicable waiting periods under the HSR Act have been satisfied or (to the extent permitted by applicable law) waived (or, in the case of those conditions that by their nature are to be satisfied at or immediately prior to the closing, such conditions are capable of being satisfied if the closing were to occur).

Enforcement Expenses
If either Hibbett or Parent fails to pay the Company Termination Fee or Parent Termination Fee, respectively, and in order to obtain such payment, Parent or Hibbett, as applicable, commences a suit that results in a judgment against the other party for the payment of such fee, such paying party must reimburse the non-paying party for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection under and enforcement under the applicable provisions of the Merger Agreement plus interest.

Specific Performance
Each of the parties to the Merger Agreement is entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement (including the obligation of the parties to consummate the transactions contemplated by the Merger Agreement and the obligation of Parent and Merger Sub to pay, and Hibbett’s stockholders’ right to receive, the aggregate consideration payable to them pursuant to the transactions contemplated by the Merger Agreement, in each case, in accordance with the terms and subject to the conditions of the Merger Agreement), without proof of actual damages (in addition to any other remedy to which any party is entitled at law or in equity). Notwithstanding anything to the contrary in the Merger Agreement, if any party brings a proceeding to enforce specifically the performance of the terms and provisions of the Merger Agreement (other than an action to specifically enforce any provision that expressly survives termination of the Merger Agreement), the End Date will automatically be extended to (i) the twentieth (20th) business day following the resolution of such proceeding or (ii) such other time period established by the court presiding over such proceeding.
Ultimate Parent Guarantee
Ultimate Parent has absolutely, unconditionally and irrevocably guaranteed to Hibbett the due and timely payment, performance and discharge of all obligations of Parent, Merger Sub and their respective successors and permitted assigns under the Merger Agreement, including any monetary damages (including the Parent Termination Fee) to the extent recoverable in the event of termination of the Merger Agreement under circumstances allowing claims for monetary damages, in all cases, subject to and in accordance with the relevant provisions of the Merger Agreement (such guarantee, the “Ultimate Parent Guarantee”). Should Parent, Merger Sub or any of their respective successors or permitted assigns default in the timely discharge or performance of their respective obligations under the Merger Agreement, in whole or in part, Ultimate Parent will fully and punctually discharge and perform such obligations. The Ultimate Parent Guarantee will remain in full force and effect until all such obligations have been paid and performed in full.
Fees and Expenses
Except for the provisions described above in the section entitled “Terms of the Merger Agreement—Enforcement Expenses” beginning on page 104 of this Proxy Statement, whether or not the Merger is consummated, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses. However, Parent will be responsible for all filing fees under the HSR Act.
Amendments; Waivers and Extension
The Merger Agreement provides that, at any time prior to the Effective Time, any provision of the Merger Agreement may be amended or waived, but only if such amendment or waiver is in writing and signed, in the case of an amendment, by Hibbett, Parent and Merger Sub or, in the case of a waiver, by the party waiving such provision; provided, however, that (i) in the event that the Merger Agreement has been approved by the stockholders of Hibbett in accordance with the DGCL, no amendment will be made to the Merger Agreement that requires the approval of such stockholders without such approval. In addition, any amendment to certain sections of the Merger Agreement that would affect the rights of a debt financing source under such section in a manner that is adverse to such debt financing source, must also be approved by such debt financing source.
At any time and from time to time prior to the Effective Time, either Hibbett, on the one hand, or Parent and Merger Sub, on the other hand, may, to the extent permissible by applicable law and except as otherwise set forth in the Merger Agreement, (a) extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub, in the case of an extension by Hibbett, or of Hibbett, in the case of an extension by Parent and Merger Sub, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, and (c) waive compliance with any of the agreements or conditions for the benefit of any such party contained in the Merger Agreement. Notwithstanding the foregoing, no failure or delay by any party to the Merger Agreement in exercising any right of amendment, waiver or extension will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any other right under the Merger Agreement.

Jurisdiction
Each of the parties to the Merger Agreement has irrevocably agreed that any proceeding with respect to the Merger Agreement and the rights and obligations arising thereunder, or recognition and enforcement of any judgment in respect of the Merger Agreement and the rights and obligations arising thereunder brought by the other party to the Merger Agreement or its successors or assigns, must be brought and determined exclusively in the Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties to the Merger Agreement has irrevocably submitted to the personal jurisdiction of such courts and agrees that it will not bring any action relating to the Merger Agreement or the transactions contemplated by the Merger Agreement in any court other than such courts. Each of the parties to the Merger Agreement has irrevocably waived, and agreed not to assert (i) any claim that it is not personally subject to the jurisdiction of the above named courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable law, any claim that (A) the proceeding in such court is brought in an inconvenient forum, (B) the venue of such proceeding is improper or (C) the Merger Agreement, or the subject matter thereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable law, each of the parties to the Merger Agreement has consented to the service of process in accordance with the relevant provisions of the Merger Agreement.
Governing Law
The Merger Agreement and all claims or causes of action (whether at law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to the Merger Agreement, the negotiation, execution or performance thereof or the transactions contemplated by the Merger Agreement, will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

PROPOSAL 2: ADVISORY VOTE ON MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS
The Non-Binding Advisory Proposal
Section 14A of the Exchange Act and Rule 14a-21 thereunder, which were enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that Hibbett provide Hibbett stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the payment of certain compensation that will or may become payable by Hibbett to its named executive officers in connection with the Merger, as disclosed in the section entitled “Proposal 1: Adoption of the Merger Agreement—Interests of the Directors and Executive Officers of Hibbett in the Merger—Quantification of Payments and Benefits” beginning on page 74 of this Proxy Statement.
Hibbett stockholders are asked to indicate their approval of the compensation that will or may become payable by Hibbett to its named executive officers in connection with the Merger. These payments are set forth in the section entitled “Proposal 1: Adoption of the Merger Agreement—Interests of the Directors and Executive Officers of Hibbett in the Merger—Quantification of Payments and Benefits” beginning on page 74 of this Proxy Statement and the accompanying footnotes. In general, the various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of Hibbett’s overall compensation program for its named executive officers, and previously have been disclosed to Hibbett stockholders as part of the “Compensation Discussion and Analysis” and related sections of Hibbett’s annual proxy statements. These historical arrangements were adopted and approved by the Compensation Committee of the Board, which is composed solely of independent directors, and are believed to be reasonable and in line with marketplace norms.
Accordingly, Hibbett is seeking approval of the following resolution at the Special Meeting:
“RESOLVED, that the stockholders of Hibbett, Inc. approve, on a non-binding, advisory basis, the compensation that will or may become payable to Hibbett, Inc.’s named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “Proposal 1: Adoption of the Merger Agreement—Interests of the Directors and Executive Officers of Hibbett in the Merger—Quantification of Payments and Benefits” in Hibbett’s Proxy Statement for the Special Meeting of stockholders.”
Hibbett stockholders should note that this proposal is not a condition to consummation of the Merger, and as an advisory vote, the result will not be binding on Hibbett, the Board or Parent. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated, Hibbett’s named executive officers will be eligible to receive the compensation that is based on, or otherwise relates to, the Merger in accordance with the terms and conditions applicable to those payments.
Vote Required and Board Recommendation
The affirmative vote of the holders of a majority in voting power of the Hibbett Common Stock entitled to vote thereon, which are present or represented by proxy at the Special Meeting, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the proposal to approve compensation that will or may become payable by Hibbett to its named executive officers in connection with the Merger.
The Board recommends that you vote “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Hibbett to its named executive officers in connection with the Merger.

PROPOSAL 3: ADJOURNMENT
Adjournment Proposal
Hibbett stockholders are being asked to approve a proposal providing for one or more adjournments of the Special Meeting from time to time, if necessary or appropriate in the view of the Board, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement or to seek a quorum if one is not initially obtained. If this proposal is approved, the Special Meeting could be successively adjourned to another time and place. Pursuant to the Merger Agreement, Hibbett may adjourn, delay or postpone the Special Meeting (1) with the consent of Parent, (2) if, as of the time the Special Meeting is scheduled, there are insufficient shares of Hibbett Common Stock represented (either in person or by proxy) to constitute a quorum necessary to do business at the Special Meeting, (3) if, as of the time of the Special Meeting is scheduled, there are insufficient shares of Hibbett Common Stock with respect to which proxies have been submitted to approve the adoption of the Merger Agreement, (4) if the Board determines in its good faith judgment that failure to adjourn, delay or postpone the Special Meeting would be inconsistent with its fiduciary duties under applicable law, or (5) if the Board determines in its good faith judgment that such adjournment, delay or postponement is necessary for the filing and mailing of any supplemental or additional disclosure reasonably likely to be necessary or appropriate under applicable law to be disseminated to and reviewed by Hibbett stockholders prior to the Special Meeting. If the Special Meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. In addition, the Board may postpone the Special Meeting before it commences in accordance with Hibbett’s bylaws.
The vote on the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate, is a vote separate and apart from the proposal to adopt the Merger Agreement. Hibbett does not anticipate calling a vote on this proposal if the proposal to adopt the Merger Agreement is approved by the requisite number of shares at the Special Meeting.
Vote Required and Board Recommendation
Approval of the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate, requires the affirmative vote of the holders of a majority in voting power of the Hibbett Common Stock entitled to vote thereon, which are present or represented by proxy, at the Special Meeting, provided a quorum is present. The failure of any stockholder of record to grant a proxy electronically over the Internet or by telephone, submit a signed proxy card, or to vote by virtual ballot at the Special Meeting will not have any effect on the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate. Abstentions will be counted as votes against the proposal. Because the proposals presented to stockholders will be considered non-discretionary, there will not be any broker non-votes at the Special Meeting. Broker non-votes will not be considered present for the purposes of establishing a quorum and will not count as votes cast at the Special Meeting, and otherwise will have no effect on the adjournment proposal.
The Board recommends a vote “FOR” the approval of the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement or to seek a quorum if one is not initially obtained, if a vote on such proposal is called.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables set forth certain information with respect to those persons that we know to be the beneficial owners (as defined by Rule 13d-3 under the Exchange Act) of more than 5% of the outstanding shares of Hibbett Common Stock, our only voting security, and with respect to the beneficial ownership of Hibbett Common Stock by all directors and nominees, each of the named executive officers and all of our executive officers, directors, and director nominees as a group. The information set forth below is based on ownership information we received as of June 3, 2024 (except as otherwise noted below) and the number of shares of Hibbett Common Stock outstanding as of June 3, 2024. Unless specified otherwise, the shares indicated are presently outstanding, and each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned. Unless otherwise noted, the address of each beneficial owner is c/o Hibbett, Inc., 2700 Milan Court, Birmingham, AL 35211.
Security Ownership of Certain Beneficial Owners
Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
BlackRock, Inc.(3) 50 Hudson Yards New York, NY 10001	2,062,054	17.3%
Fund 1 Investments, LLC(4) 100 Carr 115 Unit 1900 Rincon, Puerto Rico 00677	1,005,123	8.4%
The Vanguard Group(5) 100 Vanguard Blvd. Malvern, PA 19355	892,220	7.5%
Dimensional Fund Advisors LP(6) 6300 Bee Cave Road, Building One Austin, TX 78746	785,299	6.6%
LSV Asset Management(7) 155 N. Wacker Drive, Ste 4600 Chicago, IL 60606	658,318	5.5%
Macquarie Group Limited(8) 50 Martin Place Sydney New South Wales, Australia	619,042	5.2%
Bronte Capital Management Pty Ltd.(9) Suite 1703, Westfield Tower 2, 101 Grafton Street, Bondi Junction NSW 2022, Australia	605,382	5.1%
(1)
As used in this table, “beneficial ownership” means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed as of any date to have “beneficial ownership” of any security that such person has a right to acquire within 60 days of June 3, 2024. Any such security is deemed to be outstanding for purposes of calculating the ownership percentage of such person but is not deemed to be outstanding for purposes of calculating the ownership percentage of any other person. Unless otherwise noted, information in the table is based on Schedule 13G or 13G/A filings reporting beneficial ownership as of December 31, 2023.

(2)	Percent of class is based on 11,948,003 shares of Hibbett Common Stock outstanding at June 3, 2024.
(3)	Shares over which BlackRock, Inc., registered investment advisor, has discretionary authority to buy, sell and vote, as reported in its Schedule 13G/A filed with the SEC on January 19, 2024.
(4)	Shares over which Fund 1 Investments, LLC, registered investment advisor, has discretionary authority to buy, sell and vote, as reported in its Schedule 13G filed with the SEC on February 14, 2024.
(5)	Shares over which The Vanguard Group, Inc., registered investment advisor, has discretionary authority to buy, sell and vote, as reported in its Schedule 13G/A filed with the SEC on February 13, 2024.
(6)
Shares over which Dimensional Fund Advisors LP, registered investment advisor, has discretionary authority to buy, sell and vote, as reported in its Schedule 13G/A filed with the SEC on February 9, 2024.

(7)	Shares over which LSV Asset Management, registered investment advisor, has discretionary authority to buy, sell and vote, as reported in its Schedule 13G filed with the SEC on February 9, 2024.
(8)
Shares over which Macquarie Group Limited is deemed to have discretionary authority to buy, sell and vote, as reported in its Schedule 13G filed with the SEC on February 14, 2024 due to Macquarie Group Limited’s ownership of Macquarie Management Holdings Inc. and Macquarie Investment Management Business Trust. The principal business address of Macquarie Management Holdings Inc. and Macquarie Investment Management Business Trust is 610 Market Street, Philadelphia, PA 19106.

(9)
Shares over which Bronte Capital Management Pty Ltd., registered investment advisor, has discretionary authority to buy, sell and vote, as reported in its Schedule 13D filed with the SEC on June 13, 2024.

Security Ownership of Directors and Executive Officers
	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Common Stock	Stock Equivalent Units	Options Exercisable Within 60 Days	Total Percent of Class
Jared S. Briskin	47,990	—	—	*
Ramesh Chikkala	4,610	—	—	*
Anthony F. Crudele	45,276	—	—	*
Pamela J. Edwards	3,505	824	—	*
Karen S. Etzkorn	5,913	1,447	—	*
Terrance G. Finley	3,226	—	40,520	*
Dorlisa K. Flur	5,598	7,935	—	*
James A. Hilt	2,978	5,832	15,417	*
Linda Hubbard	5,161	—	—	*
Benjamin A. Knighten	16,406	—	—	*
Michael E. Longo	92,721	—	—	*
Lorna E. Nagler	14,909	—	—	*
William G. Quinn	18,800	—	—	*
Robert J. Volke	21,912	—	—	*
All Directors and Executive Officers as a Group (19 Persons)	384,985	16,038	55,937	3.8%
*	Less than one percent (1.0%)
(1)
As used in this table, “beneficial ownership” means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. Total percent of class is based on 11,948,003 shares of Hibbett Common Stock outstanding at June 3, 2024. A person is deemed as of any date to have “beneficial ownership” of any security that such person has a right to acquire within sixty (60) days of June 3, 2024. The shares shown in this table include (A) shares of Hibbett Common Stock underlying Company Options that are exercisable within sixty (60) days of June 3, 2024, (B) shares of Hibbett Common Stock underlying Company PSU Awards, Company RSU Awards and Company DSU Awards, in each case, with vest dates within sixty (60) days of June 3, 2024 and (C) in the case of Hibbett’s non-employee directors, shares of Hibbett Common Stock underlying Company PSU Awards, Company RSU Awards and Company DSU Awards, in each case, that would vest upon their retirement from the Board.

APPRAISAL RIGHTS
This section summarizes Delaware law pertaining to appraisal rights in connection with the Merger. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this Proxy Statement as Annex C and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that you exercise your appraisal rights under Section 262. If you hold your shares of Hibbett Common Stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or the other nominee.
Any person contemplating the exercise of such appraisal rights should carefully review the provisions of Section 262, which are attached hereto as Annex C, particularly the procedural steps required to properly demand and perfect such rights. Failure to follow the steps required by Section 262 for demanding and perfecting appraisal rights may result in the loss of such rights. All references in Section 262 and in this summary to (i) a “stockholder” are to the record holder of shares of Hibbett Common Stock, (ii) a “beneficial owner” are to a person who is the beneficial owner of shares of Hibbett Common Stock held either in voting trust or by a nominee on behalf of such person, and (iii) a “person” are to an individual, corporation, partnership, unincorporated association or other entity. Under Section 262, stockholders and beneficial owners desiring to exercise their right to appraisal must (1) properly submit a written demand for an appraisal of their shares of Hibbett Common Stock to Hibbett prior to the stockholder vote on the Merger; (2) not submit a proxy or otherwise vote in favor of the Merger; (3) hold of record or beneficially own, as applicable, shares of Hibbett Common Stock upon the making of a demand under clause (1) and continue to hold or beneficially own, respectively, such shares of Hibbett Common Stock through the Effective Time; (4) not thereafter withdraw their demand for appraisal of their shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL; and (5) otherwise meet the criteria and follow the procedures set forth in Section 262. The shares of Hibbett Common Stock are currently listed on a national securities exchange, and, assuming such shares remain listed on a national securities exchange immediately prior to the Merger (which we expect to be the case), after an appraisal petition has been filed, the Court of Chancery will dismiss appraisal proceedings as to all stockholders and beneficial owners of Hibbett Common Stock who are otherwise entitled to appraisal rights unless (x) the total number of shares of Hibbett Common Stock entitled to appraisal exceeds one percent of the outstanding shares of Hibbett Common Stock eligible for appraisal or (y) the value of the aggregate consideration offered pursuant to the Merger Agreement in respect of such total number of shares exceeds $1,000,000. We refer to these conditions as the “Minimum Conditions.”
Unless the Court of Chancery, in its discretion, determines otherwise for good cause shown, interest from the Effective Date through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Date and the date of payment of the judgment; provided, however, that at any time before the Court of Chancery enters judgment in the appraisal proceeding, the Surviving Corporation may pay to each person entitled to appraisal an amount in cash, in which case any such interest will accrue after the time of such payment only on the amount that equals the sum of (1) the difference, if any, between the amount so paid and the “fair value” of the shares of Hibbett Common Stock as determined by the Court of Chancery and (2) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Persons considering seeking appraisal should be aware that the fair value of their shares of Hibbett Common Stock as determined pursuant to Section 262 could be more than, the same as or less than the Transaction Consideration.
Under Section 262, where a merger agreement is to be submitted for approval and adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of the corporation’s stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This Proxy Statement constitutes such notice that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this Proxy Statement as Annex C. In connection with the Merger, any person who wishes to exercise appraisal rights or who wishes to preserve such person’s right to do so should review Annex C carefully. Failure to comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL.

A person who loses his, her or its appraisal rights will be entitled to receive the Transaction Consideration. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal, we believe that if a person considers exercising such rights, that person should seek the advice of legal counsel.
Stockholders and beneficial owners wishing to exercise the right to seek an appraisal of their shares of Hibbett Common Stock must strictly comply with Section 262. In addition, a stockholder, a beneficial owner or the Surviving Corporation must file a petition in the Court of Chancery requesting a determination of the fair value of the shares of Hibbett Common Stock within 120 days after the Effective Date. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.
Because receipt of a signed proxy that does not contain voting instructions will, unless timely revoked, be voted in favor of the adoption of the Merger Agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights should not return a blank proxy, but rather must vote against the adoption of the Merger Agreement, abstain or not vote his, her or its shares of Hibbett Common Stock. Beneficial owners should consult with their bank, broker or other nominee regarding methods of voting.
Filing Written Demand
Any stockholder or beneficial owner wishing to exercise appraisal rights must deliver to Hibbett, before the vote on the adoption of the Merger Agreement at the Special Meeting, a written demand for the appraisal of such person’s shares of Hibbett Common Stock. Neither voting against the Merger nor abstaining from voting or failing to vote on the Merger will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. A stockholder’s or beneficial owner’s failure to make the written demand prior to the taking of the vote on the Merger at the Special Meeting will constitute a waiver of appraisal rights.
Record Holders
A demand for appraisal by a holder of record must be executed by or on behalf of the holder of record and must reasonably inform us of the identity of the stockholder and state that the person intends thereby to demand appraisal of the stockholder’s shares of Hibbett Common Stock in connection with the Merger. If a holder of record is submitting a demand with respect to shares of Hibbett Common Stock owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner in such capacity, and if the shares of Hibbett Common Stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A holder of record, such as a brokerage firm, bank, trust or other nominee, who holds shares of Hibbett Common Stock as nominee or intermediary for one or more beneficial owners may exercise appraisal rights with respect to shares of Hibbett Common Stock held for one or more beneficial owners while not exercising appraisal rights for other beneficial owners. In that case, the written demand should state the number of shares of Hibbett Common Stock as to which appraisal is sought. Where no number of shares of Hibbett Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Hibbett Common Stock held in the name of the holder of record.
Beneficial Owners
A beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares of Hibbett Common Stock in accordance with the procedures of subsection (d)(1) of Section 262 summarized above, provided that (i) such beneficial owner continuously owns such shares through the Effective Time and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of Section 262, and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by Hibbett under Section 262 and to be set forth on the Verified List.

Although not expressly required by Section 262, Hibbett reserves the right to take the position that it may require the submission of all information required of a beneficial owner under subsection (d)(3) of Section 262 with respect to any person sharing beneficial ownership of the shares for which such demand is submitted.
All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:
Hibbett, Inc.
2700 Milan Court
Birmingham, Alabama 35211
Attention: Corporate Secretary
Demands for appraisal may not be submitted by electronic transmission.
Actions After Completion of the Merger
If the Merger is completed, within 10 days after the Effective Date, the Surviving Corporation will notify each holder of Hibbett Common Stock who has made a written demand for appraisal pursuant to Section 262 and who has not voted in favor of the adoption of the Merger Agreement, and any beneficial owner who has properly demanded appraisal, that the Merger has become effective and of the Effective Date. At any time within 60 days after the Effective Date, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw such person’s demand for appraisal in respect of some or all of such person’s shares of Hibbett Common Stock and accept the Transaction Consideration offered pursuant to the Merger Agreement with respect to the shares of Hibbett Common Stock subject to the withdrawal by delivering to Hibbett a written withdrawal of the demand for appraisal. Within 120 days after the Effective Date, the Surviving Corporation or any person who has complied with Section 262 and is entitled to appraisal rights under Section 262, may commence an appraisal proceeding by filing a petition in the Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a holder of record or beneficial owner, demanding a determination of the fair value of the shares of Hibbett Common Stock held by all Hibbett’s stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and no person should assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of Hibbett Common Stock. Accordingly, any stockholders or beneficial owners who desire to have their shares of Hibbett Common Stock appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Hibbett Common Stock within the time and in the manner prescribed in Section 262. The failure of a record holder or beneficial owner of shares of Hibbett Common Stock to file such a petition within the period specified in Section 262 could result in the loss of appraisal rights.
Within 120 days after the Effective Date, any person who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Hibbett Common Stock not voted in favor of the adoption of the Merger Agreement and with respect to which we have received demands for appraisal, and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand on his, her or its own behalf, the record holder of such shares will not be considered a separate stockholder holding such shares for purposes of such aggregate number). The Surviving Corporation must give this statement to the requesting stockholder or beneficial owner within 10 days after receipt of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.
If a petition for an appraisal is duly filed by a record holder of shares of Hibbett Common Stock or a beneficial owner and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list (which we refer to as the “Verified List”) containing the names and addresses of all persons who have demanded appraisal for their shares of Hibbett Common Stock and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the Surviving Corporation and all of the stockholders shown on the Verified List at the addresses stated therein. The forms of the notices by mail and by publication will be approved by the Court of Chancery, and the costs of these notices will be borne by the Surviving Corporation.

After notice to the stockholders as required by the court, the Court of Chancery is empowered to conduct a hearing on the petition to determine those persons who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the persons who demanded appraisal of their shares of Hibbett Common Stock to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any person fails to comply with that direction, the Court of Chancery may dismiss the proceedings as to such person.
In addition, assuming Hibbett Common Stock remained listed on a national securities exchange immediately prior to the Effective Time, the Court of Chancery will dismiss the appraisal proceedings as to all stockholders and beneficial owners of Hibbett Common Stock who are otherwise entitled to appraisal rights unless one of the Minimum Conditions is met.
Determination of Fair Value
After determining the persons entitled to appraisal, the Court of Chancery will determine the “fair value” of the shares of Hibbett Common Stock subject to appraisal, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value (subject, in the case of interest payments, to any voluntary cash payments made by the Surviving Corporation pursuant to subsection (h) of Section 262 that have the effect of limiting the sum on which interest accrues as described above). In determining fair value, the Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
Persons considering seeking appraisal should be aware that the fair value of their shares of Hibbett Common Stock as so determined by the Court of Chancery could be more than, the same as or less than the Transaction Consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares of Hibbett Common Stock and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration offered pursuant to the Merger Agreement is not an opinion as to, and may not in any manner address, “fair value” under Section 262. Although we believe the Transaction Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery, and persons considering exercising appraisal rights should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Transaction Consideration.
Neither Hibbett nor Parent anticipates offering more than the Transaction Consideration offered pursuant to the Merger Agreement to any holder of record or beneficial owner of shares of Hibbett Common Stock exercising appraisal rights, and Hibbett and Parent each reserve the right to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Hibbett Common Stock is less than the Transaction Consideration. If a demand for appraisal is duly withdrawn, a petition for appraisal is not timely filed, neither of the Minimum Conditions is met (assuming the Hibbett Common Stock remained listed on a national securities exchange immediately prior to the Effective Time) or other requirements imposed by Section 262 to perfect and seek appraisal are not satisfied, then the right to an appraisal will cease.

Upon application by the Surviving Corporation or by any person entitled to participate in the appraisal proceeding, the Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the Verified List may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262.
The Court of Chancery will direct the payment of the fair value of the shares, together with interest, if any, by the Surviving Corporation to the persons entitled thereto. Payment will be made to each such person upon such terms and conditions as the Court of Chancery may order. The Court of Chancery’s decree may be enforced as other decrees in such court may be enforced.
The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the Verified List who participated in the proceeding and incurred expenses in connection therewith, the Court of Chancery may also order that all or a portion of such expenses, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares of Hibbett Common Stock entitled to appraisal not dismissed pursuant to subsection (k) of Section 262 or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of Section 262. In the absence of such an order, each party bears its own expenses.
If any person who demands appraisal of his, her or its shares of Hibbett Common Stock under Section 262 fails to perfect, or loses or successfully withdraws, such person’s right to appraisal, such person’s shares of Hibbett Common Stock will be deemed to have been converted at the Effective Time into the right to receive the Transaction Consideration, without interest. A person will fail to perfect, or effectively lose or withdraw, such person’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Date or if the person delivers to the Surviving Corporation a written withdrawal of the person’s demand for appraisal in accordance with Section 262.
From and after the Effective Time, no person who has demanded appraisal rights with respect to some or all of such person’s shares of Hibbett Common Stock will be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares, except dividends or other distributions payable to stockholders of record as of a time prior to the Effective Time. If no petition for an appraisal is filed, if neither of the Minimum Conditions is met (assuming the Hibbett Common Stock remained listed on a national securities exchange immediately prior to the Effective Time), or if the person who has made a demand for appraisal delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal in respect of some or all of such person’s shares of Hibbett Common Stock within 60 days after the Effective Date in accordance with Section 262, then the right of such person to an appraisal of such shares will cease. Once a petition for appraisal is filed with the Court of Chancery, no appraisal proceeding will be dismissed as to any person without the approval of the Court of Chancery and such approval may be conditioned upon such terms as the Court of Chancery deems just, including without limitation, a reservation of jurisdiction for any application to the Court of Chancery made under subsection (j) of Section 262; provided that this sentence does not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal in respect of some or all of such person’s shares of Hibbett Common Stock and to accept the terms offered upon the Merger with respect to the shares of Hibbett Common Stock subject to the withdrawal within 60 days after the Effective Date.
Failure to comply with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s or beneficial owner’s statutory appraisal rights. Consequently, any stockholder or beneficial owner wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.
To the extent there are any inconsistencies between the foregoing summary, on the one hand, and Section 262, on the other hand, Section 262 will govern.

OTHER MATTERS
The sole business that may be considered at the Special Meeting are the matters set forth in the Notice of Special Meeting accompanying this Proxy Statement.
FUTURE STOCKHOLDER PROPOSALS
Hibbett does not currently expect to hold an annual meeting of stockholders in 2024 (the “2024 Annual Meeting”) because it will not be a public company after the Merger is completed. However, if the Merger is not completed, Hibbett stockholders will continue to be entitled to attend and participate in Hibbett’s annual meeting of stockholders, and Hibbett will hold the 2024 Annual Meeting, in which case Hibbett will provide notice of or otherwise publicly disclose the date on which the 2024 Annual Meeting will be held. If the 2024 Annual Meeting is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for consideration at the 2024 Annual Meeting (“2024 Annual Proxy Statement”) in accordance with Rule 14a-8 under the Exchange Act and Hibbett’s bylaws, as described below.
Stockholders may present proper proposals for inclusion in the 2024 Annual Proxy Statement by submitting their proposals in writing to Hibbett in a timely manner. As described in Hibbett’s annual proxy statement for the 2023 annual meeting of stockholders filed on April 26, 2023, Hibbett stockholders had the opportunity to submit proper proposals for inclusion in the 2024 Annual Proxy Statement and for consideration at the 2024 Annual Meeting by submitting their proposals to Hibbett’s Corporate Secretary at 2700 Milan Court, Birmingham, Alabama 35211 before the close of business on December 28, 2023 and otherwise complying with the requirements of Rule 14a-8 of the Exchange Act. However, if the 2024 Annual Meeting is held and the date of the 2024 Annual Meeting is more than 30 days after June 7, 2024, then the deadline will be a reasonable time before Hibbett begins to print and send its proxy materials for the 2024 Annual Meeting.
Notices of stockholders’ proposals (including nominations) submitted outside the processes of Rule 14a-8 will be considered timely (but not considered for inclusion in the 2024 Annual Proxy Statement), pursuant to the advance notice requirement set forth in Hibbett’s bylaws, if such notices were filed with Hibbett’s Corporate Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the prior year’s annual meeting of stockholders (i.e., not earlier than February 8, 2024 and not later than March 9, 2024). However, in the event that the 2024 Annual Meeting is held and the date of such meeting is delayed by more than 60 days from June 7, 2024, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.
HOUSEHOLDING INFORMATION
Certain stockholders who share the same address may receive only one copy of this Proxy Statement in accordance with a notice delivered from such stockholders’ broker, bank or other nominee, unless the applicable broker, bank or other nominee received contrary instructions. This practice, known as “householding,” is designed to reduce printing and postage costs. Stockholders owning their shares through a broker, bank or other nominee who wish to either discontinue or commence householding may request or discontinue householding, or may request a separate copy of the Proxy Statement, either by contacting their broker, bank or other nominee at the telephone number or address provided in the above referenced notice, or contacting Hibbett by telephone at (205) 942-4292 or in writing to Corporate Secretary, Hibbett, Inc., 2700 Milan Court, Birmingham, Alabama 35211. Stockholders who are requesting to commence or discontinue householding should provide their name, the name of their broker, bank or other nominee and their account information.

WHERE YOU CAN FIND MORE INFORMATION
The SEC allows us to “incorporate by reference” information into this Proxy Statement, which means that Hibbett can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information in this Proxy Statement or incorporated by reference subsequent to the date of this Proxy Statement. This Proxy Statement incorporates by reference the documents set forth below that Hibbett has previously filed with the SEC. These documents contain important information about Hibbett and its financial condition and are incorporated by reference into this Proxy Statement.
The following Hibbett filings with the SEC are incorporated by reference (provided, that, Hibbett is not incorporating by reference any information furnished to, but not filed with, the SEC):
•	Hibbett’s Annual Report on Form 10-K for the fiscal year ended February 3, 2024, filed with the SEC on March 25, 2024, as amended by our Annual Report on Form 10-K/A, filed on May 29, 2024;
•	Hibbett’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 4, 2024, filed with the SEC on June 11, 2024; and
•	Hibbett’s Current Reports on Form 8-K, filed with the SEC on April 23, 2024, April 25, 2024, June 5, 2024 and June 10, 2024.
Hibbett also incorporates by reference into this Proxy Statement additional documents that it may file with the SEC between the date of this Proxy Statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials, but does not include any information furnished to, but not filed with, the SEC. The information provided on Hibbett’s website is not part of this Proxy Statement, and therefore is not incorporated by reference into this Proxy Statement.
You may obtain any document we file without charge through the SEC website at www.sec.gov, on our website at https://investors.hibbett.com or upon written request to Corporate Secretary, Hibbett, Inc., 2700 Milan Court, Birmingham, Alabama 25211. Exhibits will be provided upon request.
If you have any questions about this Proxy Statement, the Special Meeting, the Merger Agreement or the Merger or need assistance with voting procedures, you should contact:
MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, NY 10018
+1 (800) 322-2885 (TOLL-FREE)
Email: proxy@mackenziepartners.com

MISCELLANEOUS
Hibbett has supplied all information relating to Hibbett, and Parent has supplied, and Hibbett has not independently verified, all of the information relating to Parent and Merger Sub contained in the sections entitled “Summary—Parties Involved in the Merger,” “Summary—Financing of the Merger,” “Proposal 1: Adoption of the Merger Agreement—Parties Involved in the Merger” and “Proposal 1: Adoption of the Merger Agreement—Financing of the Merger.”
The cost of this proxy solicitation will be borne by Hibbett. Our directors, officers and employees may solicit proxies in person, by mail, telephone, facsimile and email, or by other electronic means. We will pay these directors, officers and employees no additional compensation for these services. We will reimburse banks, brokers and other nominees for their reasonable, out-of-pocket expenses incurred in forwarding this Proxy Statement and related materials to, and obtaining instructions relating to such materials from beneficial owners of Hibbett Common Stock.
You should not send in your Hibbett stock certificates until you receive transmittal materials after the Merger is consummated.
You should rely only on the information contained in this Proxy Statement, the annexes to this Proxy Statement and the documents referred to or incorporated by reference in this Proxy Statement to vote on the Merger. Hibbett has not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated June 13, 2024. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this Proxy Statement) and the mailing of this Proxy Statement to stockholders does not create any implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A
AGREEMENT AND PLAN OF MERGER

by and among

GENESIS HOLDINGS, INC.,

STEPS MERGER SUB, INC.,

HIBBETT, INC.

and, solely for purposes of Section 5.9, Section 5.10, Section 8.13 and Section 8.16,

JD SPORTS FASHION PLC

Dated as of April 23, 2024

A-cxx

A-cxxi

Exhibit A	Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation

Exhibit B	Form of Amended and Restated Bylaws of the Surviving Corporation
A-cxxii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 23, 2024, is by and among Hibbett, Inc., a Delaware corporation (the “Company”), Genesis Holdings, Inc., an Indiana corporation (“Parent”), Steps Merger Sub, Inc., a Delaware corporation and direct, wholly owned Subsidiary of Parent (“Merger Sub”), and, solely for purposes of Section 5.9, Section 5.10, Section 8.13 and Section 8.16, JD Sports Fashion plc, a company incorporated under the laws of England and Wales (“Ultimate Parent”). Parent, Merger Sub, the Company and, solely for purposes of Section 5.9, Section 5.10, Section 8.13 and Section 8.16, Ultimate Parent, are each sometimes referred to herein as a “Party” and collectively as the “Parties.”
WITNESSETH:
WHEREAS, subject to the terms and conditions of this Agreement, the Parties intend that Merger Sub be merged with and into the Company, with the Company surviving the Merger as a wholly owned Subsidiary of Parent (the “Merger”) pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), on the terms and subject to the conditions of this Agreement and in accordance with the DGCL;
WHEREAS, the board of directors of the Company (the “Company Board of Directors”) unanimously (a) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger (the “Transactions”), are fair to, and in the best interests of, the Company and its stockholders, (b) determined that it is in the best interests of the Company and its stockholders to enter into, and approved, adopted and declared advisable, this Agreement, (c) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other Transactions upon the terms and subject to the conditions contained herein, (d) directed that the approval of the adoption of this Agreement be submitted to the stockholders of the Company, and (e) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement at any meeting of the stockholders held for such purpose and any adjournment or postponement thereof (such recommendation, the “Company Board Recommendation”);
WHEREAS, the board of directors of Parent (the “Parent Board of Directors”) has unanimously approved this Agreement and the Transactions, including the Merger, and the performance by it of its covenants and agreements contained herein;
WHEREAS, the board of directors of Merger Sub (the “Merger Sub Board of Directors”) has unanimously (a) determined that the terms of the Transactions, including the Merger, are fair to, and in the best interests of, Merger Sub and its sole stockholder, (b) determined that it is in the best interest of Merger Sub to enter into, and approved, adopted and declared advisable, this Agreement, (c) approved the execution and delivery by Merger Sub of this Agreement, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions contained herein, and (d) resolved to recommend that Parent, as the sole stockholder of Merger Sub, approve the adoption of this Agreement and the Transactions, including the Merger, by written consent;
WHEREAS, the board of directors of Ultimate Parent (the “Ultimate Parent Board of Directors”) has (a) determined that the terms of the Transactions, including the Merger, are in the best interests of Ultimate Parent and its shareholders taken as a whole and (b) approved this Agreement and the Transactions, including the Merger, and the performance by it of its covenants and agreements contained herein;
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements specified herein in connection with the Merger and the other Transactions and to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
THE MERGER
Section 1.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub will cease, with the Company surviving the Merger (the Company, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Corporation”), such that following the Merger, the Surviving Corporation will be a direct, wholly owned Subsidiary of Parent. The Merger shall have the effects provided in this Agreement and as specified in the DGCL.
Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place via the electronic exchange of documents by the Parties at 8:00 a.m., Eastern time, on the fourth (4th) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the last of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”
Section 1.3 Effective Time. Concurrently with the Closing, the Parties shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) as provided under the DGCL and make any other filings, recordings or publications required to be made by the Company or Merger Sub under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary or on such later date and time as shall be agreed to by the Company and Parent and specified in the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”).
Section 1.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.
Section 1.5 Organizational Documents of the Surviving Corporation.
(a) At the Effective Time, the Company Certificate, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as set forth in Exhibit A until thereafter changed or amended as provided therein or by applicable Law (but subject to Section 5.11).
(b) The Parties shall take all necessary action such that, at the Effective Time, the Company Bylaws, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety as set forth in Exhibit B until thereafter changed or amended as provided therein or by applicable Law (but subject to Section 5.11).
Section 1.6 Directors. The Parties shall take all necessary action such that the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
Section 1.7 Officers. The Parties shall take all necessary action such that the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and shall hold such offices until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
ARTICLE II
CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES
Section 2.1 Effect on Capital Stock.
(a) At the Effective Time, by virtue of the Merger and without any action on the part of any of the Parties or the holder of any shares of common stock, $0.01 par value per share, of the Company (the “Company Common Stock”) or Merger Sub Common Stock:
(i) Conversion of Company Common Stock. At the Effective Time, subject to any applicable withholding Tax, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and any Dissenting Shares) shall be automatically converted into the right to receive $87.50 in cash, without interest (the “Transaction Consideration”).

From and after the Effective Time, all such shares of Company Common Stock shall no longer be outstanding, and each applicable holder of such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Transaction Consideration, upon the surrender of such shares of Company Common Stock in accordance with Section 2.2, into which such shares of Company Common Stock have been converted pursuant to this Section 2.1(a).
(ii) Cancellation of Company Common Stock; Certain Subsidiary Owned Shares. At the Effective Time, each share of Company Common Stock that immediately prior to the Effective Time (A) is held in the treasury of the Company, or (B) is owned by any direct or indirect wholly-owned Subsidiary of the Company, Ultimate Parent or any direct or indirect wholly-owned subsidiary of Ultimate Parent (including Parent and Merger Sub), shall no longer be outstanding and shall automatically be cancelled and shall cease to exist (such shares described in the foregoing clauses (A) and (B), the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.
(iii) Treatment of Merger Sub Shares. At the Effective Time, each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) shall be automatically converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.
As of the Effective Time, all of the shares of Company Common Stock cancelled or converted into the right to receive the Transaction Consideration pursuant to this ARTICLE II shall no longer be outstanding and shall cease to exist, and (a) each book-entry account that, immediately prior to the Effective Time, represented any such uncertificated shares of Company Common Stock (“Book-Entry Shares”) and (b) each certificate that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (each, a “Certificate”) shall, in each case, thereafter represent only the right to receive the Transaction Consideration into which the shares of Company Common Stock represented by such Book-Entry Share or Certificate have been converted pursuant to this Section 2.1(a), if applicable.
(b) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a Person (a “Dissenting Stockholder”) who has not voted in favor of the adoption of the Agreement and who has complied with all the provisions of the DGCL concerning the right of holders of shares of Company Common Stock to demand appraisal of their shares (the “Appraisal Provisions”) of Company Common Stock (“Dissenting Shares”), to the extent the Appraisal Provisions are applicable, shall not be converted into the right to receive the Transaction Consideration as described in Section 2.1(a)(i), but such holder shall be entitled to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the procedures set forth in Section 262 of the DGCL. If such Dissenting Stockholder, whether before, at or after the Effective Time, effectively withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to the DGCL, each of such Dissenting Stockholder’s shares of Company Common Stock shall thereupon be treated as though such shares of Company Common Stock had been converted as of the Effective Time into the right to receive the Transaction Consideration pursuant to Section 2.1(a)(i) and such shares shall no longer be deemed to be Dissenting Shares. The Company shall give Parent prompt notice of any demands for appraisal of shares of Company Common Stock received by the Company, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and shall give Parent the opportunity to participate in, and Parent shall have the right to control, all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, without the prior written consent of Parent, voluntarily make any payment to any Dissenting Stockholder with respect to, or settle or offer to settle, or approve the withdrawal of, any such demands.
Section 2.2 Exchange of Certificates.
(a) Appointment of Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company (which bank or trust company shall be reasonably acceptable to the Company) to act as paying agent (the “Paying Agent”) for the payment of the Transaction Consideration in the Merger and shall enter into an agreement relating to the Paying Agent’s responsibilities under this Agreement, which shall be in form and substance reasonably satisfactory to the Company.
(b) Deposit of Transaction Consideration. Parent shall deposit, or cause to be deposited, with the Paying Agent, prior to or concurrently with the Effective Time, cash sufficient to pay the aggregate Transaction Consideration payable in the Merger to holders of Company Common Stock, other than Cancelled Shares and Dissenting Shares (such cash, the “Payment Fund”).
(c) Exchange Procedures.
(i) Certificates. Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), Parent shall, and shall cause the Surviving Corporation to, cause the Paying Agent to mail to each holder of record of a Certificate (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(i)) to the Paying Agent and shall otherwise be in such form and contain such provisions as are reasonably acceptable to the Company) and (B) instructions for use in effecting the surrender of Certificates in exchange for the payment of the Transaction Consideration payable in respect of the shares of Company Common Stock represented by such Certificates.
(ii) Non-DTC-Held Book-Entry Shares. With respect to Book-Entry Shares not held through the Depository Trust Company (“DTC”), promptly after the Effective Time (and in any event within three (3) Business Days thereafter), Parent shall, and shall cause the Surviving Corporation to, cause the Paying Agent to (A) mail to each holder of record of such Book-Entry Shares a customary notice of the effectiveness of the Merger in such form and containing such provisions as are reasonably acceptable to the Company and (B) upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably request), deliver to such holder as promptly as reasonably practicable thereafter the Transaction Consideration payable in respect of such Book-Entry Shares.
(iii) DTC-Held Book-Entry Shares. With respect to Book-Entry Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent and DTC to ensure that the Paying Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, upon surrender of such Book-Entry Shares by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Transaction Consideration payable in respect of such Book-Entry Shares.
(iv) Parent shall cause the Paying Agent to make, and the Paying Agent shall make, delivery of the Transaction Consideration out of the Payment Fund in accordance with this Agreement. The Payment Fund shall not be used for any purpose that is not expressly provided for in this Agreement.
(d) Surrender of Certificates or Book-Entry Shares. Upon surrender of Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(i)) or Book-Entry Shares to the Paying Agent in accordance with the procedures set forth in, or the instructions contemplated by, Section 2.2(c), and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Transaction Consideration. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer or stock records of the Company, any cash to be paid upon due surrender of the Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(i)) or Book-Entry Share formerly representing such shares of Company Common Stock may be paid or issued, as the case may be, to such a transferee if such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(i)) or Book-Entry Share is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable. No interest shall be paid or shall accrue on the Transaction Consideration payable upon surrender of any Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(i)) or Book-Entry Share. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Transaction Consideration.

Notwithstanding anything to the contrary in this Agreement, no holder of Book-Entry Shares shall be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Transaction Consideration that such holder is entitled to receive pursuant to this ARTICLE II.
(e) No Further Ownership Rights in Company Common Stock. The Transaction Consideration paid in accordance with the terms of this ARTICLE II upon conversion of any shares of Company Common Stock shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company other than the right to receive the Transaction Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.2(d), without interest, and (ii) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. From and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, at any time after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Company Common Stock are presented to the Surviving Corporation, Parent or the Paying Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this ARTICLE II, subject to applicable Law in the case of Dissenting Shares.
(f) Investment of Payment Fund. The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent; provided, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services LLC, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. No such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this ARTICLE II, and following any losses from any such investment, or to the extent the Payment Fund otherwise diminishes for any reason below the level required for the Paying Agent to make payments pursuant to this ARTICLE II (including, for the avoidance of doubt, as a result of any shares of Company Common Stock no longer being deemed Dissenting Shares in accordance with the second sentence of Section 2.1(b)), Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of Company Common Stock at the Effective Time in the amount of such losses or other shortfall, which additional funds will be deemed to be part of the Payment Fund. Any interest and other income resulting from such investment shall become a part of the Payment Fund, and any cash amounts in excess of the amounts payable under Section 2.1, shall be promptly returned to Parent.
(g) Termination of Payment Fund. Any portion of the Payment Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for twelve (12) months after the Effective Time shall be delivered to Parent, upon Parent’s demand, and any holder of Certificates or Book-Entry Shares who has not theretofore complied with this ARTICLE II shall thereafter look only to Parent or the Surviving Corporation for satisfaction of its claim for Transaction Consideration which such holder has the right to receive pursuant to this ARTICLE II.
(h) No Liability. None of Parent, the Company, Merger Sub or the Paying Agent shall be liable to any Person in respect of any portion of the Payment Fund or the Transaction Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. To the fullest extent permitted by Law, immediately prior to the date any Transaction Consideration would otherwise escheat to or become the property of any Governmental Entity, such Transaction Consideration shall become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, in form and substance reasonably acceptable to Parent, and, if required by Parent or the Paying Agent, the posting by such Person of a bond in customary amount as Parent or the Paying Agent may reasonably require as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent (or, if subsequent to the termination of the Payment Fund and subject to Section 2.2(g), Parent) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Transaction Consideration and any dividends and distributions deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.
Section 2.3 Company Stock Awards. Each Company Stock Award shall be treated as follows (unless otherwise mutually agreed by Parent and the applicable holder thereof):
(a) Company Options. At the Effective Time, each option to purchase shares of Company Common Stock, whether or not granted under the Company Stock Plans (any such option, a “Company Option”), that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall be cancelled by virtue of the Merger without any action on the part of the holder thereof and shall entitle the holder to receive, on or before the later of (A) five (5) Business Days following the Effective Time and (B) the Surviving Corporation’s first payroll date after the Effective Time, an amount in cash (without interest and subject to applicable withholding Taxes) from the Surviving Corporation with respect thereto equal to the product of (1) the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time and (2) the excess, if any, of the Transaction Consideration over the exercise price per share of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time. For the avoidance of doubt, any Company Option with an exercise price equal to or in excess of the Transaction Consideration shall be cancelled and have no further force or effect by virtue of the Merger without any action on the part of the holder thereof and without any payment to the holder thereof.
(b) Company PSU Awards.
(i) At the Effective Time, each performance stock unit award, whether or not granted under the Company Stock Plans (any such unit, a “Company PSU Award”), that was granted on or after January 1, 2023 to an employee of the Company or its Subsidiaries who is not a party to a change in control severance agreement with the Company or its Subsidiaries (any such agreement, a “Change in Control Agreement”) (any such Company PSU Award, a “Specified Company PSU Award”), that is outstanding as of immediately prior to the Effective Time, shall be cancelled by virtue of the Merger without any action on the part of any holder or beneficiary thereof and shall entitle the holder to receive an unvested amount in cash (without interest and subject to applicable withholding Taxes) from the Surviving Corporation with respect thereto equal to the product of (1) the number of shares of Company Common Stock that would have vested pursuant to the terms of such Specified Company PSU Award, assuming that any performance based vesting conditions applicable to such Specified Company PSU Award for any performance period that has not been completed as of the Effective Time are achieved at target performance levels, and (2) the Transaction Consideration, vesting, subject to the continued service of the former holder of such Specified Company PSU Award with Parent and its Affiliates (including the Surviving Corporation), on the same time-based vesting schedule and otherwise on substantially the same terms as the corresponding Specified Company PSU Award (as provided for in the 2015 Equity Incentive Plan and the underlying award agreements, in each case as in effect as of the date of this Agreement, the terms of which shall survive the Closing with respect to such Company PSU Award), except for any performance-vesting conditions and as otherwise provided for in this Section 2.3(b)(i). Each portion of such cash amount that vests shall be payable on or before the later of (x) five (5) Business Days following such vesting date and (y) the Surviving Corporation’s first payroll date following such vesting date(s); provided, however, that to the extent that any Specified Company PSU Award constitutes nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such cash payment shall be paid in accordance with the applicable award’s terms (including any deferral elections) and at the earliest time permitted under the terms of such award that will not result in the application of a Tax or penalty under Section 409A of the Code, including payment in accordance with any applicable exception or permitted payment event under Section 409A of the Code and Section 1.409A-3(j) of the Treasury Regulations.

(ii) At the Effective Time, each Company PSU Award that is not a Specified Company PSU Award (for the avoidance of doubt, including Company PSU Awards held by any employee of the Company and its Subsidiaries who is party to a Change in Control Agreement) (any such Company PSU Award, a “Vested Company PSU Award”) that is outstanding as of immediately prior to the Effective Time, shall automatically become fully vested (if not already fully vested) and shall be cancelled by virtue of the Merger without any action on the part of any holder or beneficiary thereof and shall entitle the holder to receive, on or before the later of (A) five (5) Business Days following the Effective Time and (B) the Surviving Corporation’s first payroll date after the Effective Time, an amount in cash (without interest and subject to applicable withholding Taxes) from the Surviving Corporation with respect thereto equal to the product of (1) the number of shares of Company Common Stock that would have vested pursuant to the terms of such Vested Company PSU Award, assuming that any performance based vesting conditions applicable to such Vested Company PSU Award for any performance period that has not been completed as of the Effective Time are achieved at target performance levels, and (2) the Transaction Consideration; provided, however, that to the extent that any Vested Company PSU Award constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment shall be paid in accordance with the applicable award’s terms (including any deferral elections) and at the earliest time permitted under the terms of such award that will not result in the application of a Tax or penalty under Section 409A of the Code, including payment in accordance with any applicable exception or permitted payment event under Section 409A of the Code and Section 1.409A-3(j) of the Treasury Regulations.
(c) Company RSU Awards and Company DSU Awards.
(i) At the Effective Time, each restricted stock unit award, whether or not granted under the Company Stock Plans (any such unit, a “Company RSU Award”), that was granted on or after January 1, 2023 to an employee of the Company or its Subsidiaries who is not a party to a Change in Control Agreement (any such Company RSU Award, a “Specified Company RSU Award”) that is outstanding as of immediately prior to the Effective Time, shall be cancelled by virtue of the Merger without any action on the part of any holder or beneficiary thereof and shall entitle the holder to receive an unvested amount in cash (without interest and subject to applicable withholding Taxes) from the Surviving Corporation with respect thereto equal to the product of (1) the number of shares of Company Common Stock then underlying such Specified Company RSU Award as of immediately prior to the Effective Time and (2) the Transaction Consideration, vesting, subject to the continued service of the former holder of such Specified Company RSU Award with Parent and its Affiliates (including the Surviving Corporation), on the same time-based vesting schedule and otherwise on substantially the same terms as the corresponding Specified Company RSU Award (as provided for in the 2015 Equity Incentive Plan and the underlying award agreements, in each case as in effect as of the date of this Agreement, the terms of which shall survive the Closing with respect to such Company RSU Award), except as otherwise provided for in this Section 2.3(c)(i). Each portion of such cash amount that vests shall be payable on or before the later of (x) five (5) Business Days following such vesting date and (y) the Surviving Corporation’s first payroll date following such vesting date(s); provided, however, that to the extent that any Specified Company RSU Award constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment shall be paid in accordance with the applicable award’s terms (including any deferral elections) and at the earliest time permitted under the terms of such award that will not result in the application of a Tax or penalty under Section 409A of the Code, including payment in accordance with any applicable exception or permitted payment event under Section 409A of the Code and Section 1.409A-3(j) of the Treasury Regulations.
(ii) At the Effective Time, each Company RSU Award that is not a Specified Company RSU Award (for the avoidance of doubt, including Company RSU Awards held by members of the Company Board of Directors and any Company RSU Award held by any employee of the Company and its Subsidiaries who is party to a Change in Control Severance Agreement) (any such Company RSU Award, a “Vested Company RSU Award”) and each share of Company Common Stock credited to any Deferred Stock Account (as defined in the Director Deferred Compensation Plan), whether or not granted under the Company Stock Plans (each such credited share, a “Company DSU Award” and together with the Company Options, the Company PSU Awards and the Company RSU Awards, the “Company Stock Awards”), that is outstanding as of immediately prior to the Effective Time shall automatically become fully vested (if not already fully vested) and shall be cancelled by virtue of the Merger without any action on the part of any holder or beneficiary thereof and shall entitle the holder to receive, on or before the later of (A) five (5) Business Days following the Effective Time and (B) the Surviving Corporation’s first payroll date after the Effective Time, an amount in cash (without interest and subject to applicable withholding Taxes) from the Surviving Corporation with respect thereto equal to the product of (1) the number of shares of Company Common Stock then underlying such Vested Company RSU Award or Company DSU Award as of immediately prior to the Effective Time and (2) the Transaction Consideration; provided, however, that to the extent that any Vested Company RSU Award or Company DSU Award constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment shall be paid in accordance with the applicable award’s terms (including any deferral elections) and at the earliest time permitted under the terms of such award that will not result in the application of a Tax or penalty under Section 409A of the Code, including payment in accordance with any applicable exception or permitted payment event under Section 409A of the Code and Section 1.409A-3(j) of the Treasury Regulations. Notwithstanding the foregoing, the Non-Employee Director Equity Plan and the Director Deferred Compensation Plan and any Company RSU Award or Company DSU Award granted thereunder to any non-employee member of the Company’s Board of Directors shall be terminated in accordance with Section 1.409A-3(j)(4)(ix)(B) of the Treasury Regulations irrespective of any deferral election related thereto and paid out in accordance with this paragraph.
(d) Employee Stock Purchase Plan. Prior to the Effective Time, the Company Board of Directors shall adopt such resolutions or take such other actions as may be required so that (i) participation in the Hibbett, Inc. 2015 Employee Stock Purchase Plan (the “ESPP”) shall be limited to those employees of the Company and its Subsidiaries who are currently participating in the ESPP on the date of this Agreement, if any, (ii) the “Offering” (as defined in the ESPP) under the ESPP in effect as of the date hereof (the “Final Offering”) shall be the final Offering under the ESPP and no Offering shall commence on or after the date of this Agreement, (iii) all further payroll deductions under the ESPP shall cease effective as of the conclusion of the Final Offering; (iv) each purchase right under the ESPP outstanding as of the date hereof will automatically be exercised no later than the earlier to occur of (A) the Offering Termination Date (as defined in the ESPP) for the Final Offering and (B) the second Business Day prior to the Closing Date (such earlier date, the “Final Exercise Date”); (v) each ESPP participant’s accumulated contributions under the ESPP will be used to purchase whole shares of Company Common Stock in accordance with the terms of the ESPP as of the Final Exercise Date, which shares of Company Common Stock shall be treated in the manner described in Section 2.1(a) at the Effective Time; and (vi) the ESPP will terminate effective as of immediately prior to (and subject to the occurrence of) the Effective Time, but subsequent to the exercise of purchase rights on the Final Exercise Date (in accordance with the terms of the ESPP). At the Effective Time, any funds credited as of such date under the ESPP that are not used to purchase shares of Company Common Stock on the Final Exercise Date within the associated accumulated payroll withholding account for each participant under the ESPP will be refunded to the applicable participant in accordance with the terms of the ESPP.
(e) Prior to the Effective Time, the Company, the Company Board of Directors or the appropriate committee thereof, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to (i) effectuate the provisions of this Section 2.3, (ii) ensure that after the Effective Time, no holder of any Company Stock Award shall have any right thereunder to acquire any securities of the Company, the Surviving Company, Parent or Ultimate Parent, or to receive any payment or benefit with respect to any Company Stock Award, expect as provided in this Section 2.3, and (iii) terminate the Company Stock Plans and all award agreements thereunder, effective as of, and contingent upon, the Effective Time such that no Company Stock Awards or other rights with respect to Company Common Stock shall be granted or outstanding following the Effective Time.
Section 2.4 Tax Withholding. Notwithstanding anything to the contrary contained herein, each of the Company, Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, such amounts as may be required to be deducted or withheld with respect to the making of such payment under any applicable Tax Law. Any amounts so deducted or withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as (a) disclosed in any reports, schedules, forms, statements, certifications and other documents (in each case, including all exhibits and schedules thereto and documents incorporated by reference therein) filed or furnished (as applicable) by the Company with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”) and the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”) (collectively, the “Company SEC Documents”) since January 1, 2021 (the “Lookback Date”) (but excluding any risk factors or forward-looking disclosures set forth under the heading “Risk Factors” or under the heading “Forward-Looking Statements,” or in any such case, similarly titled captions, and any other disclosures that are cautionary, predictive or forward-looking in nature, in any such Company SEC Documents) (it being agreed that in no event shall any disclosure in any Company SEC Documents qualify or limit the representations and warranties of the Company set forth in Section 3.1(a) (Corporation Organization), Section 3.2 (Capitalization), Section 3.3 (Corporate Authorization), Section 3.8(b) (No Material Adverse Effect) or Section 3.21 (No Brokers and Finders’ Fees)) or (b) set forth in the disclosure letter delivered by the Company to Parent and Merger Sub concurrently with the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being agreed that (i) disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any section of this Agreement or any other section or subsection of the Company Disclosure Letter to which the relevance of such disclosure is reasonably apparent on its face based on the content and context of such disclosure, and (ii) the mere inclusion of an item in such Company Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission (A) that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Company Material Adverse Effect or that such item did not arise in the ordinary course of business, or rise to any particular threshold, or (B) of any non-compliance with, or violation or breach of, any Contract, any other third party rights (including any Intellectual Property rights) or any Law or Order, such disclosures having been made solely for the purposes of creating exceptions to the representations and warranties made herein or disclosing information required to be disclosed pursuant to this Agreement), and whether or not any particular representation or warranty refers to or excepts therefrom any specific section or subsection of the Company Disclosure Letter, the Company represents and warrants to Parent and Merger Sub as follows:
Section 3.1 Corporate Organization.
(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed, qualified or otherwise authorized to do business, and, to the extent applicable, is in good standing, in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially impair the ability of the Company to perform its obligations hereunder or otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions, including the Merger.
(b) Section 3.1(b) of the Company Disclosure Letter contains a true, correct and complete list of the name and jurisdiction of organization of (i) each of the Subsidiaries of the Company and (ii) each other Person in which the Company or any of its Subsidiaries holds an interest (equity or debt), in each such case, including the amount of the interest of the Company or applicable Subsidiary in such Subsidiary or Person. Each Subsidiary of the Company is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to be validly existing or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially impair the ability of the Company to perform its obligations hereunder or otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions, including the Merger. Each Subsidiary of the Company is duly licensed, qualified or otherwise authorized to do business, and, to the extent applicable, is in good standing, in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially impair the ability of the Company to perform its obligations hereunder or otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions, including the Merger.
(c) The Company has made available to Parent true, complete and correct copies of (i) the Certificate of Incorporation of the Company, as amended (the “Company Certificate”), (ii) the Amended and Restated Bylaws of the Company, as amended (the “Company Bylaws,” and collectively with the Company Certificate, the “Company Organizational Documents”) and (iii) the Organizational Documents of each Subsidiary of the Company (collectively, the “Subsidiary Organizational Documents”) as of the date of this Agreement. Neither the Company nor any Subsidiary of the Company is in violation in any material respect of its respective Organizational Documents.
Section 3.2 Capitalization.
(a) The authorized capital stock of the Company consists of 160,000,000 shares of Company Common Stock, and 1,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of the close of business on April 19, 2024 (the “Capitalization Date”), (i) 11,948,003 shares of Company Common Stock were issued and outstanding (not including shares held in treasury), (ii) 28,435,708 shares of Company Common Stock were held in treasury, (iii) no shares of Company Preferred Stock were issued and outstanding, (iv) Company Options with respect to an aggregate of 62,764 shares of Company Common Stock were outstanding, (v) Company RSU Awards with respect to an aggregate of 250,740 shares of Company Common Stock were outstanding, (vi) Company PSU Awards with respect to an aggregate of 245,512 shares of Company Common Stock were outstanding, determined assuming maximum performance levels were achieved (and an aggregate of 122,756 shares of Company Common Stock were outstanding, determined assuming target performance levels were achieved) and (vii) Company DSU Awards with respect to an aggregate of 14,914 shares of Company Common Stock were outstanding. As of the close of business on the Capitalization Date, an aggregate of 1,733,949 shares of Company Common Stock were reserved and remained available for issuance pursuant to the Company Stock Plans, and 77,966 shares of Company Common Stock were reserved and remained available for issuance pursuant to the ESPP.
(b) Except as set forth above or in Section 3.2(b) of the Company Disclosure Letter, or as expressly permitted by Section 5.1(b) after the date of this Agreement, there are no outstanding (i) shares of capital stock or equity securities of the Company or its Subsidiaries or (ii) other securities, options, warrants, calls, rights (including conversion rights, preemptive rights, anti-dilutive rights, stock appreciation rights, redemption rights, repurchase rights, rights of first refusal and rights of first offer), restricted stock or performance units, restricted stock, “phantom” stock rights, equity-based compensation, contingent value rights, subscriptions, commitments, agreements, derivative contracts, forward sale contracts or undertakings of any kind (each item in clauses (i) and (ii), a “Company Security”) to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such Company Security, or obligating the Company or any of its Subsidiaries to make any payment based on or resulting from the value or price of Company Common Stock or of any such Company Security. Except as set forth in Section 3.2(b) of the Company Disclosure Letter and except for acquisitions, or deemed acquisitions, of Company Common Stock or other equity securities of the Company in connection with (i) the payment of the exercise price of Company Options with Company Common Stock (including in connection with “net” exercises), (ii) Tax withholding in connection with the exercise of Company Options or the vesting or settlement of Company RSU Awards, Company PSU Awards or Company DSU Awards, and (iii) forfeitures of Company Options, Company RSU Awards or Company PSU Awards, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or Company Preferred Stock or the capital stock of any of its Subsidiaries. There are no transfer restrictions (other than transfer restrictions arising under applicable securities Laws) or registration rights with respect to any shares of capital stock or equity securities of the Company or its Subsidiaries.
(c) Section 3.2(c) of the Company Disclosure Letter sets forth, with respect to each Company Stock Award that is outstanding as of the close of business on the Capitalization Date: (i) the name of the holder of such Company Stock Award, (ii) the total number of shares of Company Common Stock that are subject to each Company Stock Award (and with respect to Company PSU Awards, the number of shares outstanding, determined assuming both maximum and target performance levels), (iii) the exercise price per share of Company Common Stock purchasable under Company Options, (iv) the grant date, (v) the expiration date for each Company Option, (vi) the vesting schedule and current vesting status for such Company Stock Award and (vii) the payment timing date for each Company DSU Award.
(d) No more than 8,100 shares of Company Common Stock could be acquired with accumulated payroll deductions under the ESPP as of the Final Exercise Date (assuming that (A) the Option Price (as defined in the ESPP) is $63.48 and (B) payroll deductions continue at the rate in effect as of the Capitalization Date).
(e) All outstanding shares of Company Common Stock have been, and all shares of Company Common Stock that may be issued upon the settlement or exercise (as applicable) of Company Stock Awards will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are or will be fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.
(f) The Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of its Subsidiaries free and clear of any Lien (except for Permitted Liens and transfer restrictions arising under applicable securities Laws), and all of such shares and equity interests are duly authorized, validly issued, fully paid and nonassessable and are not subject to any preemptive rights in favor of any Person other than the Company or a direct or indirect wholly owned Subsidiary of the Company. No Subsidiary of the Company owns any shares of Company Common Stock.
(g) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other securities of the Company or any of its Subsidiaries, and no voting trusts or other agreements or understandings with respect to the voting of the capital stock or other securities of the Company or any of its Subsidiaries are in effect.
(h) As of the date of this Agreement, no dividends or similar distributions have accrued or been declared but are unpaid on any Company Common Stock or other capital stock of the Company, and the Company is not subject to any obligation (contingent or otherwise) to pay any dividend or otherwise make any distribution or payment to any current or former holder of any Company Common Stock or other capital stock of the Company.
Section 3.3 Corporate Authorization.
(a) The Company has all necessary corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the Transactions, including the Merger. The execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions, including the Merger, have been duly and validly authorized by the Company Board of Directors and, other than as set forth in Section 3.3(b), no other corporate proceedings on the part of the Company or vote of the Company’s stockholders are necessary to authorize the consummation of the Transactions, including the Merger. The Company Board of Directors has unanimously (i) determined that the terms of this Agreement and the Transactions are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders to enter into, and approved, adopted and declared advisable, this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other Transactions upon the terms and subject to the conditions contained herein, (iv) directed that the approval of the adoption of this Agreement be submitted to the stockholders of the Company, and (v) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement at any meeting of the stockholders held for such purpose and any adjournment or postponement thereof. The resolutions of the foregoing sentence, subject to Section 5.6, have not been subsequently rescinded, withdrawn or modified.
(b) Assuming the accuracy of the representations and warranties in Section 4.13, the affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of Company capital stock that is necessary under the DGCL and the Company Certificate and Company Bylaws to adopt, approve or authorize this Agreement and to consummate the Transactions, including the Merger.
(c) This Agreement has been duly executed and delivered by the Company and, assuming due power and authority of, and due execution and delivery by, Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a Proceeding in equity or at Law) (together, the “Bankruptcy and Equity Exception”).
Section 3.4 No Conflicts. The execution, delivery and performance of this Agreement by the Company do not and the consummation by the Company of the Transactions, including the Merger, will not, assuming the Company Stockholder Approval is obtained in accordance with the DGCL, (a) conflict with or violate any provision of the Company Organizational Documents or the Subsidiary Organizational Documents or (b) (i) with or without notice or lapse of time, or both, violate, conflict with, result in the loss of any benefit under, constitute a default under, give rise to a right of termination or modification under, give rise to the payment of additional fees under, give rise to a requirement for any consent under, create or accelerate any obligations under or result in the creation of any Lien, other than any Permitted Liens, upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any Company Material Contract or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.5 are obtained, conflict with or violate any Laws applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (b), any such violation, conflict, loss, default, right or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially impair the ability of the Company to perform its obligations hereunder or otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions, including the Merger.
Section 3.5 Governmental Approvals. Other than in connection with or in compliance with (a) the filing of the Certificate of Merger with the Delaware Secretary, (b) the filing with the SEC of a proxy statement to be mailed to the Company’s stockholders relating to the Company Stockholder Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”), (c) the Exchange Act, (d) the Securities Act, (e) applicable state securities, takeover and “blue sky” laws, (f) the rules and regulations of the Nasdaq Global Select Market (“Nasdaq”), (g) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and (h) such other authorizations, consents, Orders, licenses, Permits, approvals, registrations, declarations, waiting periods, notice and filings, the failure of which to be obtained has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially impair the ability of the Company to perform its obligations hereunder or otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions, including the Merger, no authorization, consent, Order, license, Permit or approval of, or registration, declaration, waiting period, notice or filing with, any Governmental Entity is necessary for the execution, delivery and performance of this Agreement by the Company or consummation by the Company of the Transactions, including the Merger.
Section 3.6 Company SEC Filings; Financial Statements; Controls.
(a) Since the Lookback Date, the Company has filed or furnished (as applicable) with the SEC, on a timely basis, all Company SEC Documents required to be filed or furnished by it. As of their respective dates of filing or being furnished or, if amended prior to the date of this Agreement, as of the date of the last such amendment, the Company SEC Documents (i) were prepared in all material respects in accordance with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (together with the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”), as the case may be, applicable to such Company SEC Documents and (ii) did not, at the time they were filed, or, if amended or superseded prior to the date of this Agreement, as of the date of such subsequent filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments in comment letters received by the Company from the SEC staff with respect to any Company SEC Document. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents are the subject of ongoing SEC review or outstanding SEC investigation.
(b) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq.
(c) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and Rule 15d-15 under the Exchange Act) substantially as required by Rules 13a-15 and 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. The Company maintains internal control over financial reporting (as such term is defined in paragraph (f) of Rule 15d-15 under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since the Lookback Date, the Company has disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (A) any “significant deficiencies” and “material weaknesses” in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting and (C) any complaints regarding a material violation of accounting procedures, accounting controls or auditing matters, and the Company’s auditors have not identified any of the matters in clauses (A) through (C) since the Lookback Date. The terms “significant deficiencies” and “material weaknesses” have the meanings assigned to such terms in Rule 12b-2 of the Exchange Act.
(d) The consolidated financial statements (including all related notes thereto) of the Company included in the Company SEC Documents (if amended, as of the date of the last such amendment filed prior to the date of this Agreement) (the “Company SEC Financial Statements”) comply in all material respects as to form with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Company SEC Financial Statements (i) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, changes in their consolidated stockholders’ equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments (which adjustments are not and not expected to be material, individually or in the aggregate, in amount or significance) and to the absence of information or notes not required by GAAP to be included in interim financial statements), (ii) were prepared in accordance with GAAP (except as permitted by Regulation S-X or, with respect to pro forma information, subject to the qualifications stated therein) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (iii) were prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries.

Section 3.7 No Undisclosed Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any nature, whether accrued, contingent, absolute, known or unknown, on- or off-balance sheet or otherwise, in each case, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, other than: (a) liabilities or obligations reflected or reserved against in the Company’s audited consolidated balance sheet as of February 3, 2024 included in the Company SEC Documents (including the notes thereto) (such date, the “Balance Sheet Date”), (b) liabilities or obligations that were incurred since the Balance Sheet Date in the ordinary course of business (none of which is a liability or obligation resulting from breach of Contract, breach of warranty, tort, infringement or misappropriation), (c) liabilities or obligations which have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (d) liabilities or obligations arising or incurred in connection with this Agreement and the Transactions, including the Merger. There are no off-balance sheet arrangements required to be disclosed in the Company SEC Documents pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so disclosed in the Company SEC Documents.
Section 3.8 Absence of Certain Changes or Events.
(a) Since the Balance Sheet Date through the date hereof, except for liabilities or obligations incurred in connection with, or as required by, this Agreement and the Transactions, including the Merger, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business in all material respects, and (ii) there has not been any action taken by the Company or any of its Subsidiaries that, if taken by the Company or any of its Subsidiaries during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 5.1 (other than Section 5.1(b)(i), Section 5.1(b)(iii) or Section 5.1(b)(xi)).
(b) Since the Balance Sheet Date through the date hereof, there has not been any event, change, development, circumstance or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.9 Compliance with Laws; Permits.
(a) The Company and its Subsidiaries are not in violation of any Laws or Orders applicable to the Company, any of its Subsidiaries or any assets owned or used by any of them, except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. To the Knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, as of the date of this Agreement, threatened, nor has any Governmental Entity provided notice to the Company since the Lookback Date of an intention to conduct the same, nor has the Company or any of its Subsidiaries received since the Lookback Date any report, allegation or complaint from any party related to non-compliance with any applicable Law or Order by the Company, in each case, except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Each of the Company and its Subsidiaries have all required governmental licenses, permits, variances, clearances, consents, commissions, franchises, exemptions, certificates, approvals and authorizations of a Governmental Entity (“Permits”) necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of the Permits is valid and in full force and effect, except where the failure to have or maintain such Permit has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company (i) is not in breach of any applicable Economic Sanctions Law, and (ii) is not and has not, since the Lookback Date, been a party to any agreement or transaction, directly or to the Knowledge of the Company indirectly (including through a third party), (A) with a Person targeted under any applicable Economic Sanctions Law or (B) involving any country or other territory subject to a general export, import, financial or investment embargo under any applicable Economic Sanctions Law (as of the date hereof, Cuba, Iran, North Korea, Syria or the Crimea or separatist-controlled portions of the Donetsk or Luhansk regions of Ukraine).

(c) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company has conducted its business in compliance with any applicable Anti-Bribery Law and has instituted and maintains policies and procedures reasonably designed to achieve compliance therewith.
(d) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, neither the Company, nor any director, officer, or to the Knowledge of the Company, any employee, agent or shareholder of the Company (acting in such capacity), has (i) in order to assist the Company in obtaining or retaining business or in order to secure any improper advantage, made, authorized, offered or promised to make any payment, gift or transfer of anything of value, directly or to the Knowledge of the Company indirectly (including through a third party), to or for the use or benefit of any government official, political party or public international organization, or (ii) made any unlawful bribe, rebate, payoff, influence payment or kickback or has taken any other action which would violate any applicable Anti-Bribery Law binding on such person or in effect in any jurisdiction in which any such action is taken.
Section 3.10 Litigation. Except as set forth on Section 3.10 of the Company Disclosure Letter, there are no Proceedings pending or, to the Knowledge of the Company, threatened, by or against the Company or any of its Subsidiaries or any present or former officer, director, manager or employee of the Company or any of its Subsidiaries (in such individuals’ capacity as such), whether or not before a Governmental Entity, which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or materially impair the ability of the Company to perform its obligations hereunder or otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions, including the Merger; provided, however, that to the extent the foregoing representation pertains to Proceedings that relate to the execution, delivery or performance of this Agreement or consummation of the Transactions, including the Merger, such representation is made only as of the date hereof. As of the date of this Agreement, there is no Order outstanding against the Company or any of its Subsidiaries which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or materially impair the ability of the Company to perform its obligations hereunder or otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions, including the Merger.
Section 3.11 Information Supplied.
(a) The Proxy Statement will comply in all material respects with the applicable requirements of the Exchange Act and any other applicable federal securities Laws. The Proxy Statement will not, at the time the Proxy Statement (and any amendment or supplement thereto) is mailed to the stockholders of the Company or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties in this Section 3.11 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied to the Company by Parent or Merger Sub for use or inclusion therein.
(b) All statements of fact that have been provided or will be provided by the Company to Parent or Ultimate Parent and included in the Class 2 Announcement were, and will be at the time of publication of the Class 2 Announcement, true, correct and complete in all material respects and do not or will not at the time of publication of the Class 2 Announcement, contain any material omissions that make such statements misleading; provided, that the Company has been made aware that any such statement of fact would be included in the Class 2 Announcement.
Section 3.12 Taxes.
(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(i) All Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been duly filed when due (including extensions) in accordance with all applicable Laws, and all such Tax Returns are true, correct and complete;

(ii) Each of the Company and its Subsidiaries has duly and timely paid or has duly and timely withheld and remitted to the appropriate Taxing Authority all Taxes required to be paid or withheld and remitted by them, or (A) where payment is not yet due, has established an adequate accrual in accordance with GAAP and has properly withheld the amounts required to be remitted or (B) where payment is being contested in good faith pursuant to appropriate procedures, has established an adequate reserve in accordance with GAAP;
(iii) Neither the Company nor any of its Subsidiaries is liable for Taxes of any Person (other than the Company and its Subsidiaries) as a result of being (A) a member of an affiliated, consolidated, combined or unitary group that includes such Person as a member, (B) a transferee or successor or (C) a party to a Tax sharing or Tax allocation agreement, other than (1) such agreements with customers, vendors, lessors or the like entered into in the ordinary course of business and other customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes, or (2) agreements exclusively between or among the Company and its Subsidiaries;
(iv) Neither the Company nor any of its Subsidiaries will be required to include any material item of income or gain in, or exclude any material item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the date of this Agreement as a result of any change in method of accounting, intercompany transaction, installment sale, open transaction, or the application Section 965 of the Code (including Section 965(h) of the Code), in each case, with respect to an item received, Tax election made or a transaction or agreement entered into in a taxable period ending on or prior to the Closing Date; and
(v) Each of the Company and its Subsidiaries is registered for sales, use or similar Taxes in each jurisdiction it is required to be so registered and has complied with applicable Laws relating to sales, use or similar Taxes, including the collection and remittance of all such Taxes.
(b) There is no Proceeding pending or, to the Knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries in respect of any material Tax.
(c) The U.S. federal income Tax Returns of the Company and its Subsidiaries through the Tax year ended February 1, 2020 have been examined and the examinations have been closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.
(d) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to be governed by Section 355 of the Code in the two (2) years prior to the date of this Agreement.
(e) Neither the Company nor any of its Subsidiaries has participated in or been a party to any “listed transaction” within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulation Section 1.6011-4(b)(1).
(f) There are no Liens for, in respect of or on account of Taxes on any of the assets of any Group Company except for Permitted Liens.
(g) Neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment or collection of, any Tax, other than any extension of the time to file an original Tax Return obtained in the ordinary course of business that is automatically granted, in each case, that has not since expired or lapsed.
(h) In the prior five (5) years, no written claim has been made by any Taxing Authority in a jurisdiction where the Company and its Subsidiaries do not file a Tax Return that it is or may be subject to taxation by that jurisdiction.
(i) Neither the Company nor any of its Subsidiaries are subject to Taxes in any country other than its country of formation by virtue of having a permanent establishment or other place of business in that other country.

(j) Neither the Company nor any of its Subsidiaries has received, requested or entered into any private letter ruling or closing agreement with a Governmental Entity that affects, or would affect if granted, a material amount of Taxes.
Section 3.13 Employee Benefit Plans and Related Matters; ERISA.
(a) Section 3.13(a) of the Company Disclosure Letter sets forth as of the date of this Agreement a true, correct and complete list of material Company Benefit Plans, including all Company Benefit Plans subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). With respect to each material Company Benefit Plan, the Company has made available to Parent a true, correct and complete copy of such Company Benefit Plan (and, with respect to any unwritten material Company Benefit Plan, a written summary of such Company Benefit Plan) and, to the extent applicable, (i) all trust agreements, insurance contracts or other funding arrangements, (ii) the most recent actuarial and trust reports for both ERISA funding and financial statement purposes, (iii) the most recent Form 5500 with all attachments filed with the Internal Revenue Service (“IRS”) or the Department of Labor, (iv) the most recent IRS determination letter (or opinion or advisory letter upon which the Company is entitled to rely), (v) the most recent summary plan description and any material modification with respect thereto and (vi) all non-routine written communications. “Company Benefit Plan” means each employee benefit plan, scheme, program, policy, arrangement and contract, including any “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and any other pension, profit sharing, retirement, supplemental retirement, retiree medical or life insurance, bonus, commission, incentive-compensation, deferred compensation, stock bonus, stock purchase, restricted stock, stock option or other equity-based compensation, disability, vacation, death benefit, hospitalization, medical, employment, consulting, termination, retention, bonus, change in control or severance or other agreement, plan, scheme, program, policy, arrangement or contract (whether written or unwritten), in each case, (A) under which any current or former director, officer, employee or individual consultant of the Company or any of its Subsidiaries (each such Person, a “Company Service Provider”) has any present or future right to compensation or benefits and (B) (1) that is maintained, sponsored or contributed to by the Company or any of its Subsidiaries, (2) that the Company or any of its Subsidiaries has any obligation to maintain, sponsor or contribute to or (3) with respect to which the Company or any of its Subsidiaries would incur any direct or indirect liability.
(b) Each Company Benefit Plan (and any related trust or other funding vehicle) has been maintained, administered and operated in accordance with its terms and with applicable Law, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c) No liability under Title IV or Section 302 of ERISA has been incurred by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a risk to the Company, any of its Subsidiaries or any ERISA Affiliate of incurring any such liability. As used in this Agreement, “ERISA Affiliate” of any entity means any other entity, trade or business, that together with such entity, would be treated as a single employer under Section 4001(b) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.
(d) There are no pending, or to the Knowledge of the Company, threatened, Proceedings with respect to any of the Company Benefit Plans by any Governmental Entity or Company Service Provider or otherwise involving any such plan or the assets of any such plan (other than routine claims for benefits), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(e) No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or a plan that is subject to Title IV of ERISA or provides health or medical benefits after retirement (other than continuation coverage required under Section 4980B(f) of the Code and similar state Law). Neither the Company nor any of its Subsidiaries has at any time during the last six (6) years contributed to or been obligated to contribute to any such types of plan.
(f) No Tax penalties or additional Taxes have been imposed or would be reasonably expected to be imposed on any Company Service Provider, and no acceleration of Taxes has occurred or would be reasonably expected to occur with respect to any Company Service Provider, in each case, as a result of a failure to comply with Section 409A of the Code with respect to any Company Benefit Plan that is a

“nonqualified deferred compensation plan” within the meaning of Section 409A of the Code. No Company Service Provider is entitled to receive any gross-up or additional payment in connection with the Tax required by Section 409A or Section 4999 of the Code.
(g) Except as set forth on Section 3.13(g) of the Company Disclosure Letter, and except as provided in this Agreement or as required by applicable Law, neither the execution, delivery or performance of this Agreement nor the consummation of the Transactions, including the Merger, will (alone or in conjunction with any other event, including any termination of employment on or following the Closing) (i) entitle any Company Service Provider to severance pay or any similar payment, (ii) result in any payment or benefit becoming due, (iii) accelerate the time of payment or vesting, increase the amount of, or trigger any payment or funding of, any compensation or benefits for any Company Service Provider or trigger any other obligation under any Company Benefit Plan, (iv) result in any breach or violation of or default under or limit the Company’s or its Subsidiaries’ right to amend, modify or terminate any Company Benefit Plan or (v) result in the payment of any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
Section 3.14 Material Contracts.
(a) Except as set forth in Section 3.14(a) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract that is:
(i) a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), that has been, or was required to be, filed with the SEC with the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2024 or any Company SEC Document filed after the date of such Form 10-K until the date of this Agreement;
(ii) a Contract (A) with a Material Supplier or (B) with any other supplier pursuant to which the Company or any of its Subsidiaries has purchased during the twelve (12) month period prior to the date of this Agreement goods or services that involved payments by the Company and its Subsidiaries in excess of $1,000,000 during such period, in each case, other than purchase orders entered into in the ordinary course of business;
(iii) a Contract (A) pursuant to which any third party is licensing, providing a royalty or granting any similar rights in or under any Intellectual Property to the Company and its Subsidiaries (other than generally commercially available software, including “off-the-shelf” software programs and software as a service applications subject to online or “click-through” terms of use or terms of service that involve payments by or to the Company and its Subsidiaries of less than $150,000 annually), or (B) pursuant to which the Company or its Subsidiaries is currently licensing, providing a royalty or similar rights to use any Company Intellectual Property to any third party (all such Contracts under clauses (A) and (B) together, the “IP Contracts”), excluding Incidental Licenses or licenses with end-users of Company Software entered into in the ordinary course of business;
(iv) a Contract relating to the formation, creation, operation, management or control of any material joint venture, partnership, limited liability company, strategic alliance or any joint development, other than any such Contract solely between the Company and its wholly owned Subsidiaries or solely among the Company’s wholly owned Subsidiaries;
(v) a mortgage, indenture, guarantee, loan, or credit agreement, security agreement, or other Contracts, in each case, relating to Indebtedness for borrowed money, whether as borrower or lender, in each case with an outstanding principal balance as of the date of this Agreement in excess of $1,000,000, other than (A) accounts receivable and accounts payable in the ordinary course of business and (B) intercompany loans owed by the Company or any direct or indirect wholly owned Subsidiary of the Company to any other direct or indirect wholly owned Subsidiary of the Company, or by any direct or indirect wholly owned Subsidiary to the Company;
(vi) a Contract that provides for the acquisition or disposition of any assets (other than acquisitions or dispositions in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets or otherwise) or capital stock or other equity interests of any Person, in each case for aggregate consideration in excess of $750,000 (A) that was entered into after the Lookback Date or (B) pursuant to which any earn-out or other deferred or material contingent payment obligations remain outstanding;
(vii) a Contract (A) that requires the Company or any of its Subsidiaries to deal exclusively with any Person or group of related Persons, (B) containing “most favored nation” provisions or minimum volume commitment (to the extent such minimum volume commitment is material to the business of the Company and its Subsidiaries, taken as a whole) or requirements based arrangements for the benefit of the counterparty to such Contract, (C) excluding Leases, containing a covenant that limits or purports to limit in any material respect the right of the Company or any of its Subsidiaries to (1) engage or compete in any line of business or the manner or locations in which any of them may so engage in any business or (2) beneficially own any assets, properties or rights or (D) contains a covenant restricting the Company or any of its Subsidiaries from soliciting for employment or hiring any persons, which restriction described in this clause (D) is material to the business of the Company and its Subsidiaries, taken as a whole;
(viii) is or includes a settlement agreement that (A) has been entered into since the Lookback Date in connection with a Proceeding and has a value greater than $500,000, or (B) involves any resolution or settlement of any actual or threatened Proceeding that provides for any injunctive or equitable relief that materially restricts the business of the Company and its Subsidiaries;
(ix) a Contract that grants a Person a Lien on all or any material portion of the assets of the Company or any of its Subsidiaries, other than Permitted Liens;
(x) a Contract to make or pay for any capital expenditures in excess of $1,000,000;
(xi) with an Affiliate of the Company or any of its Subsidiaries that is not a Subsidiary of the Company; or
(xii) any Lease for (A) office space, distribution centers, warehousing, manufacturing or logistics space or (B) any retail store location that (1) has generated more than $2,200,000 in revenue in the twelve (12) month period prior to the date of this Agreement or (2) the annual rent is in excess of $1,000,000 (any such Lease, a “Material Lease”).
Each Contract of the type described in this Section 3.14(a), whether or not set forth in Section 3.14(a) of the Company Disclosure Letter and whether or not entered into on or prior to the date of this Agreement, is referred to herein as a “Company Material Contract.”
(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Material Contract is valid, binding and in full force and effect with respect to the Company and any of its Subsidiaries to the extent a party thereto and, to the Knowledge of the Company, each other party thereto, in each case, subject to the Bankruptcy and Equity Exception, (ii) neither the Company nor any of its Subsidiaries is in breach of or default under any Company Material Contract and, to the Knowledge of the Company, no other party to a Company Material Contract is in breach of or default under any such Company Material Contract and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a breach or default thereunder by the Company or any of its Subsidiaries, or to the Knowledge of the Company, any other party thereto and (iii) neither the Company nor any of its Subsidiaries has received or delivered written notice of breach of or default under any Company Material Contract.
(c) True, complete and correct copies of each Company Material Contract, as amended and supplemented, have been filed with the SEC or made available by the Company to Parent, in each case, prior to the date hereof.
Section 3.15 Intellectual Property.
(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses adequate rights to use, the Intellectual Property used in connection with the business of the Company and its Subsidiaries as currently conducted.

(b) Except as set forth on Section 3.15(b) of the Company Disclosure Letter and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the conduct of the business as currently conducted by the Company and its Subsidiaries has not infringed since the Lookback Date and does not infringe any Person’s Intellectual Property and, as of the date of this Agreement, there is no such claim pending or, to the Knowledge of the Company, threatened, against the Company or its Subsidiaries and (ii) to the Knowledge of the Company, no Person has infringed since the Lookback Date or is infringing any Company Intellectual Property and, as of the date of this Agreement, no such claims are pending or threatened against any Person by the Company or its Subsidiaries.
(c) Section 3.15(c) of the Company Disclosure Letter sets forth a true, correct and complete list of all of the following Company Intellectual Property: (A) patents and pending patent applications, (B) registered trademarks and pending applications for registration of trademarks, (C) registered copyrights and copyright applications, and (D) Internet domain names owned by the Company or any of its Subsidiaries (collectively, the “Company Registered Intellectual Property).” No registrations or applications for Company Registered Intellectual Property have expired or been cancelled or abandoned, except (i) in accordance with the expiration of the term of such rights or (ii) intentional cancellations and abandonment in the ordinary course of business. Each of the Company Registered Intellectual Property is subsisting, and to the Knowledge of the Company, valid and enforceable, and all necessary registration, maintenance and renewal fees due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant Governmental Entity, for the purposes of maintaining such Company Registered Intellectual Property. There are no Proceedings, including, opposition, nullity or cancellation Proceedings, pending for or involving any of the Company Registered Intellectual Property, and, to the Knowledge of the Company, no such Proceedings are threatened.
(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the execution, delivery or performance of this Agreement by the Company nor the consummation of the Transactions, including the Merger, by the Company will cause immediately after the Closing: (i) the Company or its Affiliates to grant or cause to grant to any third party any right to any Intellectual Property owned by, or licensed to, the Company, or (ii) the Company or its Affiliates to be obligated pay any royalties or other fees or consideration with respect to Intellectual Property that would not otherwise be payable in the absence of this Agreement or the Transactions.
(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have taken the measures necessary to protect the confidentiality of the trade secrets and proprietary or confidential information of the Company and its Subsidiaries and (ii) all disclosures by the Company or its Subsidiaries of any such proprietary information or trade secrets have been made pursuant to a written agreement that provides confidentiality obligations for such proprietary information and trade secrets.
(f) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Person who has participated in the development of Intellectual Property on behalf of the Company or any of its Subsidiaries has entered into an agreement with the Company or its Subsidiaries (as applicable): (i) containing confidentiality obligations in favor of the Company and its Subsidiaries, and (ii) to the extent such rights do not automatically vest in the Company under applicable Law, assigning to the Company and its Subsidiaries of all right, title and interest in and to all such Intellectual Property created or developed by such Person for the benefit of the Company and its Subsidiaries. To the Knowledge of the Company, no such Person has claimed ownership rights in any Intellectual Property developed on behalf of the Company and its Subsidiaries.
(g) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all use and distribution of Company Software by or through the Company or its Subsidiaries is in compliance with all Open Source Software licenses applicable thereto, including all copyright notice and attribution requirements. Section 3.15(g) of the Company Disclosure Letter sets forth a true, correct and complete list of all Open Source Software (and the license applicable thereto) used, incorporated, or embedded in or distributed with, any Company Software or otherwise used by the Company or any of its Subsidiaries, including in development or testing of any Company Software, in a manner that would require any source code for any Company Software to be disclosed, licensed (in object or source code form), publicly distributed, or provided for a nominal fee or dedicated to the public.
(h) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have implemented the measures necessary to protect against any virus or programming, design or documentation corruptant from being introduced into, or otherwise compromising, the Company Software or Company IT Systems, and the Company Software and Company IT Systems are free from any defect, virus or programming, design or documentation error or corruptant that would have a material adverse effect on the operation or use of the Company Software or Company IT Systems. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company Software constitutes, contains or is considered “spyware” (as such term is commonly understood in the Software industry). Except for Persons subject to written confidentiality obligations, the Company and its Subsidiaries have not disclosed, delivered or licensed to any Person, or obligated itself to disclose, deliver or license to any Person (including any escrow agent), any source code for any Company Software, and no Person has any right, contingent or otherwise, to obtain access to or use any such source code through a source code escrow arrangement.
(i) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries maintain and enforce commercially reasonable policies, procedures and rules regarding data privacy, protection and security as required under applicable Laws and (ii) the Company and its Subsidiaries are, and at all times since the Lookback Date have been, in compliance with all Data Security Requirements. The Company has implemented and maintained reasonable technical, physical, organizational and administrative measures and policies designed to protect Personal Data and Company Data against unauthorized access, use, modification, disclosure or loss, including reasonable backup, security and disaster recovery technology and procedures and has used commercially reasonable efforts designed to remediate any material audit findings designated by such third-party auditor as critical or high risk (or equivalent), relating to its security safeguards. Since the Lookback Date and to the Knowledge of the Company, except as otherwise set forth in Section 3.15(i), there have been no incidents of unauthorized access to, use of, disclosure of, or other breach of security of any Personal Data processed by the Company or any of its Subsidiaries or trade secrets of the Company or any of its Subsidiaries, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have not provided or been required under applicable Laws to provide notification of any breach of privacy or data security to a Governmental Entity. To the Knowledge of the Company, no Person (including any Governmental Entity) has made any written claim or commenced any action against the Company and its Subsidiaries with respect to alleged violations of Data Security Requirements. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Transactions, including the Merger, will result in any material violation of Data Security Requirements.
Section 3.16 Real Property.
(a) Section 3.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all real property currently owned by the Company or any of its Subsidiaries (collectively, the “Owned Real Property”). For each parcel of Owned Real Property, such list identifies the street address, the record owner thereof, and the applicable assessor’s parcel number (i.e., the “APN” or its equivalent tax identification number) of such Owned Real Property. The Company or its applicable Subsidiary has good and marketable fee simple title to all Owned Real Property, free and clear of all Liens other than Permitted Liens. Neither the Company nor any of its Subsidiaries (i) leases or grants any Person the right to use or occupy all or any part of the Owned Real Property or (ii) has granted any Person an option, right of first offer, or right of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.
(b) Section 3.16(b) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of locations at which the Company or any of its Subsidiaries leases or has otherwise been granted the right to use or occupy any Leased Real Property as the lessee, assignee or sublessee thereunder, together with the applicable parties thereto and the address of the Leased Real Property, the expiration date of the Lease, the use of the property and, if applicable, the type of retail center (e.g., shopping mall, strip mall or stand alone) and the size of the premises in rentable square footage to which such Lease pertains. The Company or its applicable Subsidiary is in peaceable possession of each parcel of the Leased Real Property pursuant to the lease, license or other agreement pursuant to which the Company or any of its Subsidiaries leases or otherwise has been granted the right to use such Leased Real Property as the lessee, assignee or sublessee thereunder (a “Lease”), and each Lease is valid, binding and in full force and effect with respect to the Company and any of its Subsidiaries and, to the Knowledge of the Company, each other party thereto, subject to the Bankruptcy and Equity Exception. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) neither the Company nor its applicable Subsidiary has received or sent any notices to terminate any Lease, (ii) neither the Company nor any of its Subsidiaries is in breach of or default under any Lease with respect to Leased Real Property, and, to the Knowledge of the Company, no other party thereto is in material breach of or default under any Lease with respect to Leased Real Property, and (iii) to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, could reasonably be expected give rise to any material modification, acceleration, payment, cancellation or termination that is materially adverse to the Company or any Subsidiary under, or in any manner that could reasonably be expected to release any party thereto from any material obligation owed to Company or any Subsidiary under such Lease.
(c) Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company Real Property is in good operating condition (normal wear and tear excepted) sufficient for the regular operation of the applicable portion of the business of the Company and its Subsidiaries operated thereon. Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Subsidiary has received any written notice as of or after the Lookback Date that remains pending or unresolved of (i) any violation of any zoning or building codes or ordinances, orders or regulations in connection with the ownership, use, occupancy, operation or maintenance of the Company Real Property, (ii) any pending or threatened condemnation Proceeding, litigation or administrative action relating to the Company Real Property or (iii) any Proceeding to change or redefine the zoning or land use classification for all or any portion of the Company Real Property.
Section 3.17 Environmental Matters.
(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(i) The Company and its Subsidiaries are, and have been since the Lookback Date, in compliance with all applicable Environmental Laws, including possessing and complying with all Permits required for their respective ownership and operations under applicable Environmental Laws and neither the Company nor its Subsidiaries has received any written notice from any Governmental Entity relating to the revocation, termination or material modification of any such Permit;
(ii) There is no Proceeding pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries under or pursuant to any Environmental Law;
(iii) Neither the Company nor any of its Subsidiaries has received written notice from any Person, including any Governmental Entity, alleging that the Company or such Subsidiary has been or is in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved;
(iv) Neither the Company nor any of its Subsidiaries is a party or subject to any administrative or judicial Order pursuant to any Environmental Law;
(v) With respect to any real property that is currently or was formerly owned or leased, as the case may be, by the Company or its Subsidiaries (which in the case of formerly owned or leased real property shall be to the Knowledge of the Company), (A) no Hazardous Substances are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any Subsidiary has at any time owned, operated, occupied or leased in amounts that are in violation of applicable Environmental Laws or otherwise interfere with the regular operation of the business that is operated thereon and (B) there have been no releases, spills or discharges of Hazardous Substances on or underneath any of such real property that would be reasonably likely to result in a liability or obligation on the part of the Company or any of its Subsidiaries; and
(vi) Neither the Company nor any Subsidiary has transported or arranged for the transportation of, stored or arranged for the storage of, used, manufactured, disposed of or arranged for the disposal of, released or exposed their employees or any other person to any Hazardous Materials in violation of any applicable Environmental Law or, to the Knowledge of the Company, in a manner that could result in liability to the Company or any Subsidiary, nor has the Company or any Subsidiary manufactured any product containing a Hazardous Material in violation of any applicable Environmental Law.
(vii) Except for a commercially reasonably indemnity in any Lease in favor of the landlord thereunder, neither the Company nor any of its Subsidiaries has assumed or provided an indemnity with respect to the liability of any other Person arising under Environmental Law.
(b) The Company has made available to Parent all material environmental site assessments and audits in its possession or control relating to compliance with Environmental Laws or the environmental condition of the Owned Real Property.
Section 3.18 Insurance. The Company has made available to Parent prior to the date of this Agreement true, correct and complete copies of all material insurance policies, bonds and surety arrangements currently in effect to which any of the Company or its Subsidiaries is a party, a named insured or otherwise the beneficiary of coverage (the “Insurance Policies”). To the Knowledge of the Company, the Insurance Policies provide coverage in such amounts and with respect to such risks incident to the business of the Company and its Subsidiaries and their respective directors, officers, employees, properties and assets as is customarily carried by Persons conducting business and operations similar to that of the Company and its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Insurance Policy is in full force and effect, and neither the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums) under any Insurance Policy.
Section 3.19 Labor and Employment Matters.
(a) Neither the Company nor any of its Subsidiaries is or ever has been a party to any collective bargaining agreement or other labor union contract and no labor union or similar representative body represents any Company Service Providers with respect to their relationship with the Company or any of its Subsidiaries.
(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with all applicable Laws relating to labor, employment or employment practices, (ii) neither the Company nor any of its Subsidiaries are the subject of any Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization or are the subject of any other employment- or labor-related Proceeding, nor, to the Knowledge of the Company, are any such Proceedings threatened, or (iii) as of the date of this Agreement, there is no work stoppage, labor strike, slowdown, lockout or other material labor dispute by, or of, the Company Service Providers, nor, to the Knowledge of the Company, is any such action threatened.
(c) To the Knowledge of the Company, in the last five years, no allegations of sexual or other unlawful harassment or discrimination have been made against (i) any officer of the Company or its Subsidiaries or (ii) any Company Service Provider at a level of Vice President or above.
Section 3.20 Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 4.13, no “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) (each, a “Takeover Statute”), or any comparable anti-takeover provision of the Company Certificate or Company Bylaws, is applicable to this Agreement or the Transactions, including the Merger.

Section 3.21 Brokers and Finders’ Fees. Except for the fees and expenses payable to Solomon Partners Securities, LLC (“Solomon”), the fees and expenses of which will be paid by the Company, no broker, finder, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, investment banker’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent a complete, correct and unredacted copy of its engagement letter with Solomon entered into in connection with the Merger, as in effect on the date hereof.
Section 3.22 Opinion of Financial Advisor. The Company Board of Directors has received an opinion from Solomon to the effect that, as of the date of this Agreement and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Transaction Consideration to be paid to the holders (other than the holders of Cancelled Shares and Dissenting Shares and affiliates of Parent and affiliates of Ultimate Parent) of shares of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders. As of the date hereof, such opinion has not been withdrawn, revoked or modified. The Company shall, promptly following the execution and delivery of this Agreement, furnish a written copy of such opinion to Parent solely for informational purposes.
Section 3.23 Suppliers. Section 3.23 of the Company Disclosure Letter contains a true, correct and complete list of each of (a) the top ten (10) merchandise suppliers of the Company and its Subsidiaries based on the aggregate of the amounts paid to each such supplier for trailing full twelve months preceding the date of this Agreement, and (b) the top ten (10) suppliers of the Company and its Subsidiaries other than merchandise suppliers based on the aggregate of the amounts paid to each such supplier during such period of time (the suppliers in clauses (a) and (b), collectively, the “Material Suppliers”). Except as set forth on Section 3.23(c) of the Company Disclosure Letter, in the last twelve (12) months, no Material Supplier (1) has stopped or materially decreased supplying materials, products or services to the Company and its Subsidiaries, or (2) has delivered written notice to, or, to the Knowledge of the Company, has threatened the Company or any of its Subsidiaries that it shall, or expects to, stop or materially decrease supplying materials, products or services to the Company and its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or any of its Subsidiaries has any outstanding dispute with any Material Supplier.
Section 3.24 Affiliate Transactions. Except as set forth on Section 3.24 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a creditor or debtor to, or party to any Contract or transaction with, any holder of five percent (5%) or more of the outstanding shares of Company Common Stock or any present or former director, officer, employee or Affiliate of the Company or any of its Subsidiaries, or to any “immediate family member” (within the meaning of Item 404 of Regulation S-K promulgated by the SEC) of any of the foregoing, or has engaged in any transaction with any of the foregoing within the twelve (12) months preceding the date of this Agreement that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company SEC Documents, except for employment or compensation agreements or arrangements with directors, officers and employees made in the ordinary course, and which has not been so disclosed in the Company SEC Documents.
Section 3.25 No Other Representations and Warranties; Disclaimers. Except for the representations and warranties expressly contained in ARTICLE IV or the certificate delivered pursuant to Section 6.3(c), the Company agrees and acknowledges that none of Parent, Merger Sub, Ultimate Parent or any Person on behalf of Parent, Merger Sub or Ultimate Parent is making or has made, and the Company hereby agrees it is not relying upon, any other express or implied representation or warranty or statement (including with respect to the accuracy or completeness thereof) with respect to Parent, Merger Sub, Ultimate Parent, any of their respective Subsidiaries or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects or with respect to any other information provided or made available to the Company in connection with the Transactions (including the Merger), including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information. The provisions of this Section 3.25 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Person contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub represent and warrant to the Company as follows:
Section 4.1 Corporate Organization. Each of Ultimate Parent, Parent and Merger Sub is a corporation or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Ultimate Parent, Parent and Merger Sub is duly licensed, qualified or otherwise authorized to do business and, to the extent applicable, is in good standing in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.2 Corporate Authorization. Each of Ultimate Parent, Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Merger. The execution, delivery and performance of this Agreement by Ultimate Parent, Parent and Merger Sub and the consummation by each of them of the Transactions, including the Merger have been duly and validly authorized by all necessary corporate action on the part of Ultimate Parent, Parent and Merger Sub and, except for the approval and adoption of this Agreement by Parent, in its capacity as sole stockholder of Merger Sub, no other corporate actions on the part of Ultimate Parent, Parent or Merger Sub are necessary to authorize the execution and delivery by Ultimate Parent, Parent and Merger Sub of this Agreement and the consummation of the Transactions, including the Merger, subject, in the case of the consummation of the Merger, to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. The Parent Board of Directors has unanimously approved this Agreement and the Transactions, including the Merger, and the performance by it of its covenants and agreements contained herein. The Merger Sub Board of Directors has unanimously (a) determined that the terms of the Transactions, including the Merger, are fair to, and in the best interests of, Merger Sub and its sole stockholder, (b) determined that it is in the best interest of Merger Sub to enter into, and approved, adopted and declared advisable, this Agreement, (c) approved the execution and delivery by Merger Sub of this Agreement, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions contained herein, and (d) resolved to recommend that Parent, as the sole stockholder of Merger Sub, approve the adoption of this Agreement and the Transactions, including the Merger, by written consent. The Ultimate Parent Board of Directors has (1) determined that the terms of the Transactions, including the Merger, are in the best interests of, Ultimate Parent and its shareholders taken as a whole and (2) approved this Agreement and the Transactions, including the Merger, and the performance by it of its covenants and agreements contained herein. This Agreement has been duly and validly executed and delivered by Ultimate Parent, Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, this Agreement constitutes the legal, valid and binding agreement of Ultimate Parent, Parent and Merger Sub and is enforceable against Ultimate Parent, Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.
Section 4.3 No Conflicts. The execution, delivery and performance of this Agreement by Ultimate Parent, Parent and Merger Sub do not, and the consummation by Ultimate Parent, Parent and Merger Sub of the Transactions, including the Merger, will not (a) conflict with or violate any provision of the Organizational Documents of Ultimate Parent, Parent, or Merger Sub, or (b) assuming that the authorizations, consents and approvals referred to in Section 4.4 are obtained, (i) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, give rise to a right of termination under, or result in the creation of any Lien, other than any Permitted Liens, upon any of the respective properties or assets of Ultimate Parent, Parent or Merger Sub under, any Contract to which Ultimate Parent, Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets are bound or affected or (ii) conflict with or violate any Laws applicable to Ultimate Parent, Parent or Merger Sub or any of their respective properties or assets, other than, in the case of clause (b), any such violation, conflict, loss, default, right or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Governmental Approvals. Other than in connection with or in compliance with (a) the filing of the Certificate of Merger with the Delaware Secretary, (b) the Exchange Act, (c) the Securities Act, (d) applicable state securities, takeover and “blue sky” Laws, (e) the HSR Act and (f) such other authorizations, consents, Orders, licenses, Permits, approvals, registrations, declarations and notice filings, the failure of which to be obtained has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no authorization, consent, Order, license, Permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary for the consummation by Ultimate Parent, Parent or Merger Sub of the Transactions, including the Merger.
Section 4.5 Litigation. As of the date of this Agreement, there are no Proceedings pending, or to the knowledge of Parent, threatened, against Ultimate Parent, Parent, Merger Sub or any of their respective Subsidiaries before any Governmental Entity, which has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, there is no Order outstanding against Ultimate Parent, Parent, Merger Sub or any of their respective Subsidiaries which has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.6 Operations of Merger Sub. Merger Sub is a wholly owned Subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, including the Merger, and has engaged in no business activities other than in connection with this Agreement.
Section 4.7 No Vote of Ultimate Parent. No vote of the members of Ultimate Parent or the holders of any other securities of Ultimate Parent (equity or otherwise) is required by Law, the organizational documents of Ultimate Parent or the Listing Rules in order for Ultimate Parent and Parent to consummate the Transactions, including the Merger.
Section 4.8 Information Supplied. The information supplied by Parent for use or inclusion in the Proxy Statement will not, at the time the Proxy Statement (and any amendment or supplement thereto) is mailed to the stockholders of the Company, or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 4.9 Brokers and Finders’ Fees. Except for Robert W. Baird & Co. Incorporated and N M Rothschild & Sons Limited, the fees and expenses of which will be paid exclusively by Ultimate Parent, Parent, Merger Sub or an Affiliate thereof, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions, including the Merger based upon arrangements made by or on behalf of Ultimate Parent or any of its Subsidiaries.
Section 4.10 Sufficient Funds. Parent and Merger Sub will have at the Effective Time cash sufficient to enable Parent and Merger Sub to consummate the Transactions, including the Merger, on the terms contemplated by this Agreement, and to make all payments contemplated by this Agreement, including payment of the aggregate Transaction Consideration and any other payments contemplated under Section 2.3 and all fees and expenses of Parent, Merger Sub and their Affiliates in connection with the Transactions, including the Merger. Each of Parent and Merger Sub acknowledges that the obligations of Parent and Merger Sub under this Agreement are not contingent upon or subject to any conditions regarding Parent’s and Merger Sub’s ability to obtain financing for the consummation of the Transactions, including the Merger. Parent and Merger Sub expressly agree and acknowledge that their obligations hereunder, including Parent’s and Merger Sub’s obligations to consummate Transactions, including the Merger, are not subject to, or conditioned on, Parent’s or Merger Sub’s receipt of any financing.
Section 4.11 Solvency. None of Parent, Merger Sub or Ultimate Parent is entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub, Ultimate Parent or any of their respective Subsidiaries (which, for purposes of this Section 4.11, shall include the Company and its Subsidiaries). Each of Parent and Merger Sub is Solvent as of the date hereof and assuming (a) the representations and warranties in ARTICLE III are true and correct in all respects and (b) the Company and its Subsidiaries, taken as a whole, are Solvent immediately prior to the Effective Time, each of Parent and the Surviving Corporation will, after giving effect to all of the transactions contemplated by this Agreement, be Solvent at and immediately after the Effective Time. As used in this Section 4.11, the term “Solvent” means, with respect to a particular date, that on such date, (a) Parent and Merger Sub, and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries, each (on a consolidated and stand-alone basis) are able to pay their respective indebtedness and other liabilities, contingent or otherwise, as the indebtedness and other liabilities become due in the usual course of business, (b) each of Parent and Merger Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries (each of the foregoing on a consolidated and stand-alone basis) have total assets not less than the sum of such entity’s total liabilities (on a consolidated and a stand-alone basis) and (c) each of Parent and Merger Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries (each of the foregoing on a consolidated and stand-alone basis) has sufficient capital and liquidity with which to conduct its business. For purposes of this Section 4.11, the amount of any contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
Section 4.12 Absence of Certain Agreements. As of the date hereof, there are no Contracts or commitments to enter into Contracts, in each case, to which Ultimate Parent, Parent, Merger Sub or any of their respective Affiliates is a party (a) with any member of the Company’s management or the Company’s Board of Directors that relate to the Company, any of the Company’s Subsidiaries or the transactions contemplated hereby, including the Merger or (b) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Transaction Consideration or pursuant to which any shareholder of the Company agrees to vote to approve this Agreement or the Merger or agrees to vote against any Company Superior Proposal.
Section 4.13 No Ownership of Company Common Stock. None of Ultimate Parent, Parent, Merger Sub or any of their respective Affiliates currently, or at any time in the three (3) years prior to the date of this Agreement, (a) beneficially owns or owned, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Subsidiary of the Company, (b) has or had any rights to acquire any shares of Company Common Stock except pursuant to this Agreement and (c) is or was an “interested stockholder” of the Company (as such term is defined in Section 203 of the DGCL). There are no voting trusts or other agreements or understandings to which Ultimate Parent, Parent, Merger Sub or any of their respective Affiliates is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.
Section 4.14 Investment Intention. Parent is acquiring through the Merger the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that the shares of capital stock of the Surviving Corporation will not be registered under the Securities Act or any Blue Sky Laws and cannot be sold unless subsequently registered under the Securities Act, any applicable Blue Sky Laws or pursuant to an exemption from any such registration.
Section 4.15 No Other Representations and Warranties; Disclaimers. Except for the representations and warranties expressly contained in ARTICLE III or in the certificate delivered pursuant to Section 6.2(d), each of Parent and Merger Sub agrees and acknowledges, for itself and on behalf of Ultimate Parent, that neither the Company nor any Person on behalf of the Company is making or has made, and each of Parent and Merger Sub hereby agrees it is not relying upon, any other express or implied representation or warranty or statement (including with respect to the accuracy or completeness thereof) with respect to the Company, any of its Subsidiaries or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects or with respect to any other information provided or made available to Ultimate Parent, Parent or Merger Sub in connection with the Transactions, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information. The provisions of this Section 4.15 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Person contemplated hereby.

ARTICLE V
COVENANTS AND AGREEMENTS
Section 5.1 Conduct of Business.
(a) During the period from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except (i) as may be prohibited or required by applicable Law, (ii) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as may be required or expressly permitted (but for this Section 5.1) by this Agreement or (iv) as set forth in Section 5.1(a) of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to (A) conduct the businesses of the Company and its Subsidiaries in the ordinary course of business, (B) maintain its corporate existence in good standing pursuant to applicable Law, (C) keep available, in all material respects, the services of its current officers and employees, taken as a whole, and (D) preserve, in all material respects, the goodwill and current relationships with its customers, suppliers, distributors, partners, lessors, creditors, contractors and other Persons with whom the Company or any of its Subsidiaries has business relations, taken as a whole; provided, however, that no failure by the Company or any of its Subsidiaries to take any action prohibited by any provision of Section 5.1(b) shall constitute a breach under this Section 5.1(a).
(b) During the period from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except (1) as may be required by applicable Law, (2) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), (3) as may be required or expressly permitted by this Agreement or (4) as set forth in the corresponding clause of Section 5.1(b) of the Company Disclosure Letter, the Company and its Subsidiaries shall not:
(i) amend or otherwise change the Company Organizational Documents or the Subsidiary Organizational Documents or otherwise take any action to exempt any Person from any provisions of the Company Organizational Documents or Subsidiary Organizational Documents;
(ii) (A) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except for dividends or distributions by any direct or indirect wholly owned Subsidiary of the Company to the Company or to any other direct or indirect wholly owned Subsidiary of the Company, (B) adjust, split, combine, subdivide or reclassify any of its capital stock or issue or propose or authorize the issuance of any of its capital stock or any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock, except with respect to the capital stock or securities of any direct or indirect wholly owned Subsidiary of the Company, in connection with transactions among the Company and its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries, or (C) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any of its Subsidiaries, or any other equity interests or any rights, warrants or options to acquire any such shares or interests, except (1) for acquisitions, or deemed acquisitions, of shares of Company Common Stock or other equity securities of the Company in connection with forfeitures of Company Options, Company RSU Awards or Company PSU Awards, the exercise of Company Options or in connection with the vesting or settlement of Company PSU Awards, Company RSU Awards or Company DSU Awards (including in satisfaction of any amounts required to be deducted or withheld under applicable Law), in each case, outstanding as of the date of this Agreement or awarded after the date of this Agreement in accordance with the terms of this Agreement, or (2) with respect to the capital stock or securities of any Subsidiary, in connection with transactions among the Company and one or more of its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries;
(iii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including any options, warrants or any similar security exercisable for, or convertible into, such capital stock or similar security), except for (A) the issuance of shares of Company Common Stock pursuant to Contracts in effect prior to the execution and delivery of this Agreement, (B) the issuance of shares of Company Common Stock in connection with the exercise of Company Options or the vesting or settlement of Company PSU Awards, Company RSU Awards or Company DSU Awards, in each case, outstanding as of the date of this Agreement or awarded after the date of this Agreement as set forth on Section 5.1(b)(iii) of the Company Disclosure Letter, or in connection with the Final Offering under the ESPP, (C) issuances by a wholly owned Subsidiary of the Company of capital stock to such Subsidiary’s parent, the Company or another wholly owned Subsidiary of the Company, (D) Liens granted by the Company and its Subsidiaries in connection with the Credit Agreement, or (E) any issuance, sale or other disposition of capital stock or other securities of any Subsidiary of the Company to the Company or another Subsidiary of the Company;
(iv) (A) merge or consolidate with any other Person, (B) acquire any material assets or properties from or make any material investment in (whether through the acquisition of stock, assets or otherwise) any other Person (excluding Subsidiaries of the Company), except in any such case for (1) acquisitions of inventory, equipment and other assets in the ordinary course of business, or (2) any capital expenditures permitted by Section 5.1(b)(vi) or (C) enter into any joint venture, partnership, limited liability corporation, strategic alliance, joint development or similar arrangement with any Person;
(v) sell, lease, license, subject to a Lien, except for a Permitted Lien or any Liens granted by the Company and its Subsidiaries in connection with the Credit Agreement, or otherwise dispose of any material assets, product lines or businesses of the Company or any of its Subsidiaries (including capital stock or other equity interests of any Subsidiary), except (A) sales, leases or licenses of inventory, equipment and other assets in the ordinary course of business, (B) dispositions of obsolete inventory, equipment and other assets consistent with past practice, or (C) sales, leases, licenses or other dispositions to the Company or any of its Subsidiaries;
(vi) make, authorize or commit to make capital expenditures except (A) for the Company’s 2025 fiscal year, in accordance with the capital expenditures budget of the Company that was made available to Parent and is set forth in Section 5.1(b)(vi)(A) of the Company Disclosure Letter (the “CapEx Budget”) plus a 5% variance, and (B) for the Company’s 2026 fiscal year, in accordance with the projections of the Company that were made available to Parent and are set forth in Section 5.1(b)(vi)(B) of the Company Disclosure Letter (the “Projections”) plus a 5% variance;
(vii) waive, cancel, forgive, release, settle or assign any material Indebtedness (other than Indebtedness solely among the Company and its wholly owned Subsidiaries or solely among the Company’s wholly owned Subsidiaries) owed to the Company or any of its Subsidiaries or any material claims held by the Company or any of its Subsidiaries against any other Person, other than (A) in the ordinary course of business, or (B) settlements permitted by Section 5.1(b)(x);
(viii) (A) make any loans, advances or capital contributions to any other Person (except with respect to advancement or indemnification of expenses or losses incurred by a Company Indemnified Party) in excess of $500,000 in any twelve (12) month period; (B) create, incur, guarantee or assume any Indebtedness for borrowed money in excess of $1,000,000 in the aggregate, except for, in the case of each of clause (A) and clause (B), (1) transactions among the Company and its direct or indirect wholly-owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries, (2) net borrowings under the revolving credit facility of the Credit Agreement that do not exceed $110,000,000 in the aggregate, (3) letters of credit, surety bonds, security time deposits, guarantees of Indebtedness for borrowed money or similar instruments issued in the ordinary course of business, (4) Indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing Indebtedness and in amounts not materially in excess of such existing Indebtedness and on terms and conditions as or more favorable to the Company than such existing Indebtedness, (5) any hedging, swap or similar arrangement entered into in the ordinary course of business, or (6) the entry into capitalized lease obligations (other than a Lease) in the ordinary course of business or (C) waive, cancel, forgive, release, settle or assign any material debts of any Person to the Company or any of its Subsidiaries or any material claims or rights of value (except for waivers, cancellations, forgiveness, releases, settlement or assignments in the ordinary course of business that are not material to the Company and its Subsidiaries taken as a whole);
(ix) except as required by Contracts in effect prior to the date of this Agreement or Company Benefit Plans in effect prior to the date of this Agreement, (A) increase the compensation or other benefits payable or provided to any Company Service Provider, except as set forth on Section 5.1(b)(ix) of the Company Disclosure Letter; (B) enter into any employment, change of control, severance or retention agreement with any employee of the Company (except (1) for a change in control agreement with an employee who has been hired in accordance with this Agreement to replace a similarly situated employee who was party to such an agreement on substantially the same terms as the replaced employee’s agreement, and (2) for severance agreements entered into with employees in the ordinary course of business in connection with terminations of employment, which shall provide for the payment of severance benefits no greater than those set forth on Section 5.1(b)(ix)(3) of the Company Disclosure Letter and that are paid in consideration for a general release of claims in favor of the Company); (C) except as permitted pursuant to clause (B) above, establish, adopt, enter into, amend or terminate any Company Benefit Plan, except for Company Benefit Plans that provide health and welfare benefits that would not result in a material increase in cost to the Company; (D) establish, adopt, enter into, amend or terminate any collective bargaining agreement or other labor union contract; (E) hire, promote or terminate (other than for cause) any Company Service Provider with a title of Senior Vice President or higher; (F) take any action to accelerate the vesting of, or payment of, any compensation or benefit under any Company Benefit Plan or (G) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan;
(x) other than in respect of claims, liabilities or obligations in connection with any stockholder litigation against the Company or its officers, directors, employees and Representatives relating to this Agreement, the Merger or the Transactions which shall be subject to Section 5.14 and not this Section 5.1(b)(x), (A) settle or compromise any Proceeding brought (or threatened to be brought) against the Company or its Subsidiaries for any monetary settlements or compromises involving more than $500,000 individually or $1,500,000 in the aggregate (in excess of payments funded by insurance carriers) or (2) enter into any Order or similar restraint or form of equitable relief with respect to any Proceeding in settlement of any Proceeding or audit that would impose any material restriction on the operations of the business of the Company and its Subsidiaries or other material behavioral or non-monetary remedy on the Company and its Subsidiaries (other than a non-monetary remedy that is purely incidental to a monetary settlement);
(xi) except in the ordinary course of business, (A) materially amend, terminate or otherwise materially modify any Company Material Contract, (B) waive, release or assign (other than to a Subsidiary of the Company) any material right under any Company Material Contract, or (C) enter into (1) any Lease for (aa) office space, distribution centers, warehousing, manufacturing or logistics space or (bb) any retail store location the annual base rent (excluding, for the avoidance of doubt, utilities and other occupancy costs) for which is in excess of $165,000, or (2) any Contract that would have been required to be set forth in Section 3.14(a) of the Company Disclosure Letter (other than pursuant to Section 3.14(a)(xii)) if it had been in effect on the date hereof;
(xii) alter or amend in any material respect any existing accounting methods, principles or practices, except as may be required by GAAP or applicable Law;
(xiii) change in any material respect the policies or practices regarding accounts receivable or accounts payable or fail to manage working capital in accordance with past practice;
(xiv) voluntarily terminate, cancel, amend or modify any material insurance coverage policy maintained by the Company or any of its Subsidiaries that is not concurrently replaced by a comparable amount of insurance coverage, other than renewals in the ordinary course of business;
(xv) enter into any Contract or exercise any right to purchase, acquire (including any option to acquire), sell or transfer real property;
(xvi) (A) make, change or revoke any material Tax election or material tax method of accounting, (B) amend any material Tax Return, (C) surrender any claim for a refund of material Taxes, (D) enter into any closing agreement with respect to any material Tax, (E) waive or extend any statute of limitation with respect to a material amount of Taxes or (F) settle or compromise any material income Tax claim or assessment, in each case, except (1) in the ordinary course of business or (2) to the extent not in excess of reserves established on the consolidated balance sheet of the Company;
(xvii) (A) sell, assign, transfer or license any Company Intellectual Property or grant to any Person any covenant not to sue, immunity, authorization, release or other right with respect to any

Company Intellectual Property, in each case, except for sale of inventory or products, the granting of Incidental Licenses, and the licensing of Company Software to end-users in the ordinary course of business, or (B) otherwise permit any Company Intellectual Property to become subject to any Lien, except for Permitted Liens;
(xviii) fail to pay any filing, prosecution, maintenance or other fee or file any document, response to office action or other filing in connection with any material Company Registered Intellectual Property when due, except for intentional cancellations and abandonments in the ordinary course of business;
(xix) incorporate, embed, combine, link to, or distribute any Open Source Software into or with any Company Software or otherwise use any Open Source Software in a manner that would require any source code for any Company Software to be disclosed, licensed (in object or source code form), publicly distributed, or provided for a nominal fee or dedicated to the public, other than as set forth in Section 3.15(g) of the Company Disclosure Letter;
(xx) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 in the Company SEC Documents;
(xxi) amend in a manner that adversely impacts in any material respect the ability to conduct its business, terminate or allow to lapse any material Permits of the Company;
(xxii) voluntarily commence, voluntarily participate or agree to commence or participate in any bankruptcy, complete or partial liquidation, dissolution, restructuring, recapitalization, winding up or other reorganization of the Company or any of its Subsidiaries; or
(xxiii) enter any Contract, or otherwise agree or commit to take any of the foregoing actions.
Section 5.2 Access.
(a) The Company shall, and shall cause its Subsidiaries, and shall direct its and their Representatives to, upon reasonable advance notice, afford Parent and its Representatives (at Parent’s and its Representatives’ sole cost and expense) reasonable access during normal business hours, throughout the period prior to the Effective Time, in a manner that does not unreasonably interfere with the business or create unreasonable risk of damage to the assets or property, of the Company or any of its Subsidiaries, to personnel, properties, Contracts, books and records (other than any of the foregoing that relate to the negotiation and execution of this Agreement, the process that led to the negotiation and execution of this Agreement or, subject to the disclosure requirements of Section 5.6, any Company Takeover Proposal), and, during such period, the Company shall, and shall cause its Subsidiaries, and shall direct its and their Representatives to, without limitation to the preceding obligations, make available to Parent subject to the same terms and conditions all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the Company will be permitted to redact any information or documentation provided to the extent that such information or documentation includes competitively or commercially sensitive information in the reasonable and good faith judgment of the Company; and, provided, further, that the Company may implement clean team procedures or otherwise restrict the foregoing access to those Persons who have entered into or are bound by a confidentiality agreement with it. Notwithstanding the foregoing, the Company shall not be required to provide access to or make available to any Person any document or information that, in the reasonable and good faith judgment of the Company, (i) would violate, in any material respect, any of its obligations with respect to any applicable Law or Order, (ii) would violate any of its material obligations with respect to confidentiality or the terms of any Contract or (iii) would jeopardize any attorney-client or work-product privilege; provided, that with respect to the foregoing clauses (i) through (iii) of this Section 5.2(a), the Company shall use its reasonable best efforts to (A) obtain the required consent of any such third party to provide such disclosure, (B) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to the Company and (C) in the cases of clauses (i) and (iii), implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean team procedures, redaction (solely to the extent necessary) or entry into a customary joint defense agreement with respect to any information to be so provided, if the parties determine that doing so would reasonably permit the disclosure of such information without violating any applicable Law or Order or jeopardizing such privilege. All requests for access or information made pursuant to this Section 5.2(a) shall be directed to an executive officer or other Person designated by the Company. Notwithstanding anything to the contrary herein, the Company may satisfy its obligations set forth above by electronic means if physical access is not reasonably feasible or would not be permitted under the applicable Law.
(b) In conducting any inspection of any properties of the Company and its Subsidiaries, Parent and its Representatives shall not conduct any environmental testing or sampling at any of the facilities or properties of the Company or any of its Subsidiaries without the prior written consent of the Company (which shall be given or withheld in the Company’s sole discretion; provided, that, with respect to a Phase I environmental site assessment report with respect to the Owned Real Property, such consent shall not be unreasonably withheld, conditioned or delayed).
(c) No investigation by Parent or its Representatives shall affect or be deemed to modify or waive the representations and warranties of the Company set forth in this Agreement. No rights under this Section 5.2 can be exercised by Parent or any of its Representatives to prepare for, or otherwise in connection with, any Proceeding relating to this Agreement.
(d) The Parties hereto hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the Transactions shall be governed in accordance with the confidentiality agreement, dated November 5, 2023 (the “Confidentiality Agreement”), between the Company and Ultimate Parent.
Section 5.3 Preparation of the Proxy Statement.
(a) As soon as reasonably practicable following the date of this Agreement (and in any event no later than twenty-five (25) Business Days following the date of this Agreement), the Company shall prepare and file the Proxy Statement with the SEC in preliminary form. Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement.
(b) If, prior to the expiration of the ten (10) day waiting period provided in Rule 14a-6 under the Exchange Act, the Company does not receive either (i) comments from the SEC on the preliminary Proxy Statement or (ii) notice from the SEC that it will review the preliminary Proxy Statement, then the Company shall file the definitive Proxy Statement with the SEC and cause the mailing of the definitive Proxy Statement to the Company’s stockholders to be commenced as promptly as reasonably practicable (and in any event within five (5) Business Days following such expiration).
(c) The Company shall promptly notify Parent of the receipt of any comments from the SEC staff and of any request by the SEC staff for amendments or supplements to the Proxy Statement or for additional information, and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC staff, on the other hand, with respect to the Proxy Statement or the Merger. If the Company receives comments from the SEC staff on the preliminary Proxy Statement, (i) the Company shall respond promptly to such comments or any request from the SEC staff for amendments or supplements to the Proxy Statement, (ii) each of the Company and Parent shall use its reasonable best efforts to have the SEC advise the Company as promptly as reasonably practicable that the SEC has no further comments on the Proxy Statement, and (iii) upon being so advised, the Company shall file the Proxy Statement in definitive form with the SEC and cause the mailing of the definitive Proxy Statement to the stockholders of the Company to be commenced as promptly as reasonably practicable (and in any event within five (5) Business Days following being so advised). Except in the case of a filing, amendment or supplement to the Proxy Statement in connection with a Company Adverse Recommendation Change or any dispute between the Parties regarding this Agreement, the Merger or the other Transactions, no (1) filing of, or amendment or supplement to, the Proxy Statement, (2) other SEC filing to the extent related to Parent, Merger Sub, their Affiliates or the Transactions or (3) response to any comment from the SEC with respect thereto shall be made by the Company, without (x) the Company providing Parent and its counsel a reasonable opportunity (as far in advance of such filing or response as reasonably practicable and, in the case of the preliminary proxy statement, at least five (5) Business Days in advance of filing) to review and comment thereon (it being understood that Parent and its counsel shall provide any comments thereon as promptly as reasonably practicable) and (y) the Company considering any such comments in good faith.
(d) If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other Parties hereto and, subject to the last sentence of Section 5.3(c), the Company shall prepare, promptly file with the SEC and, to the extent required by Law, disseminate to the stockholders of the Company an appropriate amendment or supplement describing such information.
(e) Unless a Company Adverse Recommendation Change has been made, the Company shall include the Company Board Recommendation in the Proxy Statement filed in preliminary form and the Proxy Statement filed in definitive form.
(f) The Company shall cause the Proxy Statement to comply as to form in all material respects with applicable Law, including the applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, and the rules of the Nasdaq.
Section 5.4 Stockholders Meeting; Company Board Recommendation. As promptly as reasonably practicable after the SEC advises that it has no further comments on the Proxy Statement or that the Company may commence mailing the Proxy Statement, the Company, acting through its Board of Directors or any committee thereof, and in accordance with applicable Law and the rules and regulations of Nasdaq, shall, subject to Section 5.6, establish a record date for, duly call, give notice of, convene and, within twenty-five (25) Business Days following the mailing of the Proxy Statement (unless otherwise agreed to in writing by Parent and the Company), hold a meeting of the stockholders of the Company for the purpose of seeking the Company Stockholder Approval (the “Company Stockholder Meeting”) and shall, unless a Company Adverse Recommendation Change has been made, use its reasonable best efforts to solicit proxies from the stockholders of the Company and obtain the Company Stockholder Approval; provided, however, that the Company shall be permitted to (and, in the case of the following clauses (b) and (c), shall, at Parent’s request) adjourn, delay or postpone convening the Company Stockholder Meeting from time to time (a) with the consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (b) if, as of the time for which the Company Stockholder Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Stockholder Meeting, (c) if, as of the time for which the Company Stockholder Meeting is scheduled, there are insufficient shares of Company Common Stock with respect to which proxies have been submitted to vote in favor of the adoption of this Agreement to obtain the Company Stockholder Approval, (d) if, in the good faith judgment of the Company Board of Directors (after consultation with its outside legal counsel), failure to adjourn, delay or postpone the Company Stockholder Meeting would be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Law, or (e) if, in the good faith judgment of the Company Board of Directors (after consultation with its outside legal counsel), additional time is necessary for the filing and mailing of any supplemental or additional disclosure reasonably likely to be necessary or appropriate under applicable Law to be disseminated and reviewed by the stockholders of the Company prior to the Company Stockholder Meeting. In furtherance of the foregoing, (i) as promptly as practicable after the date hereof, the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act and (ii) the Company shall keep Parent reasonably informed on a reasonably current basis, and promptly upon Parent’s request, of the status of its efforts to solicit and obtain the Company Stockholder Approval. The Company shall permit Parent and its Representatives to attend the Company Stockholder Meeting. Notwithstanding anything in this Agreement to the contrary, the Company may not, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) or except as expressly required by an Order, postpone or adjourn the Company Stockholders Meeting for a period of more than 10 Business Days on any single occasion or, on any occasion, to a date after the earlier of (x) 30 Business Days after the date on which the Company Stockholders Meeting was originally scheduled and (y) 5 Business Days before the End Date. Without the prior written consent of Parent, the matters contemplated by the Company Stockholder Approval, the stockholder advisory vote contemplated by Rule 14a-21(c) under the Exchange

Act, and adjournment shall be the only matters (other than matters of procedure and matters required by or advisable under applicable Law to be voted on by the Company’s stockholders in connection therewith) that the Company shall propose to be voted on by the stockholders of the Company at the Company Stockholders Meeting. Notwithstanding any Company Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the Company under this Section 5.4 shall continue in full force and effect.
Section 5.5 Financing Cooperation.
(a) Cooperation. The parties hereto acknowledge that Parent and Merger Sub, or one or more of their Affiliates, may attempt to arrange third party debt financing (including one or more asset backed loans) in connection with the Merger and the transactions contemplated by this Agreement, including in connection with their the ownership and operation of the Company’s business at and following the Closing (the “Debt Financing”). If Parent so chooses to seek the Debt Financing, the Company will use, and will cause each of its Subsidiaries to use, commercially reasonable efforts to provide Parent and Merger Sub (or any of their Affiliates) with such cooperation as is reasonably requested by Parent or Merger Sub, including with respect to the following:
(i) upon reasonable advance notice, participating (and causing senior management and, as reasonably requested by Parent, other Representatives of the Company to participate) in a reasonable and limited number of meetings, presentations, and due diligence sessions with the Debt Financing Sources in respect of the Debt Financing;
(ii) solely with respect to financial information and data derived from the Company’s historical books and records, assisting Parent with providing information reasonably required in connection with the preparation of pro forma financial information and pro forma financial statements to the extent customarily provided by companies of similar size and industries in connection with transactions similar to the Debt Financing and as may reasonably be required by the Debt Financing Sources, it being agreed that the Company will not be required to provide any information or assistance relating to (A) the proposed aggregate amount of debt and equity financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt or equity financing; (B) any post-Closing or pro forma cost savings or synergies;
(iii) assisting Parent in connection with the preparation and registration of (but not executing) any pledge and security documents, currency or interest hedging arrangements and other definitive financing documents as may be reasonably requested by Parent or the Debt Financing Sources, and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that such documents will not be recorded or take effect until the Effective Time;
(iv) furnishing Parent, Merger Sub and the Debt Financing Sources, as promptly as practicable, with such financial and other pertinent information regarding the Company and its Subsidiaries (including information regarding the business, operations and financial projections thereof) to the extent customarily provided by companies of similar size and industries in connection with transactions similar to the Debt Financing and as may reasonably be requested by Parent to assist in the preparation of a customary confidential information memorandum or other customary information documents used in financings of the type contemplated by the Debt Financing;
(v) cooperate with Parent to obtain reasonable and customary corporate and facilities credit ratings;
(vi) provide reasonable access, assistance and cooperation and any related reasonable access and information necessary for (A) completion of field exams and audits and (B) inventory appraisals and asset valuations of the Company and its Subsidiaries, on an entity-basis and divided by each asset class as reasonably required in connection with debt financings similar to the Debt Financing, including details on fixed asset registers, inventories, accounts receivable and accounts payable of Company and its Subsidiaries, each, on an entity-by-entity basis and divided by each asset class;
(vii) taking all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing;

(viii) furnishing Parent and the Debt Financing Sources with documentation and other information about the Company and its Subsidiaries as is reasonably requested by Parent, at least three (3) Business Days prior to Closing, or such earlier date that is reasonably requested by the Debt Financing Sources, in accordance with the reasonable and customary requirements of the Debt Financing Sources relating to applicable “know your customer” and anti-money laundering rules and regulations;
(ix) furnishing stock certificates and any other collateral to be pledged to the extent held by the Company or its Subsidiaries in connection with the Debt Financing; and
(x) with respect to any existing Indebtedness of the Company and its Subsidiaries, either, at the option of the Parent, (i) obtaining any required consents, waivers or approvals pursuant to such existing Indebtedness or (ii) obtaining draft payoff letters, lien terminations and instruments of discharge no later than three (3) Business Days prior to Closing and furnishing such customary payoff letters, lien terminations and instruments of discharge at Closing (A) indicating the amount required for the payoff, discharge and termination in full on the Closing Date of such Indebtedness and liens thereunder which are required to be terminated and released substantially concurrently with the Closing or releasing the obligations of the Company and its Subsidiaries thereunder, (B) if such Indebtedness is secured by any liens, agreeing to release such liens upon receipt of the payoff amount, and (C) agreeing to release stock certificates and any other relevant collateral pledged by the Company or its Subsidiaries.
(b) Obligations of the Company. Nothing in this Section 5.5 or any other provision of this Agreement will require the Company or any of its Subsidiaries to (i) waive or amend any terms of this Agreement or any other Contract, provide any additional security or guaranties or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement by or on behalf of Parent; (ii) enter into any definitive agreement or distribute any cash (in the case of the definitive agreements, to the extent any such agreement is effective prior to the Effective Time, or that would be effective if the Closing does not occur and other than customary authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors); or (iii) take any action that, in the good faith determination of the Company, would interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. In addition, (A) no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time, (B) neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time, and (C) any bank information memoranda required in relation to the Debt Financing will contain disclosure and financial statements reflecting the Surviving Corporation or its Subsidiaries as the obligors. Nothing in this Section 5.5 will require (1) any Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action under this Section 5.5 that could reasonably be expected to result in personal liability to such Representative, (2) the Company Board of Directors to approve any financing or Contracts related thereto that are effective prior to the Effective Time, (3) the Company or any of its Subsidiaries to take any action that would conflict with or violate its Organizational Documents or any applicable Laws or result in a violation of breach of, or default under, any agreement to which the Company or any of it is Subsidiaries is a party, and (4) the Company and its Subsidiaries to provide any information (aa) the disclosure of which is prohibited or restricted under applicable Law or any agreement binding on the Company or any of its Subsidiaries or (bb) where access to such information (i) would jeopardize any attorney-client privilege, work product doctrine or other privilege applicable to such information; or (ii) would violate or cause a default pursuant to, or give a third Person the right to terminate or accelerate the rights pursuant to, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is otherwise bound.
(c) Use of Logos. The Company consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos are used (i) solely in a manner that is not intended to or likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries; (ii) solely in connection with a description of the Company, its business and products or the Merger and (iii) in a manner consistent with the other terms and conditions that the Company reasonably imposes.
(d) Confidentiality. All non-public or other confidential information provided by the Company, any of its Subsidiaries or any of their respective Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any Debt Financing Sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto or (ii) are subject to other confidentiality obligations reasonably satisfactory to the Company and of which the Company is a beneficiary.
(e) Reimbursement. Promptly upon request by the Company, Parent will reimburse the Company for any documented and reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company or its Subsidiaries prior to the Closing in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5.5.
(f) Indemnification. The Company, its Subsidiaries and their respective Representatives will be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Debt Financing pursuant to this Agreement or the provision of information utilized in connection therewith.
(g) No Financing Condition. Parent and Merger Sub each acknowledge and agree that obtaining the Debt Financing is not a condition to the Closing. If the Debt Financing has not been obtained, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in ARTICLE VII, to consummate the Merger. In furtherance of the foregoing, the Company will have the option of having an appropriate senior officer of the Company provide any solvency certificate required or requested to be provided by any of the Debt Financing Sources in connection with the Closing or otherwise.
Section 5.6 No Solicitation.
(a) Except as otherwise permitted by this Section 5.6, the Company shall, and shall cause each of its Subsidiaries and the respective directors and officers of the Company and each Subsidiary, and shall instruct and use its reasonable best efforts to cause the other Representatives of the Company and its Subsidiaries: (i) to immediately cease and cause to be terminated any solicitation, discussions or negotiations with any Persons (other than Ultimate Parent, Parent, Merger Sub and their respective Representatives) conducted heretofore with respect to a Company Takeover Proposal or any inquiry, discussion, proposal or request that would reasonably be expected to lead to a Company Takeover Proposal, (ii) to promptly (and in any event within two (2) Business Days following the date hereof) terminate all access granted to any Person (other than Ultimate Parent, Parent, Merger Sub and their Representatives) to any physical or electronic dataroom, in each case, with respect to a Company Takeover Proposal, (iii) to promptly (and in any event within two (2) Business Days following the date hereof) request in writing that any third party that has previously executed a confidentiality or similar agreement promptly return to the Company or destroy all non-public information previously furnished to such third party or any of its Representatives by or on behalf of the Company or its Representatives in accordance with and subject to the terms of such agreement and (iv) not to, directly or indirectly (including through intermediaries), (A) solicit, initiate or propose the making, submission or announcement of, or knowingly encourage or knowingly facilitate (including by way of furnishing non-public information relating to the Company or any of its Subsidiaries or affording access to the business, properties, assets, books, records or personnel of the Company or any of its Subsidiaries) the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (B) conduct, engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information in connection with, or for the purpose of knowingly encouraging or knowingly facilitating, a Company Takeover Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring Person to this Section 5.6), (C) approve, adopt, endorse, declare advisable or recommend (or publicly propose to do any of the foregoing with respect to) a proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (D) execute or enter into any letter of intent, agreement in principle, acquisition agreement, merger agreement, joint venture agreement or similar Contract (whether written, oral, binding or non-binding) with respect to a Company Takeover Proposal (other than an Acceptable Confidentiality Agreement) or (E) grant any waiver, amendment or release (to the extent not automatically waived, amended or released upon announcement of, or entering into, this Agreement) of any third party under any standstill or confidentiality agreement; provided, that, notwithstanding the foregoing, the Company shall be permitted to grant a waiver of any “standstill” or similar obligation of any third party with respect to the Company or any of its Subsidiaries to allow such third party to make a Company Takeover Proposal. None of the foregoing shall prohibit the Company or its Representatives from contacting any Person or group of Person that has made a Company Takeover Proposal after the date hereof solely to ascertain the facts or request clarification of the terms and conditions thereof so as to determine whether the Company Takeover Proposal constitutes or would reasonably be expect to lead to a Company Superior Proposal or to request that any Company Takeover Proposal made orally be in writing, and any such actions shall not be a breach of this Section 5.6.
(b) Notwithstanding anything to the contrary contained in this Agreement, if, at any time after the date of this Agreement and prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives receives a bona fide written Company Takeover Proposal from any Person, which did not result from a breach of this Section 5.6, and if the Company Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Company Takeover Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal and that the failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company, its Subsidiaries and their respective Representatives may (i) furnish information with respect to the Company and its Subsidiaries to the Person who has made such Company Takeover Proposal, including non-public information, if the Company receives from such Person an executed confidentiality agreement containing terms that are not less restrictive in the aggregate to the other party than those contained in the Confidentiality Agreement (it being understood and agreed that (A) such confidentiality agreement need not contain a standstill provision or otherwise prohibit the making or amendment of a Company Takeover Proposal, and (B) competitively sensitive information provided to any such Person who is a competitor of the Company or any of its Subsidiaries will only be provided in a separate “clean team data room” and subject to customary “clean team” arrangements regarding access to such information) (such confidentiality agreement, an “Acceptable Confidentiality Agreement”); provided, that the Company shall promptly, and in any event within twenty-four (24) hours following the delivery to such Person, make available to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such Person or its Representatives unless such non-public information has been previously provided to Parent and (ii) engage in or otherwise participate in discussions or negotiations with the Person making such Company Takeover Proposal, its Representatives and any prospective debt and equity financing sources regarding such Company Takeover Proposal. In addition to the Company’s obligations pursuant to Section 5.6(c), the Company shall promptly (and in any event within twenty-four (24) hours) notify Parent and Merger Sub if the Company commences furnishing non-public information or commences discussions or negotiations as provided in this Section 5.6(b).
(c) The Company shall promptly (and in no event later than twenty-four (24) hours after receipt) notify Parent in writing in the event that the Company or any of its Representatives receives a Company Takeover Proposal or any inquiry, discussion, proposal or request that would reasonably be expected to lead to any Company Takeover Proposal, including the identity of the Person making the Company Takeover Proposal or such inquiry, discussion, proposal or request and the material terms and conditions thereof (including, if applicable, copies of any written requests, proposals or offers, including proposed term sheets and agreements relating thereto). The foregoing obligations on the part of the Company shall apply with respect to any and all amended, revised or subsequent Company Takeover Proposals and inquiries, proposals or requests, and the Company shall keep Parent reasonably informed, on a prompt basis (and in any event within twenty-four (24) hours of any material developments), of the status and terms of any such Company Takeover Proposal or inquiry, discussion, proposal or request and the status of any discussions or negotiations related thereto (including any material amendments or proposed amendments as to the price, form of consideration, and other material terms of any such Company Takeover Proposal or inquiry, discussion, proposal or request). The Company agrees that it and its Subsidiaries will not enter into any agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 5.6.
(d) Except as permitted by this Section 5.6, the Company Board of Directors shall not (i)(A) fail to include the Company Board Recommendation in the Proxy Statement when disseminated to the Company’s stockholders or in any other material press release or written communication to the Company’s stockholders in connection with the Company Stockholder Meeting, (B) withhold, withdraw, qualify or modify (or authorize or publicly propose to withhold, withdraw, qualify or modify), in any such case, in a manner adverse to Parent, the Company Board Recommendation, (C) publicly make any recommendation in support of a tender offer or exchange offer that constitutes a Company Takeover Proposal or fail to recommend against any such tender offer or exchange offer within ten (10) Business Days after the commencement of such offer or fail to maintain at any time such a recommendation against such offer at any time before the expiration or withdrawal of such offer, (D) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, to stockholders of the Company a Company Takeover Proposal, (E) fail to publicly recommend against any Company Takeover Proposal or fail to publicly reaffirm the Company Board Recommendation, in each case, within ten (10) Business Days after Parent so requests in writing following a publicly announced Company Takeover Proposal (it being understood that the Company will have no obligation to make such reaffirmation more than once with respect to any particular Company Takeover Proposal or any material publicly announced or disclosed amendment or modification thereto), (F) make any public statement that is expressly inconsistent with the Company Board Recommendation, or (G) agree, or publicly propose to agree, to take any of the foregoing actions (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, memorandum of understanding or agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement) with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement) (a “Company Acquisition Agreement”).
(e) Notwithstanding anything to the contrary contained in this Agreement, prior to, but not after, obtaining the Company Stockholder Approval, following receipt of a bona fide written Company Takeover Proposal from any Person, which did not result from a breach of this Section 5.6 and has not been withdrawn, the Company Board of Directors may, in respect of a Company Superior Proposal, either or both (i) make a Company Adverse Recommendation Change or (ii) terminate this Agreement in accordance with Section 7.1(f) in order to enter into a definitive agreement for such Company Superior Proposal (in each case, if and only if, prior to taking such action, the Company Board of Directors has determined in good faith, after consultation with its financial advisor and outside legal counsel, that such Company Takeover Proposal constitutes a Company Superior Proposal and that failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law); provided, however, that, prior to taking either such action, (A) the Company has given Parent at least four (4) Business Days’ prior written notice of its intention to take such action, including the terms and conditions of, and the identity of the Person making, any such Company Superior Proposal and has contemporaneously provided to Parent an unredacted copy of the Company Superior Proposal or any proposed Company Acquisition Agreements (including any related schedules, appendices, exhibits and amendments and financing commitments relating thereto), (B) to the extent requested in writing by Parent, the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such four (4) Business Day period concerning any revisions to the terms of this Agreement proposed by Parent, (C) following the end of such four (4) Business Days’ notice period, the Company Board of Directors shall have determined, after consultation with its financial advisor and outside legal counsel, and giving due consideration in good faith to the revisions to the terms of this Agreement to which Parent has committed in writing, that the relevant Company Takeover Proposal would nevertheless continue to constitute a Company Superior Proposal (assuming the revisions committed to by Parent in writing were to be given effect) and that the failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, and (D) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Company Superior Proposal following delivery of a notice under clause (A) above, the Company shall, in each case, have delivered to

Parent an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (except that the four (4) Business Day notice period referred to above shall instead be equal to the longer of (1) the remainder of the four (4) Business Day period imposed by clause (A) above and (2) two (2) Business Days) during which time the Company shall be required to comply with the requirements of this Section 5.6(e) anew with respect to such additional notice, including clauses (A) through (D) above of this proviso. Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries shall enter into any Company Acquisition Agreement unless this Agreement has been, or is concurrently, terminated in accordance with Section 7.1 and, if applicable, the Company Termination Fee is paid in the manner provided in Section 7.3.
(f) Notwithstanding anything to the contrary contained in this Agreement, other than in connection with a Company Takeover Proposal, the Company Board of Directors may, at any time prior to, but not after, obtaining the Company Stockholder Approval, make a Company Adverse Recommendation Change in response to an Intervening Event if, prior to taking such action, the Company Board of Directors has determined in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that, prior to taking such action, (i) the Company has given Parent at least four (4) Business Days’ prior written notice of its intention to take such action, and specifying in reasonable detail the underlying facts giving rise to the Intervening Event and the reasons for which the Company Board of Directors is proposing to effect a Company Adverse Recommendation Change, (ii) to the extent requested in writing by Parent, the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such four (4) Business Day period concerning any revisions to the terms of this Agreement proposed by Parent, and (iii) following the end of such four (4) Business Day period, the Company Board of Directors shall have considered in good faith any revisions to the terms of this Agreement to which Parent has committed in writing, and shall have determined, after consultation with its financial advisor and outside legal counsel (assuming the revisions committed to by Parent in writing were to be given effect), that the failure to make a Company Adverse Recommendation Change is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law.
(g) Nothing contained in this Section 5.6 shall prohibit the Company or the Company Board of Directors from complying with its disclosure obligations under United States federal or state Law with regard to a Company Takeover Proposal, including (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation MA promulgated under the Exchange Act or (ii) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act if, in either case, the Company Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to do so is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law or obligations of the Company or the Company Board of Directors under applicable federal securities Law; provided, however, that this Section 5.6(g) shall not permit the Company Board of Directors to effect a Company Adverse Recommendation Change except to the extent otherwise permitted by this Section 5.6.
Section 5.7 Employee Matters.
(a) Until the first anniversary of the Effective Time (the “Benefits Continuation Period”), the Surviving Corporation shall provide, or cause to be provided, for those employees of the Company and its Subsidiaries who continue as employees of the Surviving Corporation or any of its Subsidiaries during all or a portion of the Benefits Continuation Period (the “Continuing Employees”), (i) target compensation levels (consisting of base salary and target bonus and other incentive (including equity-based) compensation opportunities) with respect to each Continuing Employee that shall not be materially less favorable in the aggregate than the compensation (consisting of base salary and target bonus and other incentive (including equity-based) compensation opportunities) provided by the Company or the applicable Subsidiary to such Continuing Employee immediately prior to the Effective Time (provided that the forms of any such compensation (cash or equity) may differ from the forms provided prior to the Effective Time) and (ii) employee benefits with respect to each Continuing Employee that are substantially comparable in the aggregate to either, at Parent’s election, (A) the employee benefits provided by Parent and its Subsidiaries (other than the Surviving Corporation) to similarly situated employees of U.S.-based Subsidiaries of Parent and its Subsidiaries or (B) the employee benefits provided by the Company or the applicable Subsidiary to such Continuing Employee immediately prior to the Effective Time; provided, however, that no severance, defined benefit pension, non-qualified deferred compensation, post-retirement medical or welfare, retention, change in control or other special or non-recurring compensation or benefits provided prior to the Closing Date shall be taken into account for purposes of clause (i) or (ii) of this Section 5.7(a). Nothing herein shall be deemed to be a guarantee of employment for any current or former employee of the Company or any of its Subsidiaries, or, other than as provided in any applicable employment agreement or other Contract, to restrict the right of Parent or the Surviving Corporation to terminate the employment of any such employee.
(b) The Surviving Corporation shall (i) use commercially reasonable efforts to waive, or cause to be waived, any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the Surviving Corporation or any of its Affiliates in which a Continuing Employee is eligible to participate following the Effective Time to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such Continuing Employee immediately prior to the Effective Time under the analogous Company Benefit Plan in which such Continuing Employee participated, (ii) use commercially reasonable efforts to provide, or cause to be provided, each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time (to the same extent such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements, and (iii) recognize, or cause to be recognized, service prior to the Effective Time with the Company or any of its Subsidiaries for purposes of eligibility to participate, vesting, determination of level of benefits and benefits accrual to the same extent such service was recognized by the Company or any of its Subsidiaries under the analogous Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time; provided, however, that no such credit shall be provided (A) to the extent that such credit would result in any duplication of benefits for the same period of service, (B) for purposes of benefit accrual under any defined benefit plan, (C) for purposes of any benefit plan that is a frozen plan or that provides benefits to a grandfathered employee population or (D) for purposes of participation in Parent’s equity-based compensation programs.
(c) From and after the Effective Time, Parent shall honor, and shall cause its Subsidiaries to honor, in accordance with its terms, (i) each employment, change in control, severance and termination protection plan, policy or agreement of or between the Company or any of its Subsidiaries and any current or former officer, director or employee, including those identified in Section 5.7(c) of the Company Disclosure Letter, (ii) all obligations in effect as of the Effective Time under any equity-based or bonus plans, programs or agreements of the Company or any of its Subsidiaries, and (iii) all obligations in effect as of the Effective Time pursuant to outstanding retention plans, programs or agreements, and all vested and accrued benefits under any employee benefit, employment compensation or similar plans, programs, agreements or arrangements of the Company or any of its Subsidiaries. Parent and Merger Sub acknowledge that the consummation of Merger and the other Transactions will constitute a change in control of the Company under the terms of the Company’s employee plans, programs, arrangements and Contracts containing provisions triggering payment, vesting or other rights upon a change in control or similar transaction.
(d) Parent shall cause the Surviving Corporation and each of its Subsidiaries, for a period commencing at the Effective Time and ending ninety (90) days thereafter, not to effectuate a “plant closing” or “mass layoff” as those terms are defined in WARN affecting in whole or in part any site of employment, facility, or operating unit of the Surviving Corporation or any of its Subsidiaries, and shall cause the Surviving Corporation and each of its Subsidiaries not to take any such action after such ninety (90) day period without complying with all provisions of WARN.
(e) Notwithstanding any other provision of this Agreement to the contrary, Parent shall or shall cause the Surviving Corporation to provide Continuing Employees whose employment terminates during the Benefits Continuation Period with severance benefits no less favorable than the severance benefits that would have been provided in accordance with the Company’s past practices or any severance plans, policies or commitments applicable to such Continuing Employee immediately prior to the Effective Time, if any.
(f) If requested by Parent in writing no later than ten (10) Business Days prior to the Closing Date, the Company shall take, or cause to be taken, all necessary action (including the adoption of resolutions and plan amendments and the delivery of any required notices) to terminate, effective as of no later than the day before the Closing Date, any Company Benefit Plan that is a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (each, a “Company 401(k) Plan”). The Company shall provide Parent with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the termination of the Company 401(k) Plans in advance and give Parent a reasonable opportunity to comment on such documents (which comments shall be considered by the Company in good faith), and prior to the Closing Date, the Company shall provide Parent with the final documentation evidencing that the Company 401(k) Plans have been terminated.
(g) Nothing contained in this Agreement, whether express or implied, (i) shall be treated as an establishment, amendment or other modification of any Company Benefit Plan or any employee benefit plan of Parent or any of its Affiliates, (ii) shall create any third-party beneficiary rights in any Person, including any Company Service Provider, any participant in any Company Benefit Plan or employee benefit plan of Parent or any of its Affiliates, or any dependent or beneficiary thereof, or to continued employment by the Company, Parent, any of their respective Affiliates or otherwise or to any particular terms or conditions of employment, or (iii) subject to the requirements of this Section 5.7, shall limit the right of Parent or the Surviving Corporation or any of their Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or any other employee benefit plan of Parent or its Affiliates following the Closing Date.
Section 5.8 Regulatory Approvals; Efforts.
(a) Upon the terms and subject to the conditions set forth in this Agreement, Parent, Merger Sub and the Company shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts to take, or cause to be taken, as promptly as practicable, all actions necessary, proper or advisable to consummate the Merger as promptly as practicable and in any event by no later than the End Date, including to use their respective reasonable best efforts to, as promptly as practicable, (i) cause all of the conditions to Closing to be satisfied, (ii) prepare and file all filings and submissions under the HSR Act, (iii) obtain all consents, approvals, Orders, actions or nonactions (including the expiration or termination of any waiting periods), waivers and clearances required under the HSR Act, and (iv) subject to obtaining the prior approval of Parent (such approval not to be unreasonably withheld, conditioned or delayed) as to the form and content of all communications and notifications, obtain all necessary material consents or waivers from non-Governmental Entity third parties (provided, that in no event shall the Company or its Subsidiaries be obligated to pay or to commit to pay to any Person whose consent or waiver is being sought any cash or other consideration, or make any accommodation or commitment or incur any liability or other obligation to such Person in connection with such consent or waiver). In furtherance and not in limitation thereof, not later than ten (10) Business Days following the date of this Agreement, the Company and Parent shall each make an appropriate filing of a notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice with respect to the Merger and the other Transactions. Parent and the Company shall promptly notify the other Party of any notice or other communication from any Governmental Entity received by such Party alleging that such Governmental Entity’s consent is or may be required in connection with or as a condition to the consummation of the Merger or any other Transaction.
(b) The Company and Parent shall use reasonable best efforts to (i) cooperate and coordinate with the other Party in the taking of the actions contemplated by Section 5.8(a), (ii) provide such assistance as the other Party may reasonably request in connection with the foregoing, including supplying the other Party with any information that the other Party may reasonably request in order to effectuate the taking of such actions, and (iii) keep the other Party reasonably and timely informed of any developments, meetings, or discussions with any Governmental Entity under any Antitrust Laws, and any inquiries or requests for additional information, from any Governmental Entity under any Antitrust Laws. If the Company or Parent receives a formal or informal request for additional information or documentary material from any Governmental Entity under any Antitrust Laws with respect to the Merger or the other Transactions, then it shall use reasonable best efforts to make, or cause to be made, as promptly as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request. In addition, to the extent practicable, none of the Parties hereto shall participate in any substantive meeting or conference (telephone, in-person or otherwise) with any Governmental Entity, or any member of the staff of any Governmental Entity, in respect of any Proceeding (including any settlement of an investigation) or other inquiry under any Antitrust Laws unless it consults with the other Party in advance and, where permitted by such Governmental Entity, allows the other Party to participate. To the extent reasonably practicable, legal counsel for Parent and for the Company shall have the right to review in advance, and will consult with the other Party on and consider in good faith the views of the other Party in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries and Representatives, that appears in any filing made with, or written materials submitted to, any third party or Governmental Entity in connection with the Merger and the other Transactions. In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as practicable. Information disclosed pursuant to this Section 5.8 shall be subject to the Confidentiality Agreement. Neither Parent nor the Company shall be required to comply with any of the foregoing provisions of this Section 5.8(b) to the extent that such compliance would be prohibited by applicable Law. The Parties shall not voluntarily extend any waiting period under the HSR Act or associated with any consent of any Governmental Entity or enter into any agreement with any Governmental Entity not to consummate the Merger and the other Transactions, except with the prior written consent of the other Parties hereto.
(c) The obligation under Section 5.8(a) to use “reasonable best efforts” shall mean that, Parent shall, and shall cause its Affiliates to, use its reasonable best efforts (i) to contest or resist, including through pursuing litigation on the merits, any Proceeding asserted or threatened by any Governmental Entity or any other Person under Antitrust Laws (including pursuing all available avenues of administrative or judicial appeal) that seeks to prevent, restrain, impede, delay, enjoin, or otherwise prohibit the consummation of the Merger or any of the other Transactions, and (ii) to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) entered, issued or threatened that would prevent, restrain, impede, delay, enjoin or otherwise prohibit the consummation of the Merger or any of the other Transactions prior to the End Date or otherwise materially delaying the Closing or delaying the Effective Time beyond the End Date.
(d) Notwithstanding anything to the contrary in this Agreement, including in this Section 5.8:
(i) None of Parent, Merger Sub or any of their respective Affiliates (including, for the avoidance of doubt, Ultimate Parent) shall be required to (and, without the prior written consent of Parent, none of the Company or its Subsidiaries may) propose, negotiate, commit to or effect, whether by consent decree, hold separate order, trust, or otherwise, (A) the sale, divestiture, license or other disposition of any of its Subsidiaries, operations, divisions, businesses, product lines, customers or assets, (B) any limitation or modification of any of its businesses, services, products or operations of Parent or any of its Affiliates, (C) the termination, relinquishment, modification, or waiver of any of its existing relationships, ventures, contractual rights, obligations or other arrangements or (D) the creation of any relationships, ventures, contractual rights, obligations or other arrangements of Parent or any of its Affiliates (including the Company or any of its Subsidiaries after the Effective Time);
(ii) None of Parent, Merger Sub or any of their respective Affiliates (including, for the avoidance of doubt, Ultimate Parent) shall be required to commit to provide prior notice or seek prior approval from any Governmental Entity of any future transaction in order to obtain any consent, approval, Order, action or nonaction (including the expiration or termination of any waiting period), waiver or clearance in connection with the Transactions; and
(iii) Each of the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.8 as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express written permission is obtained in advance from the source of the materials (the Company, Ultimate Parent or Parent, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 5.8, materials provided to the other party or its outside counsel may be redacted (1) to remove references concerning valuation or the negotiation of the terms and conditions of this Agreement, (2) as necessary to comply with contractual arrangements in place as of the date of this Agreement, and (3) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

Section 5.9 Takeover Statutes. None of Ultimate Parent, Parent, the Company or their respective Subsidiaries shall take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Statute. If any “moratorium”, “control share acquisition”, “fair price”, “supermajority”, “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations may become, or may purport to be, applicable to the Merger or any other Transactions, each of the Company, Ultimate Parent and Parent and their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.
Section 5.10 Public Announcements. Promptly following the execution and delivery of this Agreement, each of Ultimate Parent and the Company will issue a separate initial press release (such initial press release of Ultimate Parent, the “Class 2 Announcement”) announcing the execution and delivery of this Agreement in a form reasonably acceptable to the Company (in the case of the Class 2 Announcement) and Parent (in the case of the Company’s initial press release); provided, that the Class 2 Announcement may include such information with respect to the Company and its Subsidiaries as Ultimate Parent deems necessary in good faith to fulfill the disclosure requirements of Ultimate Parent under the Listing Rules. Other than with respect to the Class 2 Announcement and the Company’s initial press release, each of Ultimate Parent, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with one another prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the Transactions and shall not issue any such public announcement, statement or disclosure without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or by the rules and regulations of Nasdaq or the London Stock Exchange, as applicable; provided, that each of the Company, Parent and Ultimate Parent may make any public statements in response to questions by the press, analysts, investors or analyst or investor calls, so long as such statements are not inconsistent with the Company’s initial press release, the Class 2 Announcement or previous statements made jointly by the Company, Parent and Ultimate Parent (or made by one Party after having consulted with the other Party); provided, further, that, subject to Section 5.6, the Company need not consult with Parent or Ultimate Parent in connection with any public announcement, statement or other disclosure with respect to any Company Takeover Proposal (including any “stop, look and listen” communication), Company Superior Proposal, Company Adverse Recommendation Change or dispute among the Parties regarding this Agreement.
Section 5.11 Indemnification and Insurance.
(a) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted by applicable Law, each present and former director and officer of the Company as of the Effective Time and any of its Subsidiaries and any other Person entitled to indemnification under the Company Organizational Documents or the Subsidiary Organizational Documents (in each case, solely when acting in such capacity) (collectively, together with their respective heirs, executors and administrators, the “Company Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding, whether civil, criminal, administrative or investigative, arising out of or related to the fact that such Person is or was a Company Indemnified Party and pertaining to matters existing or occurring or actions or omissions taken at or prior to the Effective Time, including (i) the Transactions, and (ii) actions to enforce this Section 5.11 and any other indemnification or advancement right of any Company Indemnified Party, and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, also advance expenses to the Company Indemnified Parties as incurred to the fullest extent permitted by applicable Law; provided, that, to the extent required by applicable Law, the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final and nonappealable judicial determination that such Company Indemnified Party is not entitled to indemnification.
(b) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Company Indemnified Party or as provided in the Company Organizational Documents or the Subsidiary Organizational Documents or any indemnification agreements in existence as of the date hereof between such Company Indemnified Party and the Company or any of its Subsidiaries, shall survive the Transactions and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of such Company Indemnified Parties.
(c) Prior to the Effective Time, the Company may and, if the Company does not, Parent shall cause the Surviving Corporation to, promptly following the Effective Time, obtain and fully pay the premium for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (“D&O Insurance”) with terms, conditions, retentions and limits of liability that are no less favorable to the Company Indemnified Parties than the Company’s existing policies. If neither the Company nor the Surviving Corporation obtains such a “tail” insurance policy as of the Effective Time, then, for a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are no less favorable to the Company Indemnified Parties than those provided in the Company’s existing policies as of the date hereof (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of similar national reputation that have at least the same coverage and amounts as the D&O Insurance in place on the date hereof and containing terms, conditions, retentions and limits of liability which are no less favorable in the aggregate to the Company Indemnified Parties than those of the D&O Insurance in place on the date hereof) with respect to claims arising from facts or events, or actions or omissions, which occurred or are alleged to have occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the premiums paid in 2023 by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap.
(d) The rights of each Company Indemnified Party pursuant to this Section 5.11 shall be in addition to, and not in limitation of, any other rights such Company Indemnified Party may have under the Company Organizational Documents (or the Subsidiary Organizational Documents) or under any applicable Contracts or Law.
(e) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 5.11.
(f) The provisions of this Section 5.11 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party. The Company Indemnified Parties are expressly intended as third party beneficiaries of this Section 5.11 and from and after the Effective Time, the provisions of this Section 5.11 shall not be terminated or modified in any manner that adversely affects any Company Indemnified Party without such Person’s prior written consent.
Section 5.12 Control of Operations. Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other Party’s operations (or the operations of the other Party’s Subsidiaries) prior to the Effective Time and (b) prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
Section 5.13 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Transactions by each Person who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company (including any director designated by any such Person and including any Person to the extent deemed a director by deputization) or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 5.14 Transaction Litigation. The Company shall (a) give Parent the opportunity to participate (at Parent’s sole cost and expense) in the defense or settlement of any stockholder Proceeding against the Company or its directors or executive officers relating to this Agreement or the Transactions, including the Merger, (b) consult with Parent with respect to the defense, settlement or prosecution of any such stockholder Proceeding and (c) consider in good faith Parent’s advice with respect to any such stockholder Proceeding; provided, that this Section 5.14 shall not give Parent the right to control such defense, and that the Company shall control such defense. Each of Parent and the Company shall notify the other promptly (and in any event within forty-eight (48) hours) of the commencement of any such stockholder Proceeding of which it has received notice. Notwithstanding the foregoing, the Company shall not settle any such litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). Prior to the Effective Time, Parent shall not settle any Proceeding related to the Transactions, including the Merger, unless such settlement provides a full and unconditional release for the Company and each officer and director of the Company party to such litigation.
Section 5.15 Exchange Delisting. The Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting of the Company Common Stock from Nasdaq and the termination of its registration under the Exchange Act, in each case, as promptly as reasonably practicable after the Effective Time, provided, that such delisting and termination shall not be effective until after the Effective Time.
Section 5.16 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the Parties to the Merger, the officers of the Surviving Corporation shall be authorized to, in the name and on behalf of the Company, execute and deliver such deeds, bills of sale, assignment or assurances and take all such other action as may be necessary in connection therewith.
Section 5.17 Notice of Changes. The Company and Parent shall each promptly notify the other Party of (a) any written notice or other communication received from any counterparty to a Company Material Contract with regard to any action, consent, approval or waiver that is required to be taken or obtained with respect to such Contract in connection with the consummation of the Transactions (and, if written, provide a copy thereof), (b) any written notice or other communication from any other Person alleging that the consent of such Person is or may be required in connection with the Transactions (and, if written, provide a copy thereof) or (c) any written notice or other communication from any Governmental Entity in connection with the Transactions (and, if written, provide a copy thereof). The Company shall promptly notify Parent of (i) any written notice or other communication from any party to any Company Material Contract to the effect that such party has terminated or intends to terminate or otherwise materially adversely modify its relationship with the Company or any Subsidiary of the Company as a result of the Transactions and (ii) any event, change, development, circumstance or effect that, individually or in the aggregate, has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or would reasonably be expected to (A) materially impair the ability of the Company to perform its obligations hereunder or otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions, including the Merger, or (B) result in any of the conditions set forth in ARTICLE VI not being able to be satisfied prior to the End Date; provided, that the delivery of any notice pursuant to this Section 5.17 will not (1) cure any breach of, or non-compliance with, any other provision of this Agreement or (2) limit the remedies available to the party receiving such notice. The Company’s or Parent’s failure to comply with this Section 5.17 will not be taken into account for purposes of determining whether any conditions set forth in ARTICLE VI to consummate the Transactions have been satisfied or whether any termination rights set forth in ARTICLE VII are available.

Section 5.18 Agreements Concerning Parent and Merger Sub.
(a) Parent shall cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement.
(b) Parent shall, immediately following execution of this Agreement, approve this Agreement in its capacity as sole stockholder of Merger Sub by written consent in accordance with Section 228 of the DGCL and the articles of incorporation and bylaws (or other applicable Organizational Documents) of Merger Sub.
(c) During the period from the date of this Agreement through the Effective Time, Merger Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Merger.
Section 5.19 Resignations. The Company shall use its reasonable best efforts to cause to be delivered to Parent resignations, in a form reasonably satisfactory to Parent, executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.
ARTICLE VI
CONDITIONS TO THE MERGER
Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the fulfillment (or waiver by the Company and Parent, to the extent permissible under applicable Law) at or prior to the Closing of the following conditions:
(a) Company Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.
(b) No Legal Prohibition. No Order, judgment or injunction, whether temporary, preliminary or permanent, by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect, and no Law shall have been adopted or be effective, in each case, that restrains, enjoins, prevents, prohibits or makes illegal the consummation of the Merger.
(c) Expiration of Waiting Period. Any waiting period (and any extensions thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.
Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable Law, waiver by Parent at or prior to the Closing of the following conditions:
(a) Representations and Warranties. The representations and warranties of the Company set forth in (i) Section 3.8(b) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date hereof and as of the Closing Date, as though made as of the Closing Date, (ii) Section 3.2(a), Section 3.2(b) and Section 3.2(c)(iii) (Capitalization) shall be true and correct in all respects as of the date hereof and as of the Closing Date, except, in each case, for any de minimis inaccuracies, (iii) Section 3.1 (Corporate Organization), Section 3.2 (Capitalization) (other than Section 3.2(a), Section 3.2(b) and Section 3.2(c)(iii)), Section 3.3 (Corporate Authorization), Section 3.4(a) (No Conflicts), Section 3.20 (Takeover Statutes), Section 3.21 (Brokers and Finders’ Fees) and Section 3.22 (Opinion of Financial Advisor) that (A) are qualified by materiality or Company Material Adverse Effect qualifications shall be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the date hereof and as of the Closing Date, as though made as of the Closing Date and (B) are not qualified by any materiality or Company Material Adverse Effect qualifications, shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as though made as of the Closing Date, and (iv) all other representations and warranties of the Company contained in this Agreement shall be true and correct in all respects, without regard to any “materiality” or “Company Material Adverse Effect” qualification contained therein, as of the date hereof and as of the Closing Date, as though made as of the Closing Date, except, in the case of this clause (iv) only, where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that representations and warranties that are made as of a particular date or period need be true and correct (in the manner set forth in clauses (i), (ii), (iii) or (iv), as applicable) only as of such date or period.

(b) Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to the Effective Time.
(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.
(d) Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.
Section 6.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the Company at or prior to the Closing of the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.1 (Corporate Organization), Section 4.2 (Corporate Authorization), Section 4.3(a) (No Conflicts) and Section 4.9 (Brokers’ and Finders’ Fees) that (A) are qualified by materiality or Parent Material Adverse Effect qualifications shall be true and correct in all respects as of the date hereof and as of the Closing Date, as though made as of the Closing Date and (B) are not qualified by any materiality or Parent Material Adverse Effect qualifications shall be true and correct in all material respects (without disregarding such Parent Material Adverse Effect or other materiality qualifications) as of the date hereof and as of the Closing Date as though made as of the Closing Date and (ii) all other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Parent Material Adverse Effect qualifications contained therein, as of the date hereof and as of the Closing Date, as though made as of the Closing Date, except, in the case of this clause (ii) only, where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; provided, however, that representations and warranties that are made as of a particular date or period need be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period.
(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by Parent or Merger Sub, as applicable, under this Agreement at or prior to the Closing.
(c) Officer’s Certificate. The Company shall have received a certificate from an executive officer of Parent confirming the satisfaction of the conditions set forth in Section 6.3(a) and Section 6.3(b).
Section 6.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this ARTICLE VI to be satisfied if such failure was principally caused by such party’s breach of any of its obligations under this Agreement.
ARTICLE VII
TERMINATION
Section 7.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (except as otherwise expressly noted), only as follows, and subject to any required authorizations of the Company Board of Directors or the board of directors of Merger Sub to the extent required by the DGCL, as applicable (and notwithstanding the adoption of this Agreement by Parent as the sole stockholder of Merger Sub):
(a) by the mutual written consent of the Company and Parent;
(b) by either the Company or Parent, if the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholder Meeting or at any adjournment or postponement thereof;
(c) by either the Company or Parent, if the Closing shall not have occurred by 11:59 p.m., New York City time, on January 23, 2025 (such date, the “End Date”); provided, however, that if as of 11:59 p.m. New York City time on January 23, 2025, any of the conditions set forth in Section 6.1(b) (if such Order, judgment or injunction arises under or as a result of an Antitrust Law) or Section 6.1(c) have not been satisfied, then either the Company or Parent may, in its respective sole discretion, elect to extend the End Date to 11:59 p.m. New York City time on April 23, 2025 (in which case, such date shall become the End Date for all purposes of this Agreement); provided, however, that if as of 11:59 p.m. New York City time on April 23, 2025, any of the conditions set forth in Section 6.1(b) (if such Order, judgment or injunction arises under or as a result of an Antitrust Law) or Section 6.1(c) have not been satisfied, then either the Company or Parent may, in its respective sole discretion, elect to extend the End Date to 11:59 p.m. New York City time on July 23, 2025 (in which case, such date shall become the End Date for all purposes of this Agreement) by delivering written notice to the other Party no later than the then-scheduled End Date, regardless of whether such End Date (whether or not extended) is before or after the date of the receipt of Company Stockholder Approval; provided, further, that the right to terminate this Agreement or extend the End Date pursuant to this Section 7.1(c) may not be exercised by any party whose material failure to perform any covenant or obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Closing to have occurred on or before the then-current End Date;
(d) by either the Company or Parent if an Order by a Governmental Entity of competent jurisdiction shall have been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to a Party if such Order (or such Order becoming final and nonappealable) was due to the material breach of such Party of any representation, warranty, covenant or agreement of such Party set forth in this Agreement;
(e) by the Company (provided, that the Company is not then in breach of or shall have failed to perform any representation, warranty, covenant or other agreement contained herein such that any condition set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied) if: (A) Parent or Merger Sub shall have breached or failed to perform any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied, and (B) the relevant breach or failure to perform referred to in clause (A) of this Section 7.1(e) is either not curable or is not cured by the earlier of (x) the End Date and (y) the date that is thirty (30) days following written notice from the Company to Parent describing such breach or failure in reasonable detail;
(f) by the Company, prior to obtaining the Company Stockholder Approval, in accordance with Section 5.6(e) in order to concurrently enter into a definitive agreement providing for a Company Superior Proposal (after compliance in all material respects with the terms of Section 5.6); provided, that immediately prior to or concurrently with (and as a condition to) the termination of this Agreement, the Company pays to Parent the Company Termination Fee in the manner provided in Section 7.3(a);
(g) by Parent (provided, that Parent is not then in breach of or shall have failed to perform any representation, warranty, covenant or other agreement contained herein such that any condition set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied), if (A) the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) to be satisfied, and (B) the relevant breach or failure to perform referred to in clause (A) of this Section 7.1(g) is either not curable or is not cured by the earlier of (x) the End Date and (y) the date that is thirty (30) days following written notice from Parent to the Company describing such breach or failure in reasonable detail; and
(h) by Parent if (i) prior to obtaining the Company Stockholder Approval, a Company Adverse Recommendation Change shall have occurred or (ii) the Company shall have committed a Willful and Material Breach of Section 5.6.
Section 7.2 Effect of Termination. In the event of any termination of this Agreement pursuant to and in accordance with Section 7.1, this Agreement shall terminate and become void and of no effect (except that the Confidentiality Agreement and the provisions of Section 3.25, Section 4.15, Section 5.2(d), Section 5.5(e), Section 5.5(f), this Section 7.2, Section 7.3, and ARTICLE VIII shall survive any termination), and there shall be no other liability on the part of the Company, on the one hand, or Parent or Merger Sub, on the other hand, to the other except as provided in Section 7.3; provided, however, that the termination of this Agreement shall not relieve any Party from any liability for any Willful and Material Breach or Fraud occurring prior to such termination. The Parties acknowledge and agree that nothing in this Section 7.2 or Section 7.3(c) shall be deemed to affect their right to specific performance under Section 8.5.
Section 7.3 Termination Fees.
(a) Company Termination Fee.
(i) If this Agreement is validly terminated by the Company pursuant to and in accordance with Section 7.1(f), the Company shall pay to Parent the Company Termination Fee, by wire transfer (to an account designated by Parent) in immediately available funds immediately prior to or concurrently with such termination.
(ii) If this Agreement is validly terminated by Parent pursuant to and in accordance with Section 7.1(h), the Company shall pay to Parent the Company Termination Fee, by wire transfer (to an account designated by Parent) in immediately available funds within two (2) Business Days after such termination.
(iii) If (A) a Company Takeover Proposal shall have been publicly proposed or announced by any Person after the date of this Agreement and not withdrawn prior to a termination of this Agreement as contemplated by this Section 7.3(a)(iii) (and, in the case of a termination under Section 7.1(b), at least one (1) Business Day before such vote is taken) and thereafter this Agreement is validly terminated (1) by Parent or the Company pursuant to and in accordance with Section 7.1(c) (and, in the case of such termination under Section 7.1(c), the Parent Termination Fee is not payable), (2) by Parent pursuant to and in accordance with Section 7.1(g) or (3) by Parent or the Company pursuant to and in accordance with Section 7.1(b), and (B) at any time on or prior to the twelve (12) month anniversary of such termination, the Company or any of its Subsidiaries consummates any transaction included within the definition of Company Takeover Proposal or enters into a definitive agreement with respect to any such transaction that is (1) subsequently consummated or (2) subsequently terminated before consummation but a subsequent such transaction is entered into in connection with the termination of such first transaction and such subsequent transaction is subsequently consummated (in each case, whether within such twelve (12) month period or thereafter), then the Company shall pay Parent the Company Termination Fee, by wire transfer (to an account designated by Parent) of immediately available funds upon the consummation of such transaction; provided, that for the purposes of this Section 7.3(a)(iii), all references in the definition of Company Takeover Proposal to “fifteen percent (15%)” shall instead be references to “fifty percent (50%).”
(iv) “Company Termination Fee” shall mean a cash amount equal to $35,200,000.
(b) Parent Termination Fee. If this Agreement is validly terminated:
(i) by the Company or Parent pursuant to and in accordance with Section 7.1(c) and as of the time of such termination, (A) the conditions set forth in at least one of Section 6.1(b) (if such Order, judgment or injunction arises under or as a result of an Antitrust Law) or Section 6.1(c) shall have not been satisfied or waived; (B) a material breach by the Company of this Agreement has not been the proximate cause of such failure of the conditions in Section 6.1(b) or Section 6.1(c) to be satisfied; and (C) all other conditions to the obligations of Parent and Merger Sub to effect the Merger set forth in Section 6.1 and Section 6.2 have been satisfied or (to the extent permitted by applicable Law) waived (or, in the case of those conditions that by their nature are to be satisfied at or immediately prior to the Closing, such conditions are capable of being satisfied if the Closing were to occur); or
(ii) by the Company or Parent pursuant to and in accordance with Section 7.1(d), and, as of the time of such termination, (A) a material breach by the Company of this Agreement has not been the proximate cause of such Order specified in Section 7.1(d) and (B) all conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 6.1 and Section 6.2 (other than the conditions set forth in Section 6.1(b) (if such order, judgment or injunction arises under or as a result of an Antitrust Law) or Section 6.1(c)) have been satisfied or (to the extent permitted by applicable Law) waived (or, in the case of those conditions that by their nature are to be satisfied at or immediately prior to the Closing, such conditions are capable of being satisfied if the Closing were to occur);

then Parent shall pay to the Company the Parent Termination Fee, by wire transfer (to an account designated by the Company) in immediately available funds within two (2) Business Days after such termination.
(iii) “Parent Termination Fee” shall mean a cash amount equal to $53,500,000.
(c) Notwithstanding anything in this Agreement to the contrary, the Parties agree that if this Agreement is terminated in accordance with any provision under which payment of the Company Termination Fee or the Parent Termination Fee, as applicable, is required hereunder or is terminated at a time at which this Agreement is then terminable under any provision that would trigger the Company’s obligation to pay the Company Termination Fee or Parent’s obligation to pay the Parent Termination Fee, as applicable, then, upon receipt of such payment by Parent or the Company, as applicable, (i) the payment of such Company Termination Fee or Parent Termination Fee in accordance with this Section 7.3, as the case may be, shall be the sole and exclusive remedy of Parent and Merger Sub (in the case of an amount due pursuant to Section 7.3(a)) or the Company (in the case of an amount due pursuant to Section 7.3(b)) for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Transactions to be consummated, and (ii) none of the Company (in the case of an amount due pursuant to Section 7.3(b)) or Parent or Merger Sub (in the case of an amount due pursuant to Section 7.3(a)), as the case may be, or their respective Subsidiaries or any of their respective former, current or future stockholders, directors, officers, Affiliates, agents or other Representatives shall have any further liability of any kind for any reason arising out of or in connection with the Transactions. In the event that Parent or Merger Sub receives any payments from the Company in respect of a breach of this Agreement and thereafter Parent is entitled to receive the Company Termination Fee under this Section 7.3, the amount of such Company Termination Fee shall be reduced by the aggregate amount of any payments made by the Company to Parent or Merger Sub. In the event that the Company receives any payments from Parent or Merger Sub in respect of a breach of this Agreement and thereafter the Company is entitled to receive the Parent Termination Fee under this Section 7.3, the amount of such Parent Termination Fee shall be reduced by the aggregate amount of payments made by the Parent or Merger Sub to the Company. In no event shall Parent be entitled to more than one payment of the full Company Termination Fee in connection with a termination of this Agreement pursuant to which such Company Termination Fee is payable and in no event shall the Company be entitled to more than one payment of the full Parent Termination Fee in connection with a termination of this Agreement pursuant to which such Parent Termination Fee is payable.
(d) Each of the Parties hereto acknowledges that neither the Company Termination Fee nor the Parent Termination Fee is intended to be a penalty, but rather is liquidated damages in a reasonable amount that, together with any amounts payable under Section 7.3(e), will compensate Parent or the Company, as the case may be, in the circumstances in which such Company Termination Fee (with respect to Parent) or Parent Termination Fee (with respect to the Company) is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.
(e) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company or Parent, as the case may be, fails to pay (or cause another Person to pay) in a timely manner any amount due pursuant to Section 7.3(a) or Section 7.3(b), and, in order to obtain such payment, Parent or Merger Sub (in the case of an amount due pursuant to Section 7.3(a)) or the Company (in the case of an amount due pursuant to Section 7.3(b)) commences a suit that results in a judgment against the Company or Parent or Merger Sub, as the case may be, for the amounts set forth in this Section 7.3(e) or any portion thereof, then (i) the party against whom such judgment has been entered shall reimburse Parent or the Company, as applicable, for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection under and enforcement of this Section 7.3(e) and (ii) the party against whom such judgment has been entered shall pay to Parent or the Company, as applicable, interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus two percent (2%).

ARTICLE VIII
MISCELLANEOUS
Section 8.1 No Survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger; provided, that this Section 8.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance or compliance in whole or in part after the Effective Time or otherwise expressly by its terms survives the Effective Time (including the provisions of Section 3.25, Section 4.15, Section 5.5(e), Section 5.5(f), Section 5.7 and Section 5.11).
Section 8.2 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the other Transactions shall be paid by the Party incurring or required to incur such expenses; provided, however, that Parent shall be responsible for the payment of any and all filing fees under the HSR Act; provided, further, that each of Parent and the Surviving Corporation agrees to assume liability for and pay any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes, as well as any transfer, recording, registration and other fees that may be imposed upon, payable or incurred in connection with this Agreement, the Merger and the other Transactions.
Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
Section 8.4 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement, the negotiation, execution or performance hereof or the Transactions, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
Section 8.5 Specific Enforcement; Jurisdiction.
(a) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, in accordance with their specific terms or in the event of any actual or threatened breach thereof, and that money damages or other legal remedies would not be an adequate remedy for any such damages. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the obligation of the Parties to consummate the Transactions and the obligation of Parent and Merger Sub to pay, and the Company’s stockholders’ right to receive, the aggregate consideration payable to them pursuant to the Transactions, in each case, in accordance with the terms and subject to the conditions of this Agreement), without proof of actual damages (in addition to any other remedy to which any party is entitled at law or in equity). In the event that any Proceeding is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law or that the award of specific performance is not an appropriate remedy for any reason at law or in equity. The Parties further agree that no Party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5(a) and each Party irrevocably waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Notwithstanding anything to the contrary in this Agreement, under no circumstances shall the Company be entitled to receive both (i) a grant of specific performance of Parent and Merger Sub’s obligations to consummate the Transactions and to pay the aggregate consideration payable to the Company’s stockholders pursuant to the Transaction and (ii) the payment of monetary damages.

(b) Each of the Parties hereto irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Proceeding relating to this Agreement or the Transactions in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Proceeding in such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the Parties hereto hereby consents to the service of process in accordance with Section 8.7; provided, however, that nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by Law. Notwithstanding anything to the contrary in this Agreement, if any Party brings a Proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to specifically enforce any provision that expressly survives termination of this Agreement), the End Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such Proceeding or (ii) such other time period established by the court presiding over such Proceeding.
Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.6.
Section 8.7 Notices. All notices and other communications hereunder shall be in writing in one of the following formats and shall be deemed given (a) if personally delivered to the Party to be notified; (b) if sent by email by the Party to be notified (without any “bounceback” or other notice of nondelivery); provided, however, that notice given by email shall not be effective unless such notice specifically states that it is being delivered pursuant to this Section 8.7; or (c) if sent by a courier (with confirmation of delivery); in each case to the Party to be notified at the following address:
To Ultimate Parent, Parent or Merger Sub:

JD Sports Fashion plc
Edinburgh House, Hollinsbrook Way,
Pilsworth, Bury, Lancashire BL9 8RR
Attn:	Theresa Casey, General Counsel and Company Secretary
Email:	[Redacted]
[Redacted]

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP
3 World Trade Center
175 Greenwich Street
New York, NY 10007
Attn:	Paul M. Tiger
Tomas T.J. Rua
Email:	paul.tiger@freshfields.com
tomas.rua@freshfields.com

To the Company:

Hibbett, Inc.
2700 Milan Court
Birmingham, AL 35211
Attn:	David Benck, Senior Vice President, General Counsel
Email:	[Redacted]

with a copy to (which shall not constitute notice):

Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, TN 37201
Attn:	Ryan D. Thomas
Scott W. Bell
Email:	rthomas@bassberry.com
sbell@bassberry.com
or to such other address as any Party shall specify by written notice so given. All such notices or other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt and otherwise on the next Business Day following receipt. Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.
Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties; provided, however, that Parent and Merger Sub may transfer or assign any or all of its rights or obligations hereunder to any Affiliate at any time (except any such transfer or assignment which would, or would reasonably be expected to, prevent, delay or impair the ability of Parent to consummate the Merger and the other Transactions); provided, further, that, in each case, no transfer or assignment shall relieve the transferring party of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.8 shall be null and void.
Section 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction (a) shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement and (b) shall not, solely by virtue thereof, be invalid or unenforceable in any other jurisdiction. If any provision of this

Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, the Parties shall negotiate in good faith to determine a suitable and equitable provision to be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.
Section 8.10 Entire Agreement. This Agreement together with the exhibits hereto, schedules and annexes hereto (including the Company Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof, and except as provided by Section 8.13, this Agreement is not intended to grant standing to any Person other than the Parties hereto.
Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived, but only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub or, in the case of a waiver, by the Party waiving such provision; provided, however, that (i) in the event that this Agreement has been approved by the stockholders of the Company in accordance with the DGCL, no amendment shall be made to this Agreement that requires the approval of such stockholders without such approval and (ii) the provisions of which any Debt Financing Party is expressly made a third-party beneficiary pursuant to Section 8.13 of this Agreement (or any of the defined terms used therein or any other provision of this Agreement to the extent a modification, waiver or termination of such defined term or provision would modify the substance of Section 8.13 or Section 8.14 of this Agreement) shall not be amended in any way adverse to the Debt Financing Parties without the prior written consent of the Debt Financing Sources (and any such amendment, waiver or other modification without such prior written consent shall be null and void). At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Parent and Merger Sub, on the other hand, may, to the extent permissible by applicable Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub, in the case of an extension by the Company, or of the Company, in the case of an extension by Parent and Merger Sub, as applicable, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of any such Party contained herein. Notwithstanding the foregoing, no failure or delay by any Party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 8.13 No Third-Party Beneficiaries.
(a) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties, and with respect to Section 8.11, Section 8.14 and this Section 8.13, the Debt Financing Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except (i) as set forth in Section 3.25 and Section 4.15, and from and after the Effective Time, as set forth in Section 5.11, (ii) subject to Section 7.2 and the last sentence of this Section 8.13, (A) if a court of competent jurisdiction has declined to grant specific performance and instead granted an award of monetary damages, the Company may enforce such award and seek additional monetary damages (which Ultimate Parent, Parent and Merger Sub acknowledge and agree may include damages based on a decrease in share value or lost premium) on behalf of the holders of Company Common Stock, Company Options, Company PSU Awards, Company RSU Awards and Company DSU Awards (the “Company Holders”), or (B) in the event of any Fraud or Willful and Material Breach by Ultimate Parent, Parent or Merger Sub prior to the termination of this Agreement, the Company may, following the termination of this Agreement, seek monetary damages (which Ultimate Parent, Parent and Merger Sub acknowledge and agree may include damages based on a decrease in share value or lost premium) on behalf of the Company Holders; and (iii) from and after the Effective Time, the rights of the Company Holders to the payment of the Transaction Consideration and any other amounts contemplated to be paid pursuant to Section 2.3. Notwithstanding anything in this Agreement to the contrary, the rights granted pursuant to clause (ii) of this Section 8.13(a) shall be enforceable only by the Company, in its sole and absolute discretion, on behalf of the Company Holders and any amounts received by the Company in connection therewith shall be deemed to be damages of the Company and may, in the Company’s sole and absolute discretion, be retained by the Company for the use and benefit of the Company or distributed, in whole or in part, to the Company Holders if and as the Company so determines.
(b) The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.11 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 8.14 Debt Financing Parties. Notwithstanding anything to the contrary in this Agreement, each of the Company and Parent, on behalf of itself and its respective Subsidiaries and Affiliates, hereby: (a) agrees that, except as specifically set forth in the documents relating to the Debt Financing, any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Parties, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the Transactions or the performance of any services thereunder shall be subject to the exclusive jurisdiction of the courts of England and any appellate court thereof and irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court, (b) agrees that, except as specifically set forth in the documents relating to the Debt Financing, any such Proceeding shall be governed by the laws of England (without giving effect to any choice or conflict of law provision or rule (whether of England or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the England), (c) except as specifically set forth in the documents relating to the Debt Financing, agrees not to bring or support or permit any of its Affiliates to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Party in any way arising out of or relating to this Agreement, the Debt Financing or any of the Transactions or the performance of any services thereunder in any forum other than the courts of England, and any appellate court thereof, (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court, (e) agrees that service of process upon such Party, its Subsidiaries or its controlled Affiliates in any such Proceeding shall be effective if notice is given in accordance with Section 8.7 of this Agreement, (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Proceeding brought against the Debt Financing Parties in any way arising out of or relating to this Agreement, the Debt Financing or any of the Transactions or the performance of any services thereunder, (g) agrees that none of the Debt Financing Parties will have any liability to the Company or any of its Subsidiaries or its Affiliates or Representatives relating to or arising out of this Agreement, the Debt Financing or any of the Transactions or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise and the Company (on behalf of itself and its Subsidiaries and Affiliates) agrees not to commence any Proceeding or proceeding against any Debt Financing Party with respect to the foregoing (and in furtherance and not in limitation of the foregoing, the parties acknowledge and agreed that no Debt Financing Party shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature), and (h) agrees that the Debt Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions of this Section 8.14, and that such provisions (or any of the defined terms used herein or any other provision of this Agreement to the extent a modification, waiver or termination of such defined term or provision would modify the substance of this Section 8.14) shall not be amended in any way adverse to the Debt Financing Parties without the prior written consent of the Debt Financing Sources (and any such amendment, waiver or other modification without such prior written consent shall be null and void). Notwithstanding the foregoing, nothing in this Section 8.14 shall in any way limit or modify the rights and obligations of Ultimate Parent, Parent or Merger Sub under this Agreement, or any Debt Financing Party’s obligations to Ultimate Parent, Parent or Merger Sub under any debt commitment letters or other documents relating to the Debt Financing.
Section 8.15 Interpretation. When a reference is made in this Agreement to an Article, Section, Annex or Exhibit such reference shall be to an Article, Section, Annex or Exhibit of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “since” when used in this Agreement in reference to a date shall be deemed to be inclusive of such date. The word “or” is used in the inclusive sense of “and/or.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement. The terms “ordinary course” or “ordinary course of business” or words of similar import when used in this Agreement mean “ordinary course of business consistent with past practice”. Any agreement or instrument referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and references to all attachments thereto and instruments incorporated therein. References to “dollars” or “$” shall mean United States dollars. Any reference to days means calendar days unless Business Days are expressly specified. References to “written” or “in writing” include in electronic form. When used in ARTICLE III or Section 5.1 in relation to the Company or its Subsidiaries, the word “material” shall be deemed to mean “material to the Company and its Subsidiaries taken as a whole” and when used in ARTICLE IV in relation to Parent or its Subsidiaries, shall be deemed to mean “material to Parent and its Subsidiaries taken as a whole”. The words “made available to Parent” and words of similar import refer to documents posted to the “Project Swish” virtual data room hosted by Intralinks Inc., in each case at least one (1) Business Day prior to the execution of this Agreement.
Section 8.16 Guarantee. As a material inducement to the Company to enter into this Agreement, and in return for the substantial direct and indirect benefits that Ultimate Parent will realize from the Transactions, including the Merger, Ultimate Parent hereby absolutely, unconditionally and irrevocably guarantees to the Company, as primary obligor and not merely as a surety, the due and timely payment, performance and discharge of all obligations of Parent, Merger Sub and their respective successors and permitted assigns, under this Agreement (and subject to the limitations set forth herein), including any monetary damages payable in accordance with Section 7.2, Section 7.3 and Section 8.13 (in each case, as applicable, the “Guaranteed Obligations”). The guarantee contained in this Section 8.16 is a continuing guaranty of the full and punctual discharge and performance of the Guaranteed Obligations, not of collection. Ultimate Parent expressly waives promptness, diligence, notice of acceptance, presentment, demand or payment, and all other notices of any kind, and any requirement that any Person exhaust any right, remedy or power or proceed against Parent or Merger Sub (or any of their successors or assigns) under this Agreement or against any other Person under any other guaranty of, or security for, the Guaranteed Obligations. Should Parent, Merger Sub or any of their respective successors or permitted assigns default in the timely discharge or performance of the Guaranteed Obligations, in whole or in part, Ultimate Parent shall fully and punctually discharge and perform such Guaranteed Obligations. So long as this guarantee remains in effect, Ultimate Parent shall not exercise any right or remedy arising by reason of its performance of this guarantee, whether by subrogation, reimbursement, exoneration, indemnification, contribution or otherwise, against Parent, Merger Sub, the Company, the Surviving Corporation (or their respective successors and assigns) or any express intended third-party beneficiary of any Guaranteed Obligations pursuant to Section 8.13, or any other guarantor of the Guaranteed Obligations or any security therefor. Notwithstanding the foregoing, the Company hereby acknowledges and agrees that Ultimate Parent may assert, as a defense to any obligation by it pursuant to this Section 8.16, any defense that Parent or Merger Sub could assert under the terms of this Agreement, and that no Person other than Ultimate Parent has any obligations under this Section 8.16. This guarantee shall remain in full force and effect until all of the Guaranteed Obligations shall have been paid and performed in full, and will be binding upon Ultimate Parent, its successors and permitted assigns.

Section 8.17 Definitions.
(a) Certain Specified Definitions. As used in this Agreement:
(i) “Affiliate” of any Person means another Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, and “control” has the meaning specified in Rule 405 under the Securities Act. With respect to Parent, Merger Sub and Ultimate Parent, the term “Affiliate” shall not include the Pentland Entities and their respective Subsidiaries (excluding, for the avoidance of doubt, Ultimate Parent and its Subsidiaries).
(ii) “Antitrust Laws” shall mean the Sherman Act of 1890, as amended; the Clayton Act of 1914, as amended; the Federal Trade Commission Act of 1914, as amended; the HSR Act, and all other federal, state, foreign or supranational Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
(iii) “Anti-Bribery Law” means (A) the US Foreign Corrupt Practices Act of 1977, (B) the UK Bribery Act 2010, and (C) any other law, rule, regulation, or other legally binding measure of any relevant jurisdiction that relates to bribery or corruption.
(iv) “Business Day” means any day other than a Saturday, Sunday or any other day on which the SEC or commercial banks in New York, New York or London, United Kingdom are authorized or required by Law to close.
(v) “Company Data” means all data maintained by or on behalf of the Company and its Subsidiaries, whether or not in electronic form.
(vi) “Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.
(vii) “Company IT Systems” means the information and communications technology infrastructure used or relied upon by the Company or its Subsidiaries, including all computer systems, Company Software, servers, network equipment, telecommunications equipment and other computer hardware owned, leased, licensed or used by the Company or its Subsidiaries.
(viii) “Company Material Adverse Effect” means any event, change, development, circumstance or effect that, individually or in the aggregate with any other event, change, development, circumstance or effect, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that no event, change, development, circumstance or effect shall be deemed to constitute, nor shall any of the foregoing be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect, to the extent that such event, change, development, circumstance or effect results from, arises out of, or relates to: (A) any changes in general United States or global economic conditions, except to the extent that such events, changes, developments, circumstances or effects have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such events, changes, developments, circumstances or effects have on others operating in the industries in which the Company or any of its Subsidiaries operates, (B) any changes in conditions generally affecting any industry in which the Company or any of its Subsidiaries operates, except to the extent that such events, changes, developments, circumstances or effects have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such events, changes, developments, circumstances or effects have on others operating in the industries in which the Company or any of its Subsidiaries operates, (C) any decline in the market price or trading volume of Company Common Stock (it being understood that the foregoing shall not preclude Parent from asserting that the facts or occurrences underlying, giving rise to or contributing to such decline that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect), (D) any changes in regulatory, legislative or political conditions or securities, credit, financial, debt or other capital markets conditions, including interest or currency exchange rates, except to the extent that such events, changes, developments, circumstances or effects have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such events, changes, developments, circumstances or effects have on others operating in the industries in which the Company or any of its Subsidiaries operates, (E) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions, or analysts’ estimates, in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the foregoing shall not preclude Parent from asserting that the facts or occurrences underlying, giving rise to or contributing to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect), (F) the execution and delivery of this Agreement or the public announcement or pendency of this Agreement, the Merger or the taking of any action expressly required by this Agreement or the identity of, or any facts or circumstances relating to, Ultimate Parent, Parent, Merger Sub or their respective Subsidiaries or Affiliates, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with customers, suppliers, officers or employees (it being understood that this clause (F) shall not apply to (1) any representation or warranty to the extent the purpose of such representation or warranty is to directly address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions, including the Merger, or (2) compliance with Section 5.1), (G) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law following the date hereof, except to the extent that such events, changes, developments, circumstances or effects have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such events, changes, developments, circumstances or effects have on others operating in the industries in which the Company or any of its Subsidiaries operates, (H) any change in accounting requirements or principles required by GAAP (or authoritative interpretations thereof) following the date hereof, except to the extent that such events, changes, developments, circumstances or effects have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such events, changes, developments, circumstances or effects have on others operating in the industries in which the Company or any of its Subsidiaries operates, (I) any geopolitical conditions, protests or public demonstrations (including civil unrest, vandalism or looting), outbreak or escalation of hostilities, any acts of insurrection, war, sabotage, terrorism or military actions, or any escalation or worsening of any such geopolitical conditions, protests, public demonstrations, hostilities, acts of insurrection, war, sabotage, terrorism or military action threatened or underway as of the date of this Agreement, except to the extent that such events, changes, developments, circumstances or effects have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such events, changes, developments, circumstances or effects have on others operating in the industries in which the Company or any of its Subsidiaries operates, (J) any taking of any action at the written request of Parent or Merger Sub or with the written consent of Parent or Merger Sub (it being understood that this clause (J) shall not apply to any consent provided pursuant to Section 5.1), (K) the termination of employment by any of the Company’s executive officers or other employees after the public announcement of this Agreement, (L) any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster, epidemics, disease outbreaks, pandemics or other public health emergencies, acts of God or any change resulting from weather events, conditions or circumstances, except to the extent that such events, changes, developments, circumstances or effects have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such events, changes, developments, circumstances or effects have on others operating in the industries in which the Company or any of its Subsidiaries operates, or (M) any litigation arising from allegations of a breach of fiduciary duty or violation of applicable Law relating to this Agreement, the Merger or the other Transactions.
(ix) “Company Real Property” means both Owned Real Property and Leased Real Property.
(x) “Company Software” means all Software owned by (or purported to be owned by) or developed by or for the Company or its Subsidiaries.

(xi) “Company Stock Plans” means the Hibbett, Inc. Amended and Restated Non-Employee Director Equity Plan (the “Non-Employee Director Equity Plan”), the Hibbett, Inc. Amended and Restated 2015 Equity Incentive Plan (the “2015 Equity Incentive Plan”), and the Hibbett, Inc. 2015 Director Deferred Compensation Plan (the “Director Deferred Compensation Plan”).
(xii) “Company Superior Proposal” means a bona fide written Company Takeover Proposal (but substituting “50%” for all references to “15%” in the definition of such term) made by a third party after the date of this Agreement that the Company Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, taking into account (A) the timing, likelihood of consummation, legal, financial, regulatory and other aspects of such Company Takeover Proposal, including the financing terms thereof, (including any financing condition or the reliability of any debt or equity funding commitments), (B) the identity of the third party making such Company Takeover Proposal and (C) and such other factors as the Company Board of Directors considers to be appropriate, and taking into account any revisions to the terms of this Agreement to which Parent has committed in writing in response to such Company Takeover Proposal in accordance with Section 5.6(e) of this Agreement, is more favorable to the stockholders of the Company than the Transactions from a financial point of view.
(xiii) “Company Takeover Proposal” means any proposal, offer inquiry or indication of interest from any Person or group of Persons (other than Parent, Merger Sub or any of their Affiliates) to the Company or any of its Representatives relating to (A) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of its Subsidiaries that would result in such other Person or group directly or indirectly acquiring (x) beneficial ownership of fifteen percent (15%) of more of the outstanding Company Common Stock or securities of the Company representing more than fifteen percent (15%) of the voting power of the Company or (y) assets or businesses that constitute fifteen percent (15%) or more of the consolidated assets, net revenues or net income of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Company Board of Directors), (B) any acquisition, in one transaction or a series of related transactions, of the beneficial ownership or the right to acquire beneficial ownership, directly or indirectly, of fifteen percent (15%) or more of the outstanding Company Common Stock or securities of the Company representing more than fifteen percent (15%) of the voting power of the Company, (C) any direct or indirect acquisition, license or purchase (including the acquisition of stock in any Subsidiary of the Company), in one transaction or a series of related transactions, of assets or businesses of the Company or its Subsidiaries, including pursuant to a joint venture, representing fifteen percent (15%) or more of the consolidated assets, net revenues or net income of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Company Board of Directors), (D) any tender offer or exchange offer or any other similar transaction or series of transactions that if consummated would result in any Person or group directly or indirectly acquiring beneficial ownership or the right to acquire beneficial ownership of fifteen percent (15%) or more of the outstanding Company Common Stock or securities of the Company representing more than fifteen percent (15%) of the voting power of the Company or (E) any combination of the foregoing.
(xiv) “Contract” means any contract, note, bond, mortgage, indenture, loan or credit agreement, debenture, deed of trust, license agreement, lease, agreement, arrangement, commitment, understanding or other instrument or obligation, in each case, that is legally binding or purports to be legally binding, whether written or oral.
(xv) “Credit Agreement” means the Credit Agreement, dated as of July 9, 2021, by and among the Company, as Borrower, certain Subsidiaries of the Company, as Guarantors, and Regions Bank, as Lender, as amended.
(xvi) “Data Security Requirements” means all of the following, in each case to the extent relating to data privacy, protection, or security and applicable to the conduct of the business of the Company and its Subsidiaries as currently conducted: (A) all applicable Laws and any related security breach notification requirements under applicable Laws; (B) the Company’s and its Subsidiaries’ own respective published policies and procedures; (C) Contracts binding on the Company or any of its Subsidiaries relating to data privacy, protection or security; and (D) industry standards or self-regulatory frameworks binding on the Company or any of its Subsidiaries relating to data privacy, protection or security.
(xvii) “Debt Financing Sources” means the Persons, if any, that have committed to provide the debt financing contemplated by, or have otherwise entered into agreements in connection with, the Debt Financing or alternative debt financing in connection with the Merger (and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto), together with their Affiliates, officers, directors, employees, agents and Representatives involved in the Debt Financing and their successors and assigns. It is understood and agreed that the Parent Related Parties will not be Debt Financing Sources for any purposes of this Agreement.
(xviii) “Debt Financing Parties” means the Debt Financing Sources, together with their respective Affiliates and their respective Affiliates’ officers, directors, employees, partners, controlling persons, advisors, attorneys, agents and Representatives and their respective successors and assigns, in their capacities as such; provided, that none of the Parent Related Parties shall be a Debt Financing Party.
(xix) “Economic Sanctions Law” means all U.S. and non-U.S. laws relating to economic or trade sanctions or export controls, including the laws administered or enforced by the United States (including the U.S. Departments of Treasury, Commerce and State), the United Kingdom, the European Union and its member states, and the United Nations Security Council.
(xx) “Environmental Law” shall mean all applicable foreign, federal, state and local laws, regulations, rules and ordinances relating to pollution, the protection of the environment or releases or threatened releases of chemicals, materials or substances that are harmful to the environment.
(xxi) “Fraud” means the actual and knowing misrepresentation or actual and knowing omission of facts with the intent to deceive with respect to the representations and warranties set forth in ARTICLE III or ARTICLE IV or the certificates delivered pursuant to Section 6.2(d) or Section 6.3(c), as applicable, and induce reliance upon such representations and warranties. For the avoidance of doubt, the definition of “Fraud” in this Agreement does not include (i) constructive fraud or other similar fraud claims based on constructive knowledge, negligence, misrepresentation or similar theories or (ii) equitable fraud, promissory fraud, unfair dealings fraud, any torts (including fraud) based on negligence or recklessness or any other similar fraud-based claim or similar theory, excluding, with respect to each of (i) and (ii) of this definition of “Fraud”, for the avoidance of doubt, such actual and knowing misrepresentation or omission that would constitute common law fraud under applicable Law, but only to the extent such actual and knowing misrepresentation or actual and knowing omission meets each of the requirements in the preceding sentence.
(xxii) “GAAP” means generally accepted accounting principles in the United States.
(xxiii) “Governmental Entity” means any federal, state or local, provincial domestic, foreign, multinational or transnational government, court, agency, commission, authority, bureau, board, ministry, official, political subdivision, tribunal or other governmental instrumentality or regulator, or any arbitrator, arbitral body, mediator, stock exchange or other self-regulatory organization.
(xxiv) “Hazardous Substances” means any chemicals, materials or substances defined as a “hazardous substance,” “hazardous waste,” “hazardous material,” “hazardous constituent,” “restricted hazardous material,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” “toxic pollutant,” or words of similar meaning and regulatory effect under any applicable Environmental Law, including any pesticides, petroleum or petroleum-derived products, radon, radioactive materials or wastes, friable asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls, and per- and polyfluoroalkyl substances.
(xxv) “Incidental Licenses” means (A) non-exclusive licenses that are incidental to the provision of products or services to the Company or by the Company to any customers or vendors (e.g., a license grant to use the Company’s name in a customer list for a third-party vendor), (B) Contracts for the assignment of Intellectual Property Rights from employees or independent contractors to the Company in the ordinary course of business and (C) rights granted under non-disclosure agreements.
(xxvi) “Indebtedness” means, as of any time with respect to any Person, any obligations (including principal, premium, accrued interest, reimbursement or indemnity obligations, bonds, financing arrangements, prepayment and other penalties, breakage fees, sale or liquidity participation amounts, commitment and other fees and related expenses) (A) with respect to indebtedness of such Person, in respect of borrowed money, issued in substitution for or exchange of borrowed money, or evidenced by bonds, notes, mortgages, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), including factoring arrangements or asset securitizations; (B) under foreign exchange contracts, interest rate and currency swap arrangements, derivatives or any other hedging agreements or arrangements designed to provide protection against fluctuations in interest or currency rates; (C) to pay the deferred purchase price of goods and services (including any potential future earnout, indemnification, purchase price adjustment, release of “holdback” or similar payment, but excluding trade payables incurred in the ordinary course of business); (D) under leases required in accordance with GAAP to be recorded as capital leases; (E) any guarantee of any such obligations described in clauses (A) through (D) of this definition by such Person or (F) that are secured by Liens on any of the assets or properties of such Person.
(xxvii) “Intellectual Property” means all registered and unregistered intellectual property rights or similar proprietary rights now known or hereafter recognized in any jurisdiction throughout the world, including rights in, arising out of, associated with: (A) patents and the technology, formulae, algorithms, procedures, processes, methods, techniques, systems, creations, inventions (whether or not patentable or reduced to practice), designs, devices, prototypes and discoveries therein; (B) trade secrets or proprietary or confidential information or know-how; (C) copyrights and copyrightable work, works of authorship of any kind (whether or not published), mask works, databases, and rights in Software as well as any and all rights in data; (D) trademarks, service marks, trade names, trade dress, logos, slogans, corporate names and any other indicators of origin and the goodwill of the business appurtenant thereto; (E) rights in Internet domain names and social media accounts (including X handles and all content or posts made under such social media accounts) and (F) derivatives, improvements, modifications, enhancements, revisions and releases relating to any of the foregoing, and any applications, registrations and any renewals and extensions thereof and copies of the foregoing.
(xxviii) “Intervening Event” means an event, change, development, circumstance or effect that is not known to, or reasonably foreseeable by, the Company Board of Directors (or if known, or reasonably foreseeable, the consequences of which were not known to the Company Board of Directors or reasonably foreseeable as of the date of this Agreement) as of or prior to the date of this Agreement, which event, change, development, circumstance or effect becomes known to, or reasonably foreseeable by, the Company Board of Directors prior to Company Stockholder Meeting; provided, that “Intervening Event” shall exclude any event, change, development, circumstance or effect related to (A) any Company Takeover Proposal or other inquiry, discussion, proposal or request that would reasonably be expected to lead to a Company Takeover Proposal, (B) consisting of or resulting from a breach of this Agreement by the Company or any of its Subsidiaries, (C) event, change, development, circumstance or effect with respect to the market price of the Company Common Stock, in and of itself (however, the underlying reasons for such event, change, development, circumstance or effect may constitute an Intervening Event unless excluded by any other exclusion in this definition), (D) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided, that the underlying reasons for the Company exceeding such projections, estimates or expectations may constitute an Intervening Event unless excluded by any other exclusion in this definition) and (E) any event, change, development, circumstance or effect that relates solely to Parent or its Affiliates.
(xxix) “Knowledge” means the actual knowledge of the executive officers of the Company set forth in Section 8.17(a)(xxix) of the Company Disclosure Letter.

(xxx) “Laws” means, any United States, federal, state or local, or any foreign or transnational, law, constitution, treaty, convention, ordinance, code, rule, statute, Order, regulation or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by a Governmental Entity.
(xxxi) “Leased Real Property” means all real property other than Owned Real Property that is leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.
(xxxii) “Lien” means any lien, charge, pledge, mortgage, encumbrance, adverse right, right of first offer, easement, right of way, encroachment, title defect, title retention agreement or arrangement, conditional sale, option, deed of trust, right of first refusal or any other restriction of any kind in respect of such property or asset, or claim and security interest.
(xxxiii) “Listing Rules” means the listing rules made by the Financial Conduct Authority under Part IV of the UK Financial Services and Markets Act 2000, as amended.
(xxxiv) “Open Source Software” means any software considered “open source” by the Open Source Foundation or the Free Software Foundation, or software licensed under terms meeting the definition of “Open Source” promulgated by the Open Source Initiative, available online at http://www.opensource.org/osd.html.
(xxxv) “Order” means any formal charge, order, writ, permit, license, injunction, judgment, decree, ruling, determination, directive, award or settlement of any Governmental Entity or any arbitrator, whether civil, criminal or administrative.
(xxxvi) “Organizational Documents” means (A) in the case of a Person that is a corporation, its articles or certificate of incorporation and its bylaws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (B) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (C) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; (D) in the case of a Person that is a trust, its declaration of trust, trust agreement, certificates of ownership or similar governing instruments required by the laws of its jurisdiction of formation; and (E) in the case of a Person that is not a corporation, partnership (limited, limited liability, general or otherwise), limited liability company, trust or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.
(xxxvii) “Parent Material Adverse Effect” means any event, change, development, circumstance or effect that, individually or in the aggregate with any other event, change, development, circumstance or effect, materially impairs, or would reasonably be expected to materially impair, the ability of Parent or Merger Sub to perform its obligations hereunder or otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions, including the Merger.
(xxxviii) “Parent Related Parties” means, collectively, (A) Ultimate Parent, Parent, Merger Sub and each of their respective Subsidiaries; and (B) the former, current and future holders of any equity, controlling persons, Representatives, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Parent, Merger Sub, each of their Subsidiaries, and each of their respective Affiliates.
(xxxix) “Permitted Lien” means (A) any Lien for Taxes not yet due or delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with US GAAP, (B) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar liens arising or incurred in the ordinary and usual course of business and consistent with regular business practices and that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof, (C) applicable zoning, building or similar Laws, codes, ordinances and state and federal regulations which do not materially impair and are not violated by the current use or occupancy of the applicable real property or the operation of the Company’s or its Subsidiaries’ business thereon, (D) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (E) minor defects, irregularities or imperfections of title to the fee simple interest of the applicable real property owner which do not materially interfere with, or materially impair the value, ownership interest, or use of, the property or assets subject thereto, (F) Liens that constitute non-exclusive licenses to Intellectual Property granted in the ordinary course of business or (G) Liens relating to intercompany borrows among a Person and any of its wholly owned Subsidiaries.
(xl) “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, joint venture, other entity or group (as defined in the Exchange Act), including a Governmental Entity.
(xli) “Personal Data” means any information maintained by or on behalf of the Company and its Subsidiaries that relates to an identified or reasonably identifiable individual, including, name, address, telephone number, email address, username, photograph, government-issued identifier, unique device identifier, or any other data used or intended to be used to identify, contact, or precisely locate an individual.
(xlii) “Proceeding” means any legal, administrative or investigative action, cause of action, claim, controversy, complaint, demand, litigation, suit, investigation, review, mediation, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application or legal proceeding of any nature (whether sounding in Contract, tort or otherwise, and whether civil or criminal or brought at law or in equity) that is brought, asserted, instituted, commenced, tried, heard or reviewed by a Governmental Entity.
(xliii) “Representatives” means, when used with respect to any Person, the officers, directors, managers, employees, agents, financial advisors, investment bankers, attorneys and accountants of such Person.
(xliv) “Software” means all computer programs, applications, including models, firmware, data files, databases and data collections, source code, object code, operating systems, tools, interfaces and libraries and related documentation and specifications.
(xlv) “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, association, trust or other form of legal entity of which (i) more than fifty percent (50%) of the voting power of the outstanding voting securities are directly or indirectly owned or controlled by such Person or (ii) such Person or any Subsidiary of such Person is a general partner.
(xlvi) “Tax” or “Taxes” means any and all U.S. federal, state, local or non-U.S. taxes, imposts, levies, duties, fees or other assessments, including all net income, gross receipts, capital, alternative or add-on minimum, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, and estimated taxes, customs duties, and other taxes, including any and all interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity with respect thereto.
(xlvii) “Tax Return” means any return, report, information return, claim for refund, election, estimated tax filing or declaration or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any amendments thereof.
(xlviii) “Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection, assessment or administration of such Tax.
(xlix) “WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, together with any similar state, local or foreign Laws.
(l) “Willful and Material Breach” means a deliberate act or a deliberate failure to act, taken or not taken with the actual knowledge that such act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.

Index of Defined Terms
Term	Section
2015 Equity Incentive Plan	Section 8.17(a)(xi)
Acceptable Confidentiality Agreement	Section 5.6(b)
Agreement	Preamble
Appraisal Provisions	Section 2.1(b)
Balance Sheet Date	Section 3.7
Bankruptcy and Equity Exception	Section 3.3(c)
Benefits Continuation Period	Section 5.7(a)
Book-Entry Shares	Section 2.1(a)(iii)
Cancelled Shares	Section 2.1(a)(ii)
CapEx Budget	Section 5.1(b)(vi)
Capitalization Date	Section 3.2(a)
Certificate	Section 2.1(a)
Certificate of Merger	Section 1.3
Change in Control Agreement	Section 2.3(b)(i)
Class 2 Announcement	Section 5.10
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.3(b)(i)
Company	Preamble
Company 401(k) Plan	Section 5.7(f)
Company Acquisition Agreement	Section 5.6(d)
Company Adverse Recommendation Change	Section 5.6(d)
Company Benefit Plan	Section 3.13(a)
Company Board of Directors	Recitals
Company Board Recommendation	Recitals
Company Bylaws	Section 3.1(c)
Company Certificate	Section 3.1(c)
Company Common Stock	Section 2.1(a)
Company Disclosure Letter	ARTICLE III
Company DSU Award	Section 2.3(c)(ii)
Company Holders	Section 8.13(a)
Company Indemnified Parties	Section 5.11(a)
Company Material Contract	Section 3.14(a)
Company Option	Section 2.3(a)
Company Organizational Documents	Section 3.1(c)
Company Preferred Stock	Section 3.2(a)
Company PSU Award	Section 2.3(b)(i)
Company Registered Intellectual Property	Section 3.15(c)
Company RSU Award	Section 2.3(c)(i)
Company SEC Documents	ARTICLE III
Company SEC Financial Statements	Section 3.6(d)
Company Security	Section 3.2(b)
Company Service Provider	Section 3.13(a)
Company Stock Awards	Section 2.3(c)(ii)
Company Stockholder Approval	Section 3.3(b)
Company Stockholder Meeting	Section 5.4
Company Termination Fee	Section 7.3(a)(iv)
Confidentiality Agreement	Section 5.2(d)
Continuing Employees	Section 5.7(a)

Term	Section
D&O Insurance	Section 5.11(c)
Debt Financing	Section 5.5(a)
Delaware Secretary	Section 1.3
DGCL	Recitals
Director Deferred Compensation Plan	Section 8.17(a)(xi)
Dissenting Shares	Section 2.1(b)
Dissenting Stockholder	Section 2.1(b)
DTC	Section 2.2(c)(ii)
Effective Time	Section 1.3
End Date	Section 7.1(c)
ERISA	Section 3.13(a)
ERISA Affiliate	Section 3.13(c)
ESPP	Section 2.3(d)
Exchange Act	ARTICLE III
Final Exercise Date	Section 2.3(d)
Final Offering	Section 2.3(d)
Guaranteed Obligations	Section 8.16
HSR Act	Section 3.5
Insurance Policies	Section 3.18
IP Contracts	Section 3.14(a)(iii)
IRS	Section 3.13(a)
Lease	Section 3.16(b)
Lookback Date	ARTICLE III
Material Lease	Section 3.14(a)(xii)
Material Suppliers	Section 3.23
Merger	Recitals
Merger Sub	Preamble
Merger Sub Board of Directors	Recitals
Merger Sub Common Stock	Section 2.1(a)(iii)
Nasdaq	Section 3.5
Non-Employee Director Equity Plan	Section 8.17(a)(xi)
Owned Real Property	Section 3.16(a)
Parent	Preamble
Parent Board of Directors	Recitals
Parent Termination Fee	Section 7.3(b)(iii)
Parties	Preamble
Party	Preamble
Paying Agent	Section 2.2(a)
Payment Fund	Section 2.2(b)
Permits	Section 3.9
Premium Cap	Section 5.11(c)
Projections	Section 5.1(b)(vi)
Proxy Statement	Section 3.5
Sarbanes-Oxley Act	Section 3.6(a)
SEC	ARTICLE III
Securities Act	ARTICLE III
Solomon	Section 3.21
Solvent	Section 4.11
Specified Company PSU Award	Section 2.3(b)(i)
Specified Company RSU Award	Section 2.3(c)(i)

Term	Section
Subsidiary Organizational Documents	Section 3.1(c)
Surviving Corporation	Section 1.1
Takeover Statute	Section 3.20
Transaction Consideration	Section 2.1(a)(i)
Transactions	Recitals
Ultimate Parent	Preamble
Ultimate Parent Board of Directors	Recitals
Vested Company PSU Award	Section 2.3(b)(ii)
Vested Company RSU Award	Section 2.3(c)(ii)
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.
GENESIS HOLDINGS, INC.

By:	/s/ Régis Schultz
Name:	Régis Schultz
Title:	President

STEPS MERGER SUB, INC.

By:	/s/ Régis Schultz
Name:	Régis Schultz
Title:	President

HIBBETT, INC.

By:	/s/ Michael E. Longo
Name:	Michael E. Longo
Title:	President and Chief Executive Officer

JD SPORTS FASHION PLC (solely for purposes of Section 5.9, Section 5.10, Section 8.13 and Section 8.16)

By:	/s/ Régis Schultz
Name:	Régis Schultz
Title:	Chief Executive Officer
Signature Page to Agreement and Plan of Merger

Annex B

April 22, 2024
CONFIDENTIAL
Board of Directors
Hibbett, Inc.
2700 Milan Court
Birmingham, AL 35211
Ladies and Gentlemen:
You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders (other than the Excluded Holders (as defined below)) of the outstanding shares of common stock, par value $0.01 per share (the “Company Common Stock”), of Hibbett, Inc. (the “Company”) of the $87.50 in cash per Share (the “Transaction Consideration”) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of April 22, 2024 (the “Agreement”), by and among the Company, Genesis Holdings, Inc. (“Parent”), Steps Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), and, solely for purposes of Section 5.9, Section 5.10, Section 8.13 and Section 8.16 thereof, JD Sports Fashion plc (“Ultimate Parent”).
We understand that the Agreement provides for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation in the merger as a wholly-owned subsidiary of Parent (the “Merger”), and that, upon effectiveness of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than any Cancelled Shares and any Dissenting Shares (each as defined in the Agreement) (the holders of such Cancelled Shares and such Dissenting Shares, together with affiliates of Parent and affiliates of Ultimate Parent, collectively, the “Excluded Holders”)) shall automatically be converted into the right to receive the Transaction Consideration.
For purposes of the opinion set forth herein, we have:
(i)  reviewed certain publicly available financial statements and other information of the Company;
(ii) reviewed certain historical, internal financial statements and other financial and operating data for the Company prepared and provided to us by the management of the Company and approved for our use by the Company;
(iii) reviewed certain internal financial projections for the Company prepared and provided to us by the management of the Company and approved for our use by the board of directors of the Company;
(iv) discussed the past and current operations, financial condition and prospects of the Company with the management of the Company;
(v)  reviewed the reported prices and trading activity of the shares of Company Common Stock;
(vi) compared the financial performance and condition of the Company and the reported prices and trading activity of the shares of Company Common Stock with that of certain other publicly traded companies that we deemed relevant;
(vii) reviewed publicly available information regarding the financial terms of certain transactions that we deemed relevant, in whole or in part, to the Merger;
(viii)  participated in certain discussions among management and other representatives of each of Parent and the Company;
(ix)  reviewed the Agreement; and
(x)  performed such other analyses and reviewed such other material and information as we have deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the information reviewed by us for the purposes of this opinion and we have not assumed any responsibility for independent verification of such information and have relied on such information being complete and correct. We have relied on assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading in any respect material to our analysis or opinion. With respect to the financial projections for the Company, we have assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company. We have not conducted a physical inspection of the facilities or property of the Company. We have not assumed any responsibility for or performed any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuation or appraisal. Furthermore, we have not considered any tax, accounting, legal or regulatory effects of the Merger or the transaction structure on any person or entity.
We have assumed that the Merger will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, waivers and releases for the Merger, no delay, limitation, restriction or condition will be imposed or occur that would have an adverse effect on the Company or the contemplated benefits of the Merger or that otherwise would be in any respect material to our analysis or opinion. We have further assumed that all representations and warranties set forth in the Agreement are and will be true and correct as of all the dates made or deemed made and that all parties to the Agreement will comply with all covenants of such parties thereunder.
Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and other information made available to us as of the date hereof. Although subsequent developments may affect our opinion, we have no obligation to update, revise or reaffirm our opinion. In particular, we do not express any opinion as to the prices at which the shares of Company Common Stock may trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company, Parent or the Merger, or as to impact of the Merger on the solvency or viability of the Company, Parent or Merger Sub or the ability of the Company, Parent or Merger Sub to pay their respective obligations when they come due. Furthermore, our opinion does not address the Company’s underlying business decision to undertake the Merger, and our opinion does not address the relative merits of the Merger as compared to any alternative transactions or business strategies that might be available to the Company. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. Our opinion is limited to the fairness, from a financial point of view, to the holders (other than the Excluded Holders) of shares of Company Common Stock, as of the date hereof, of the Transaction Consideration to be paid to such holders pursuant to the Agreement, and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger.
Natixis, S.A. (“Natixis”), the holder of a majority of our outstanding voting equity, is, together with its affiliates, engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management, insurance, and other financial and non-financial activities and services for various persons and entities. Natixis, its affiliates, employees, and funds, and other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, Ultimate Parent or any of their respective affiliates and third parties, or any currency or commodity that may be involved in the Merger.
We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger and a portion of which is payable upon the delivery of this letter. In addition, the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. We have not, during the two years prior to the date hereof, provided any financial advisory services to the Company, Parent or Ultimate Parent, for which we received payment. In the future, we, Natixis and our respective affiliates may provide financial advisory services to the Company, Parent, Ultimate Parent and/or their respective affiliates, and may receive compensation for rendering such services.
This letter and our advisory services are provided for the information and assistance of the board of directors of the Company in connection with its consideration of the Merger. This letter may not be reproduced, summarized, described, referred to or used for any other purpose without our prior written consent, except to the extent provided in our engagement letter, dated October 31, 2023. We express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Transaction Consideration to be paid to the holders (other than the Excluded Holders) of shares of Company Common Stock pursuant to the Agreement. This letter does not constitute a recommendation to any holder of shares of Company Common Stock as to how any such holder should vote with respect to the Merger or act on any matter relating to the Merger. The issuance of this opinion has been authorized by our fairness opinion committee.
Based on, and subject to, the foregoing, we are of the opinion that, as of the date hereof, the Transaction Consideration to be paid to the holders (other than the Excluded Holders) of shares of Company Common Stock pursuant to the Agreement is fair from a financial point of view to such holders.
Very truly yours,

/s/ Solomon Partners Securities, LLC

SOLOMON PARTNERS SECURITIES, LLC

Annex C
Section 262 of the General Corporation Law of the State of Delaware
§ 262. Appraisal rights.
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):
(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) [Repealed.]
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or
(2) If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.
(e) Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.
(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.
(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.
(k) Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.
(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

HIBBETT, INC.
2700 MILAN COURT
BIRMINGHAM, ALABAMA 35211

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HIBBETT, INC.

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HIBBETT, INC.
SPECIAL MEETING OF STOCKHOLDERS
July 19, 2024
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) David Benck and Elaine Rodgers, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of HIBBETT, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 9:00 a.m. Central Time, on July 19, 2024, virtually at www.virtualshareholdermeeting.com/HIBB2024, (the "Special Meeting") and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side